Exhibit 99.4

The information in this preliminary information memorandum is not complete and may be changed. This preliminary information memorandum is not an offer to sell nor does it solicit an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION

Preliminary Information Memorandum dated 14 August 2019

Interpipe Holdings Plc

(a limited liability public company incorporated under the Companies Law of Cyprus in 2019 with registered number: HE 396228)

U.S.$[•] 10.25 per cent. Guaranteed Notes due 2024

Application has been made for the admission to the Securities Official List (“LuxSE SOL”) held by the Luxembourg Stock Exchange (the “LuxSE”) of the U.S.$[•] 10.25 per cent. Guaranteed Notes due 2024 (the “Notes”) issued by Interpipe Holdings Plc (the “Issuer”) and guaranteed by “INTERPIPE NIKO TUBE” LLC, PJSC “INTERPIPE NIZHNEDNEPROVSKY TUBE ROLLING PLANT”, LLC “INTERPIPE UKRAINE”, “DNEPROSTEEL - ENERGO” LLC, METALLURGICAL PLANT “DNEPROSTEEL” LLC,  LLC “KLW UKRAINE” (together, the “Ukrainian Guarantors”), Interpipe Limited, Interpipe Central Trade GmbH, Interpipe Europe SA, Interpipe M.E. FZE, KLW-Wheelco SA, North American Interpipe Inc.,  Steel.One Limited and KLW Limited and any Additional Guarantors (each, a “Guarantor” and together, the “Guarantors”).

The Notes constitute direct, unconditional and unsubordinated obligations of the Issuer and will at all times rank pari passu and without any preference among themselves. In respect of the Notes, the guarantee of each Guarantor constitutes a senior and unsubordinated obligation of the relevant Guarantor (the “Guarantee”). The Guarantors’ obligations are joint and several.

The Notes will initially be represented by a global note certificate (the “Global Note Certificate”) in the principal amount of U.S.$[•]. Interests in the global note certificate shall be exchangeable only in accordance with its terms for individual note certificates. Transfers of the Global Note shall be limited to transfers in whole, but not in part, to nominees of a common depositary for Euroclear Bank SA/NV (“Euroclear”) and Clearstream Banking S.A. (“Clearstream, Luxembourg”) or to a successor of such common depositary or to such successor’s nominee. See “Summary of Provisions relating to the Notes in Global Form”.

TABLE OF CONTENTS

NOTICE TO INVESTORS	2

PRESENTATION OF FINANCIAL AND OTHER INFORMATION	4

SUMMARY	10

SELECTED FINANCIAL AND OPERATING INFORMATION	12

RISK FACTORS	15

USE OF PROCEEDS	42

BUSINESS	43

FINANCIAL RESTRUCTURING	55

BUSINESS PLAN AND PROJECTIONS	57

DESCRIPTION OF INDEBTEDNESS	61

TERMS AND CONDITIONS OF THE NOTES	83

TAXATION	160

DESCRIPTION OF THE ISSUER AND THE COMPANY	167

SHAREHOLDERS	168

SUMMARY OF PROVISIONS RELATING TO THE NOTES WHILE IN GLOBAL FORM	169

GENERAL INFORMATION	171

CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED 31 DECEMBER 2017 TOGETHER WITH INDEPENDENT AUDITOR’S REPORT	174

NOTICE TO INVESTORS

This Information Memorandum, as well as all information contained herein (the “Information Memorandum”) is meant to provide details on the Notes, the Issuer and the Guarantors in relation to the admission of the Notes onto the LuxSE SOL without admission to trading on one of the securities markets operated by the LuxSE. This Information Memorandum has been prepared for the sole goal of being admitted and displayed on the LuxSE SOL.

This Information Memorandum is provided for information purposes only. It does not constitute and is not construed as any advice, solicitation, offer to sell or an invitation to subscribe for or to purchase any of the securities described herein, or endorsement, commitment or recommendation to invest in the securities described herein. The provision of this Information Memorandum is not and shall not be a substitute for your own researches, investigations, verifications, checks or consultation for professional or investment advice. You are using this Information Memorandum at your own risk.

Each of the Issuer and the Guarantors accepts responsibility for the information contained in this Information Memorandum. To the best of the knowledge and belief of the Issuer and the Guarantors (each of whom has taken all reasonable care to ensure that such is the case), the information contained in this Information Memorandum is in accordance with the facts and does not omit anything likely to affect the import of such information. Neither the Issuer nor the Guarantors have authorised the making or provision of any representation or information regarding the Issuer, the Guarantors and the Notes other than as contained in this Information Memorandum or as approved for such purpose by the Issuer and the Guarantors. Any such representation or information should not be relied upon as having been authorised by or on behalf of the Issuer or the Guarantors.

Each potential investor in the Notes must determine the suitability of that investment in light of its own circumstances. In particular, each potential investor should: (i) have sufficient knowledge and experience to make a meaningful evaluation of the Notes, the merits and risks of investing in the Notes; (ii) have access to, and knowledge of, appropriate analytical tools to evaluate, in the context of its particular financial situation, an investment in the Notes and the impact such investment will have on its overall investment portfolio; (iii) understand thoroughly the terms of the Notes and be familiar with the behaviour of financial markets in which they participate; and (iv) be able to evaluate (either alone or with the help of a financial adviser) possible scenarios for economic, interest rate and other factors that may affect its investment and its ability to bear the applicable risks.

Investors should read the entire document and, in particular, the section headed “Risk Factors” when considering an investment in the Notes. Any individual intending to invest in any instrument described in this Information Memorandum should consult his or her professional adviser and ensure that he or she fully understands all the risks associated with making such an investment and has sufficient financial resources to sustain any loss that may arise from it.

Neither the delivery of this Information Memorandum nor the delivery of the Notes shall in any circumstances constitute a representation or create any implication that there has been no adverse change, or any event reasonably likely to involve any adverse change, in the affairs or condition (financial or otherwise) of the Issuer or the Guarantors since the date of this Information Memorandum or that the information contained in this Information Memorandum is correct as at any time subsequent to its date.

The Notes and the Guarantees have not been, and will not be, registered under the U.S. Securities Act of 1933 (the “Securities Act”) or the securities laws of any state of the United States or other jurisdiction and the Notes and the Guarantees may not be offered or sold within the United States except in compliance with, or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and the applicable laws of other jurisdictions. Following issuance, the Notes or the Guarantees will not constitute “restricted securities” for purposes of Rule 144 under the Securities Act. Transfers of Notes by holders will not be subject to any distribution compliance period, as defined in, and pursuant to, Regulation S under the Securities Act.

PRESENTATION OF FINANCIAL AND OTHER INFORMATION

Certain Defined Terms

Additional Guarantors	As defined in the Conditions.

Agency Agreement	The agency agreement dated [•] 2019 between the Issuer, the Trustee and the agents party thereto, relating to the Notes, as amended, varied or supplemented from time to time.

Business Day

A day (not being a Saturday or a Sunday) on which commercial banks and foreign exchange markets are open for business in the city of London (United Kingdom) and on which Euroclear and Clearstream, Luxembourg are operating.

Clearing Systems	Euroclear and/or Clearstream, Luxembourg.

Clearstream, Luxembourg	Clearstream Banking S.A.

Committee

Argentem Creek Partners LP (in its capacity as investment manager for Pathfinder Strategic Credit LP, Pathfinder Strategic Credit II LP and ACP I Trading LLC), ING Bank N.V. and Loan Star Credit Opportunities Master Fund I LP, each in its capacity as a member of the co-ordinating committee.

Common Security	As defined in the Conditions.

Company	Interpipe Limited.

Conditions	The terms and conditions of the Notes.

Euroclear	Euroclear Bank SA/NV.

Existing Notes	U.S.$200,000,000 10.25 per cent. Notes due 2017.

Final Discharge Date	The first date on which the Issuer has repaid in full, and there are no amounts outstanding under or in respect of, the Loan and the Notes.

Finance Subsidiary	Interpipe Investments Plc.

Financial Statements	The 2017 Financial Statements and the 2018 Financial Statements.

Global Certificate	The global note certificate representing the Notes in substantially the form set out in schedule 2 to the Notes Trust Deed, to be delivered upon the implementation of the Restructuring.

Group or Interpipe	Prior to the implementation of the Restructuring, the Company and its subsidiaries; and following the implementation of the Restructuring, the Issuer and its subsidiaries.

Guarantee	The suretyships or guarantees of the Guarantors under the Guarantee and Surety Agreement and the Standalone Surety Agreement.

Guarantee Agreements	The Guarantee and Surety Agreement and the Standalone Surety Agreement

Guarantee and Surety Agreement

The guarantee and surety agreement dated [•] 2019 between the Non-Ukrainian Guarantors, the Ukrainian Sureties (except PJSC “INTERPIPE NIZHNEDNEPROVSKY TUBE ROLLING PLANT”) and the Trustee, as amended, varied or supplemented from time to time, relating to the Notes.

Guarantors	The Ukrainian Sureties and the Non-Ukrainian Guarantors.

IFRS	International Financial Reporting Standards as adopted by the EU.

Initial Senior Facility Agreement	The Initial Senior Facility Agreement dated [•] 2019 between the Parent as the borrower, the Guarantors and the finance parties named therein, as amended, varied or supplemented from time to time.

Intercreditor Agreement

The intercreditor agreement dated [•] 2019 between, amongst others, the Parent, the Company, the Trustee and the Guarantors (except PJSC “INTERPIPE NIZHNEDNEPROVSKY TUBE ROLLING PLANT”), and the standalone intercreditor agreement dated [•] 2019 between, amongst others, PJSC “INTERPIPE NIZHNEDNEPROVSKY TUBE ROLLING PLANT” and the Trustee, in each case as amended, varied or supplemented from time to time.

Issuer	Interpipe Holdings Plc.

Lender	A lender under the Initial Senior Facility Agreement.

Loan	The term loan in the principal amount of U.S.$[•] under the Initial Senior Facility Agreement.

Lock-up Agreement

A lock up agreement dated 11 January 2019 originally made between the Company and each member of the Committee, pursuant to which the members of the Committee agreed to support the Restructuring upon negotiation of the definitive documentation.

LuxSE	Luxembourg Stock Exchange.

Material Subsidiary	As defined in the Conditions.

Non-Ukrainian Guarantors	Interpipe Limited, Interpipe Central Trade GmbH, Interpipe Europe SA, Interpipe M.E. FZE, KLW-Wheelco SA, North American Interpipe Inc., Steel.One Limited and KLW Limited.

Noteholders	Holders of the Notes.

Notes	The U.S.$[•] 10.25 per cent. senior secured notes due 2024 to be issued by the Issuer and guaranteed by the Guarantors, the terms and conditions of which are set out in this Information Memorandum.

Notes Contracts	The Agency Agreement, the Global Certificate, the Guarantee and Surety Agreement, the Standalone Surety Agreement and the Trust Deed.

Override Agreement	The override agreement dated 25 November 2011 made

between, amongst others, the Company and UniCredit Bank AG, London Branch as override agent.

Override Lender	Each Lender under (and as defined in) the Override Agreement.

Performance Securities

[•] units of performance securities issued on the issue date of the Notes by the Finance Subsidiary and guaranteed by the Parent to (1) certain Override Lenders to whom the Notes are issued and (2) each Noteholder holding Existing Notes on the Record Date, such number of units being equal to 0.01 units for each U.S.$1,000 of the New Notes issued to such Override Lender or Noteholder, as the case may be.

Performance Fee Agreement

An agreement dated [•] 2019 between the Finance Subsidiary, the Company and the Original Performance Fee Holders (as defined therein) documenting the performance sharing fees and proceeds sharing fees payable to the performance fee holders, as amended, varied or supplemented from time to time.

Principal Paying Agent	Citibank, N.A., London Branch.

Registrar	Citigroup Global Markets Europe AG.

Restructured Working Capital Facilities

Restructured working capital facilities in the aggregate principal amount of U.S.$45 million, comprising (i) a U.S.$[•] facility due 2020 (the “First RWC Facility”) and (ii) a U.S.[•] facility due [•] (the “Second RWC Facility”).

Restructuring

The restructuring of the existing financial indebtedness owed by the Company and its subsidiaries to its principal financial creditors — the Lenders (as defined in the Override Agreement), the Noteholders and certain Ukrainian working capital lenders.

Restructuring Effective Date	The date on which all the conditions precedent to the Restructuring are satisfied or waived and the implementation steps for the Restructuring have been completed.

Securities Act	The United States Securities Act of 1933.

Security Agents	Madison Pacific Trust Limited as Offshore Security Agent and as Ukrainian Security Agent, each appointed pursuant to the Intercreditor Agreement.

Strategic Investment Plan or SIP

The long term investment programme which aims to enable the Group to produce pipes products with improved technological specifications and quality with a view to increasing sales in markets where higher margins can be earned and competing in new markets.

Standalone Surety Agreement	The surety agreement dated [•] 2019 between PJSC “INTERPIPE NIZHNEDNEPROVSKY TUBE ROLLING PLANT” and the Trustee, as amended, varied or supplemented from time to time, relating to the Notes.

Trust Deed	The trust deed dated [•] 2019 between the Issuer, the Guarantors (other than PJSC “INTERPIPE NIZHNEDNEPROVSKY TUBE ROLLING PLANT”) and the

Trustee constituting the Notes, as amended, varied or supplemented from time to time.

Trustee	Madison Pacific Trust Limited

Ukrainian Sureties	“INTERPIPE NIKO TUBE” LLC, PJSC “INTERPIPE NIZHNEDNEPROVSKY TUBE ROLLING PLANT”, LLC “INTERPIPE UKRAINE”, “DNEPROSTEEL - ENERGO” LLC, METALLURGICAL PLANT “DNEPROSTEEL” LLC, LLC “KLW UKRAINE”

Presentation of Financial Information

The financial data as at and for the years ended 31 December 2016 and 2017 included in this Information Memorandum have been extracted or derived from the consolidated audited financial statements of the Group as of and for the year ended 31 December 2017 (the “2017 Financial Statements”), which are included on pages F-[•] to F-[•] in this Information Memorandum. The financial data for the year ended 31 December 2018 have been extracted or derived from the unaudited consolidated management accounts of the Group for the year ended 31 December 2018 (the “2018 Financial Statements” and together with the 2017 Financial Statements, the “Financial Statements”). The 2018 Financial Statements have not been audited or reviewed by an independent auditor, and, accordingly, reliance on them should be limited. It is expected that upon publication of the final Information Memorandum, all financial data for the year ended 31 December 2018 contained in the 2018 Financial Statements will be replaced and superseded by audited financial data for the year ended 31 December 2018. The financial data for the five months ended 31 May 2019 included in “Recent Developments” are based on management estimates and has not been audited or reviewed by an independent auditor and are subject to revision and change.

Information presented in the Financial Statements relates to the Company and its consolidated subsidiaries, which, as at the date of this Information Memorandum, comprise all of the assets of the Issuer. Going forward, financial information reported by the Group will be for the Issuer and its consolidated subsidiaries.

The Financial Statements have been prepared in accordance with International Financial Reporting Standards as adopted by the EU (hereafter “IFRS”) and the Cyprus Companies Law and contain information on consolidated subsidiaries of the Group, including all of the Guarantors. The Financial Statements are presented in U.S. dollars, which is the Group’s functional and presentation currency.

The entities comprising the Group maintain their accounting records in accordance with the accounting and reporting regulations of the countries of their incorporation. Local statutory accounting principles and procedures may differ from those generally accepted under IFRS. Accordingly, the Financial Statements, which have been prepared from the Group entities’ local statutory accounting records, reflect adjustments necessary for such financial statements to be presented in accordance with IFRS.

The Financial Statements have been prepared by the Company in accordance with IFRS. The 2017 Financial Statements were audited by independent auditors Ernst & Young Cyprus Limited (“E&Y”), as independent accountants of the Company. The address of E&Y is Jean Nouvel Tower, 6 Stasinou Avenue, P.O. Box 21656, 1511 Nicosia, Cyprus. In its independent auditor’s report, E&Y expressed an unqualified opinion on the 2017 Financial Statements. However, the independent auditor’s report on the 2017 Financial Statements contains an emphasis of matter relating to there being a material uncertainty with respect to going concern.

Non IFRS Measures

The Group measures the performance of its operating segments through a measure of earnings before interest, tax, depreciation and amortisation (“EBITDA”). EBITDA is calculated as operating profit or (loss) plus depreciation and amortisation charge, plus impairment of property, plant, equipment and intangible asset, plus loss/(gain) on disposal of property, plant and equipment, plus foreign exchange cash flow hedges effect, plus extraordinary losses/(gains) and plus operating foreign exchange gain/(loss) and other adjustments to eliminate any non-cash items in operating profit.

EBITDA is not a measure of financial performance under IFRS. The calculation of EBITDA by the Group may be different from the calculations of similarly labelled measures used by other companies and it should therefore not be used to compare one company against another or as a substitute for analysis of the Group’s operating results as reported under IFRS. EBITDA is not a direct measure of the Group’s liquidity, nor is it an alternative to cash flows from operating activities as a measure of liquidity, and it needs to be considered in the context of the Group’s financial commitments. EBITDA may not be indicative of the Group’s historical operating results, nor is it meant to be predictive of the Group’s potential future results. The Group believes that EBITDA provides useful information to the readers of the Financial Statements because it is an indicator of the strength and performance of the Group’s ongoing business operations, including the Group’s ability to fund discretionary spending such as capital expenditure, acquisitions and other investments and the Group’s ability to incur and service debt.

Forward-looking statements

Some of the statements in this Information Memorandum include forward-looking statements which reflect the Group’s current views with respect to financial performance, business strategy, plans and objectives of management for future operations (including development plans relating to the Group’s products and services). These statements include forward-looking statements both with respect to the Group and the sectors and industries in which the Group operates. Statements which include the words “expects”, “intends”, “plans”, “believes”, “projects”, “anticipates”, “will”, “targets”, “aims”, “may”, “would”, “could”, “continue” and similar statements are of a future or forward-looking nature.

All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause the Group’s actual results to differ materially from those indicated in these statements. These factors are more fully described in the part of this Information Memorandum titled “Risk Factors”, which should be read in conjunction with the other cautionary statements that are included in this Information Memorandum. Any forward-looking statements in this document reflect the Group’s current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the Group’s operations, results of operations, strategy and liquidity. Given these uncertainties investors are cautioned not to place any undue reliance on such forward-looking statements.

These forward-looking statements speak only as of the date of this Information Memorandum. Except as required by law, neither the Issuer nor the Guarantors undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. All subsequent written and oral forward-looking statements attributable to the Group or individuals acting on behalf of the Group are expressly qualified in their entirety by this paragraph. Prospective investors should specifically consider the factors identified in this document which could cause actual results to differ before making an investment decision.

This Information Memorandum also contains certain financial projections under the heading “Business Plan”. The Business Plan and other estimates, projections and forecasts contained in this Information Memorandum have been prepared by, and are based on certain assumptions made by, the Group’s management team and have not been independently reviewed or verified by any third party. These estimates and assumptions are inherently subject to significant uncertainties, and the actual results may differ materially. In addition, the degree of uncertainty increases with each successive period presented. Market conditions, competitive factors, and other factors beyond the Group’s control could mean that the revenues, cost of goods sold and other costs of the Group differ materially from those set out in the Business Plan. See “Risk Factors —The Group may not be able to execute its Strategic Investment Plan”.

SUMMARY

The following does not purport to be complete and is taken from, and is qualified in its entirety by, the remainder of this Information Memorandum. The summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information included elsewhere in this Information Memorandum, including the Financial Statements. This Information Memorandum should be read carefully to understand the business, the nature and terms of the Notes and the tax and other considerations which are important to the decision to invest in the Notes, including, without limitation, the risks discussed under “Risk Factors”. In addition, certain statements in this summary include forward-looking information that involves risks and uncertainties.

Overview

The Group is the largest vertically integrated manufacturer of steel billets, steel pipes and railway wheels in Ukraine. The Group is a significant player in (i) the steel pipes international market, supplying its products to customers in more than 70 countries globally, and (ii) in the railway wheels market, being the number one wheels’ exporter in the world with a presence in more than 30 countries. All of Interpipe’s manufacturing operations are located in Ukraine, where the Group operates four production sites and one scrap-processing company. The Group supplies international customers located in Ukraine, North America, Europe, the Middle East, Commonwealth of Independent States (“CIS”) and Russia.

Interpipe is organised into three separate divisions: Steel, which delivers the raw material for the other two divisions, Pipes and Railway Wheels.

The Group’s key strategic objectives are to diversify its geographical presence and product mix in order to enhance its position as a leading producer of pipes and wheels in Ukraine and the CIS region and to expand presence of its products in the global markets. The Group intends to pursue this strategy by increasing its seamless pipe and wheel production, enhancing its product mix, improving quality of its products and services for customers and decreasing its costs to improve its profit margins, expanding its global presence and working more closely with its customers to deliver higher value-added products and services. The Group has launched its investments and capacities modernisation program which shall enable our products to meet more challenging and demanding quality requirement in the new markets. The Group views the success of this initiative as key to the Group’s ability to penetrate new markets and diversify its customer base following a significant reduction of a volume of sustainable business in our traditional markets in particular in CIS.

In recent years, Interpipe’s financial performance has been materially and negatively impacted by adverse market developments resulting from a global decline in the price of oil and other commodities and geo-political tensions between Russian and Ukraine. In response to these negative developments, the Company’s management implemented a number of contingency arrangements to limit the impact on the Group’s operational performance.

For the year ended 31 December 2018, Interpipe’s sales volumes amounted to 668,300 tonnes of steel pipes and 189,100 tonnes of railway wheels, and the Group had total revenues of U.S.$1,074.2 million, EBITDA of U.S.$157.6 million and loss for the year of U.S.$48.0 million. The pipes division accounted for 70 per cent. of the revenue from sales, wheel business segment accounted for 26 per cent. of the revenues and steel making segment accounted for 2 per cent. of the revenues for the year ended 31 December 2018.

In 2017, Interpipe’s sales volumes amounted to 594,700 tonnes of steel pipes and 172,400 tonnes of railway wheels, and had total revenues of U.S.$805.65 million, EBITDA of U.S.$119.6 million and loss for the year of U.S.$67.1 million. The pipes division accounted for 69 per cent. of the revenue from sales, wheel business segment accounted for 26 per cent. of the revenues and steel making segment accounted for 2 per cent. of the revenues for the year ended 2017.

Overview of Financial Restructuring

The financial performance of the Group has been materially impacted by adverse market and industry developments, as well as geo-political developments in the region in recent years. Between 2012 to 2016, the Group’s revenue and EBITDA declined by 71 per cent. and 85 per cent., respectively, leading to pressure on the Group’s debt repayment ability and resulting in a financial restructuring process which began in late 2013. Revenue and EBITDA have since recovered, with a 59 per cent. and 158 per cent. increase, respectively, in 2017 over 2016. For the year ended 31 December 2018, the Group had total revenues of U.S.$1,074.2 million, EBITDA of U.S.$157.6 million and loss for the year of U.S.$48.0 million.

In 2013, the Group breached certain financial covenants and missed scheduled principal repayments of U.S.$106 million, which triggered cross-defaults on the Group’s borrowings. As a result, the Group’s lenders became entitled to demand early repayment of all outstanding amounts. Between 2014 and 2017, the Group also failed to make U.S.$545 million of the scheduled principal repayments, and as at 31 December 2017 the carrying amount of the borrowings in default amounted to U.S.$1,044,904 thousand (U.S.$1,021,380 thousand as at 31 December 2016). Accordingly, the liabilities due or claimable within 12 months from 31 December 2017 exceeded the Group’s current assets as of that date by U.S.$1,074,411 thousand, respectively.

As a result of its financial difficulties and payment defaults, the Company has been in discussions with its financial creditors in relation to a restructuring of the existing financial indebtedness owed by the Company. The agreed terms of the financial restructuring (the “Restructuring”) relate to the debt owed by the Company and certain of its subsidiaries to its principal financial creditors.

The Notes are being issued by the Issuer to certain of its financial creditors as a part of the Restructuring.

As a result of the Restructuring, the Group’s debt facilities and other financial instruments in issue will comprise:

•                  Loan in the principal amount of U.S.$[•] due 31 December 2020 under the Initial Senior Facility Agreement (the “Loan”);

•                  Restructured Working Capital Facilities in the aggregate principal amount of U.S.$45 million, comprising (i) U.S.$[•] facility due 2020 (the “First RWC Facility”) and (ii) U.S.$[•] facility due [•] (the “Second RWC Facility” together with the First RWC Facility, the “RWC Facilities”);

•                  the Notes; and

•                  [•] units of Performance Securities issued to the holders of the Notes and certain Override Lenders (the “Performance Securities”). The initial lenders under the Loan will have the benefit of the fees payable under the Performance Fee Agreement.

SELECTED FINANCIAL AND OPERATING INFORMATION

The selected consolidated financial information set forth below extracted or derived, without material adjustment from, and should be read in conjunction with, the Financial Statements included elsewhere in this Information Memorandum.

Selected Consolidated Statement of Income Data

	Year Ended 31 December
	2016	2017	2018
	(U.S.$’000)		[(unaudited)]
Revenue	506,665	805,647	1,074,157
Cost of sales	(466,079)	(640,610)	(803,960)
Gross profit	40,586	165,037	270,197
Selling and distribution expense	(86,412)	(108,397)	(155,796)
General and administrative expenses	(37,387)	(45,736)	(51,145)
Other operating income and expenses, net	(5,286)	(9,126)	405
Operating foreign exchange difference	27,445	38,036	(8,486)
Operating profit	(61,054)	39,814	55,175
Finance income	1,000	1,337	1,510
Finance costs	(107,793)	(112,313)	(139,032)
Non-operating foreign exchange difference	(4,120)	21	9,192
Share of loss of associates	28	113	35
Loss before tax	(171,939)	(71,028)	(73,120)
Income tax benefit/(expense)	(857)	3,934	25,141
Loss for the year	(172,796)	(67,094)	(47,979)
Loss attributable to:
Equity holders of the parent	(168,023)	(65,670)	(48,027
Non-controlling interests	(4,773)	(1,424)	48
	(172,796)	(67,094)	(47,979)

Selected Consolidated Statement of Financial Position Data

	As of 31 December
	2016	2017	2018
	(U.S.$’000)		[(unaudited)]
Non-current assets	324,185	293,146	526,532
Current assets	254,403	309,420	450,037
Total assets	578,588	602,566	976,569
Total equity	(786,846)	(857,357)	(669,499)
Non-current liabilities	70,430	76,092	86,778
Current liabilities	1,295,004	1,383,831	1,559,290
Total liabilities	1,365,434	1,459,923	1,646,068
Total equity and liabilities	578,588	602,566	976,569

Selected Consolidated Statement of Cash Flows Data

	Year Ended 31 December
	2016	2017	2018
	(U.S.$’000)		[(unaudited)]
Operating cash flows before working capital changes	22,556	144,529	211,946
Cash generated from operations	54,061	91,285	121,152
Net cash inflow from operating activities	44,743	82,455	111,675
Net cash outflow from investing activities	(37,140)	(41,636)	(45,410)
Net cash inflow/outflow from financing activities	1,049	4,149	(4,298)
Cash and cash equivalents at period end	24,417	70,253	130,884

Additional Financial Information

EBITDA:

	Year Ended 31 December
	2016	2017	2018
	(U.S.$’000)		[(unaudited)]
Operating (loss)/profit	(61,054)	39,814	55,175
Add back:
Depreciation and amortisation	63,369	51,827	44,663
Revaluation increase and impairment of property, plant and equipment and intangible assets	—	—	(11,299)
Loss on disposal of property, plant and equipment	498	606	3,358
Foreign exchange cash flow hedge	70,897	65,211	57,214
Extraordinary loss	107	143	—
Operating foreign exchange difference	(27,445)	(38,036)	8,486
EBITDA	46,372	119,565	157,597

Working capital:

	Year ended 31 December
	2016	2017	2018
	(U.S.$’000)		[(unaudited)]
Trade and other account receivable	64,613	76,205	106,372
Prepayments and other current assets	33,371	29,325	27,201
Reimbursable taxes (VAT)	8,547	12,502	18,587
Trade and other account payable	65,961	76,103	89,665
Advances and other current liabilities	33,309	30,471	40,947
Taxes payable, other than income statement	3,985	2,197	4,405
Inventories	100,427	117,086	155,367
Working capital	103,703	126,347	172,510
Change in working capital	(10,346)	22,644	46,163

RISK FACTORS

Prospective investors should consider carefully the risks set forth below and the other information contained in this Information Memorandum prior to making any investment decision with respect to the Notes. Each of the risks highlighted below could have a material adverse effect on the business, operations, financial condition or prospects of the Group, which, in turn, could have a material adverse effect on the amount of principal and interest which investors will receive in respect of the Notes. In addition, each of the risks highlighted below could adversely affect the trading price of the Notes or the rights of investors under the Notes and, as a result, investors could lose some or all of their investment.

The risks described herein represent those risks which are considered to be material to the Notes and which may affect the Issuer’s and the Guarantors’ ability to fulfil their obligations under the Notes. Prospective investors should note that the risks described below are not the only risks the Group faces. There may be additional risks that the Group currently considers not to be material or of which the Group is not currently aware, and any of these risks could have the effects set forth above.

Prospective investors should read the entire Information Memorandum. Words and expressions defined in the “Terms and Conditions of the Notes” below or elsewhere in this Information Memorandum have the same meanings in this section.

Investing in the Notes involves certain risks. An investment in the Notes is suitable only for sophisticated investors who have sufficient financial resources to sustain any losses from such investment and who are in a position to commit funds for a considerable period of time. Prospective investors should consider, among other things, the following:

Risks Related to the Group’s Financial Condition and the Restructuring

The Group’s ability to continue as a going concern is uncertain and continues to be dependent on the successful completion of the Restructuring

The Group’s financial performance has been materially impacted by adverse market developments resulting from a decline in the price of oil and other commodities, as well as geo-political developments in the region in recent years. Between 2012 to 2016, the Group’s revenue and EBITDA declined by 71 per cent. and 85 per cent., respectively, leading to pressure on the Group’s debt repayment ability and resulting in a financial restructuring process which began in late 2013. Revenue and EBITDA have recovered in 2017, with a 59 per cent. in revenue and a 158 per cent. increase in EBITDA, compared to 2016.

In 2013, the Group breached certain financial covenants and missed scheduled principal repayments of U.S.$106 million, which triggered cross-defaults on the Group’s borrowings. As a result, the Group’s lenders became entitled to demand early repayment of all outstanding amounts. Between 2014 and 2017, the Group also failed to make U.S.$545 million of the scheduled principal repayments, and as at 31 December 2017 the carrying amount of the borrowings in default amounted to U.S.$1,044,904 thousand (U.S.$1,021,380 thousand as at 31 December 2016). Accordingly, the liabilities due or claimable within 12 months from 31 December 2017 exceeded the Group’s current assets as of that date by U.S.$1,074,411 thousand.

In addition to the above, the Group continues to be exposed to the risks of the operating environment in Ukraine and the region, which has been in political and economic turmoil over the last few years due to strained relations with Russia. From 2014 to 2016, the share of the Group’s Russian-generated revenue dropped by 40 per cent., and the Group’s total revenues dropped from U.S.$1 billion to U.S.$0.5 billion. The Group’s share of Russian revenues has since recovered to U.S.$184 million in 2017. For the year ended 31

December 2018, the Group had total revenues of U.S.$ 1,074.2 million, EBITDA of U.S.$157.6 million and loss for the year of U.S.$48.0 million.

The directors and management of the Group have concluded that the combination of the above conditions and circumstances indicates the existence of a material uncertainty, which may potentially cast significant doubt about the Group’s ability to continue as a going concern.

Actual results could differ significantly from the projections contained in the Group’s Business Plan

The Business Plan and other estimates, projections and forecasts contained in this Information Memorandum, including the financial data for the five months ended 31 May 2019, included in “Recent Developments”, have been prepared by, and are based on certain assumptions made by, the Group’s management team, and have not been independently reviewed or verified by any third party. These estimates and assumptions are inherently subject to significant uncertainties, and the actual results may differ materially. In addition, the degree of uncertainty increases with each successive period presented. Market conditions, competitive factors, and other factors beyond the Group’s control could mean that the revenues, cost of goods sold and other costs of the Group differ materially from those set out in the Business Plan. There can also be no assurance that the Group will implement its strategy to grow production volumes or implement the Strategic Investment Plan (“SIP”) on schedule, within budget or at all.

If actual results are less favourable than the Business Plan, the Group’s business, results of operations and financial conditions could be materially and adversely affected.

The Group’s cash flow available for debt service is limited and dependent on additional equity buffers and working capital provided by restructuring measures

At 31 December 2018, the Group had U.S.$130.9 million of unrestricted cash, with an additional U.S.$11.5 million blocked for guarantees and letters of credits related to day-to-day operations. As at 31 May 2019, total cash balance was U.S.$200.4 million (with U.S.$27.2 million restricted for trading operations) and net operating cash flow was U.S.$70.6 million. As a condition of the negotiated Restructuring, the Group will receive a U.S.$50 million equity injection from its shareholder to fund the SIP. Additionally, because of the restructuring negotiations, the Group’s shareholder has committed to provide the Group with (or to procure the provision of) an additional liquidity buffer of U.S.$20 million supported by a standby letter of credit in the event the Group underperforms its business plan projections and is at risk of not being able to meet its financial obligations toward the lenders from its own cash reserves. The Group will also be able to borrow a U.S.$50 million working capital facility, once it has repaid all scheduled amortisations due to be made under the Initial Senior Facility Agreement and the Restructured Working Capital Facilities during the course of 2019, which is intended to insulate the Group from intra-period liquidity swing. However, even with the restructuring steps taken to boost cash flow, the Group’s closing cash under the Business Plan may fall below its minimum cash requirements or be insufficient to fund SIP expenses, which would materially and adversely disrupt the Group’s operations.

The Group may not be able to execute its SIP

As part of its Business Plan, the Group has adopted the SIP designed to technologically enable the Group to increase its market share and compete in market segments with higher margins. Under the SIP, the Group aims (and will be permitted under its on-going debt agreements) to commit U.S.$131 million in capital expenditures between 2019 to 2022, towards modernising production equipment, increasing the Group’s production capacities and improving the quality of its pipes  products.

The SIP is subject to a variety of uncertainties, including delays in completion, cost overruns and defects in design or construction, which may require additional cash investment. Delays and the shortened timeframe arising from delays may increase the risk that the implementation of the SIP may not progress as planned.

Thus, the Group may face delays in EBITDA realisations from the SIP while nevertheless incurring capital expenditures. If the Group fails to realise expected results from the SIP, it may have to partially delay the modernisation of its production facilities and may be unable to take advantage of opportunities or meet unexpected financial requirements. As a consequence, the Group may need to limit its operations significantly, which could have a negative effect on the Group’s business, results of operations and financial condition.

Supporting the Group’s level of working capital may be challenging in the long run, given the large number of customers and ambitions to grow current volumes

The Group’s net working capital decreased by 18 per cent. from 2014 to 2016, and a renewed focus on working capital management is a key part of the Group’s reorganisation plan. For example, in recent years the Group has suffered a significant amount of overdue payments from customers, and at the end of 2016, 63 per cent., or U.S.$46 million, of receivables were overdue, with half being overdue for more than 120 days. In 2017, the Group started to focus on working capital management by reducing payment terms with customers. While the Group has shown considerable improvement in its working capital management since 2017, it may be challenging to maintain this level in the long run, given the large number of customers and situations when the Group will need to contract with new customers in order to realise its planned volume increases. There is no assurance that the Group’s working capital will not increase in the future due to, for example, higher prices on raw materials. If the Group is unable to support the higher level of working capital with internally generated cash flows or available financing, the Group’s business, results of operations and financial condition could be materially and adversely affected.

Risk Factors Relating to the Group’s Business and Industry

The Group’s financial performance is dependent on conditions in the global steel market generally, as well as demand for its major product lines from the oil and gas sector and rail wagon construction and repair sectors

The Group’s business is dependent on the supply of steel and subject to fluctuations in prices for steel products. The steel industry has declined in recent years largely due to the construction sector crisis in China, along with an increased overcapacity in the Chinese steel sector, which depressed global steel prices due to oversupply. As a result, there was a decrease in overall demand for the Group’s pipe and wheel products and consequently, between 2014 to 2016, the Group’s billet volume and prices declined by 33 per cent. and 30 per cent., respectively. Since 2016, steel prices have recovered, driven by an improvement in overall demand. As a result, the Group has seen a positive trend across pipes and wheel product segments. However, the Group’s steel billet sales volume has continued to decline since 2016 due to the limited supply of local scrap and the elevated prices of scrap in Ukraine. Future volume growth remains largely dependent on the development of the pipe and wheel divisions and any economic downturns that cause a global lack of demand for steel products, or an oversupply of steel products due to industry’s overcapacity generally, or in specific sectors could result in a lack of demand for the Group’s products and/or a decline in realised prices, any of which would materially and adversely affect the Group’s business, results of operations and financial condition.

In particular, as steel pipe products and wheel products comprise the two major product lines sold by the Group, it is exposed to underlying market conditions in the sectors that consume these products.

The principal consumer of steel pipe products worldwide is the oil and gas industry, accounting for a significant portion of the Group’s pipe sales. The demand for Group’s pipe products depends, among other factors, on the prevailing prices for oil, the level of capital spending by major oil and gas companies, the number of oil and gas wells being drilled, as well as on the construction of pipelines to service these wells.

Recent downturns in the oil and gas markets, beginning with a collapse in the price of Brent oil in 2014 to U.S.$30/bbl and the subsequent decrease in global exploration and production spending by approximately 23 per cent. and rig count by 31 per cent. between 2015 to 2016, combined with the partial closure of the Russian market and the Ukrainian economic crisis, led to a sharp decrease in overall demand for the Group’s pipe products. As a result, the Group’s pipe revenue decreased 56 per cent. from U.S.$781 million in 2014 to U.S.$347 million in 2016, before partially recovering to U.S.$557.6 million in 2017, with EBITDA from the pipes business declining to only U.S.$1.2 million in 2016, before increasing to U.S.$18.3 million in 2017. While the price of Brent oil has since recovered, if economic deteriorations in the oil and gas industry experienced in late 2014 were to reoccur, this could once again reduce the Group’s customers’ levels of expenditures, reduce demand for the Group’s pipe products and have a material and adverse effect on the Group’s business, results of operations and financial condition.

The Group’s railway wheel products are sold to manufacturers of railway wagons and wagon maintenance sector. Demand for wagons and wagon maintenance, is, in turn, determined by underlying economic conditions in the relevant markets and rail transportation volumes. In certain markets, demand also follows wheel replacement cycles for existing wagons, which are in turn driven, in part, by mandatory repair periods. Russia and Ukraine accounted for 49 per cent. and 26 per cent., respectively, of the Group’s total sales volumes of wheel products in 2017. Although the Group’s management seeks to broaden its customer base for wheel products, it will remain significantly dependent on demand for its wheel products in these two markets. Ukraine’s railway wagon manufacturing market has contracted significantly in recent years, as Russia has limited imports of Ukraine-built rolling stock, and internal demand declined due to the difficult economic conditions experienced since 2014. Despite a recovery in sales volumes of wheel products to Russian customers, and within Ukraine experienced by the Group since 2017 due to modernisation projects and demands for railcars and wheels, the Group’s management does not expect this recovery to be sustained, and a further significant decline in demand for its wheel products from Russian or Ukrainian customers, if such decline occurs, or from other markets (including those in the European Union) would have a material and adverse effect on the Group’s business, results of operations and financial condition.

The Group operates in highly competitive markets and an inability to compete successfully may adversely affect its business

The global market for steel pipes, particularly in the oil and gas sector, is highly competitive, primarily based on price, quality and service. In its home market of Ukraine, the Group’s pipe shipments face competition from global manufacturers (including Chinese producers), which may have significantly larger overall manufacturing bases and financial resources. In the rest of the world, the Group faces intense competition from incumbent producers and global players, with key competitors varying depending on the market, local product demand, and other factors. For example, in Russia, the Group’s key competitors are ChelPipe and TMK. In the U.S., the Group’s products compete with those of US Steel, TMK, IPSCO, other U.S. pipe producers and a number of importers, including Korean imports. In Europe, the Group’s competitors include Arcelor Mittal, Vallourec & Associated, Voest and a number of importers. Further, in May 2019, the U.S. State Department excluded Canada and Mexico from its steel and aluminium tariffs country list which may increase competition the Group faces from Canadian and Mexican pipe imports and in turn could negatively affect pipe prices and the Company’s trading in the U.S.

In the wheels sector, the Group has a significant presence in the freight segment of the European wheels market. Incumbent western European wheel manufacturers mainly focus on the passenger and urban transport segments, as well as high-speed wheels segment and not as much on the freight segment. However, Czech Bonatrans and leading Chinese wheel manufacturers with a strategic presence in Europe, such as Maanshan, have been highly aggressive in establishing their presence across all product segments, including freight. This poses a significant risk to the Group’s future sales in the region.

In the steel sector, the Group’s continued ability to source local scrap could be at risk due to the scarcity of supply, compounded by competition from other domestic steel producers, as well as competition from iron ore-based billet suppliers from around the world. Most of the Group’s principal competitors in each segment have significantly greater financial and production resources, and many of them benefit from additional economies of scale or vertical integration. In light of the Group’s recent financial difficulties, they are also able to access new financing on substantially more favourable terms. As a result, the Group’s principal competitors often benefit from lower cost or production, higher availability of capital resources for investment in new capacities or to maintain existing plants and may therefore be able to offer better pricing terms to their customers compared to the Group. As a result, the Group may not be able to compete effectively against existing or potential producers and preserve its current shares of geographical or product markets, which could adversely affect the Group’s business, results of operations and financial condition.

If the Group fails to continue to innovate and develop new products and production techniques, the Group may be unable to grow its business or maintain its market share

The steel pipe industry is characterised by high levels of competition, and the Group’s competitive advantages and future growth prospects depend in part on our ability to continue to develop products and improve our production techniques. As part of the SIP, starting in 2018, the Group has invested significant capital into modernising production equipment and increasing the Group’s capabilities, see —“Business Plan and Projections”. There can be no assurance that this investment or future investments will provide the Group with the innovation and technological advances required to ensure that its products and production techniques remain competitive. If the Group’s competitors are able to create innovative new products or production techniques that allow them to produce products at a lower cost, the demand for some of the Group’s products may wane, which could negatively impact the Group’s business in a number of ways, including lower revenues from sales. Failure to continue to innovate and develop new products and production techniques could have a material adverse effect on the Group’s business, results of operations, and financial condition.

Trade restrictions may adversely affect the Group’s exports of its products

All of the Group’s principal production facilities are located in Ukraine, with 70 per cent. of the Group’s revenue in each of 2017 and 2018 having been obtained from export sales. As a result, the Group is subject to protective tariffs, duties and quotas imposed by certain countries into which the Group exports its steel products, which could reduce its competitiveness in, and limit its access to, certain markets. Although WTO members are expected to abolish all quantitative restrictions on trade flows with Ukraine, as quantitative restrictions are prohibited under the WTO rules, WTO members may still impose measures such as anti-dumping measures, safeguard measures and countervailing duties within the parameters established by the WTO rules. Several steel-importing countries and economic unions, including the European Union, the Eurasian Economic Union consisting of Armenia, Belarus, Kazakhstan, Kyrgyzstan and the Russian Federation (the “Eurasian Economic Union”), the United States, Canada, Indonesia, Brazil, Thailand and Mexico, currently have anti-dumping measures in place with respect to certain steel imports from Ukraine. Specifically,

•                               in the Eurasian Economic Union, the Group’s railway wheels products were subject to a 34.22 per cent. anti-dumping duty (plus additional 5 per cent. import duty in Russia), which was suspended in July 2019 until 1 June 2020. The Group is subject to anti-dumping duties in the CIS of between 18.9 and 19.9 per cent. (plus an additional 5 per cent. import duty in Russia) for its pipe products;

•                               in the European Union, the Group’s seamless tubes and pipe products were subject to a 13.8 per cent. anti-dumping duty which has been reduced recently to 8.1 per cent. In February 2019, the European Commission completed its steel safeguard investigation (except for wheels). The Group’s welded pipes and seamless tubes and pipes are subject to import quotas with 25 per cent. duty on excess quantity, which could negatively impact the growth prospects of the Group’s joint venture with Vallourec (see “—Business”); and

•                               in the U.S., the Group’s OCTG (as defined under “Business”) pipes are subject to an up to 7.5 per cent. anti-dumping duty temporarily suspended under the suspension agreement (which expired in July 2019), and a 25 per cent. section 232 duty applied to most steel products imported in the United States.

As a result of trade restrictions and geopolitical tensions between Ukraine and Russia developments, the share of the Group’s Russian-generated revenue dropped by 47 per cent. from 2014 to 2018, with the most significant impact on pipe products as sales declined by almost 80 per cent. over the same period.

The Group’s future sales in any of its key markets could be affected by these evolving trade restrictions. When new measures are introduced by any country, even if these measures do not immediately impact the Group, the retaliating steps taken by other countries could subsequently affect the sales of Group’s products. Further, existing tariffs could be increased or additional duties or import tariffs introduced that directly impact the Group’s sales. For example, the Eurasian Economic Union could introduce further restrictions on imports of wheel products by Ukrainian producers, or the United States could increase the duty on import of OCTG pipe after the current suspension agreement expires or introduce additional anti-dumping duty that will affect line pipe and the Group’s other products. Such further anti-dumping or other protectionist measures could adversely impact the Group’s exposure to its markets. Moreover, the redirection of exports to other markets may lead to over-supply, thereby decreasing steel prices, which could reduce the Group’s margins. Existing and future trade restrictions could also decrease the Group’s profit margins and increase export costs, which could materially adversely affect the Group’s business, results of operations and financial condition.

The Russian Federation may introduce additional sanctions and/or an import embargo on the Group’s steel and other products

On 27 June 2014, the President of Ukraine signed the economic part of the Ukraine-European Union Association Agreement, effective from 1 January 2016 (the “Association Agreement”). The Association Agreement was ratified by the Ukrainian Parliament and the European Parliament on 16 September 2014. On 13 August 2015, the government of the Russian Federation adopted decree No. 842, which prohibits the import of agricultural products, raw materials and foodstuffs originating from Ukraine as a response to the implementation by Ukraine of the economic part of the Association Agreement. These prohibitions on Ukraine came into force in the Russian Federation with effect from 1 January 2016. In April 2019, the Russian Federation announced new sanctions on trade with Ukraine that banned the import of most steel pipe products of the type sold by Interpipe into the Russia Federation (excluding cold-rolled and cold-drawn pipe types), which became effective immediately. In addition, certain accounts and assets of the Group in Russia have also been blocked pursuant to Russian sanctions. In June 2019, Ukraine mirrored the trade sanctions introduced by Russia in April 2019, including seamless pipes on the sanctioned products list. These restrictions could decrease the Group’s profit margins and increase export costs, which could materially adversely affect the Group’s business, results of operations and financial condition.

Currently, the Eurasian Economic Union maintains tariffs on all of the Group’s products but does not maintain any import prohibitions on the Group’s products. However, there can be no assurance that in the future the Russian Federation will not introduce an import embargo on the Group’s other products, as it has done in relation to Ukrainian agricultural produce, which might adversely affect the Group’s business, results of operations and financial condition.

The Group’s profitability could be adversely affected by an increase in the cost of raw materials

The Group requires substantial quantities of raw materials to produce steel pipes and railway wheels. Its principal raw materials include scrap metal and pig iron for use in its in-house steel-making operations, steel billets for producing seamless pipes and steel coils for producing welded pipes. In 2017, the costs of raw materials accounted for 45 per cent. of the Group’s cost of sales. The profitability of the Group’s operations is, in large part, determined by the so-called scrap-billet spread (i.e., the difference in price between scrap metal and billets), with the prices of the Group’s end-products correlated to the price of billets, while scrap metal remaining one of the Group’s key production inputs, and therefore determines its cost of sales.

In 2012, the Group opened a new steel-melting complex, Dneprosteel, which houses a state-of-the-art Electric Arc Furnace melt shop and allows the Group to compete with the world’s leading steel producers. More than 90 per cent. of the output from the Group’s steel division is delivered as inputs to the Group’s Pipes and Railway Wheels divisions. The Group’s internal steel-making capacity reduces its consumption of steel billets purchased from third parties and thus limits its exposure to fluctuations in the price of steel products. The price that the Group currently pays for scrap metal in Ukraine is generally favourable due in part to high duties (EUR 58 per tonne). However, the Group remains subject to increases in the prices for scrap metal. Despite the extension of Ukrainian scrap export quota in March 2019, the price for scrap metal in Ukraine has increased due to scarce availability of scrap and the shortage of scrap at lower price levels. To supplement its raw material needs, the Group has had to procure additional scrap from Russian suppliers. In the event Ukrainian scrap metal supply continues to decrease, the prices that the Group pays for scrap metal could increase, which may materially and adversely affect the Group’s business, results of operations and financial condition.

The Group’s cost of production is also dependent on electricity prices, as energy and utilities accounted for 20.2 per cent. of the Group’s cost of sales in 2017. Wholesale electricity prices in Ukraine have been increasing in recent years, driven in part by declining subsidies and, in part, by the government policy of increasing the share of renewable electricity production in the domestic supply mix and the guaranteed higher tariffs granted to renewable generating plants. Electricity prices may continue to increase, particularly as Ukraine takes further steps to liberalise its domestic wholesale market in line with the package of reforms required by the International Monetary Fund (“IMF”).

While the Group has historically been able to pass a large portion of its raw material cost increases to its customers by increasing selling prices, there can be no assurance that the Group will continue to be able to do so in the future, which could adversely affect the Group’s business, results of operations and financial condition.

The Group depends on the Ukrainian railway network for transportation of its products and raw materials and continued political instability in Ukraine may adversely impact the Group’s business, results of operations and financial condition

The Group relies on the railway freight network operated by the Joint Stock Company “Ukrainian Railways”, a monopoly provider of railway transportation services in Ukraine, for deliveries of its products to domestic and export markets and for the supply of its raw materials. Railway tariffs for freight increase periodically, resulting in corresponding increases in transportation costs. During 2016 and 2017, the Ukrainian state railway increased tariff indexations twice, increasing the Group’s transportation costs.

Additionally, Ukraine’s transportation infrastructure has been damaged as a result of military action and sabotage, which has affected and may further affect the Group’s production. Should the military actions persist or escalate, or the conflict zone expand to cover the railway routes used for such deliveries, the Group may experience further difficulties delivering products between its plants and to its customers. Ukraine and/or Russia could also impose a prohibition on rail transit or close the border between Ukraine and Russia, or trade routes passing through Russia, which would hinder the transportation of raw materials and finished products between the two countries as well as potentially to other countries. The limited quantity of truck entry permissions in Germany and Poland from Ukraine could also adversely affect export volumes from Ukraine to these countries due to lack of trucks with such permissions and automobile transportation problems.

All of the above may adversely affect the Group’s business, results of operations and financial condition.

The Group’s capacity in pipe and wheel production is limited by the finishing capacity of its plants

Due to a decline in global oil prices, as well as a mismatch between the Group’s existing technology and market demand, the Group’s rolling production capacities have been heavily underutilised in recent years while its finishing capacity (which affected production of premium pipes and wheels products) was underinvested. Between 2016 to 2018, the Group made significant investments to increase the finishing capacity for its wheels products. If the Group’s plants are not updated to take advantage of current technology and maximise their finishing capacity for its premium pipe products, there is a risk that the quality of its products would suffer, leading to a loss of customers, and the Group’s targets for growth, particularly under the Business Plan and the SIP will not bet met. See “— The Group may not be able execute its Strategic Investment Plan”. This would, in turn, materially and adversely affect the Group’s business, results of operations and financial condition.

The Group is subject to operational risks relating to equipment failure, production curtailment and shutdowns

The Group’s manufacturing processes depend on uninterrupted operation of its steel, pipes and wheels production facilities, such as furnaces, rolling, finishing and other equipment. These facilities may, on occasion, experience shut-downs, down-time or periods of reduced production as a result of unanticipated malfunction, failure or defect, human error or as a result of the age of some of the facilities or other circumstances. In addition, these facilities are subject to the risk of damage due to unanticipated catastrophic events such as fires, explosions or natural disasters. While the Group maintains limited insurance for its production facilities, it does not maintain insurance against lost profits resulting from a business interruption. The Group has an equipment maintenance plan and monitors timely equipment repairs and servicing, thus anticipating periods of reduced production. In addition, the Group maintains a reserve fund of spare parts for the most vital parts of its equipment in order to be able to promptly resume production processes. However, in the event of unanticipated equipment failure or damage to its facilities, the Group may experience loss of revenues due to the possible reduction or disruption of production which may require additional capital expenditures to repair or replace faulty equipment, any of which could have a material adverse effect on the Group’s business, results of operations and financial condition. A sustained disruption to the Group’s business could also result in delays to or cancellations of customer orders and contractual penalties, which may also negatively impact the Group’s reputation among its customers.

If the Group is unable to meet the certification and quality requirements for its wheels and pipes, the Group’s business, results of operations and financial condition may be adversely affected

Railway wheel production requires technologically sophisticated processes designed to achieve required levels of product quality and to meet the quality standards of customers in a specific market or region. Countries or regional markets such as Ukraine, Russia and the EU generally have local certification requirements related to wheel design, manufacturing facilities, technology and product quality, which include stringent testing processes. Any failure to meet these certification requirements would result in the loss of wheels customers, which could materially adversely affect the Group’s business, results of operations and financial condition.

Significant consumers of pipes generally require that the Group become one of their certified suppliers before they will purchase pipes. To become a certified supplier usually requires that the Group’s pipe products be certified under the international standards specified by the customer and that the Group have certain quality controls in place. Failure by the Group to achieve and maintain certified supplier status of key pipe customers in the various regions to which it sells could harm its reputation and adversely affect its sales and customer relationships. Furthermore, the Group may not in the future be able to enter into new targeted geographical markets for railway wheels or pipe products if it is not able to meet the certification requirements for the customers in these markets, which could limit opportunities for growth.

The Group is subject to risks of customer concentration

The Group generates a significant portion of its sales from a limited number of customers, and the loss of any of these customers, or any significant loss of business from these customers or failure by such customers to pay for the Group’s products could materially adversely affect the Group. In 2018, the Group’s ten largest railway wheel customers accounted for 57 per cent. of its railway wheel sales, and the Group’s ten largest pipe customers accounted for 39 per cent. of its pipe sales. In addition, the Group’s largest customer for its Pipes Division generated 15 per cent., and the Group’s largest customer for its Railway Wheels Division generated 9 per cent., of the respective division revenues in 2018. The Group expects these high concentrations of customers to continue for the foreseeable future. While the continuation of such trend may enable the Group to further strengthen its performance and create a more stable platform for the systemic transformation of the Group’s business model to ensure long-term sustainability, such business concentration could pose material risks for Interpipe’s business model. The loss of one or more of the Group’s pipe or wheel customers, such as JSC UkrGasVydobuvannya (“UGV”) or VKM-Steel, or a reduction in their capital or operating expenditure budgets or if they were to cease operations, could adversely affect demand for the Group’s products, which could have a material adverse effect on the Group’s business, results of operations and financial condition.

In particular, UGV, being Ukraine’s largest gas production company and a subsidiary of Naftogaz (Ukraine’s state-owned oil and gas production and transportation company), is one of the Group’s key customers for pipe products and the largest customer for the Group overall. Sales to UGV accounted for 10 per cent. of the Group’s revenues in 2018. The volume of products that UGV purchases from the Group depends on UGV’s gas drilling and exploration programme, and there can be no assurance that this programme will not be curtailed in the future due to unfavourable market environment, changes in government priorities or the government budget allocated to the programme, or other factors beyond the Group’s control. In addition, UGV purchases products of necessary grade and quality through open tenders, and there can be no assurance that the Group, rather than its competitors, will continue to be able to win business from UGV. Any of the factors that reduce the volume of purchases of pipe products by UGV from the Group could materially and adversely affect the Group’s business, results of operations and financial condition.

Further, given the customer concentration, the Group is potentially exposed to large individual credit risk losses in the event one or more of its major customers experience a deterioration in financial performance or financial condition and are unable to meet their obligations to the Group, which may have a material adverse effect on the Group’s business, results of operation and financial condition.

The Group is dependent on highly qualified personnel and may also be adversely affected by wage increases

The Group currently employs personnel with industry experience. Competition in Ukraine for such personnel is intense due to the small number of qualified individuals with suitable practical experience in the manufacturing and steelmaking industry. In addition, wages in Ukraine, though rising, remain low compared to most neighbouring countries and it may be difficult to attract and retain experienced and skilled personnel. The Group faces competitive pressure to increase wages to attract personnel that would seek employment outside of Ukraine, mostly to neighbouring countries such as Poland, which offer substantially higher wages than Ukraine. Moreover, the Group may be required to raise wages in the future due to the Ukrainian government’s employment policy. Continued high demand for skilled labour both within Ukraine and in neighbouring countries, as well as continuing increases in labour costs could make it difficult for the Group to attract or retain qualified employees at a commercially reasonable cost or at all, which could have a material adverse effect on the Group’s business, results of operations and financial condition. For example, the Group’s management estimates that if salaries increase at 10 per cent. per year in U.S. dollar terms over five years, this would have a negative c. U.S.$66 million effect on EBITDA over the period.

The Group may be affected by fluctuations in currency exchange rates

The functional currency of the members of the Group located in Ukraine is the Hryvnia. On consolidation, income statements and cash flows of the Group’s subsidiaries for which the U.S. dollar is not the functional currency are translated into U.S. dollars, the presentation currency for the Group, using monthly average exchange rates during the year. Assets and liabilities are translated into U.S. dollars at the official exchange rate as of the relevant respective balance sheet dates. The exchange rate between the Hryvnia and the U.S. dollar has historically fluctuated, and the translation effect of such fluctuations could have a material adverse effect on the Group’s consolidated results of operations. In 2014, the Hryvnia depreciated from UAH7.99 to U.S.$1.00 at the start of the year to UAH15.77 to U.S.$1.00 at the end of the year, and continued to depreciate in 2015, reaching a historical peak of UAH30.01 to U.S.$1.00 on 26 February 2015, but later stabilising. In 2016 and 2017, the Hryvnia depreciated further against the U.S. dollar to the average for each period of UAH25.59 to U.S.$1.00 and UAH26.60 and to U.S.$1.00. In the year ended 31 December 2018, the average exchange rate was UAH27.20 to U.S.$1.00. There can be no assurance that Hryvnia will not experience significant fluctuations in the future.

In 2018, the Group’s domestic revenues, denominated in Hryvnia exceeded its Hryvnia-denominated costs. Assuming no significant shifts in the Group’s sales mix, the Group’s profits are, therefore, adversely affected by the depreciation of Hryvnia against U.S. dollar. In addition, a significant depreciation of Hryvnia may negatively affect the Group in the longer term in a number of ways, including by increasing inflation and having a negative effect on the Ukrainian economy. Depreciation of Hryvnia also causes the value of the

Group’s Ukrainian assets to decrease upon translation, which can negatively affect the Group’s net income or total comprehensive income for the relevant period.

New environmental laws and regulations or more stringent enforcement of existing environmental laws and regulations may have a significant adverse effect on the Group

As part of its operations, the Group uses various chemicals and produces solid, liquid and gaseous wastes that could have a negative impact on wildlife, water and vegetation in adjacent areas if improperly discharged.

Environmental legislation in Ukraine is generally weaker, and less stringently enforced, than in the EU or the United States. However, the introduction of more stringent laws, stricter enforcement of existing environmental regulations, or the discovery of previously unknown contaminants may require further expenditures to prevent and remedy breaches of environmental standards. Any change in the regulatory environment could result in actual costs and liabilities which the Group may need to cover from its operational cash flows.

To date, the Group has been generally found in compliance with applicable material environmental regulations. However, if production at any of the Group’s facilities were to be suspended due to environmental investigation or sanction, it could have a material adverse effect on the Group’s business, results of operations and financial condition.

Potential environmental, product liability and other claims may create significant liabilities and negatively impact the Group

The Group’s OCTG pipe products are sold primarily for use in oil and natural gas drilling and transportation activities, which are subject to inherent risks, including well failures, line pipe leaks and fires, that could result in death, personal injury, property damage, environmental pollution or loss of production. Any of these hazards and risks can result in the release of hydrocarbons, environmental liabilities, personal injury claims and property damage. Similarly, defects in the Group’s other industrial seamless and welded pipe could result in death, personal injury, property damage, environmental pollution or loss of production. Further, actual or claimed defects in the Group’s products may give rise to claims against the Group for losses and expose the Group to claims for damages. Any resulting costs or liabilities borne by the Group may be significant and could have a material adverse effect on the Group’s business, results of operations and financial condition.

The Group’s manufacturing operations are subject to a number of operational risks and hazards, including the significant risk of disruption or damage to persons and property

Interpipe’s manufacturing facilities are subject to a number of risks and hazards, including industrial accidents, the unavailability of equipment (whether due to equipment failure, the need for unscheduled maintenance or otherwise), unusual or unexpected geological conditions, environmental hazards, labour disputes, changes in the regulatory environment, extreme weather conditions and other natural phenomena. The occurrence of any of these events could result in material plant shutdowns or periods of reduced production. Such occurrences could also result in material damage to, or the destruction of production facilities, human exposure to pollution, personal injury or death, environmental and natural resource damage, delays in shipment, reduced sales, increased costs, the need to incur significant capital expenditures to remedy the situation, other monetary losses and possible legal liability which may materially adversely affect the Group’s business, results of operations and financial condition.

Strikes or other industrial actions could disrupt the Group’s operations or make it costlier to operate the Group’s facilities

Over 80 per cent. of the Group’s employees belong to either an independent trade union or to the Union of Workers of Metallurgical and Mining Industries of Ukraine and are generally employed under collective bargaining agreements entered into for an indefinite period of time. While the Group believes that its relations with the trade unions are good, no assurance can be given that the Group will not experience strikes, work stoppages or other industrial actions that could disrupt operations possibly for a significant period of time, resulting in increased wages and benefits or otherwise have a material adverse effect on the Group’s business, results of operations and financial condition.

Failure of key systems or cybersecurity breaches could result in operational challenges and damage to the Group’s business

The Group’s information technology infrastructure may be subject to disruptions caused by, among other things, human error, systems failure or breaches in the Group’s cybersecurity. The unexpected loss of data and information would be detrimental to the Groups’ operations and would likely hamper its ability to successfully execute its business strategies. Furthermore, any breach in security of the Group’s technology systems, for example, from increasingly sophisticated attacks by cybercrime groups, could also result in the disclosure of confidential information and/or create financial and/or legal exposure for the Group as well as the potential for damage to the Group’s reputation and/or brand which, in turn, could adversely affect the results of operations and financial condition of the Group.

The Group relies on its senior management, and may have difficulty replacing these managers

The Group is dependent on its senior management for the implementation of its strategy and operation of its day-to-day activities. Although the Group believes that it has implemented adequate procedures to alleviate any impact which the loss of its key managers may have on its operations, if the Group is unable to retain key members of its senior management and cannot hire new qualified personnel in a timely manner, its business, results of operations and financial condition would be adversely affected.

The Group may become involved in litigation that may materially and adversely affect it

From time to time in the ordinary course of the Group’s business, it may become involved in various legal proceedings. Such matters can be time-consuming, divert management’s attention and resources and cause the Group to incur significant expenses. Because litigation is inherently unpredictable, the results of any such actions may have a material adverse effect on the Group’s business, results of operations or financial condition.

Risk Factors Relating to Ukraine

Ukraine has experienced, and may continue to experience, significant economic instability

Over the past several years, Ukraine has been in political and economic turmoil. A deterioration in global economic and financial conditions, as well as a decrease in domestic demand resulting from civil disturbances and political uncertainty in Ukraine has affected industrial output, which declined by 13 per cent. in 2015, increased by 2.8 per cent. in 2016, increased by 0.4 per cent. in 2017, and increased by 1.6 per cent. in 2018, according to the State Statistics Service of Ukraine (“SSSU”). Any negative developments in the global economy may have negative effects on the economy of Ukraine. In particular, as Ukraine is a major producer and exporter of metal and agricultural products, the Ukrainian economy is especially vulnerable to world commodity prices and the imposition of import tariffs by the United States, the EU and Russia or other major export markets. Accordingly, any future undesirable developments in the global economy may negatively affect the economy of Ukraine which in turn may have a material adverse effect on the Group’s business, results of operations and financial condition.

After Ukraine signed the Association Agreement with the EU in 2014, Russia started to implement various trade barriers against key Ukrainian export products, including custom duties of 7.5 per cent. and 5.0 per cent. in addition to anti-dumping duties on the import of Ukrainian steel pipes and railway wheels, respectively. This has had a negative impact on trade relations with Russia, resulting in a decrease of approximately 51.7 per cent. and 25.6 per cent. in the volume of exports of Ukrainian goods to Russia in 2015 and 2016, respectively, as compared to the corresponding period in the previous year. These and any further changes in Ukraine’s relations with Russia, in particular any changes adversely affecting Ukraine’s revenues derived from transit charges for Russian oil and gas, has had and may continue to have a material adverse effect on the demand for the Group’s products and the Group’s business, results of operations and financial condition.

The conflict in certain parts of the Donetsk and Luhansk regions in eastern Ukraine has had, and may continue to have, negative humanitarian, economic and political consequences for Ukraine

As a result of the on-going conflict in certain parts of the Donetsk and Luhansk regions in eastern Ukraine, an important economic region of Ukraine has been significantly disrupted, along with the industrial and social infrastructure therein. Armed groups seized government buildings, military and other state assets, and prevented the exercise of lawful government authority in these regions (in Ukrainian, oblasts). The breakdown of law and order in the affected regions has prompted the Ukrainian authorities to launch anti-terrorist operations against the armed groups. Beyond the enormous humanitarian consequences, the conflict in certain parts of the Donetsk and Luhansk regions has resulted in the loss of a significant proportion of the country’s productive capacity and a substantial fall in Ukraine’s gross domestic product. These negative effects of these events, along with the associated loss of tax revenue to the Ukrainian government and the necessity of increased military and social welfare expenditure, have had, and continue to have, a significant detrimental effect on the Ukrainian economy and financial position.

The conflict in certain parts of the Donetsk and Luhansk regions has resulted in a large number of casualties and injuries of civilians, as well as the displacement or destitution of a significant proportion of those living in affected areas. Large numbers of people have fled the occupied territory and sought refuge in other areas of the country. Considerable allocation of funds from the state budget have been, and will continue to be, required in order to feed, house and relocate internally displaced persons (“IDPs”). In addition, the need to accommodate IDPs in satisfactory conditions pending return to their former homes or relocation to new homes, as well as the burden imposed on communities by the presence of large numbers of such IDPs has led to and may in the future lead to social unrest, placing further strains on local and state authorities and consequently local and state budgets.

The government’s efforts to re-establish control over certain parts of the Donetsk and Luhansk regions have resulted in a significant increase in Ukraine’s defence expenditure. If the situation escalates, such expenditure will continue to strain the government’s finances and negatively affect Ukraine’s economy. Further, the conflict in certain parts of the Donetsk and Luhansk regions has led to a significant loss of production in an important industrial area of Ukraine, with industrial output declining significantly in certain areas of the Donetsk and Luhansk regions since 2014.

On 15 March 2017, Ukraine imposed additional economic measures in certain parts of the Donetsk and Luhansk regions. These measures included freezing rail and road cargo links between certain parts of the Donetsk and Luhansk regions and the rest of Ukraine and were imposed as a response to the seizure of certain key steel and coal businesses in the Donbas region by Russia-backed illegal armed formations. The additional economic measures affecting these areas continue to have a negative impact on Ukraine’s economic growth and industrial production, in particular relation to the steel, nickel and general metallurgical production sectors, which, in turn, have had and may continue to have a negative impact on the Group’s business.

The events in these areas have also contributed to a decline in Ukrainian GDP principally through (i) disruption of business in the affected areas, (ii) deterioration of trade and other economic and political relations with Russia, (iii) reduction of foreign direct investment, and (iv) disruption of the government’s privatisation programme. Along with the associated loss of tax revenue to the government and the necessity of increased military and social welfare expenditure, the effect of the conflict in certain parts of the Donetsk and Luhansk regions has had, and continues to have, a significant detrimental effect on the Ukrainian economy and financial position as a whole, and on the Group’s business in particular.

Despite numerous failed ceasefires brokered with international assistance, supported by the presence of international observers, Russia-backed illegal armed formations continue to hamper the efforts of the government to restore peace and stability to certain parts of the Donetsk and Luhansk regions. The risk of a further intensification of aggression against Ukraine in this area remains high and the full implementation of the terms of the existing ceasefire arrangements remains challenging.

There can be no assurance that any further attempts at a ceasefire will lead to a long-term solution to the conflict in certain parts of the Donetsk and Luhansk regions and may well only result in a “frozen conflict” in this area, with no peace treaty or other political framework resolved to the satisfaction of Ukraine. If the conflict or a “frozen conflict” in certain parts of the Donetsk and Luhansk regions was to continue, it would have a long-term adverse military and economic effect on Ukraine, as well as unpredictable political consequences. In particular, this situation would likely continue to negatively affect levels of economic activity and foreign direct investment in Ukraine and place downward pressure on the Hryvnia. Any or all of these factors could have a material adverse effect on Ukraine’s economic growth and political stability, which could in turn have a material adverse effect on the Group’s business, results of operations and financial condition.

The illegal occupation and attempted annexation of Crimea and the City of Sevastopol has adversely affected and is likely to continue to adversely affect Ukraine’s economic and political stability

In 2014, following the Euro-Maidan Revolution, strategic military and governmental locations across Crimea and in the City of Sevastopol, including the Crimean parliament, were occupied by unmarked Russian armed forces. Subsequently, an illegal referendum was held in Crimea and the City of Sevastopol in violation of Ukrainian law and norms of international law and on the basis thereof the purported Russian annexation of Crimea and the City of Sevastopol was announced soon after (referred to herein as the “illegal occupation of Crimea”).

The Ukrainian Parliament has declared the illegal referendum in Crimea and the City of Sevastopol unconstitutional and its legitimacy and results have generally not been recognised internationally. Every member state of the European Union, the United States and Canada have declared it as illegitimate and 13 members of the UN Security Council voted in favour of a resolution declaring it invalid, although the resolution was vetoed by the Russian Federation. On 27 March 2014, the UN General Assembly passed a resolution declaring the referendum invalid and affirming Ukraine’s territorial integrity. On 10 April 2014, the Parliamentary Assembly Council of Europe also adopted a resolution condemning the violation of the territorial integrity and sovereignty of Ukraine in Crimea by the armed forces of the Russian Federation on 20 February 2014 and considering the military occupation of the Ukrainian territory and the threat of the use of military force, the recognition of the results of the illegal referendum and subsequent attempted annexation of Crimea into the Russian Federation as being in violation of international law.

Ukraine considers Crimea and the City of Sevastopol to be territories of Ukraine which are illegally occupied by the Russian Federation.

The illegal occupation of Crimea has adversely affected and may continue to adversely affect Ukraine’s economic growth and political stability, including through its impact on the following:

•                               Ukraine’s domestic trading market, due to lower trade volumes because of the loss of trade with Crimea and the City of Sevastopol;

•                               Ukraine’s finances, because of the significant anticipated costs due to the reconstruction and reclamation of stolen property, and the ongoing losses of tax revenue from the region;

•                               Ukraine’s economy, which has temporarily lost the benefit of a large number of valuable private and state-owned assets and property (including Sevastopol Naval Base and local oil and gas assets) in the region;

•                               Ukraine’s GDP, through the disruption caused in the region’s industry and the resulting loss of goods and services produced;

•                               Ukraine’s domestic gas supply, as Ukraine has temporarily lost access to its gas production assets located in Crimea and gas stored there, as well as to its gas reserves located in Crimea and in certain parts of the Black Sea; and

•                               Ukraine’s relations with Russia, as the illegal occupation of Crimea has been a source of tension between Russia and Ukraine since the crisis began, resulting in decreased trading volume between the two countries and other adverse financial and economic consequences.

At the date of this Information Memorandum, the illegal occupation of Crimea continues to place strain on the general resources of Ukraine as well as materially and adversely affect Ukraine’s economy and political stability, which creates an adverse effect on the Group’s business.

Ukraine’s government may be unable to sustain political consensus, which may result in political instability

Historically, a lack of political consensus in the Verkhovna Rada (the Parliament of Ukraine) has made it difficult for the government to secure the necessary support to implement policies intended to foster liberalisation, privatisation and financial stability. There can be no assurance that the current government will sustain political consensus in the form of support of a parliamentary majority coalition required to continue the reform process in Ukraine. Any failure of the government to attract such support may lead to political instability.

This lack of support and any subsequent political instability may also impact the government’s ability to enact legislation to meet the necessary criteria for receiving financial support from organisations, such as the IMF, on a constant basis, in particular the IMF requirements for further financing under the 2015 Extended Fund

Facility (“EFF”) and the 2018 Stand-By Arrangement (“2018 SBA”) or any other successor programme. If such criteria are not met, this could result in a further suspension of international financial assistance to Ukraine. Such a suspension would materially adversely affect the financial position of the government and make it difficult or impossible for Ukraine to meet its international financial obligations. Such circumstances will have a severe negative effect on the economy and, as a result, on the business of the Group, its results of operations and its financial condition.

Numerous additional factors could adversely affect the political stability in Ukraine, including:

•                               lack of agreement within political factions and between individual deputies;

•                               disputes between factions within the parliamentary majority coalition and opposition factions on major policy issues, including Ukraine’s foreign, social, fiscal and energy policies, constitutional changes required to implement the Minsk Arrangements (entered in order to stabilise the conflict in the Donestk and Luhansk regions), and the issue of the timing and implementation of closer political and economic ties with the EU;

•                               instability within the parliamentary majority coalition, including the risk of further factions or individual deputies leaving the coalition;

•                               conduct of the military operation in certain parts of the Donetsk and Luhansk regions;

•                               court actions taken by opposition politicians against decrees and other actions of the President and government; and

•                               changes to government composition and policy as a result of the outcome of the presidential elections in March 2019 and parliamentary elections in July 2019.

In March 2019, Volodymyr Zelenskiy was elected as Ukraine’s president. Immediately after taking power on 21 May 2019, President Zelenskiy signed a decree to dissolve the existing parliament and hold early parliamentary election. This was held on 21 July 2019, resulting in the President’s political party winning an outright majority in parliament.

Despite his early success in consolidating both legislative and executive political power in Ukraine, there can be no assurance that President Zelenskiy will successfully implement the necessary reforms to support the investment climate, maintain the relationship with the IMF and other global multilateral lenders, and that the economic growth in Ukraine will continue. Furthermore, relationships between Russia and Ukraine remain extremely strained. There is currently no certainty as to how the relationship between Ukraine and Russia will develop in the future.

Ukraine’s political instability may have further negative effects on the Ukrainian economy and, as a result, a material adverse effect on the Group’s business, results of operations and financial condition. Such instability could also cause trading in the Notes to be volatile or adversely affect the trading price of the Notes.

Ukraine’s economy may be adversely affected by ongoing disputes with Russia oversupply and transit of gas. Any uncertainty in energy supply may have an adverse effect on the Group’s business

Russia has in the past threatened to cut off the supply of oil and gas to Ukraine in order to apply pressure on Ukraine to settle outstanding gas debts and maintain low transit fees for Russian oil and gas through Ukrainian pipelines to European consumers. In the first quarter of 2014, the price of gas purchased from Gazprom by Naftogaz was U.S.$268.5 per 1,000 cubic metres. Following the conflict between Ukraine and Russia over the Crimean peninsula, Gazprom and Naftogaz have engaged in a number of contractual disputes culminating in arbitration at Stockholm Chamber of Commerce (“SCC”) over the terms of the gas transit and gas supply contracts. As a result of the two arbitral awards issued by the arbitral tribunal of the SCC,

Gazprom must pay Naftogaz approximately U.S.$2.56 billion, although it is currently appealing the SCC’s decision in various jurisdictions. Should Naftogaz and Gazprom not settle their disputes, such outcome could lead to a risk that gas supplies to Ukraine by Gazprom will be terminated, and Ukrainian producers and consumers might be unable to source it from elsewhere. Negotiations between Gazprom and Naftogaz as to the possible terms of a new transit agreement are ongoing; however, there can be no assurance that any such agreement will be reached in a timely manner or at all.

Furthermore, Russia and Gazprom currently plan to diversify their gas export routes by constructing new export pipelines (including Nord Stream II), which could result in a diversion of gas transit volumes from Ukraine. Any decreases in the volumes of gas transportation, further increases in the prices of natural gas supplied to Ukraine by Russia or other developments could adversely affect Naftogaz’s future results of operations, reducing the revenue that the state budget receives from Naftogaz or increasing Naftogaz’s need for support.

These and any further changes in Ukraine’s relations with Russia, in particular any changes adversely affecting supplies of energy resources from Russia to Ukraine or Ukraine’s revenues derived from transit charges for Russian oil and gas, may have negative effects on certain sectors of the Ukrainian economy, which could in turn have a material adverse effect on the Group’s business, results of operations and financial condition.

A failure to develop relations with the EU and reliance on the IMF might have negative effects on the Ukrainian economy and the Group’s business

Ukraine aims to achieve a closer relationship with the EU, which has recognised it as a market economy since December 2005. The EU accounted for 34.1 per cent. and 37.1 per cent. of all Ukrainian exports in 2015 and 2016, respectively, according to the SSSU, making it the largest external trade partner of Ukraine. In 2017, the EU accounted for 40.5 per cent. of all Ukrainian exports, and in 2018 EU accounted for 42.6 per cent. of all Ukrainian exports according to the SSSU.

In February 2014, Ukraine’s new government headed by acting Prime Minister Arseniy Yatseniuk resumed negotiations and both the political and economic parts of the Association Agreement, including the DCFTA, had been signed by June 2014. In September 2014, both the Ukrainian and the European Parliaments voted to ratify the Association Agreement and Ukraine began the process of implementation which entails, among other things, the incremental approximation of Ukrainian legislation to EU regulatory norms in areas including transport, energy, environment, and health and safety. The DCFTA is intended to substantially integrate the EU and Ukraine markets by dismantling import duties and banning other trade restrictions, albeit with specific limitations and transitional periods in “sensitive” areas, such as trade in agricultural products. It will also partially integrate public procurement markets. On 1 January 2016, Title IV of the Association Agreement establishing a DCFTA with Ukraine entered into force, and on 1 September 2017 the Association Agreement entered into force.

Should Ukraine fail to develop its relations with the EU, or should such developments be protracted or regressed, this may have a negative effect on the Ukrainian economy, which could in turn have a material adverse effect on Group’s business, results of operations and financial condition.

Given Ukraine’s current economic situation, its reliance upon the IMF, the 2018 SBA and any successor programme is critical. Recovery and further development of Ukraine’s economy is dependent on disbursements under the 2018 SBA, which if implemented, disbursements may be withheld upon any failure of Ukraine to make the political, social, economic and legislative reforms required by the 2018 SBA. Ukraine’s existing financings, as well as its ability to raise future financing, from international financial institutions and its international partners, are to a large extent dependent on the continued compliance of

Ukraine with the targets set by the 2018 SBA. A failure to maintain its membership of the IMF would result in a default under a number of such finance agreements.

The Ukrainian banking system is vulnerable to stress due to fragmentation, undercapitalisation and a potential increase in non-performing loans, all of which could have a material adverse effect on the Ukrainian economy

The global financial crisis starting in 2007 led to the collapse or bailout of some Ukrainian banks and significant liquidity constraints for others. The floating of the Hryvnia since February 2014 has put additional strains on the Ukrainian banking system, as the high dollarisation of the Ukrainian financial system and its customers has not only exposed Ukrainian banks to additional foreign exchange risks but also contributed to a worsening of asset quality. As a result, the Ukrainian banking system is undercapitalised and suffers from high levels of non-performing loans.

The fragility of the Ukrainian banking system has been the main factor in restricting the availability of domestic credit. In addition, several European banks have terminated their activities in Ukraine in recent years, and the share of Russian banks in the Ukrainian market is also decreasing largely due to the political tensions between the two countries.

The continuation or worsening of the financial crisis, further insolvencies of Ukrainian banks, increased liquidity constraints, growth in the non-performing loans, the need for the government to inject more capital into the banking system, and the failure to adopt and implement a system of banking regulation that achieves an increased degree of soundness and stability in the nation’s banks could affect the Ukrainian economy and could have a material adverse effect on the Group’s business, results of operations and financial condition.

Ukraine’s physical infrastructure is in poor condition, which may lead to disruptions in the Group’s business or an increase in its costs

Ukraine’s physical infrastructure, including its power generation, transmission and communication systems, and building stock dating to Soviet times has not been adequately funded and maintained over the past decade. Road conditions throughout Ukraine are relatively poor in comparison with more developed countries. Additionally, recent military action in Ukraine has had an adverse effect on infrastructure in the region, in particular, on the railway infrastructure and electricity transmission lines. The deterioration of Ukraine’s physical infrastructure also has had an adverse effect on the national economy, through disruption of the transportation of goods and supplies, increasing the costs of doing business in Ukraine and even interrupting business operations. As the Group is highly dependent on the Ukrainian railway system for the delivery of its products and transportation of its raw materials, any further deterioration in Ukraine’s physical infrastructure could have a material adverse effect on the Group’s business, results of operations and financial condition.

Risks Related to the Group’s Structure, Indebtedness and the Notes

The Issuer is a holding company and is completely dependent on cash flow from its operating subsidiaries to service its indebtedness, including the Notes

The Issuer is a holding company and has no revenue generating operations of its own, and therefore the Issuer’s cash flow and ability to service its indebtedness, including the Notes, will depend primarily on the operating performance and financial condition of its operating subsidiaries. The operating performance and financial condition of the Issuer’s operating subsidiaries and the ability of such subsidiaries to provide funds to the Issuer by way of interest payments, dividends or otherwise have been negatively impacted by fluctuating prices in the oil and gas industry, shifting demand in the market for steel, and ongoing political instability in Ukraine, all of which are beyond the Issuer’s control. Additionally, the Restructuring includes an ambitious plan for investment and rapid development. The Group will continue to be impacted negatively in the future if the above economic and political factors deteriorate again, or if the Restructuring, including the Business Plan and SIP, fail to achieve their intended remedial effect on the business.

Due to the unpredictability of the above factors, there is a risk that the Group may again lack sufficient cash to service its debt and sustain its operations, including payment of the Notes. If the Group’s future cash flows from operations and other capital resources are insufficient for the Issuer to pay its obligations as they mature or to fund liquidity needs of the Issuer and its subsidiaries, the Issuer and its subsidiaries may, among other things be forced to:

•                               reduce or delay business activities and capital expenditures;

•                               sell assets;

•                               obtain additional debt or equity capital;

•                               restructure or refinance all or a portion of their debt on or before maturity; or

•                               forego opportunities such as acquisitions of other businesses.

There can be no assurance that any of these alternatives can be accomplished on a timely basis or on satisfactory terms, if at all. In addition, the terms of the Issuer’s and its subsidiaries’ existing and future debt, including the Notes, may limit their ability to pursue any of these alternatives.

The Group’s future leverage and debt service obligations could adversely affect its business and prevent the Issuer from fulfilling its obligations with respect to the Notes, and the Guarantors with respect to the Guarantees

The Group cannot guarantee that it will be able to generate enough cash flow from operations to service its debt obligations, including under the Notes.

Despite the substantial reduction in the aggregate outstanding amount of borrowings as a result of the implementation of the Restructuring, the Group will remain significantly leveraged, which could have important consequences to the Noteholders, including, but not limited to:

•                               making it more difficult for the Group to satisfy its obligations with respect to the Notes and its other debt and other liabilities;

•                               making the Group vulnerable to, and reducing its flexibility to respond to general adverse economic and industry conditions;

•                               requiring the Group to dedicate a substantial portion of its cash flow from operations to the payment of principal and interest on indebtedness, thereby reducing the availability of such cash flow to fund working capital, capital expenditures or other general corporate purposes;

•                               limiting the Group’s flexibility in planning for, or reacting to, changes in its business and the competitive environment and industry in which it operates; and

•                               limiting the Group’s ability to borrow additional funds or raise equity capital in the future, thereby increasing the cost of any such additional financings.

Any of these or other consequences or events could have a material adverse effect on the Group’s ability to satisfy its debt obligations, including the Notes. Given the unpredictability of the economic and market conditions and the successful implementation of the restructuring programs, the Group may not be able to generate sufficient cash flow from operations nor obtain enough capital to service its debt or fund planned capital expenditures.

The Group may not be able to refinance its indebtedness

The ongoing political instability in certain parts of Ukraine has resulted in decreased demand from the international investor base for investment in Ukraine, hampering the ability of Ukrainian companies and banks to obtain funding from the international capital and loan markets. Any continuing or escalating military action in Ukraine could further hamper the ability of Ukrainian companies and banks to obtain such funding. Therefore, there can be no assurance that demand for investment in Ukrainian companies and banks will return to their previous levels after the geopolitical situation in Ukraine has stabilised. Furthermore, the availability of financing to the Group may be adversely affected by perceptions of its creditworthiness, its history of payment defaults and the Restructuring.

The terms and conditions on which future funding or refinancing may be made available may not be acceptable, or funding and refinancing may not be available at all, which in the most severe cases could materially adversely affect the Group’s business, results of operations and financial condition.

The claims of Noteholders may be limited in the event that the Issuer or one or more of the Ukrainian Sureties is declared bankrupt

The Issuer is incorporated under the laws of Cyprus. Generally, insolvency laws in Cyprus could negatively affect the ability of holders of the Notes to enforce their rights under the Notes.

In the event of a Cyprus company’s insolvency, persons in whose favour the company has pledged the shares it owns in other companies will (subject to issues related to fraudulent preferences) be secured creditors of the company and will have priority against unsecured creditors, subject to applicable perfection requirements. Subject to the qualifications set out below, the commencement of insolvency proceedings against a Cyprus entity will not affect the validity of the security granted by it to the creditor (the “secured creditor”), and the secured creditor will be entitled to preferential satisfaction, but only out of the proceeds of the realisation of the security interest. Ordinary creditors (other than secured creditors) shall have no right or priority in the proceeds emanating from the realisation of the secured interest except where there is a balance after the satisfaction of the debt of the secured creditor. Non-secured creditors with preferential debts, being ordinary creditors whose debts are specified in Sections 202AF and 300 of the Cyprus Companies Law, Cap. 113, (the “Cyprus Companies Law”), shall have priority over other unsecured liabilities.

Under Section 202AF of the Cyprus Companies Law, the costs and expenses of an examiner of an insolvent company who is appointed by the court pursuant to Section 202A of the Cyprus Companies Law, shall be paid in priority to all other debts of that company. Also liabilities certified as being properly incurred by the insolvent company to which an examiner has been appointed shall be paid in full in priority before any other claim, including winding up expenses and the remuneration of any liquidator and a claim secured by a floating charge but after any claim secured by any other encumbrance of a fixed nature or a pledge under any compromise or scheme of arrangement or in any receivership or winding up of the company.

Under Cyprus insolvency laws (Section 300 of the Cyprus Companies Law), the following debts shall be paid in priority to all other debts of an insolvent company (other than costs and expenses of the liquidation, including the liquidator’s remuneration):

•                  local rates, government taxes and dues from the company;

•                  wages or salaries due to persons in the employment of the company;

•                  compensation payable by the company to its employees for personal injuries sustained in the course of their employment; and

•                  accrued holiday remuneration payable to the employees of the company.

Moreover, under the Cyprus Companies Law, any conveyance, charge, pledge, mortgage, delivery of goods, payment, execution or other transaction relating to company property made or done by or against a Cyprus company within six months before the commencement of its winding up by a court shall be deemed a fraudulent preference and be invalid, provided that the main purpose of the company was to prefer a particular creditor over other creditors and the transaction was voluntary. The risks of a transaction being invalidated as a fraudulent preference are greater where the transaction is made without any consideration or any pressure from the creditor sought to be preferred or is not commercially beneficial to the company. If the company is being wound up, the liquidator may challenge the payment or other transaction as fraudulent and unenforceable and seek to recover the payment made to the preferred creditor/invalidate the transaction.

Under the Cyprus Companies Law, in a winding up of a company by the court any disposition of the property of the company, including shares in other companies and things in action made after the commencement of the winding up shall, unless the court otherwise orders, be void. Where a company is being wound up by the court, any attachment, sequestration, distress or execution put in force against the estate or effects of the company, including shares in other companies, after the commencement of the winding up shall be void to all intents. When a winding up order has been made or a provisional liquidator has been appointed in respect of a Cyprus company, no action or proceeding shall be proceeded with or commenced against the company except by leave of the court and subject to such terms as the court may impose.

Ukrainian bankruptcy law may also prohibit the Ukrainian Sureties from making payments pursuant to the Notes Contracts under certain circumstances. Ukrainian bankruptcy law differs from bankruptcy laws of England and is subject to varying interpretations. Further, there is not enough precedent to predict how claims of the Noteholders against the Issuer or the Ukrainian Sureties would be resolved in the event of the bankruptcy of one or more of the Ukrainian Sureties. In the event of the bankruptcy of any of the Ukrainian Sureties, its obligations under the Notes Contracts would be subordinated to the following obligations:

•                  obligations secured by pledges of its assets;

•                  severance pay and employment related obligations;

•                  expenditures associated with the conduct of the bankruptcy proceedings and expenses of the liquidator;

•                  workplace injury obligations;

•                  local and state taxes and other mandatory payments (including mandatory pension and social security contributions); and

•                  expenditures arising from measures to prevent property and ecological damage, harm to the health and safety of individuals.

In the event of the bankruptcy of one or more of the Ukrainian Sureties, Ukrainian bankruptcy law may materially adversely affect their ability to make payments to the Noteholders.

The Notes may not have an active trading market, which may have an adverse impact on the value of the Notes

An active trading market for the Notes may not develop. The Notes have not been registered under the Securities Act or any U.S. state securities laws and, unless so registered, may not be offered or sold except in a transaction exempt from, or not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Notes are expected to be admitted onto the LuxSE SOL but will not be admitted to trading on any securities exchange. As the Notes have no existing liquid over-the-counter trading market, there can be no assurance that a liquid market will develop. Further, it is expected that the initial holdings of the Notes will be highly concentrated. As a result, there can be no assurance that holders of the Notes or the Performance Securities will be able to sell the Notes or to sell them for a price that reflects their value.

The trading prices of emerging market debt are subject to substantial volatility

Historically, the markets for emerging market debt have been subject to disruptions that have caused substantial volatility in the prices of securities similar to the Notes. There can be no assurance that the market for the Notes will not be subject to similar disruptions. The price volatility may be in response to actual or anticipated variations in the Group’s operating results and those of its competitors, adverse business developments, changes to the regulatory environment in which it operates, changes in financial estimates by securities analysts and the actual or expected sale of a large number of Notes, as well as other factors, including the Group’s credit rating and the political stability of Ukraine. Additionally, in recent years the global financial markets have experienced significant price and volume fluctuations which, if repeated in the future, could adversely affect the market price of the Notes without regard to the Group’s operating results, financial condition or prospects or its credit rating.

The Notes may be redeemed prior to maturity.

The Issuer may (following the discharge of the Loan under the Initial Senior Facility Agreement) redeem the Notes, in whole but not in part, at their principal amount together with interest accrued to but excluding the date of redemption on no less than 10 and no more than 60 days’ notice. See Condition 6 - Redemption, Purchase, Fees and Options.

The Group may not be able to finance a redemption at the option of the Noteholders upon a Change of Control

Should a Change of Control (as defined in the Terms and Conditions of the Note) occur, the Noteholders will have the right to require the Issuer to repurchase all or part of the Notes at a redemption price equal to 100 per cent. of the principal amount of the Notes, plus accrued and unpaid interest. See Condition 6 - Redemption, Purchase, Fees and Options. Given the uncertainty and risks related to the Group’s financial condition, there can be no assurance made that the Issuer will be in a position to successfully finance a redemption at the option of the Noteholders upon a Change of Control all times throughout the term of the Notes.

It may be difficult to realise the value of the Common Security

The Common Security will secure obligations under the Notes, the Initial Senior Facility Agreement, the Exit Fee Agreement and certain other obligations of the Group. See also “Description of Indebtedness and Intercreditor Agreement—Intercreditor Agreement” for a description of the scope of the Common Security.  There can be no assurance that the Common Security could be sold in a timely manner, if at all. The realisation of the security interests in the Common Security might also be subject to practical problems generally associated with the realisation of security interests in collateral.

The Common Security will be subject to any and all exceptions, defects, encumbrances, liens and other imperfections permitted under the terms and conditions of the Notes and/or the Intercreditor Agreement. The existence of any such exceptions, defects, encumbrances, liens and other imperfections could adversely affect the value of the Common Security, as well as the ability of the Security Agents to realise or foreclose on such Common Security. Furthermore, the first-priority ranking of security interests can be affected by a variety of factors, including, among others, the timely satisfaction of perfection requirements, statutory liens or characterisation under the laws of certain jurisdictions. Specifically, as the Common Security includes assets in a variety of jurisdictions, and the multijurisdictional nature of any enforcement may limit the realisable value of the Common Security. For example, the bankruptcy, insolvency, administrative and other laws of the various jurisdictions may be materially different from, or conflict with, each other, including in the areas of rights of creditors, priority of government and other creditors, ability to obtain post-petition interest and duration of the proceedings.

In addition, the business of the Group requires a variety of national, state and local permits and licences. The continued operation of assets that comprise part of the Common Security and which depend on the maintenance of such permits and licences may be prohibited. The Group’s business is subject to regulations, permitting, safety and other requirements and may be adversely affected if the Group is unable to comply with existing regulations or such requirements or changes in applicable regulations or such requirements. In the event of foreclosure, the transfer of such permits and licences may be prohibited or may require the Group to incur significant cost and expense. Further, the Group cannot assure Noteholders that the applicable governmental authorities will consent to the transfer of all such permits. If the regulatory approvals required for such transfers are not obtained or are delayed, the foreclosure may be delayed, a temporary shutdown of operations may result and the value of the Common Security may be significantly decreased.

Each of these factors or any challenge to the validity of any arrangements governing creditors’ rights under the Collateral could reduce the proceeds realised upon enforcement of such Common Security. Consequently, there can be no assurance that the proceeds from the sale of the Common Security, if successful, will be sufficient to satisfy the Group’s obligations under the Notes.

Ukrainian currency control regulations may impact the Ukrainian Sureties’ ability to make payments under the Guarantee Agreements

The National Bank of Ukraine (the “NBU”) is empowered to establish policies for and to regulate currency operations in Ukraine and has the power to establish restrictions on currency operations and repatriation. Ukrainian currency controls and practice are subject to change, with the NBU exercising considerable autonomy in interpretation and practice.

Each Guarantee Agreement creates a suretyship (in Ukrainian, “poruka”) with respect to the Ukrainian Sureties, which may be viewed as a secondary liability of the Ukrainian Sureties in relation to the underlying obligations under the Notes Contracts, and therefore, if those underlying obligations are invalid the suretyship under the Suretyship Agreement may also be invalid. Under applicable Ukrainian legislation, a resident Ukrainian entity is entitled to make payments under the suretyship agreements (such as the Guarantee Agreements) subject to certain currency control restrictions.

In particular, on 7 February 2019, the NBU introduced an e-limits system providing, among other things, for an annual limit of EUR 2 million (or equivalent) that Ukrainian companies (such as the Ukrainian Sureties) may transfer abroad or to non-residents’ current accounts in Ukraine for conducting their business operations. It is uncertain under applicable NBU regulations whether payments under the suretyship agreements (such as the Guarantee Agreements) fall within the payment operations designated for conducting business activities. At the same time, based on the fair reading of the relevant NBU regulations, an argument can be made that the Ukrainian Sureties should be entitled to make such payments. However, in light of the absence of any official clarifications or guidance from the NBU on this matter, no assurance can be given that the NBU or a Ukrainian servicing bank would not take a different view. Cross-border foreign currency transactions exceeding the above limit will not be allowed, unless (i) they fall under applicable exemptions or (ii) such limit is removed or increased by the NBU in the future. Currently, payments under the suretyship agreements do not fall within available exemptions.

Further, payments under the suretyship agreements could fall within criteria set out by the relevant NBU regulations, which would require additional assessment and verification by the relevant Ukrainian servicing bank. To conduct such assessment and verification, the Ukrainian servicing bank may require the parties to a surety agreement to provide, among other things, (i) the suretyship agreement and documents confirming payments thereunder, (ii) information on the ownership structure and ultimate beneficial owners, as well as description of the business activities of the parties to the suretyship agreement, and (iii) explanation of the economic rationale of the relevant transaction. The Ukrainian servicing bank may also ask for other documents in the course of conducting of the respective checks. If, in the worst-case scenario, upon such assessment and verification the Ukrainian servicing bank concludes that proposed payment under the relevant suretyship agreement qualifies as “doubtful operation” within the meaning of the relevant NBU regulations, it may refuse to process such payment. Otherwise, if it confirms upon examination of relevant documents that payments under the suretyship agreement do not constitute such “doubtful operation”, it will further submit to the NBU a request for the check of e-limits applicable to the respective surety and inclusion of the information on the relevant payment operation. The NBU includes information on the payment operation to the e-limits register and returns to the Ukrainian servicing bank a notification (the “NBU Notification”). The Ukrainian servicing bank must process payment no later than on the next business day after it has received the NBU Notification. Notwithstanding the above, theoretically payments exceeding the limit may be permitted on the basis of a valid and effective order of a Ukrainian court expressly requiring such payment to be made, or through enforcement of a foreign arbitral award that contains such an express requirement. However, there is no court practice yet to confirm this position.

Therefore, existing currency control restrictions may affect the ability of the Ukrainian Sureties to make payments under the Guarantee Agreements resulting in delays with making payments to the Noteholders.

The gross-up obligation under the Conditions and the Guarantee Agreements may not be enforceable

Payments by any of the Ukrainian Sureties under the Conditions and the Guarantees to a non-resident legal entity may be subject to withholding tax at the rate of 15 per cent., except when such payments are  effectively connected with a permanent establishment of the non-resident entity situated in Ukraine. In the event of the imposition of such tax, the Conditions and the Guarantees oblige the Guarantors to pay additional amounts such that the recipient receives the amount due to it had no such withholding been required, subject to certain exceptions. Ukrainian law generally prohibits payment of tax for another person and contractual provisions requiring such payment and, in particular, gross-up provisions. In May 2012, the State Tax Service of Ukraine issued a letter expressing the position that clauses in agreements between Ukrainian residents and their foreign counterparties providing for the payment of an amount compensating a foreign counterparty for the withholding of tax in Ukraine contradict certain provisions of Ukrainian legislation that prohibit a Ukrainian resident from assuming a foreign counterparty’s tax payment obligation. Therefore, there is a risk that such restriction would also apply to gross-up obligations of the Ukrainian Sureties under the Conditions and the Guarantees. As a result, the gross-up provisions in the Conditions and the Guarantee Agreements could be found null and void and, therefore, unenforceable against the Ukrainian Sureties.

Payments by the Ukrainian Sureties under the Guarantee Agreements may be subject to withholding tax and an investor may not be able to obtain relief under a double tax treaty

In general, payments under the Guarantees (including payments in respect of interest, default interest, indemnities etc.) by the Ukrainian Sureties to a non-resident payee (such as the Trustee or any Noteholder) are subject to Ukrainian withholding tax at the rate of 15 per cent., subject to any reduction or full exemption pursuant to the terms of an applicable double tax treaty. Based on a fair interpretation of applicable Ukrainian tax legislation, such Ukrainian withholding tax should not apply to the payments under the Guarantees in respect of, and equal to, the nominal amount of the Notes.

Ukraine does not have an effective tax treaty with Hong Kong, which is a jurisdiction of the Trustee’s tax residency. Therefore, payments in respect of interest on the Notes (or other amounts due in respect of the Notes) made by the Ukrainian Sureties to the Trustee under the Guarantees would be subject to Ukrainian withholding tax.

The Noteholders may benefit from the reduced rate of, or exemption from, Ukrainian withholding tax if there is an effective double tax treaty between their residence jurisdiction and Ukraine and all conditions for application of such treaty relief are met. In particular, in order to benefit from the provision of such double tax treaty, a Noteholder must (i) qualify as the beneficial owner of the relevant payment and (ii) provide the relevant Ukrainian Sureties with a tax residency certificate issued by the competent authorities of the state of its residency before the relevant payment is made by such Ukrainian Sureties under the Guarantees. If the relevant Noteholder fails to qualify as the beneficial owner of the relevant payment or to provide the relevant Ukrainian Sureties with the applicable residency certificate, any benefits of the double tax treaty will not be available and the relevant payment to such Noteholder may be subject to withholding tax in Ukraine.

The Group may not be able to receive an exemption from or a reduced rate of withholding tax on interest payments made by its Ukrainian subsidiaries

The Issuer is a Cypriot holding company with subsidiaries incorporated in Ukraine. In general, payments of interest on funds borrowed by a Ukrainian entity (the Issuer’s Ukrainian subsidiaries) from a non-resident legal entity (including the Issuer or other members of the Group pursuant to intra-group lending arrangements) are subject to Ukrainian withholding tax at the rate of 15 per cent. Under the current Ukraine-Cyprus Double Tax Treaty (“UA-CY DTT”), the withholding tax rate payable by the Issuer’s subsidiaries could be reduced to 2.0 per cent. of the applicable gross amount of the interest, provided that certain requirements are satisfied. The Issuer believes that after the Restructuring, payments by the Group’s Ukrainian subsidiaries to the Group’s Cyprus entities under the relevant intra-Group funding arrangements will comply with the requirements of the UA-CY DTT for the reduced withholding tax rate. However, Ukraine tax authorities may challenge the application of the reduced withholding tax rate and there can be no assurance that such a challenge will not be successful. If the relevant withholding tax rate increases to 15 per cent., the Group’s ability to service its debt, including the Notes, sustaining its operations would be affected, and in turn the Group’s business, financial conditions and results of operations would be adversely affected.

Ukrainian tax authorities could challenge accounting records and financial statements of the Group in the course of tax audits

As a part of the tax reform approved on 28 December 2014 and effective as of 1 January 2015, the rules concerning the computation of corporate income tax (“CIT”) liabilities were significantly amended. Under these new rules, corporate income tax must be charged on accounting profits subject to a limited number of corrections (referred to as tax differences). As a result, tax authorities were granted a right to review accounting records of taxpayers and their correctness, which also covers the review of the accounts of those taxpayers that prepare financial statements under IFRS. Based on statements of the Ministry of Finance of Ukraine and the tax authorities, this authority is not likely to be removed or revoked. However, given that local tax inspectors are typically not sufficiently qualified or experienced to review IFRS-based financial statements and UAS-based accounting (local accounting standards), this could result in unjustified corrections to the tax statements of the Group’s Ukrainian businesses and in the assessment of additional taxes or material penalties and fines, which could have a material adverse effect on the Group’s business, financial condition and results of operations.

The Group operates in many jurisdictions with highly complex and variable tax regimes and changes in tax rules, the outcome of tax assessments and audits, and limitations on the ability to deduct interest expenses could have a material effect on the Group’s financial results

The Group conducts business globally and is therefore subject to highly complex and often divergent tax laws and regulations, resulting in challenging structuring and operational issues. Further, international tax laws and regulations are complex and subject to varying interpretations. The Group often relies on generally available interpretations of tax laws and regulations in the jurisdictions in which it operates. These uncertainties may have a significant impact on the Group’s local tax results.

Changes in the application or interpretation of the Cypriot tax system could materially adversely affect Interpipe’s business

The Issuer is incorporated in Cyprus, which became a member of the EU on 1 May 2004. As a result it has harmonised its legislation with EU directives and guidelines and reformed its tax system. Moreover, due to Cyprus’ accession to the EU, Cyprus must adhere to decisions of the European Court of Justice and any amendments to, or newly introduced EU directives with respect to taxation. Such judicial decisions and legislative changes may adversely affect the tax treatment of Interpipe’s Cypriot entities and transactions with such Cypriot companies.

Further, in accordance with Cypriot income tax laws, a company is tax resident in Cyprus if its management and control is exercised in Cyprus. There is no definition in Cyprus income tax laws as to what constitutes management and control. However, certain criteria are generally considered as having to be taken into account in order to determine whether a company will be considered a tax resident of Cyprus, including: (i) whether the company is incorporated in Cyprus and is a tax resident only in Cyprus; (ii) whether the board of directors has a decision making power that is exercised in Cyprus in respect of key management, strategic and commercial decisions necessary for the company’s operations and general policies and, specifically, whether the majority of the board of directors meetings take place in Cyprus, whether the majority of the board of directors are tax residents of Cyprus and whether the minutes of the meetings of the board of directors are prepared and kept in Cyprus; (iii) whether the shareholders’ meetings take place in Cyprus; (iv) whether the company has issued general powers of attorney delegating the board’s power to exercise control and make decisions; (v) whether the corporate filings and reporting functions are performed by representatives located in Cyprus; and (vi) whether the agreements relating to the company’s business or assets are executed or signed in Cyprus and whether the corporate seal and all statutory books and records of the company are maintained in Cyprus. Management believes that Interpipe’s Cypriot companies, including the Issuer, meet these criteria and can be considered Cyprus tax residents. A company that is tax resident in Cyprus is subject to Cypriot taxation and qualifies for benefits available under the Cypriot tax treaty network, including the Convention between the Government of the Republic of Cyprus and the Government of Ukraine, dated 8 November 2012 (the “Double Tax Treaty”). In addition, an EU parent company may be able to claim tax benefits under EU tax directives with respect to dividends paid from Cypriot resident companies provided that certain requirements are satisfied.

In the event the tax residency of a company incorporated in Cyprus is challenged, such Cypriot company would be required to establish that it is managed and controlled from Cyprus. If the tax residency of any of the Interpipe’s Cypriot companies, including the Issuer, were to be challenged and such companies were unable to establish that they qualified as Cypriot tax residents, they could be subject to tax in its place of tax residency wherever that might be and therefore unable to make use of the Cypriot tax treaty network. If the relevant Cypriot company is not a tax resident in a member state, tax benefits under the EU tax directives referred to above may be restricted or eliminated.

Further, there can be no assurance that the Double Tax Treaty between Cyprus and Ukraine will not be renegotiated. On 11 December 2015, Ukraine and Cyprus governments signed a protocol to the effective

Cyprus-Ukraine Double Tax Treaty (“the Protocol”). The Protocol provides that the withholding tax rate could be increased from 2 per cent. to 5 per cent. of the gross amount of the interest. The Protocol is scheduled to become effective no earlier than 1 January 2019, subject to proper ratification by both parties (not as yet ratified and, therefore, not as yet applicable).

Adverse changes in the application or interpretation of Cypriot tax law, or a finding that Interpipe’s entities incorporated in Cyprus do not qualify as Cypriot tax residents for tax treaty based benefits, or changes to the Double Tax Treaty, or the entry into force of the Protocol may significantly increase Interpipe’s tax burden and adversely affect its business, results of operations and financial condition.

Investors regard with caution and not place undue reliance on the 2018 Financial Statements included herein which, as of the date of this Information Memorandum, are not audited or reviewed by independent auditors

As of the date of this Information Memorandum, the 2018 Financial Statements included herein are not audited or reviewed by independent auditors. Consequently, such financial information should not be relied upon by investors as providing the same quality of information as that information associated with and subject to an audit or review, and potential investors must exercise caution when using such data to evaluate the Group’s business, results of operations and financial condition.

It is expected that upon the publication of the final Information Memorandum, all financial data for 2018 in the 2018 Financial Statements will be replaced and superseded by audited financial data for the year ended 31 December 2018. Once an audit on the 2018 Financial Statements is completed, there can be no assurance that such audited 2018 financial statements will not be different from the results presented in in this Information Memorandum.

USE OF PROCEEDS

There will be no cash proceeds from the issuance of the Notes. The Notes are being issued to certain existing creditors of the Group in connection with the Restructuring. See “Financial Restructuring”.

BUSINESS

Overview

The Group is the largest vertically integrated manufacturer of steel billets, steel pipes and railway wheels in Ukraine. The Group is a significant player in (i) the steel pipes international market supplying its products to customers in more than 70 countries globally, and (ii) in the railway wheels market being the number one wheels’ exporter in the world, with a presence in more than 30 countries globally. All manufacturing operations of Interpipe are located in Ukraine, where the Group operates four production sites and one scrap-processing company. The Group supplies international customers located in Ukraine, North America, Europe, the Middle East, CIS and Russia.

Interpipe is organised into three separate divisions: Steel, which delivers the raw material for the other two divisions, Pipes and Railway Wheels.

The Group’s key strategic objectives are to diversify its geographical presence and product mix to enhance its position as a leading producer of pipes and wheels in Ukraine and the CIS region, while also expanding its product presence in the global market. The Group intends to pursue this strategy by increasing its seamless pipe and wheel production, enhancing its product mix, improving quality of its products and services for customers while decreasing its costs to improve its profit margins, expanding its global presence and working more closely with its customers to deliver higher value-added products and services. The Group has launched its investments and capacities modernisation program which should enable the Group’s products to meet more challenging and demanding quality requirements in new markets. The Group views the success of this initiative as key to the Group’s ability to penetrate new markets and diversify its customers base following a significant reduction of a volume of sustainable business in the Group’s traditional markets, particularly in CIS.

In recent years, Interpipe’s financial performance has been materially and negatively impacted by adverse market developments resulting from a global decline in the price of oil and other commodities and geo-political tensions between Russian and Ukraine. In response to these negative developments, Interpipe’s management implemented a number of contingency arrangements to limit the impact on the Group’s operational performance.

For the year ended 31 December 2018, Interpipe’s sales volumes amounted to 668,300 tonnes of steel pipes and 189,100 tonnes of railway wheels, and the Group had total revenues of U.S.$1,074.2 million, EBITDA of U.S.$157.6 million and loss for the year of U.S.$48.0 million. The pipes division accounted for 70 per cent. of the revenue from sales, the wheel business segment accounted for 26 per cent. of the revenues, and steel making segment accounted for 2 per cent. of the revenues for the year ended 31 December 2018.

In 2017, Interpipe sales volumes amounted to 594,700 tonnes of steel pipes and 172,400 tonnes of railway wheels, and had total revenues of U.S.$805.65 million, EBITDA of U.S.$119.6 million and loss for the year of U.S.$67.1 million. The pipes division accounted for 69 per cent. of the revenue from sales, wheel business segment accounted for 26 per cent. of the revenues and steel making segment accounted for 2 per cent. of the revenues for the year ended 2017.

Recent Developments

The financial data for the five months ended 31 May 2019 included herein are based on management estimates and have not been audited or reviewed by an independent auditor and are subject to revision and change. No reliance should be placed on statements pertaining to financial performance, including but not limited to, any estimates, forecasts or targets contained herein.

Market Dynamics

For the five months ended 31 May 2019, Interpipe’s results of operations were impacted by challenging dynamics across several of the Group’s markets and products such as imposed quotas and trade restrictions. Since February 2019, the European Commission has put in place country-specific quotas for steel product imports, including Ukrainian seamless tubes and welded pipes, with 25 per cent. duty levied on any excess. In April 2019, new Russian trading sanctions were introduced effective immediately, which banned steel pipe imports into Russia, impacting a majority of Interpipe’s pipes products. In May 2019, the U.S. State Department excluded Canada and Mexico from its steel and aluminium tariffs country list which may increase competition the Group faces in the U.S. from Canadian and Mexican pipe imports. In June 2019, Ukraine mirrored the Russian trade sanctions adopted in April by including a ban on seamless pipes (approximately 18,000 tonnes were shipped to Ukrainian clients during the year ended 31 December 2018). Additionally, on 10 July 2019, the U.S.-Ukraine OCTG ADD Agreement which waives the 7.47 per cent. duty payable on OCTG imports, including Interpipe’s OCTG pipes, expired and was not extended. In July 2019, the Eurasian Economic Commission also suspended the 34.22 per cent. anti-dumping duty on wheels in Customs Union until 1 June 2020. On 2 August 2019, the European Commission decreased anti-dumping duty on imports of certain seamless pipes and tubes produced by Interpipe from 13.8 per cent. to 8.1 per cent.

Overview of Results

For the five months ended 31 May 2019, revenue was U.S.$467.3 million reflecting impacts of the imposed quotas and trade restrictions across several of the Group’s markets and products, and fewer high-margin product sales. EBITDA for the 5 months ended 31 May 2019 was U.S.$105.6 million reflecting high wheels trading margin and strong demand from the Ukrainian local gas pipe sector offset by lower margin pipes trading across most markets and continued increase of the Group’s cost base. Total sales volume was 346,700 tonnes.

Pipes

For the five months ended 31 May 2019, pipe prices in the United States have been on decline, with the United States being the largest market for OCTG pipes, which has negatively impacted global price dynamics for pipe products. For the five months ended 31 May 2019, revenue for pipes products was U.S.$315.1 million, and EBITDA was U.S.$39.4 million.

For the five months ended 31 May 2019, pipes sales volume was 260,500 tonnes compared to 275,000 tonnes in the five months ended 31 May 2018. In terms of geographic breakdown, sales volumes for Russia and the Customs Union was low at 9,300 tonnes compared to 29,700 tonnes in the five months ended 31 May 2018 due to the impact of the April 2019 Russian sanctions. Sales into Ukraine were stable at 75,200 tonnes compared to 74,100 tonnes in the five months ended 31 May 2018 but with a higher proportion of premium (and respectively, higher margin) pipes predominantly generated by the Group’s business with UGV in an overall product mix. Sales volumes into other CIS countries were limited as new orders are on hold until overdue accounts receivables from clients are collected. For Europe, sales volume was 61,600 tonnes compared to 75,700 tonnes in the five months ended 31 May 2018. While management estimates the impact of the new EU quota on seamless pipes will be minimal for 2019, it is anticipated Interpipe’s financial performance will be impacted going forward. In the MAE, volumes were high at 38,200 tonnes compared to

28,000 tonnes in the five months ended 31 May 2018. In the Americas, volumes were high at 61,900 tonnes compared to 49,600 tonnes in the five months ended 31 May 2018 but with US prices and margins decreasing.

Railway Wheels

For the five months ended 31 May 2019, Interpipe experienced high wheel sales to the Russian market and locally due to strong demand for railcars and wheels and the Group has been able to sell at significantly marked-up prices. For the five months ended 31 May 2019, revenue for wheels was U.S.$147.6 million, and EBITDA was U.S.$43.3 million.

For the five months ended 31 May 2019, wheels sales volume was 79,500 tonnes compared to 79,400 tonnes in the five months ended 31 May 2018. In terms of geographic breakdown, sales for Russia and the Customs Union were stable at 32,800 tonnes compared to 32,000 tonnes in the five months ended 31 May 2018 due to strong demand, leading to high margins. Sales into Ukraine were low at 17,900 tonnes compared to 26,000 tonnes in the five months ended 31 May 2018 as the demand for railcar upgrades and expansion projects remained strong. Sales volume into CIS countries were high due to a shortage of railway wheels across the CIS region. For Europe, sales volume was high at 22,300 tonnes compared to 15,600 tonnes in the five months ended 31 May 2018, but this region has demonstrated relatively lower margins compared to other markets. In the Americas, volumes fluctuated within a normal range at 2,800 tonnes compared to 3,300 tonnes in the five months ended 31 May 2018 due to intermittent orders and long-haul shipment batches.

Steel

For the five months ended 31 May 2019, local scrap prices have continued to rise to U.S.$286/t due to the shortage of scrap in Ukraine. Due to the domestic scarcity of steel, Interpipe will not exceed external steel billet sales of 2,000-3,000 tonnes per month. To supplement its raw materials need, Interpipe has bought scrap from Russian suppliers.

Since November 2016, external steel sales have been minimal as Interpipe has selectively taken orders sufficient to maintain its production proficiency. For the 5 months ended 31 May 2019, steel sales volume was 6,600 tonnes.

Cash Flow and Liquidity

As at 31 May 2019, total cash balance was U.S.$200.4 million (with U.S.$27.2 million restricted for trading operations), comprised of reserves for upcoming tenders, secured bank guarantees, performance guarantees, trade guarantees and restricted bonds. Net operating cash flow was U.S.$70.6 million due to higher client cash receipts. Net investing cash was U.S.$13.4 million due to Strategic Wheels Phase 2 investment projects and capital repairs, and net financing cash flow was U.S.$4.6 million due to restructuring costs.

For the five months ended 31 May 2019, liquidity remained strong with substantial amounts reserved for the Restructuring, the Strategic Investment Plan and other future capital expenditure projects.

Business Concentration

In recent periods, the Group has experienced a significant growth of its business with some of the key customers and specific markets which has resulted in a higher customer concentration. For example, the Group’s largest customer in its Pipes Division, UGV, a Ukrainian state-owned company, generated 13 per cent. of the Group’s total revenue in 2018. During 2018 and through 2019, the Group’s Railway Wheels Division experienced increased sales and benefited from high prices (and higher margins) for rail wheels sales to its CIS region customers. The growth in the CIS region rail wheels market has been driven by abnormal 2018 and 2019 demand from Russian rolling stock manufactures, maintainers as well as rolling stock owners.

As a result, the Group generated healthy margins and cash flows from its business with its largest customers, which boosted its financial performance above management’s initial expectations and established a cash cushion to enable the Group to implement the Restructuring. Management believes that the Group’s business with its key and large customers will remain an important factor to further grow its business performance.

Accounts Receivable

For the five months ended 31 May 2019, total accounts receivables were U.S.$126.8 million, reflecting reduced levels from Russian receivables and CIS clients clearing their overdue balances. Net accounts payable was U.S.$16 million for the five months ended 31 May 2019 due to increased prepayments to gas. Overall, trade working capital balance was U.S.$83 million. As at 31 May 2019, the total order book amount was 95,988 tonnes.

Strategic Investment Plan

Out of a total project budget of U.S.$173.8 million for 2018 to 2020, U.S.$131.4 million was set aside for pipe projects, U.S.$14 million for wheels projects and U.S.$28.4 million for other projects. For the five months ended 31 May 2019, U.S.$1.7 million was spent on Interpipe’s pipes line expansion project and the Group has scheduled for manufacturing equipment to be installed at the NTRP plant to enhance its OCTG pipes heat treatment and threading capabilities in 2019. For the five months ended 31 May 2019, U.S.$3.9 million was spent as part of the Strategic Wheels Phase 2 investment projects and machine units have been installed and mounted at the NTRP wheels workshop, with test-runs completed in June 2019. Interpipe has also started the pilot operation of a new line for pipe finishing at its Nikopol facility to expand capacity.

Pipes Division

Principal products

The Pipes Division specialises in the production of a wide range of seamless and welded pipes for application in the oil and gas industry, machine- and ship-building, chemical and petrochemical industries, power generation, automotive, construction, aviation and other industries.

Interpipe’s principal pipe products are:

•                               Seamless oil country tubular goods (“OCTG”), used for oil and gas exploration and production, which comprise drill pipe (used to drill wells), surface casing (used to protect water-bearing formations during the drilling of a well), production casing (forms the structural liner in oil and natural gas wells) and production tubing (used within the casing). This includes green pipe and coupling stock.

•                               Seamless tube and pipe, including:

•                               Seamless transportation line pipe, used for oil and gas transportation in severe pressure and temperature conditions, from wells to refineries, storage tanks and loading and distribution centres;

•                               Seamless industrial pipes, generally intended for low temperature and pressurised conveyance of water, steam, natural gas, air and other liquids and gasses in plumbing and heating systems, air conditioning units, automatic sprinkler systems and general construction applications; and

•                               Seamless special applications pipes, used in various applications by the machine-building, power and heat generation and petrochemical industries, which include boiler pipes, roller pipes, pipes for submerged pump stations, precision pipes and cold drawn pipes.

•                               Welded tube and pipe, up to 22 inches in diameter, including:

•                               Industrial welded pipes, used mainly in the construction industry and in local water distribution networks; and

•                               Transportation line welded pipes, used to transport water, crude oil and natural gas in moderate pressure and temperature conditions.

•                               Tube for machinery.

Financial Performance

The Pipes Division accounted for 69.2 per cent. of the Group’s revenues for the year ended 31 December 2017 and 70.2 per cent. of the revenues for the year ended 31 December 2018. The table below summarises certain financial data for the Pipes Division for the periods indicated:

	Year Ended 31 December
	2016	2017	2018
	(U.S.$ ‘000)		[(unaudited)]
Revenue	346,782	557,644	753,749
Elimination of sales to other segments	—	—	—
Revenue - external	346,782	557,644	753,749
Operating loss	(80,423)	(36,831)	(33,357)
Add back:
Depreciation and amortisation	36,899	28,088	17,497
Revaluation increase and impairment of property, plant and equipment and intangible assets	—	—	2,717
Loss on disposal of property, plant and equipment	454	451	2,090
Foreign exchange cash flow hedge	68,111	63,835	55,113
Extraordinary loss	7	—	—
Operating foreign exchange difference	(23,829)	(37,224)	6,846
EBITDA	1,219	18,319	50,906

Sales and Customers

Interpipe sells its pipes to a wide range of customers operating in numerous industries, mainly in the oil and gas industry, as well as in construction and aviation industries, power generation, machine- and ship-building, automotive and other industries. All of Interpipe’s pipe products are sold through Interpipe Ukraine LLC, Interpipe’s main sales entity. Interpipe’s five largest customers in the pipes division in 2018 together accounted for approximately 30 per cent. of the pipe products division revenue for the year, with the largest customer (UGV) accounting for 15 per cent. of the pipes products divisions revenue for the period.

Interpipe has a network of sales offices and warehouses located in Ukraine, Russia, Switzerland, Dubai and the United States. Interpipe’s network of sales offices, in addition to facilitating the distribution of sales to end-customers, also provides a number of customer services, such as the provision of third-party liability insurance, third-party inspections and logistical services. Its offices provide full customs clearance of Interpipe products and delivery from the respective warehouse directly to the customer’s premises. In addition, the office in Houston will arrange for the inspection of the quality of its products by independent experts upon the delivery of the products to the customers’ premises if high quality standards are required by a customer or specified in the relevant sales contract.

The following table shows the distribution of Interpipe’s sales volumes for the Pipes Division by geography:

	Year Ended 31 December
	2016	2017	2018
	(thousands of tonnes)
Pipes
Europe	121	133	173
Ukraine	114	147	179
Americas	43	90	124
MENA	69	85	80
Customs Union Countries(1)	74	87	60
Rest of the CIS Countries(2)	30	54	52
Total pipes	454	595	668

Notes:

(1)              Includes Russia, Belarus and Kazakhstan

(2)              Includes Azerbaijan, Kyrgyzstan, Armenia, Moldova, Tajikistan and Uzbekistan.

Sales of OCTG Pipes

Interpipe’s oil and gas pipes are certified under substantially all major international and regional quality standards, including API standards, ASTM standards and EN specifications. In addition, Interpipe is a certified supplier of steel pipes to major oil and gas companies in Ukraine, the CIS, Russia, NAFTA, the Middle East, Africa and Asia.

In Ukraine, Interpipe is a strategic partner and key supplier of pipes to UGV and Naftogaz, with UGV accounting for 89 per cent. of Interpipe’s OCTG revenue in Ukraine in 2018. In addition, Interpipe supplies pipes to the National Gas Transportation Company (“UkrTransGas”) under the national programme for gasification of Ukraine.

In the CIS region (excluding Russia), Interpipe supplies its oil and gas pipe products to leading oil and gas companies in Kazakhstan, Uzbekistan, Azerbaijan, Turkmenistan and Belarus.

In the U.S. market, Interpipe supplies OCTG pipe to distributors as well as end-consumers.

Sales Industrial pipes

Interpipe’s industrial pipe products are certified in accordance with substantially all international and regional standards in Ukraine, the CIS, Russia, the EU, NAFTA, the Middle East, Africa and Asia, such as ASTM, EN and Gosstandart and the Russian Federal Agency on Technical Regulating and Metrology (“GOST”), and are supplied primarily to construction, water supply and infrastructure companies.

In Ukraine, Interpipe has a long-standing relationship with a number of major Ukrainian industrial companies.

Sales of Special Application Pipes

Interpipe’s special application pipes are certified under substantially all major international and regional quality standards, including ASTM, EN and GOST. In addition, it is a certified supplier of pipes to power generation and machine building companies in Ukraine, the CIS, Russia, NAFTA, the Middle East, Africa and Asia.

In Ukraine, Interpipe has a long-standing relationship with a number of major Ukrainian industrial and machinery building companies.

Interpipe sells all of its special application pipes directly to end-customers.

Tariffs and Trade Restrictions

Several steel-importing countries, including the European Union, the Eurasian Economic Union, the United States, Canada, Indonesia, Brazil, Thailand and Mexico, currently have anti-dumping measures in place with respect to certain steel imports from Ukraine. Specifically,

•                               in Russia and the Eurasian Economic Union, the Group’s pipe products are subject to anti-dumping duties for pipe products between 18.9 and 19.9 per cent. (plus an additional 5 per cent. import duty in Russia);

•                               new Russian sanctions in April 2019 banned the import of most steel pipe products of the type sold by Interpipe into the Russia Federation (excluding cold-rolled and cold-drawn pipe types);

•                               in the European Union, the Group’s seamless tubes and pipe products are subject to a 13.8 per cent. anti-dumping duty. In February 2019, the European Commission completed its steel safeguard investigation. The Group’s seamless pipes and welded pipes and seamless tubes and pipes are subject to import quotas based on the final decision of the completed safeguard investigation in February 2019; and

•                               in the U.S., the Group’s OCTG pipes are subject to up to 7.5 per cent. anti-dumping duty temporarily suspended under a suspension agreement (which expired in July 2019), and a 25 per cent. section 232 duty applied to most steel products imported into the United States.

The Group’s future sales of pipe products in any of its key markets could be affected by these evolving trade restrictions. See “Risk Factors — Trade restrictions may adversely affect the Group’s exports of its products”.

Sales Contracts

Interpipe’s oil and gas pipe products are primarily sold either pursuant to contracts entered into as a result of tender procedures organised by customers, mostly large state-owned oil companies, or pursuant to short-term contracts that are generally for a period of one year or less, although 70 per cent. of the contracts are for a period of three months or less. In the case of contracts arising from the award of a tender, the price and the volume of products to be delivered are agreed at the time the contract is signed with the relevant customer. For short-term contracts that are for a period of three months or less, the prices set are based on price lists amended by Interpipe on a monthly basis. If a contract is for a period of more than three months, usually prices are adjusted monthly or quarterly based on an agreed index or formula.

Interpipe’s industrial pipe products are primarily sold pursuant to short-term contracts that are generally for a period of three months or less, or spot sales. Prices for these products are set based on price lists amended by Interpipe on a monthly basis.

Interpipe’s special application pipes are sold either pursuant to (i) one-year contracts with monthly or quarterly price adjustments mechanism based either on an agreed formula linked to scrap metal prices in Ukraine, or industrial inflation in the region where the customer is located, or (ii) contracts entered into as a result of tender procedures organised by customers in which the price and volume are set at the time the contract is signed with the relevant customer, or (iii) pursuant to spot sales for which the prices are set based on price lists revised by Interpipe on a monthly basis.

In general, Interpipe provides 12 month limited warranties on all of its pipe products. Interpipe also offers discounts for its pipe products depending on the volume of the relevant order and the terms of payment. Discounts are also made available to large customers, such as state-owned oil and gas companies, and customers with whom Interpipe has had a long-term relationship. The decision to offer such discounts is made on a case-by-case basis by Interpipe’s management.

Production

Interpipe produces pipes at three plants: NTRP, NMPP and Niko Tube, which are all located in the Dnepropetrovsk region of Ukraine.

Seamless pipe production involves the heating and rolling of steel ingots to obtain the required length and diameter for the finished pipe. Welded pipe manufacturing involves bending steel coil or steel plate and then welding the seam at the edges.

The pipe finishing process is an important element in ensuring that the finished pipe product meets the customers’ specifications and industry and regulatory standards. The pipe finishing stages for seamless and welded pipes are largely similar and generally include heat treatment to achieve the desired physical and mechanical properties; upsetting to increase the diameter and thickness of the ends of pipes; threading to grooves at the end of a pipe to enable pipe sections to be screwed together; hydrostatic testing the pipe for defects; and non-destructive testing of the pipe to verify the wall thickness and internal integrity of the product. The final stage of the pipe finishing process generally involves marking, packing and storage.

The table below shows Interpipe’s aggregate installed production capacity for each pipe product type as at 31 December 2018, in thousands of tonnes:

Production capacity (thousands of tonnes)
OCTG	203
Seamless tube and pipe	603
Welded tube and pipe	180
Tube for machinery	21
Total pipes	1,007

Railway Wheels Division

The Railway Wheels Division focuses on the production and distribution of an extensive range of wheels for locomotives, passenger and freight railway transport, as well as subway and city railway transport. The Company’s product portfolio comprises more than 250 types of different wheels.

Interpipe’s principal railway wheel products are:

•                               Freight Wheels, which are used for freight cars in all the markets to which Interpipe sells. Customers are provided with a freight wheel product that is tailored to the conditions in the region and the planned use of the wheel, which is designed to reduce the maintenance cost and increase the service life.

•                               Locomotive Wheels, which are used for locomotives in India, the Middle East and the NAFTA countries. Due to the conditions under which this type of wheel operates, including heavier than average axle loads and severe braking while in operation, these wheels have demanding technical requirements, such as ensuring the carbon content of the wheel below a set threshold.

•                               Passenger Wheels and Urban Transport Wheels, which are used primarily for high speed trains, underground trains and trams in the EU, India and China and can withstand speeds from 120 to 200 kilometres per hour and frequent braking.

•                               Tyres, which are steel rims for railway wheels for locomotives, underground trains and trams in Europe, Africa and the Middle East.

•                               Axles, which are used for wheelsets assembly under European and American standards. Railway axles design includes axle load of 22.5t and 25t for the European market; finish-machined railway axles for heavy haul trains with 32.5t axle load in line with AAR requirements; rough-machined axles for freight transport in line with DSTU GOST 3133:2009 for Ukrainian market (23.5 and 25 tonnes axle loads).

•                               Wheelset is the wheel—axle assembly of a railroad car, which are used for wagon building and maintenance of freight transport in European and Middle Eastern markets.

Financial Performance

The Railway Wheels Division accounted for 26.3 per cent. of the Interpipe’s revenues for the year ended 31 December 2017 and 26.5 per cent. of the revenues for the year ended 31 December 2018. The table below summarises certain financial data for the Railway Wheels Division for the periods indicated:

	Year Ended 31 December
	2016	2017	2018
	(U.S.$’000)		[(unaudited)]
Revenue	127,719	212,213	284,574
Elimination of sales to other segments	—	—	—
Revenue - external	127,719	212,213	284,574
Operating (loss)/profit	14,100	25,097	7,958
Add back:
Depreciation and amortisation	10,907	8,357	13,704
Revaluation increase and impairment of property, plant and equipment and intangible assets	—	—	6,989
Loss/(gain) on disposal of property, plant and equipment	(3)	155	1,252
Foreign exchange cash flow hedge	—	—	1,104
Extraordinary loss	2	—	—
Operating foreign exchange difference	(2,952)	(2,665)	2,087
EBITDA	22,054	30,944	33,094

Sales and Customers

Interpipe sells its railway wheel products to a diversified customer base, with approximately 130 customers located in 30 countries. Interpipe’s customers are primarily national railway operators and companies engaged in rolling stock construction or repair. Interpipe’s five largest customers in the Railway Wheels division in 2018 together accounted for approximately 33 per cent. of the Railway Wheels division revenue for the year, with the largest customer (VKM (JSC “Vagono-Kolesnaya Masterskaya”)) accounting for 9 per cent. of the Railway Wheels division’s revenue for the period.

Interpipe offers its customers full customs clearance of products and delivery to the customers’ premises. It also offers additional services, including third-party liability insurance, trade insurance, warranty and performance bonds and third-party inspections. Interpipe can further arrange for the production of railway wheel sets used on freight cars, locomotives, underground trains and trams. Interpipe sells approximately 96 per cent. of its railway wheels directly to end-users with the remainder of these sales being made to third-party distributors. Interpipe has a separate sales and management team dedicated to and responsible for operations of the Railway Wheels Division.

The following table shows the distribution of Interpipe’s sales volumes for Railway Wheels Division by geography:

	Year Ended 31 December
	2016	2017	2018
	(thousands of tonnes)
Europe	21	23	41
Ukraine	25	45	62
Russia	48	84	68
CIS	6	5	6
Americas	9	4	6
Other	5	11	6
Total wheels	114	172	189

Tariffs and Trade Restrictions

In Russia and the Eurasian Economic Union, the Group’s products are subject to a 34.22 per cent. anti-dumping duty (plus additional 5 per cent. import duty in Russia) for railway wheels. These tariffs have had a limited effect on the sales of the Group’s products in recent periods, however, due to the significant demand exceeding production capacities of the producers. Nevertheless, as the trade restrictions and tariffs continue to evolve, the Group’s future sales of railway wheels products could be affected by these evolving trade restrictions. See “Risk Factors — Trade restrictions may adversely affect the Group’s exports of its products”.

Production

Interpipe, through its NTRP facility, has more than 80 years of experience in the manufacturing railway wheels, developing technologies for production of wheels and steel for wheels, and designing the wheel products.

Interpipe’s wheels are made of clean steel and uses the forging-rolling technology which involves treating wheel blocks at a forging press with subsequent rolling at a wheel rolling mill. These measures improve the viscosity, pliability and strength of steel for wheel products and ensure high mechanical resistance of final products.

All of Interpipe’s pipe and wheel products are manufactured in accordance with internationally recognised and accepted standards.

NTZ’s installed annual wheel production capacity as at 31 December 2017 was 189 thousand tonnes.

Steel Division

The Steel Division collects, processes and melts scrap to supply the Company’s pipe and wheel production with steel billets. Around 90 per cent. of the Steel Division’s products are delivered as inputs to the other two Group’s divisions. The Steel Division operates Interpipe’s metallurgical plant, the largest electric steel-melting complex for production of round steel billets in Eastern Europe. The plant was commissioned in 2012 and as at 31 December 2017 had a total annual production capacity of 1,320 thousand tonnes.

Financial Performance

The Steel Division external revenue accounted for 2.2 per cent. of Interpipe’s revenues for the year ended 31 December 2017 and 1.8 per cent. of the revenues for the year ended 31 December 2018. The table below summarises certain financial data for the Steel Division for the periods indicated:

	Year Ended 31 December
	2016	2017	2018
	(U.S.$’000)		[(unaudited)]
Revenue	228,439	382,849	516,514
Elimination of sales to other segments	(209,927)	(365,235)	(497,381)
Revenue - external	18,512	17,614	19,133
Operating loss	4,154	49,967	80,192
Add back:
Depreciation and amortisation	15,546	15,362	13,445
Revaluation increase and impairment of property, plant and equipment and intangible assets	—	—	(21,005)
Loss on disposal of property, plant and equipment	47	—	16
Foreign exchange cash flow hedge	2,782	1,376	997
Extraordinary loss	98	143	—
Operating foreign exchange difference	(666)	1,752	(447)
EBITDA	21,961	68,600	73,198

Suppliers and Raw Materials

Interpipe has well-established relationships with its largest suppliers of raw materials for production and sources such materials from a diverse range of suppliers. Interpipe uses billets, metal scrap and pig iron for the production of seamless pipes and railroad wheels and steel coils for the production of welded pipes. Local scrap prices had increased during the last few months of 2018 due to scarce availability of scrap, before decreasing in the beginning of 2019, but have risen due to the shortage of scrap at lower price levels. To supplement its raw material needs, the Group has had to procure additional scrap from Russian suppliers. Interpipe benefits from reduced transportation costs due to the proximity of its production facilities to its main local suppliers of raw materials. The majority of Interpipe’s raw material supply agreements are negotiated annually and are generally denominated in the currency of the location of the supplier.

Research and Development

Interpipe’s research and development activities are carried out by central laboratories located at each of its production facilities under the supervision of Interpipe’s investment department, often in cooperation with

Ukrainian state authorities and leading industrial institutions in the gas, ferrous metals, oil and gas transportation, pipe and railway transportation industries.

Intellectual Property

When appropriate, Interpipe seeks to register rights to intellectual property that may result from implementation of its research and development programmes. Interpipe’s operations are not materially dependent on patents.

Vallourec Joint Venture

Interpipe and Vallourec Tubes S.A.S. (“Vallourec”), a manufacturer of premium tubular solutions primarily serving the energy markets entered into a joint venture in 2018 whereby Interpipe holds 49.9 per cent. and Vallourec holds 50.1 per cent. of the shares and voting rights in a newly incorporated German holding company (the “Holding Company”). The Holding Company has established a wholly-owned Ukrainian limited liability subsidiary (the “JV Company”). Interpipe leases part of the premises of Interpipe Niko Tube LLC to the JV Company. The JV Company operates a newly established finishing center in Nikopol to inspect and finish seamless steel pipes for sale into European markets.

As part of the joint venture, Interpipe Ukraine LLC, Interpipe Europe S.A. and Interpipe Central Trade GmbH transferred all of their sales force and business relating to European sales to Vallourec Deutscheland in return for consideration. Interpipe also provides “green” pipes that are finished by the JV Company using Vallourec’s technology and know-how. The finished products are Vallourec-branded and are sold by Interpipe to Vallourec and distributed further by Vallourec to consumers in Europe. Interpipe and Vallourec share equally all benefits from the joint venture as a trading margin via a pre-agreed transfer pricing mechanism. The initial term of the joint venture is five years.

Properties

Interpipe’s production facilities are located in 321 main buildings, comprising a total of 1,423,122 square metres, and in 133 administrative buildings, comprising a total of 141,784 square metres, which Interpipe owns. The land on which the production facilities are situated is leased from Ukrainian local authorities for terms of between 15 and 49 years. The leases will expire during the period from 1 to 20 years, but each agreement provides for an option to extend the term of the lease upon the expiration of original term. Interpipe does not anticipate any difficulties in exercising the options to extend such leases.

Employees

The following table provides information on the number of employees as at 31 December 2018:

Production	9,683
Sales	165
Other	1,613
Total employees	11,461

Legal Matters

As at 31 December 2018, North American Interpipe, PJSC “INTERPIPE NIZHNEDNEPROVSKY TUBE ROLLING PLANT” and “Interpipe Niko Tube” LLC were defendants in several litigations relating to claims against the Group which amounted to approximately U.S.$1.4 million in aggregate, and provisions have been made in respect of these cases.

FINANCIAL RESTRUCTURING

Overview Financial Restructuring

The Group’s financial performance has been materially impacted by adverse market developments resulting from a decline in the price of oil and other commodities, as well as geo-political developments in the region in recent years. Between 2012 to 2016, the Group’s revenue and EBITDA declined by 71 per cent. and 85 per cent., respectively, leading to pressure on the Group’s debt repayment ability and resulting in a financial restructuring process which began in late 2013. Revenue and EBITDA have since recovered, with a 59 per cent. and 158 per cent. increase, respectively, in 2017 over 2016. For the year ended 31 December 2018, the Group had total revenues of U.S.$1,074.2 million and EBITDA of U.S.$157.6 million.

In 2013, the Group breached certain financial covenants and missed scheduled principal repayments of U.S.$106 million, which triggered cross-defaults on the Group’s borrowings. As a result, the Group’s lenders became entitled to demand early repayment of all outstanding amounts. Between 2014 and 2017, the Group also failed to make U.S.$545 million of the scheduled principal repayments and as at 31 December 2017 the carrying amount of the borrowings in default amounted to U.S.$1,044,904 thousand (U.S.$1,021,380 thousand as at 31 December 2016). Accordingly, the liabilities due or claimable within 12 months from 31 December 2017 exceeded the Group’s current assets as of that date by U.S.$1,074,411 thousand, respectively.

As a result of its financial difficulties and payment defaults, Interpipe has been in discussions in relation to a financial restructuring process with Argentem Creek Partners LP (in its capacity as investment manager for Pathfinder Strategic Credit LP, Pathfinder Strategic Credit II LP and ACP I Trading LLC), ING Bank N.V. and Loan Star Credit Opportunities Master Fund I LP, each in its capacity as a member of the co-ordinating committee (the “Committee”) of all of the Lenders under the override agreement dated 25 November 2011 (the “Override Agreement”) made between, amongst others, the Company and UniCredit Bank AG, London Branch as override agent.

The agreed terms of the financial restructuring (the “Restructuring”) relate to the debt owed by the Group to its principal financial creditors — the Lenders (as defined in the Override Agreement), the holders of the U.S.$200,000,000 10.25 per cent. Notes due 2017 (the “Existing Notes”) and certain working capital lenders. A term sheet has been negotiated between the Committee and the Company which sets out the detailed terms of the Restructuring (the “Term Sheet”).

As of 1 April 2019, Lenders representing 100 per cent. of the outstanding principal amount under the Override Agreement and holders of 90 per cent. in the principal amount the Existing Notes have acceded to the Lock-up Agreement, pursuant to which they have committed to support, consent to and/or vote in favour of the proposed Restructuring on the terms set out in the Term Sheet.

As a result of the Restructuring, the Group’s debt facilities and other financial instruments in issue will comprise:

•                  The Loan (See “Description of Indebtedness and Intercreditor Agreement — Loan”);

•                  The Restructured Working Capital Facilities (See “Description of Indebtedness and Intercreditor Agreement — Restructured Working Capital Facilities”);

•                  The Notes; and

•                  The Performance Securities. The initial lenders under the Loan will also have the benefit of the fees payable under the Performance Fee Agreement.

See “Description of Indebtedness and Intercreditor Agreement” and “Terms and Conditions of the Notes”. The Notes and the Loan will benefit from certain shared common security, and the holders of the Notes and the lenders under the Loan will be subject to the terms of the Intercreditor Agreement. See “Description of Indebtedness and Intercreditor Agreement — Intercreditor Agreement”.

BUSINESS PLAN AND PROJECTIONS

The Group’s management believes that, following the implementation of the Restructuring, the Group’s business will have a sustainable capital structure to enable its further growth and development. The underlying assumptions and forecasts for the Group’s business plan for financial years from 2019 through 2022 or 2024 (as applicable) are set out below (the “Business Plan”). The statements set out below are forward looking statements and are subject to risks and uncertainties described under “Presentation of Financial and Other Information — Forward Looking Statements” and “Risk Factors” in this Information Memorandum.

Strategic Investment Plan

The Group’s business development programme includes the implementation of certain restructuring initiatives including the SIP as part of the revised business plan. The timing of the SIP is set for 2019 through 2020 and aims to catch up the historical investment backlog by technologically modernising production equipment and increasing Interpipe’s capacities. Management anticipates that approximately U.S.$131 million will be spent on the SIP between 2019 to 2020. The program plans to increase production capacity of heat treated pipes and pipes with premium joins. It allows Interpipe to increase the market share of premium segment in Ukraine and in the United States. The SIP is expected to enable Interpipe to increase its market share and compete in market segments with higher margins.

In the pipes segment, the SIP aims to improve heat-treatment and threading capabilities which have become market standards in recent years in both the United States and Europe. In the wheels segment, the SIP involves increasing mechanical finishing and developing in-house wheel and axle set production capabilities. According to management, the implementation of the heat treatment will take between 2 and 2.5 years while the installation of new machines in the wheels division will take approximately 1 to 1.5 years.

Assumptions

The following table sets out average raw material prices and total fixed costs of the Group assumed by the Business Plan for the periods indicated:

	Year ended 31 December
	2019	2020	2021	2022
Scrap ($ per ton)	281	306	316	325
Billet ($ per ton)	510	543	559	576
Pig iron ($ per ton)	372	402	414	427
Hot rolled coil ($ per ton)	548	589	606	625
Natural gas ($ per thousand/m3)	336	379	391	403
Electrical energy ($/1,000 kwh)	62	62	64	66
Total fixed costs ($ millions)	181	187	191	197

Total fixed costs comprise plant labour and administrative salary costs, repair and maintenance costs, heating and other costs.

The business plan also assumes average exchange rates for UAH/USD of 26.5, for RUB/USD of 65.0 and for EUR/USD of 0.85.

Sales Volumes

The following table sets out the Group’s projected sales volumes of pipe products by geography for the periods indicated.

	Year ended 31 December
	2019	2020	2021	2022
	(thousands of tonnes)
Europe	160	191	198	198
Ukraine	179	181	185	193
Americas	127	110	132	132
MENA	84	85	88	90
Customs Union Countries(1)	27	28	28	28
Rest of the CIS Countries(2)	52	73	73	73
Total pipes	629	668	705	715

Note:

(1)    Includes Russia, Belarus and Kazakhstan

(2)    Includes Azerbaijan, Kyrgyzstan, Armenia, Moldova, Tajikistan and Uzbekistan.

The following table sets out the Group’s projected sales volumes of railway wheels by geography for the periods indicated.

	Year ended 31 December
	2019	2020	2021	2022
	(thousands of tonnes)
Europe	48	42	44	45
Ukraine	44	58	63	63
Americas	7	8	8	8
Customs Union and Rest of the CIS Countries	59	6	6	6
Other	6	9	9	9
Total Wheels	164	154	161	162

The following table sets out the Group’s projected revenues by geography for the periods indicated.

	Year ended 31 December
	2019	2020	2021	2022
	(U.S.$ millions)
Europe	229	258	276	287
Ukraine	296	319	347	371
Americas	163	150	180	186
MENA	84	93	100	106
Customs Union and Rest of the CIS Countries	203	167	171	175
Other	13	14	16	14
Total Revenue	988	1,001	1,090	1,139

Financial projections

The following table sets out the Group’s projected selected income statement data and EBITDA for the periods indicated.

	Year ended 31 December
	2019	2020	2021	2022
	(U.S.$ millions)
Revenue	1,017	1,051	1,154	1,205
Raw Material	(321)	(347)	(375)	(391)
Energy	(79)	(86)	(94)	(98)
Repair	(15)	(15)	(15)	(15)
Plant labour	(83)	(82)	(85)	(87)
Other costs	(134)	(158)	(179)	(186)
Depreciation and Amortisation	(35)	(41)	(44)	(42)
Cost of Sales	(666)	(730)	(792)	(820)
Selling and distribution expenses	(137)	(141)	(155)	(160)
General and administrative expenses	(56)	(62)	(63)	(65)
Other operating expenses	(3)	(3)	(3)	(3)
Depreciation and Amortization	35	41	44	42
EBITDA	189	156	185	199

The following table sets out the working capital of the Group by the business plan for the periods indicated.

	Year ended 31 December
	2019	2020	2021	2022
	(U.S.$ millions)
Trade and other account receivable	96	126	139	145
Prepayment and other current assets	18	18	18	18
Reimbursable taxes (VAT)	17	23	25	26
Trade and other account payable	79	79	80	80
Taxes payable, other than income statement	4	5	6	6
Inventories	143	175	192	196
Working capital	190	258	288	299
Change in working capital	(4)	68	30	11

The following table sets out the Group’s projected selected cash flow available for debt service and cash balances for the periods indicated:

	Year ended 31 December
	2019	2020	2021	2022	2023	2024	2019-24
	(U.S.$ millions)
EBITDA	189	156	185	199	201	203	1,132
Change in working capital	4	(68)	(30)	(11)	(11)	(11)	(127)
Income tax	(5)	(5)	(14)	(18)	(19)	(19)	(80)
Net operating cash flows	188	83	141	170	171	173	926
Capex — wheels	(10)	—	—	—	—	—	(10)
Capex excluding new investments	(24)	(24)	(24)	(25)	(26)	(27)	(149)
Capex — new investment projects in Pipes	(68)	(63)	—	—	—	—	(131)
Cash flows available for debt service	85	(5)	117	145	146	146	634
Equity contribution	50	—	—	—	—	—	50
Cash at closing (before debt service)	270	83	134	245	357	315	315
Loan amortisation	(45)	(45)	—	—	(155)	(155)	(400)
Additional working capital financing	—	15	—	—	—	—	15
Exit fee	—	—	—	—	—	(40)	(40)
Restructuring fee and other costs	(118)	—	—	—	—	—	(118)
Interest payments	(20)	(36)	(33)	(33)	(33)	(17)	(172)
Cash at closing (after debt service)	87	17	100	212	169	103	103

DESCRIPTION OF INDEBTEDNESS AND INTERCREDITOR AGREEMENT

The following is a summary of certain terms of the Initial Senior Facility Agreement, Exit Fee Agreement, Intercreditor Agreement and RWC Facilities that relate to the rights and obligations of holders of the Notes (collectively, the “Transaction Agreements”) and is qualified in its entirety by reference to the detailed provisions of the Transaction Agreements. Unless defined in this Information Memorandum or the “Terms and Conditions of the Notes”, all capitalised terms in this section shall have the meaning given to them in the Transaction Agreements.

INITIAL SENIOR FACILITY AGREEMENT

The Issuer (as Borrower) will enter into an initial senior facility agreement with, among others, the Guarantors and the finance parties named therein. The principal amount of the Loan will be U.S.$[•].

Interest

The loan under the Initial Senior Facility Agreement will bear interest at the rate per annum equal to the aggregate of LIBOR plus 6.65 per cent. Interest will accrue in respect of the interest periods of three months, starting from the Restructuring Effective Date.

Default interest will be calculated as an additional two per cent. per annum on the overdue amount.

Guarantees

Initially, the Initial Facility Agreement will benefit from the guarantees or suretyships, as the case may be, of the Guarantors.  The obligations under the Initial Senior Facility Agreement benefit from the Common Security as provided in the Intercreditor Agreement.

The Borrower must ensure that the aggregate gross assets, the aggregate pre-tax profits and the aggregate turnover of the Guarantors and the Sureties in respect of the Loan under the Initial Senior Facility Agreement are not at any time less than 90 per cent. of, respectively, the total consolidated gross assets, consolidated pre-tax profits and consolidated turnover of the Group at that time, as tested on the basis of audited financial statements of the Group. If such test is not met, the Borrower must ensure that one or more subsidiaries who are not then obligors provide a surety or a guarantee in respect of the Loan.

Availability

The lenders are deemed to have made the loan available to the Borrower on the Restructuring Effective Date.  The loan under the Initial Senior Facility Agreement is deemed to be drawn in full as at the Restructuring Effective Date.

Repayment

The Borrower must repay the loan in instalments by repaying on each date shown in the first column of the table below a Repayment Instalment in the amount shown in the second column of that table:

Date	Amount (U.S.$)
First Repayment Date	25% of the principal amount of the Loan
31 December 2019	25% of the principal amount of the Loan
30 June 2020	25% of the principal amount of the Loan
31 December 2020	The balance of the Loan

The Initial Senior Facility Agreement also contains customary mandatory prepayment clauses including mandatory prepayment upon illegality, change of control, sanctions, asset disposals and insurance proceeds, as well as voluntary prepayment.

Representations and Warranties

The Initial Senior Facility Agreement contains representation by the Borrower including as to status, group structure, binding obligations, security and financial indebtedness, non-conflict with other obligations, compliance with laws, power and authority, validity and admissibility, governing law, taxation, no default, no misleading information, financial statements, existence of security interests, pari passu ranking, no proceedings, insolvency proceedings, immunity, no material adverse change, environmental and social compliance, United States laws, anti-bribery and anti-corruption and guarantor cover.

Financial Covenants

The Initial Senior Facility Agreement contains certain financial covenants. A breach of the financial covenants set forth below constitutes an event of default under the Initial Senior Facility Agreement and a cross-default under the terms and conditions of the Notes.

Financial Conditions

Net Leverage Ratio: the Borrower must ensure that the Net Leverage Ratio in respect of any Relevant Period specified in column 1 of the table set out below will not exceed the ratio set out in column 2 of that table opposite that Relevant Period:

Column 1 Relevant Period	Column 2 Ratio

Relevant Period ending 30 September 2019	2.1

Relevant Period ending 31 December 2019	1.8

Relevant Period ending 31 March 2020	2.4

Relevant Period ending 30 June 2020	2.7

Relevant Period ending 30 September 2020	2.8

Cashflow Cover: The Borrower must ensure that: Cashflow Cover in respect of any Relevant Period specified in column 1 of the table set out below shall not be less than the ratio set out in column 2 of that table opposite that Relevant Period.

Column 1 Relevant Period	Column 2 Ratio

Relevant Period ending 30 September 2019	0.5:1

Relevant Period ending 31 December 2019	0.6:1

Relevant Period ending 31 March 2020	0.3:1

Relevant Period ending 30 June 2020	0.4:1

Relevant Period ending 30 September 2020	0.5:1

Interest Cover:  Interest Cover in respect of any Relevant Period specified in column 1 of the table set out below shall not be less than the ratio set out in column 2 of that table opposite that Relevant Period.

Column 1 Relevant Period	Column 2 Ratio

Relevant Period ending 30 September 2019	1.2:1

Relevant Period ending 31 December 2019	1.0:1

Relevant Period ending 31 March 2020	0.9:1

Relevant Period ending 30 June 2020	0.7:1

Relevant Period ending 30 September 2020	2.7:1

Equity Cure

If, in any Relevant Period, the Borrower fails to comply with any Financial Condition referred to above but receives the proceeds of an Equity Cure Amount, then the Net Leverage Ratio, Interest Cover and Cashflow Cover shall be recalculated as follows:

(a)         for calculating the Net Leverage Ratio and Total Net Debt, as at the last day of such Relevant Period shall be deemed to have been reduced by an amount equal to the entire amount of the Equity Cure Amount; and

(b)         for calculating Interest Cover and Cashflow Cover, the Equity Cure Amount shall be treated as having been applied in prepayment of the Loan on the first day of the Relevant Period for any actual or anticipated breach of any Financial Condition being cured and Net Finance Charges and/or Debt Service shall be recalculated accordingly,

If, after giving effect to the adjustments referred to in paragraph (a) above, the Borrower would be in compliance with the requirements of all of the financial conditions set forth above, the Borrower will be deemed to have been in compliance with those financial covenants and the breach or default of such financial covenants which had occurred will be deemed cured.

Minimum Treasury Cash Balance

Subject to certain exceptions, the Borrower must ensure that the Treasury Cash Balance on each relevant quarter date is not less than U.S.$15,000,000.

As used herein:

“Borrowings” has the same meaning as “Indebtedness” in the “Terms and Conditions of the Notes” contained in this Information Memorandum.

“Consolidated EBITDA” is defined in the “Terms and Conditions of the Notes” contained in this Information Memorandum.

“Capital Expenditure” means any expenditure or obligation in respect of expenditure which, in accordance with Applicable Accounting Standards, is treated as capital expenditure and including:

(a)              the consideration paid for, or the cost of:

(i)                                              the acquisition of a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them) or any assets or the incorporation of a company; and

(ii)                                           any investment in a Joint Venture,

which, in each case, qualify as SIP Related Acquisitions; and

(b)              (except for the purposes of paragraph (h) of the definition of “Cashflow” where it shall not be included) the capital element of any expenditure or obligation incurred in connection with a Finance Lease) but excluding for these purposes, any expenditure or obligation in respect of a recognised right-to-use lease asset under Exempt IFRS 16 Leases.

“Cash” means at any time cash in hand or at bank and (in the latter case) credited to an account in the name of an Obligor (and to which that Obligor is alone (or together with other Obligors) beneficially entitled and for so long as:

(a)              that cash is repayable within two Business Days’ of demand;

(b)              repayment of that cash is not contingent on the prior discharge of any other indebtedness of any member of the Group or of any other person whatsoever or on the satisfaction of any other condition; and

that cash is not subject to any Security Interest except for Transaction Security or any Permitted Security constituted by a netting or set-off arrangement entered into by members of the Group in the ordinary course of their banking arrangements.

“Cash Equivalent Investment” means:

(a)              any investment in marketable debt obligations issued or guaranteed by the government of the United States of America or (provided it has a credit rating of either BBB or higher by S&P or Fitch or Baa2 or higher by Moody’s) any Participating Member State, the United Kingdom or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one (1) year after the relevant date of calculation and not convertible or exchangeable to any other security;

(b)              certificates of deposit or deposits maturing within one year after the relevant date of calculation and issued by an Acceptable Bank;

(c)               commercial paper not convertible or exchangeable to any other security:

(i)                                              for which a recognised trading market exists;

(ii)                                           issued by an issuer incorporated in the United States of America or (provided it has a credit rating of either BBB or higher by S&P or Fitch or Baa2 or higher by Moody’s) any Participating Member State or the United Kingdom;

(iii)                                        which matures within twelve (12) Months after the relevant date of calculation; and

(iv)                                       which has a credit rating of either A-1 or higher by S&P or F1 or higher by Fitch or P-l or higher by Moody’s, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating; or

(d)              any other debt security approved by the Majority Lenders,

in each case, to which any member of the Group is alone (or together with other members of the Group) beneficially entitled at that time and which is not issued or guaranteed by any member of the Group or subject to any Security Interest (other than a Security Interest arising under the Security Documents).

“Cashflow” means, in respect of any Relevant Period, Consolidated EBITDA for that Relevant Period after:

(a)              adding the amount of any decrease (and deducting the amount of any increase) in Working Capital for that Relevant Period;

(b)              excluding any non-cash translation difference;

(c)               adding the amount of any cash receipts (and deducting the amount of any cash payments) during that Relevant Period in respect of any Exceptional Items not already taken account of in calculating Consolidated EBITDA for any Relevant Period (other than, in the case of cash receipts, Relevant Proceeds);

(d)              adding the amount of any cash receipts during that Relevant Period in respect of any Tax rebates or credits and deducting the amount actually paid in respect of Taxes during that Relevant Period by any member of the Group;

(e)               adding (to the extent not already taken into account in determining Consolidated EBITDA) the amount of any dividends or other profit distributions received in cash by any member of the Group during that Relevant Period from any Non-Group Entity and deducting (to the extent not already deducted in determining Consolidated EBITDA) the amount of any dividends paid in cash during the Relevant Period to minority shareholders in members of the Group;

(f)                adding the amount of any cash paid to a member of the Group in the Relevant Period that represents repayment of any loan made to a Joint Venture;

(g)               adding the amount of any increase in provisions, other non-cash debits and other non-cash charges and deducting the amount of any non-cash credits in each case to the extent taken into account in establishing Consolidated EBITDA;

(h)              deducting the amount of any Capital Expenditure actually made in cash during that Relevant Period by any member of the Group except (in each case) to the extent funded from:

(i)                                              any Excluded Insurance Proceeds permitted to be retained for this purpose;

(ii)                                           any Permitted Subordinated Loan; and

(iii)                                        any Exempt Capex Equity Contribution; and

(i)                  deducting the amount of any cash costs of Pension Items during that Relevant Period to the extent not taken into account in establishing Consolidated EBITDA,

and so that no amount shall be added (or deducted) more than once.

“Cashflow Cover” means the ratio of Cashflow to Debt Service in respect of any Relevant Period.

“Debt Service” means in respect of any Relevant Period, the aggregate of:

(a)              Net Finance Charges for that Relevant Period;

(b)              all scheduled and mandatory repayments of Borrowings falling due during that Relevant Period but excluding:

(i)                                               any amounts falling due under any overdraft or revolving facility (and which were available for simultaneous redrawing according to the terms of that facility);

(ii)                                            for the avoidance of doubt, any mandatory prepayment made pursuant to Clause 5 (Prepayment and cancellation); and

(iii)                                        any such obligations owed to any member of the Group; and

(c)               the amount of the capital element of any payments in respect of that Relevant Period payable under any Finance Lease entered into by any member of the Group (but excluding, for these purposes, any payment in respect of an Exempt IFRS 16 Lease), and so that no amount shall be included more than once.

“Equity Cure Amount” means an amount of cash in US Dollars subscribed by a Direct Shareholder for shares in the Borrower or made available by way of Subordinated Loan from a Direct Shareholder to the Borrower, but excluding any amount received by way of an Underperformance Shareholder Contribution or an Exempt Equity Capex Contribution.

“Exempt Capex Equity Contribution” means, in relation to any proposed Capital Expenditure, a cash subscription (in US Dollars) for shares in the Borrower made by a Direct Shareholder, provided that:

(a)              the subscription is made prior to any member of the Group incurring any liability; and

(b)              the amount subscribed for is not less than the liability to be incurred by members of the Group,

in each case, in respect of that proposed Capital Expenditure.

“Interest Cover” means the ratio of Consolidated EBITDA to Net Finance Charges in respect of any Relevant Period.

“Net Finance Charges” means, for any Relevant Period, the aggregate amount of the accrued interest, commission, fees, discounts, prepayment fees, premiums or charges and other finance payments in respect of Borrowings paid or payable by any member of the Group (calculated on a consolidated basis) in cash or capitalised in respect of that Relevant Period including:

(a)              any upfront fees or costs;

(b)              the interest (but not the capital) element of payments in respect of Finance Leases;

(c)               any commission, fees, discounts and other finance payments payable by any member of the Group under any interest rate hedging arrangement;

(d)              if a Joint Venture is accounted for on a proportionate consolidation basis, and the results of the Joint Venture are included in Consolidated EBITDA, the Group’s share of the finance costs or interest receivable of the Joint Venture; and

(e)               any finance charges or payments in respect of counter-indemnity obligations for any guarantee, bond, standby or documentary letter of credit or similar instrument which obligations would be Borrowings but for the operation of paragraph (f)(ii) of the definition of that term, but excluding:

(f)                capitalised, amortising, non-recurring and non-cash restructuring and debt issuance costs;

(g)               non-cash interest expenses in respect of any Permitted Subordinated Loan;

(h)              any finance charges in respect of Exempt IFRS 16 Leases; and

(i)                  any charges in respect of Pension Items,

and after deducting:

(j)                 any commission, fees, discounts and other finance payments payable in that Relevant Period to any member of the Group under any interest rate hedging agreement;

(k)              any interest payable in that Relevant Period to any member of the Group (other than by another member of the Group) on any Cash or Cash Equivalent Investment; and

(l)                  any interest received by any member of the Group in that Relevant Period on any deposit or bank account provided that such interest amount is freely available to the Group Member so that:

(i)                                               its receipt is not contingent on the prior discharge of any indebtedness of any member of the Group or any other person or on the satisfaction of any other condition; and

(ii)                                            the amount is not subject to any Security Interest other than the Transaction Security or any Permitted Security falling within the scope of paragraph (d) or (e) of that definition.

and so that no amount shall be added (or deducted) more than once.

“Net Leverage Ratio” means, in respect of any Relevant Period, the ratio of Total Net Debt on the last day of that Relevant Period to Consolidated EBITDA in respect of that Relevant Period.

“Relevant Period” means each period of 12 months ending on or about the last day of the Financial Year and each period of 12 months ending on or about the last day of each Financial Quarter.

“Total Net Debt” means, at any time, the aggregate amount of all obligations of members of the Group for or in respect of Borrowings at that time but:

(a)              excluding any such obligations to any other member of the Group; and

(b)              deducting the aggregate amount of Cash and Cash Equivalent Investments held by any member of the Group at that time,

and so that no amount shall be included or excluded more than once.

“Treasury Cash Balance” means, at any time, the amount (in aggregate) of Cash standing to the credit of bank accounts of members of the Group at that time, but excluding for these purposes any amount of Cash standing to the credit of bank accounts of members of the Group with any bank or financial institution owned or controlled by a Shareholder Affiliate in excess of an aggregate amount of U.S.$10,000,000.

Compliance Certificate

Any failure to deliver the compliance certificate within the applicable grace period constitutes a cross default under the terms and conditions of the Notes.

The Borrower shall supply a compliance certificate to the Agent (with a copy to the Monitoring Adviser) with each set of its annual audited consolidated financial statements and each set of its unaudited consolidated quarterly financial statements.

The compliance certificate shall, amongst other things, set out (in reasonable detail) computations as to compliance with the financial covenants, contain the certification and certain other information.

Positive Undertakings

The Initial Senior Facility Agreement requires each obligor under the Loan to observe certain positive undertakings, including relating to:

•                  maintenance of corporate existence, status and qualifications to conduct business;

•                  maintenance of the relevant authorisations to maintain Common Security and comply with the Intercreditor Agreement, the Initial Senior Facility Agreement and other transaction documentation;

•                  compliance with laws, including environmental laws and regulations, anti-corruption laws and certain U.S. federal laws;

•                  perfection of the Common Security;

•                  maintenance of pari passu ranking of the obligations under the Initial Senior Facility Agreement;

•                  payment of taxes;

•                  maintenance of insurance;

•                  sales of stock-in-trade or inventory are on arms-length terms;

•                  preservation of assets;

•                  compliance with the requirements of the National Bank of Ukraine to ensure ability to make payments of the intercompany liabilities owed by Ukrainian Guarantors to the Borrower; and

•                  appointment of monitoring advisors,

in each case, subject to specified exceptions and qualifications.

In addition, the Initial Senior Facility Agreement requires that if the EBITDA of the Group is less than 90 per cent. of the consolidated EBITDA as forecast for that financial period under the Base Case,  the Borrower make a demand on a standby letter of credit established and maintained by the Group’s Direct Shareholders for such purpose or procure that one or more of the Direct Shareholders subscribes for additional capital stock in the Borrower in the amount equal to the relevant EBITDA shortfall, but not exceeding U.S.$20 million.

Negative Undertakings

The Initial Senior Facility Agreement contains certain negative undertakings by the Borrower, including restrictions on the ability members of certain members of the Group to:

•                  create security or quasi security over their assets;

•                  dispose of assets;

•                  incur financial indebtedness;

•                  enter into mergers or similar transactions;

•                  change the business of the Group;

•                  acquire business or subsidiaries, enter into joint ventures;

•                  make loans, guarantees or extend credit;

•                  conduct business with affiliates;

•                  change the capital structure of the Group,

•                  make dividend or other payments to shareholders;

•                  repay the Restated Working Capital Facilities prior to the repayment of the Loan; and

•                  amend the terms of the Performance Securities without offering a similar amendment to the holders of entitlements under the Performance Fee Agreement to either exercise their option to convert their entitlements into Performance Securities, in each case, subject to certain specified exceptions and qualifications.

Events of Default

The Initial Senior Facility Agreement contains events of default, including in relation to non-payment, breach of financial covenants, non-compliance with other obligations under the Initial Senior Facility Agreement, misrepresentation, cross-default, insolvency, insolvency proceedings, creditors’ process, litigation, cessation of business, ownership of the Obligors, effectiveness of Finance Documents, shareholders/standby equity commitment, prohibited payments, governmental intervention, auditors’ qualification, moratorium of Ukraine,  exchange controls, Intercreditor Agreement and material adverse change.

Amendments and Waivers

Subject to certain exceptions, any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Borrower and any such amendment or waiver will be binding on all Parties.

EXIT FEE AGREEMENT

The Issuer will enter into the Exit Fee Agreement with each original lender under the Initial Senior Facility Agreement. Pursuant to the Exit Fee Agreement, the Issuer shall, on the Final Discharge Date, pay an Exit Fee to each Exit Fee Creditor in an amount equal to the Entitlement of that Exit Fee Creditor in respect of the total Exit Fee Amount, which is the product of [•]/355 multiplied by U.S.$40,000,000, being U.S.$[•](1). The Issuer’s obligations under the Exit Fee Agreement benefit from the Common Security, as provided in the Intercreditor Agreement.

The Issuer shall have no obligation to pay any Exit Fee, or any other amounts in respect of the Exit Fee Amount, to any Exit Fee Creditor if the Final Discharge Date occurs prior to the fourth anniversary of the Restructuring Effective Date. No Exit Fee shall be payable by the Parent to any Exit Fee Creditor unless and until the Final Discharge Date occurs.

INTERCREDITOR AGREEMENT

To establish the relative rights of certain of the Issuer’s creditors under its financing arrangements, the Issuer and certain creditors and lenders under the Issuer’s indebtedness will enter into the Intercreditor Agreement with, among others, the Initial Senior Agent, the Trustee, each New Security Agent and the Guarantors (except for PJSC “Interpipe NTRP”, who will enter into a separate standalone intercreditor agreement with the Initial Senior Agent, the Trustee and each New Security Agent, which will be on substantially the same terms as the Intercreditor Agreement).

Ranking and Priority

The liabilities owed by the Obligors to the Creditors in respect of the Senior Facility Liabilities and Notes Liabilities shall rank in right and priority of payment pari passu and without any preference between them.

The Common Security shall rank and secure: (a) the Senior Facility Liabilities, the Notes Liabilities (other than the Exit Fees payable to the Noteholders) and, as applicable, the liabilities owed to the Offshore Security Agent under the Intercreditor Agreement, pari passu and without any preference between them and (b) the

(1)   The ratio will be calculated by reference to the principal amount of the Initial Senior Facility.

Exit Fees payable to the Exit Fee Creditors pursuant to the terms of the Exit Fee Agreement and to the Noteholders.

The Intercreditor Agreement also provides that the Intra-Group Labilities and the separate Shareholder Subordination Agreement provides that any liabilities owed by any Obligor to a Relevant Shareholder are, in each case, postponed and subordinated to the Senior Facility Liabilities and the Notes Liabilities owed by the Obligors, and the Exit Fees payable under the Exit Fee Agreement, to the Creditors.

Restriction on payment of Notes Liabilities

Until the Initial Senior Facility Actual Discharge Date, no Obligor shall, and each Obligor must procure that no other member of the Group shall:

(a)         make any Payments in respect of any principal, interest or other amount on or in respect of, or make any distribution or Liabilities Acquisition in respect of, any Notes Liabilities in cash or in kind or apply any such money or property in or towards discharge of any Notes Liabilities except as expressly permitted under Permitted Payments: Notes Liabilities, described below;

(b)         buy back or purchase in the market any Notes; or

(c)          exercise any set-off against any Notes Liabilities except as expressly permitted under Permitted Payments: Notes Liabilities or Filing of claims.

After the Initial Senior Facility Actual Discharge Date and for so long as any Refinancing Senior Facility Liabilities are outstanding, the Obligors may make Payments to the Notes Creditors in respect of the Notes Liabilities in accordance with the Notes Documents (as amended, if applicable, with the Intercreditor Agreement) provided that such Payments are not prohibited under Permitted Payments: Notes Liabilities.

Permitted Payments: Notes Liabilities

(a)         Prior to the Initial Senior Facility Actual Discharge Date, the Obligors may make Payments to the Notes Creditors in respect of the Notes Liabilities in accordance with the Notes Documents (as amended, if applicable, with the Intercreditor Agreement) if:

a.              prior to the occurrence of an Acceleration Event, the Payment is of:

i.                  an amount of scheduled interest or coupon in respect of the Notes;

ii.               any principal amount of the Notes Liabilities (together with accrued interest thereon) pursuant to any exercise by a Senior Noteholder of a right to require the redemption of its Notes upon the occurrence of a Change of Control in accordance with the Notes Conditions provided the Parent has complied with its obligation to prepay the Initial Senior Facility Liabilities in full or such obligation has been waived in accordance with the terms of the Initial Senior Facility Agreement;

iii.            Creditor Representative Amounts due and payable to the Notes Trustee and any due and payable amounts in relation to any listing or reporting requirements;

iv.           any other amount which is not an amount of principal or scheduled interest or coupon (including, if applicable, default interest, additional amounts payable as a result the tax gross-up provisions relating to the Notes, amounts in respect of currency indemnities in the Notes Trust Deed and any fee or commission or any reimbursement of costs and expenses incurred in relation to the Notes Documents the Payment of which is either permitted or has been approved and which is accrued and payable in accordance the Notes Documents in their original form or as amended in accordance with the terms of the Intercreditor Agreement;

v.              the Payment is of:

1.              any fees, costs and expenses of any third party professional advisers appointed by the Notes Trustee in respect of any restructuring, valuation or other advice (including contingency planning) relating to the rights of the Notes Creditors in relation to any continuing Event of Default under the Notes Documents;

2.              any fees (not to exceed U.S.$100,000 per month), costs and expenses of any committee of Noteholders appointed in accordance the Notes Conditions; or

b.              following the occurrence of an Acceleration Event:

i.             the Payment is of any principal amount of the Notes Liabilities (together with accrued interest thereon) in accordance with Non-Distressed Disposals;

ii.          if the applicable Majority Senior Lenders give prior consent to that Payment being made; or

iii.       the Payment is of:

1.              Creditor Representative Amounts due and payable to the Notes Trustee;

2.              any fees, costs and expenses of any third party professional advisers appointed by the Notes Trustee in respect of any restructuring, valuation or other advice (including contingency planning) relating to the rights of the Notes Creditors in relation to any continuing Event of Default under the Notes Documents; or

3.              any fees (not exceeding U.S.$100,000 per month), costs and expenses of any committee of Noteholders appointed in accordance with the Notes Conditions.

(b)         On and after the Initial Senior Facility Actual Discharge Date but prior to the date on which any Refinancing Senior Facility Liabilities have been finally and irrevocably discharged in full to the satisfaction of the Senior Lender (or, as the case may be, any Creditor Representative for the Senior Lenders) under the relevant Refinancing Senior Facilities Agreement:

a.              so long as no Acceleration Event has occurred, the Obligors may make Payments to the Notes Creditors in respect of the Notes Liabilities in accordance with the terms of the Notes Documents; but

b.              if an Acceleration Event has occurred, no Obligor may make any Payments to the Notes Creditors in respect of the Notes Liabilities other than:

i.             the Payment of any principal amount of the Notes Liabilities (together with accrued interest thereon) in accordance with Non-Distressed Disposals;

ii.          if the Majority Senior Lenders under the relevant Refinancing Senior Facilities Agreement give prior consent to that Payment being made;

iii.       the Payment of Creditor Representative Amounts due and payable to the Notes Trustee;

iv.      the Payment of any fees, costs and expenses of any third party professional advisers appointed by the Notes Trustee in respect of any restructuring, valuation or other advice (including contingency planning) relating to the rights of the Notes Creditors in relation to any continuing Default under the Notes Documents; or

v.         the Payment is of any fees (not exceeding U.S.$100,000 per month), costs and expenses of any committee of Noteholders appointed in accordance the Notes Conditions.

Restriction on amendments and waivers: Notes Liabilities

(a)         Prior to the Initial Senior Facility Actual Discharge Date, neither the Notes Creditors nor any Obligor may amend or waive the terms of the Notes Documents if the amendment or waiver is, in relation to the original form of the Notes Documents, an amendment or waiver which would:

a.              result in any member of the Group becoming a borrower or issuer (or co-borrower or co-issuer) of all or any part of the Notes Liabilities;

b.              (save as a result of the capitalisation of any scheduled or default interest payment) constitute an increase in the principal amount of the Notes or the issuance of any additional Notes;

c.               result in an increase in the amount of Exit Fees payable to the Noteholders or an acceleration of or an earlier due date for payment of any Exit Fee payable to the Noteholders;

d.              constitute an increase in the applicable interest rate or coupon, or the inclusion of an additional rate or coupon, relating to the Notes other than any increase or inclusion which is contemplated by the original form of the Notes Documents;

e.               constitute an increase in the amount of, or the addition of any other fees or commission other than an increase or addition which is:

i.             in consideration of the amendment or waiver of, or the giving of a consent under, any term of a Notes Document in an amount which (when aggregated with the fees payable in connection with any related amendment or waiver) does not exceed three per cent. of the principal amount of the Notes as at the date of the Intercreditor Agreement;

ii.          a Payment permitted under Permitted Payments: Notes Liabilities;

iii.       contemplated by the original form of the Notes Documents; or

iv.      a Payment of Creditor Representative Amounts to the Notes Trustee;

v.         result in any earlier final maturity or amortisation dates in respect of the Notes Liabilities;

vi.      have the effect of making any member of the Group liable to make additional or increased payments, other than:

1.              any additional or increased payments provided for under the original form of the Notes Documents; or

2.              an amendment or waiver which is permitted under subparagraphs (d) or I above,

unless the prior consent of the Majority Senior Lenders under the Initial Senior Facility Agreement is obtained.

(b)         After the Initial Senior Facility Actual Discharge Date, but only for so long as any Refinancing Senior Facility is in place and outstanding, the Notes Creditors may not amend or waive the terms of the Notes Documents if the amendment or waiver is, in relation to the original form of the Notes Documents, an amendment or waiver which would result in the Notes Major Terms no longer being complied with, unless the prior consent of the Majority Senior Lenders under the relevant Refinancing Senior Facilities Agreement is obtained.

Payment of Senior Facility Liabilities

(a)         Subject to paragraph (b) below, the Obligors may make Payments of the Senior Facility Liabilities at any time in accordance with, and subject to the provisions of, the relevant Senior Facility Documents.

(b)         Following the occurrence of an Acceleration Event, unless the prior consent of the Notes Trustee is obtained, no Obligor may make any Payments of the Senior Facility Liabilities then due in accordance with the terms of the Senior Facility Agreement unless the Payment is of:

a.              any principal amount of the Senior Facility Liabilities (together with interest accrued thereon) in accordance with:

i.             Illegality or Sanctions: right of mandatory prepayment of the Initial Senior Facility Agreement or any Equivalent Provision of the relevant Refinancing Senior Facilities Agreement;

ii.          Non-Distressed Disposals;

b.              Creditor Representative Amounts due and payable to any Creditor Representative for the Senior Lenders under a Senior Facility Agreement;

c.               any fees, costs and expenses of any third party professional adviser, appointed by or on behalf of the Senior Lenders in respect of any restructuring, valuation or other advice (including contingency planning) relating to the rights of the Senior Lenders in relation to any continuing Event of Default under the Senior Facility Documents; or

d.              any fees payable to one or more Senior Lenders in connection with them acting as restructuring co-ordinators or similar (however described) following the occurrence of an Event of Default which is continuing under the Senior Facility Agreement, provided such fees do not exceed U.S.$100,000 per month in aggregate.

Restriction on amendments and waivers: Initial Senior Facility Liabilities

Neither the Initial Senior Creditors nor any Obligor may amend or waive the terms of the Initial Senior Finance Documents if the amendment or waiver is, in relation to the original form of the Initial Senior Finance Documents, an amendment or waiver which would:

(a)         result in any member of the Group other than the Parent becoming the borrower (or co-borrower) of all or any part of the Initial Senior Facility Liabilities;

(b)         constitute an increase in the applicable Margin, or the inclusion of an additional margin, relating to the Initial Senior Facility other than any increase or inclusion which is contemplated by the original form of the Initial Senior Finance Documents;

(c)          (save as a result of the capitalisation of any scheduled or default interest payment) constitute an increase in the principal amount of the Initial Senior Facility;

(d)         constitute an increase in the amount of, or the addition of, any other fees or commission other than an increase or addition which is:

a.              in consideration of the amendment or waiver of, or the giving of a consent under, any term of the Initial Senior Finance Documents and either:

i.             in an amount which (when aggregated with the fees payable in connection with any related amendment or waiver) does not exceed three per cent. of the principal amount of the Initial Senior Facility Liabilities as at the date of the Intercreditor Agreement; or

ii.          a payment or fee to which condition Special payment of the Notes Conditions applies;

b.              in consideration of the performance of functions in connection with the refinancing or (subject to the limits under paragraph (d) of Payment of Senior Facility Liabilities, as described above) restructuring of the Initial Senior Facility Liabilities;

c.               contemplated by the original form of the Initial Senior Finance Documents; or

d.              in respect of a fee or commission payable to the Initial Senior Agent (in its capacity as such);

(e)          result in an earlier final maturity date in respect of the Initial Senior Facility Liabilities; or

(f)           have the effect of making any member of the Group liable to make additional or increased payments other than:

a.              any additional or increased payments provided for under the original form of the Initial Senior Finance Documents; or

b.              in connection with an amendment or waiver:

i.             which is permitted under paragraph (b) or (d) above; or

ii.          which is required due to the unavailability of LIBOR screen rates or other disruption events,

except for any amendments or waivers (i) for which the prior consent of the Notes Trustee is obtained or (ii) which provide for any change relating to LIBOR (as that term is defined in the Initial Senior Facility Agreement) which reflects prevailing market practice in the London interbank market or benchmark regulation.

Scope of Common Security

The details of the Common Security are set out in the Security Documents. In general, it will consist of first ranking security over:

(a)         the share capital or participatory interests in each Obligor under the Loan and the New Notes and certain other Group companies;

(b)         the property, plant and equipment of METALLURGICAL PLANT “DNEPROSTEEL” LLC (which operates the Dnepropetrovsk EAF Plant) and the property, plant and equipment of both PJSC

“INTERPIPE NIZHNEDNEPROVSKY TUBE ROLLING PLANT” and “INTERPIPE NIKO TUBE” LLC involved in the production of steel pipes;

(c)          Interpipe Europe SA’s and North America Interpipe Inc.’s receivables (which, in each case, are generated from the sales of steel pipes) and the receivables of the Ukrainian production companies under their sale and purchase agreements with LLC Interpipe Ukraine;

(d)         the bank accounts into which the receivables referenced above are paid into; and

(e)          North America Interpipe Inc.’s inventory,

as well as floating charges over the assets of Steel.One Limited, Interpipe Holdings Plc and Saleks Investments Limited.

Common Security: Notes Creditors

No Notes Creditor may take, accept or receive the benefit of, from any member of the Group or any other person, and no Obligor may grant, any Security Interest in respect of the Notes Liabilities in addition to the Common Security without the prior consent of the applicable Majority Senior Lenders.

Enforcement of Common Security

Common Asset Security

(a)         The Common Asset Security will become enforceable on the occurrence of a Common Asset Security Enforcement Event in accordance with the terms of the relevant Common Security Documents.

(b)         The Common Asset Security will also become enforceable if:

(i)                                     (A) the Initial Senior Facility Actual Discharge Date has occurred; and

(B) either all Notes Liabilities or all Notes Liabilities other than the Exit Fees payable to the Noteholders have, in each case, been finally and irrevocably discharged in full to the satisfaction of the Notes Trustee, but either of the events described in subparagraph (A) or (B) only occurs after the fourth anniversary of the Restructuring Effective Date; and

(c)          the Parent has not paid any or all of the amounts due and payable by it under the terms of the Exit Fee Agreement and/or the Notes Conditions.

(ii)                                  No Secured Party may take any Enforcement Action in respect of any Common Asset Security except with the prior written consent of the relevant Instructing Group.

Common Share Security

(a)         The Common Share Security will become enforceable on the occurrence of a Common Share Security Enforcement Event in accordance with the terms of the relevant Common Security Documents.

(b)         The Common Share Security (if such security has not already been released) will also become enforceable if:

(i)             (A) the Initial Senior Facility Actual Discharge Date has occurred; and

(B) either all Notes Liabilities or all Notes Liabilities other than the Exit Fees payable to the Noteholders have, in each case, been finally and irrevocably discharged in full to the satisfaction of the Notes Trustee but either of the events described in subparagraph (A) or (B) only occurs after the fourth anniversary of the Restructuring Effective Date and the Parent has not paid any or all of the amounts due and payable by it under the terms of the Exit Fee Agreement and/or the Exit Fees under the Notes Conditions.

(c)          No Secured Party may take any Enforcement Action in respect of any Common Share Security except with the prior written consent of the relevant Instructing Group.

Enforcement instructions

Each Security Agent may refrain from enforcing the Common Security unless instructed otherwise by the relevant Instructing Group.

Disposals

Non-Distressed Disposals

If a disposal of an asset is a Non-Distressed Disposal, each Security Agent is irrevocably authorised, among other things:

(a)         to release the relevant Common Security and any other claim over that asset; and

(b)         to release (A) the Common Security and any other proprietary claim over the assets of that member of the Group and the assets of each of its Subsidiaries and (B) any associated joint and several claim and/or parallel debt claim arising in favour of a Security Agent against that member of the Group and any of its Subsidiaries.

Distressed Disposals

If a Distressed Disposal is being effected, each Security Agent is irrevocably authorised, among other things:

(a)         to release the relevant Common Security and any other proprietary claim over the asset which is the subject of the Distressed Disposal;

(b)         to release certain liabilities owed to the Creditors and Common Security on a share sale;

(c)          to facilitate a disposal of certain liabilities owed to the Creditors on a share sale; and

(d)         to sell certain liabilities owed to the Creditors on a share sale.

Proceeds

The net proceeds of each Distressed Disposal shall be paid to the relevant Security Agent for application in accordance with the provisions of the Intercreditor Agreement whether or not those proceeds were the proceeds of an enforcement of the Common Security and, to the extent that any sale of Liabilities has occurred, as if that sale of those Liabilities had not occurred.

Application of Proceeds

Subject to certain exceptions, all amounts from time to time received or recovered by any Security Agent pursuant to the terms of any Debt Document or in connection with the realisation or enforcement of all or any part of the Common Security shall be held by the relevant Security Agent on trust to apply them at any time as the Offshore Security Agent (in its discretion) sees fit, to the extent permitted by applicable law (and subject to the provisions of this paragraph), in the following order of priority:

(a)         in discharging any sums owing to the Security Agents, any Receiver or any Delegate in connection with any realisation or enforcement of the Common Security which is permitted under the terms of the Intercreditor Agreement;

(b)         in payment of all costs and expenses incurred by any Creditor in connection with any action taken at the request of a Security Agent in relation to the German law Security Documents, accordance with the terms of Intercreditor Agreement;

(c)          in payment or distribution to the Initial Senior Agent or the Senior Lender or any Creditor Representative for the Senior Lenders under any relevant Refinancing Senior Facilities Agreement and the Notes Trustee on its own behalf and on behalf of the Noteholders for application towards the discharge, on a pro rata basis, of the Senior Facility Liabilities and the Notes Liabilities (excluding the Exit Fees payable to the Noteholders);

(d)         in payment or distribution to the Exit Fee Creditors and the Notes Trustee on behalf of the Noteholders towards the discharge, on a pro rata basis, of the amounts payable to the Exit Fee Creditors under the Exit Fee Agreement and the Exit Fees payable to the Noteholders;

(e)          if none of the Obligors is under any further actual or contingent liability under any Senior Facility Document or Notes Document, in payment or distribution to any person to whom the relevant Security Agent is obliged to pay or distribute in priority to any Obligor; and

(f)           the balance, if any, in payment to the relevant Obligor.

Amendments and Waivers: Security Documents

Subject to the Intercreditor Agreement and unless the provisions of any Debt Document expressly provide otherwise, a Security Agent may, if authorised by both the Majority Senior Lenders and the Majority Noteholders, and if the relevant Obligor consents, amend the terms of, waive any of the requirements of or grant consents under, any of the Common Security Documents to which it is party. The prior consent of each Senior Lender and the Notes Trustee is required to authorise any amendment or waiver of, or consent under, any Common Security Document which would affect the nature or scope of the Secured Assets, the manner in which the proceeds of enforcement of the Common Security are distributed or the release of any Common Security.

Performance Securities, Performance Fees, Exit Fees

At all times:

(a)         the Parent may make Payments of the Exit Fees payable to:

a.              the Exit Fee Creditors in accordance with, and subject to the provisions of, the Exit Fee Agreement; and

b.              the Senior Noteholders in accordance with, and subject to the provisions of, the Senior Notes Documents; and

(b)         the Finance Subsidiary may make Payments of the Performance Sharing Fees and Proceeds Sharing Fees payable to:

a.              the Performance Fee Holders in accordance with, and subject to the provisions of, the Performance Fee Agreement; and

b.              (in the first instance) the Initial Senior Noteholders in accordance with, and subject to the terms and conditions of, the Performance Securities.

Restriction on amendments and waivers

Neither the Exit Fee Creditors nor the Parent may amend or waive the terms of the Exit Fee Agreement; neither the Senior Notes Creditors nor any Obligor may amend or waive the terms of the Senior Notes Documents, if the amendment or waiver is, in relation to the original terms of the Exit Fee Agreement or the Senior Notes Documents (as the case may be), an amendment or waiver which would result in:

a.              an increase in the amount of the Exit Fees payable, or the payment of any additional fee (in the case of the Exit Fee Creditors) or any additional exit related fee (in the case of the Senior Noteholders), to the Exit Fee Creditors or the Senior Noteholders; or

b.              an acceleration of or an earlier due date for payment of the Exit Fees payable to the Exit Fee Creditors or the Senior Noteholders,

without the prior consent of:

a.              in the case of any such amendment of the Exit Fee Agreement, the Senior Notes Trustee; or

b.              in the case of any such amendment of the Senior Notes Documents, all of the Exit Fee Creditors.

(b)         Prior to the Initial Senior Facility Actual Discharge Date, neither the Performance Fee Holders nor the Finance Subsidiary may amend or waive the terms of the Performance Fee Agreement, if the amendment or waiver is, in relation to the original form of the Performance Fee Agreement, an amendment or waiver which would result in:

a.              an increase in the amount of any Performance Sharing Fees or Proceeds Sharing Fees payable, or the payment of any additional fee, to the Performance Fee Holders; or

b.              an acceleration of or an earlier due date for payment of any Performance Sharing Fees or Proceeds Sharing Fees payable to the Performance Fee Holders,

c.               unless, the prior consent of the Senior Notes Trustee is obtained.

(c)          Prior to the Initial Senior Facility Actual Discharge Date, the Finance Subsidiary may not amend or waive the terms of the Performance Securities if the amendment or waiver is, in relation to the original form of the Performance Securities, an amendment or waiver which would, in relation to the original form of the Performance Securities, result in:

a.              an increase in the amount of any Performance Sharing Fees or Proceeds Sharing Fees payable, or the payment of any additional fee, pursuant to or in connection with the Performance Securities; or

b.              an acceleration of or an earlier due date for payment of any Performance Sharing Fees or Proceeds Sharing Fees payable pursuant to the Performance Securities,

unless the prior consent of all of the Performance Fee Holders is obtained.

(d)         After the Initial Senior Facility Actual Discharge Date, the Finance Subsidiary may neither amend nor waive:

a.              (and the Performance Fee Holders may not agree to any amendment or waiver of) the terms of the Performance Fee Agreement if the amendment or waiver would, in relation to the original form of the Performance Fee Agreement, result in:

i.                  an increase in the amount of any Performance Sharing Fees or Proceeds Sharing Fees payable, or the payment of any additional fee or other amount, to the Performance Fee Holders;

ii.               an acceleration of or an earlier due date for payment of any Performance Sharing Fees or Proceeds Sharing Fees payable to the Performance Fee Holders; or

iii.            a material improvement in the terms of the Performance Fee Agreement to the benefit of the Performance Fee Holders; or

b.              the terms of the Performance Securities if the amendment or waiver would, in relation to the original form of the Performance Fee Agreement, result in:

i.                  an increase in the amount of any Performance Sharing Fees or Proceeds Sharing Fees payable, or the payment of any additional fee or other amount, pursuant to or in connection with the Performance Securities;

ii.               an acceleration of or an earlier due date for payment of any Performance Sharing Fees or Proceeds Sharing Fees payable pursuant to the Performance Securities; or

iii.            a material improvement in the terms of the Performance Securities to the benefit of the holders of the Performance Securities,

unless the Finance Subsidiary has proposed a substantially similar (or, in the case of the amounts payable or the due dates for payment under the relevant agreement or instrument, the same) amendment or waiver to, respectively:

I.                the terms and conditions of the Performance Securities; or

II.           the terms of the Performance Fee Agreement.

Provided it makes a proposal in accordance with subparagraph I or II above, the Finance Subsidiary may amend or waive the terms of the Performance Fee Agreement or the terms and conditions of the Performance Securities in a manner falling within the scope of subparagraph (a) or (b) above without the consent of any other party and notwithstanding that, respectively, the holders of the Performance Securities or the Performance Fee Holders may decline to agree the same or an equivalent amendment to the terms of their instrument or agreement.  However, where an amendment or waiver is proposed to the terms of the Performance Securities without the same or a substantially similar amendment being proposed to the terms of the Performance Fee Agreement, such amendment or waive shall require the prior consent of all Performance Fee Holders.

(e)          The Finance Subsidiary must not exercise its right to effect an early settlement of the Performance Sharing Fees and Proceeds Sharing Fees payable under:

i.                  condition 6 (Final discharge, early settlement, purchase and cancellation) of the conditions of the Performance Securities; or

ii.               clause 5 (Early settlement of Performance and Proceeds Sharing Fees) of the Performance Fee Agreement,

unless, at the same time, it also exercises its right to effect an early settlement of the Performance Sharing Fees and Proceeds Sharing Fees payable under:

i.                  in the case of subparagraph (i) above, the Performance Fee Agreement; or

ii.               in the case of subparagraph (ii) above, the Performance Securities.

(f)           Neither the Finance Subsidiary nor the Performance Fee Holders may, at any time, amend or waive any term of the Performance Fee Agreement if that amendment or waiver would vary the formula by reference to which the Performance Fee Holders’ fee entitlement under the Performance Fee

Agreement can be converted into Performance Securities or the number of Performance Securities into which that fee entitlement can be converted.

Security and guarantees

(a)         The Exit Fee Creditors may not take, accept or receive the benefit of, from any member of the Group or any other person, and no Obligor may grant, any Security Interest in respect of the Parent’s obligations under the Exit Fee Agreement in addition to the Common Security.

(b)         Save for the guarantee provided by the Parent under the original terms of the Performance Fee Agreement and the Performance Securities, neither a Performance Fee Holder nor a Senior Notes Creditor may take, accept or receive the benefit of, from any member of the Group or any other person, and no Obligor may grant, any:

a.              Security Interest; or

b.              guarantee, indemnity or other assurance against loss,

in respect of the Finance Subsidiary’s obligations in respect of the Performance Sharing Fees or Proceeds Sharing Fees under, respectively, the Performance Fee Agreement or the Performance Securities.

RESTRUCTURED WORKING CAPITAL FACILITIES

The Issuer (as Borrower) will enter into restructured working capital facility agreements for each of the First RWC Facility (the “First RWC Facility Agreement”) and the Second RWC Facility (the “Second RWC Facility Agreement”), with the parties named therein. The aggregate principal amount of the loans under the RWC Facilities will be U.S.$45 million comprising U.S.$ [•] for the First RWC Facility and U.S.$ [•] for the Second RWC Facility.

First RWC Facility

Guarantees

Initially, the First RWC Facility will benefit from the guarantees or suretyships, as the case may be, of PJSC “Interpipe Nizhnedneprovsky Tube Rolling Plant”, PJSC “Interpipe Novomoskovsk Pipe Production Plant”, LLC “Interpipe Niko Tube”, LLC “Interpipe Ukraine”, and Interpipe Limited.

The obligations of the Borrower under the First RWC Facility Agreement benefit from the security in respect of certain assets of the Ukrainian entities that are sureties thereunder, but do not benefit from the Common Security or the provisions of the Intercreditor Agreement.

Interest

Loans under the First RWC Facility Agreement will bear interest at the rate per annum equal to the aggregate of LIBOR plus 6.65 per cent. Interest will accrue in respect of the interest periods of three months, starting from the Restructuring Effective Date. Default interest will be calculated as an additional two per cent. per annum on the overdue amount.

Availability

The Lenders are deemed to have made the First RWC Facility available to the Borrower on the Restructuring Effective Date.  The First RWC Facility is deemed to be drawn in full as at the Restructuring Effective Date.

Repayment

The Borrower must repay the loan under the First RWC Facility Agreement in instalments by repaying on each date shown in the first column of the table below a repayment instalment in the amount shown in the second column of that table:

Date	Amount (U.S.$)
First Repayment Date	25% of the Total Facility Amount
31 December 2019	25% of the Total Facility Amount
30 June 2020	25% of the Total Facility Amount
31 December 2020	The balance of the Loan

Financial Conditions

Net Leverage Ratio: the Borrower must ensure that the Net Leverage Ratio in respect of any Relevant Period specified in column 1 of the table set out below will not exceed the ratio set out in column 2 of that table opposite that Relevant Period:

Column 1 Relevant Period	Column 2 Ratio

Relevant Period ending 30 September 2019	2.1

Relevant Period ending 31 December 2019	1.8

Relevant Period ending 31 March 2020	2.4

Relevant Period ending 30 June 2020	2.7

Relevant Period ending 30 September 2020	2.8

Cashflow Cover: The Borrower must ensure that: Cashflow Cover in respect of any Relevant Period specified in column 1 of the table set out below shall not be less the ratio set out in column 2 of that table opposite that Relevant Period.

Column 1 Relevant Period	Column 2 Ratio

Relevant Period ending 30 September 2019	0.5:1

Relevant Period ending 31 December 2019	0.6:1

Relevant Period ending 31 March 2020	0.3:1

Relevant Period ending 30 June 2020	0.4:1

Relevant Period ending 30 September 2020	0.5:1

Interest Cover:  Interest Cover in respect of any Relevant Period specified in column 1 of the table set out below shall not be less than the ratio set out in column 2 of that table opposite that Relevant Period.

Column 1 Relevant Period	Column 2 Ratio

Relevant Period ending 30 September 2019	1.2:1

Relevant Period ending 31 December 2019	1.0:1

Relevant Period ending 31 March 2020	0.9:1

Relevant Period ending 30 June 2020	0.7:1

Relevant Period ending 30 September 2020	2.7:1

Amendments and Waivers

Subject to certain exceptions, any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Borrower and any such amendment or waiver will be binding on all Parties.

Please refer to “Initial Senior Facility Agreement” above for a list of definitions used herein.

Other terms

In addition to the foregoing, the First RWC Facility Agreement contains substantially the same representations and warranties, positive and negative undertakings and events of default as the Initial Senior Facility Agreement, except for terms in respect of guarantees and suretyships.

Second RWC Facility

[SECOND RWC FACILITY AGREEMENT SUMMARY TO BE INCLUDED ONCE FINALISED]]

TERMS AND CONDITIONS OF THE NOTES

The following are the Terms and Conditions in the form in which they will be endorsed on the Definitive Notes and referred to in the Global Note.

The U.S.$[•] 10.25 per cent. senior secured notes due 31 December 2024 (the “Notes”, which expression shall in these terms and conditions (the “Conditions”), unless the context otherwise requires, include any further notes (the “Additional Notes”) issued pursuant to Condition 16 (Further Issues) and forming a single series with the Notes) of Interpipe Holdings Plc (as more particularly defined in Condition 21, the “Issuer”) are constituted by the trust deed (as amended, varied or supplemented from time to time, the “Trust Deed”) dated [•] 2019 between the Issuer, the Guarantors named therein and Madison Pacific Trust Limited (the “Trustee”, which expression shall include all persons for the time being the trustee or trustees under the Trust Deed) as trustee for the Noteholders (as defined below). These Conditions include summaries of, and are subject to, the detailed provisions of the Trust Deed, the Notes Guarantee and Surety Agreement, the Standalone Notes Surety Agreement, the Security Documents and the Intercreditor Agreement (each defined below). The agency agreement (as amended, varied or supplemented from time to time, the “Agency Agreement”) dated [•] 2019 has been entered into in relation to the Notes between the Issuer, the Trustee and Citibank, N.A., London Branch as initial principal paying agent and the other agents named therein. The principal paying agent, the other paying agents, the registrar and the transfer agents for the time being (if any) are referred to below respectively as the “Principal Paying Agent”, the “Paying Agents” (which expression shall include the Principal Paying Agent), the “Registrar” and the “Transfer Agents” (which expression shall include the Registrar), and collectively are referred to as the “Agents”. The Notes are unconditionally, irrevocably and jointly and severally guaranteed by the Guarantors (as defined below) under the Notes Guarantee and Surety Agreement and the Standalone Notes Surety Agreement.

Copies of the Trust Deed, the Agency Agreement, the Notes Guarantee and Surety Agreement, the Standalone Notes Surety Agreement, the Security Documents and the Intercreditor Agreement are available for inspection during normal business hours at the principal office of the Trustee (presently at Suite 1720, 17/F, Tower 1, Admiralty Centre, 18 Harcourt Road Admiralty, Hong Kong) and at the specified offices of the Paying Agents and the Transfer Agents, and will be sent in electronic form to any Noteholder upon written request made to any Paying Agent or Transfer Agent in accordance with Condition 17.

The Noteholders are entitled to the benefit of, are bound by, and are deemed to have notice of, all the provisions of the Trust Deed, the Notes Guarantee and Surety Agreement, the Standalone Notes Surety Agreement, the Security Documents and the Intercreditor Agreement, and are deemed to have notice of those provisions applicable to them in the Agency Agreement.

These Conditions are subject to, and have the benefit of, the Intercreditor Agreement. In the event of any inconsistency between these Conditions and the Intercreditor Agreement, the Intercreditor Agreement shall prevail.

1                                      Form and Denomination, Transfer and Title

(a)                              Form and denomination:

The Notes are represented by a global Note (the “Global Note”) in registered form in the aggregate principal amount on issue of U.S.$[•] million. The Global Note has been deposited on behalf of the subscribers of the Notes with a common depositary for Clearstream Banking, société anonyme (“Clearstream, Luxembourg”) and Euroclear Bank S.A./N.V. (“Euroclear” and, together with Clearstream, Luxembourg, the “Clearing Systems”) on the Issue Date. Upon deposit of the Global Note, the Clearing Systems have credited each subscriber of Notes with the principal amount of Notes equal to the aggregate principal amount thereof for which it had subscribed and paid. Interests in the Global Note will be transferable in accordance with the rules and procedures for the time being of the relevant Clearing System.

For so long as the Notes are represented by the Global Note and the Clearing Systems so permit, the Notes will be tradeable only in the minimum authorised denomination of U.S.$1,000 and integral multiples of U.S.$1 in excess thereof.

If, while any of the Notes are represented by the Global Note, any of the Clearing Systems is closed for business for a continuous period of 14 days (other than by reason of holiday, statutory or otherwise) or announces an intention permanently to cease business or does in fact do so and no other clearing system is then in existence, then the Issuer will issue Notes in definitive form (“Definitive Notes”) in exchange for such Global Note (free of charge to the persons entitled to them) within 30 days of the occurrence of the relevant event. These Conditions and the Transaction Documents will be amended (without the need for the consent of the Noteholders) in such manner as the Trustee requires to take account of the issue of Definitive Notes.

Definitive Notes, if issued, will only be printed and issued in denominations of U.S.$1,000 and integral multiples of U.S.$1 in excess thereof. Such Notes will be serially numbered and will be issued in registered form.

(b)                              Register:

The Registrar will maintain outside the United Kingdom a register (the “Register”) in respect of the Notes in accordance with the provisions of the Agency Agreement. In these Conditions, the “holder” of a Note means the Person in whose name such Note is for the time being registered in the Register (or, in the case of a joint holding, the first named thereof) and “Noteholder” shall be construed accordingly.

(c)                               Title:

For so long as any of the Notes are represented by the Global Note held on behalf of Euroclear and/or Clearstream, Luxembourg, each person (other than Euroclear or Clearstream, Luxembourg) who is for the time being shown in the records of Euroclear or of Clearstream, Luxembourg as the holder of such Notes (in which regard any certificate or other document issued by Euroclear or Clearstream, Luxembourg as to such Notes standing to the account of any person shall be conclusive and binding for all purposes save in the case of manifest error) shall be treated by the Issuer, the Trustee and the agents as the holder of such Notes for all purposes other than with respect to the payment of principal or interest on such nominal amount of Notes, for which purpose the registered holder of the relevant Global Note shall be treated by the Issuer, the Trustee and any Agent as the holder of such nominal amount of Notes in accordance with and subject to the terms of the relevant Global Note and the expressions “Noteholder” and “holder of Notes” and related expressions shall be construed accordingly.

In determining whether a particular person is entitled to a particular nominal amount of Notes as aforesaid, the Trustee may rely on such evidence and/or information and/or certification as it shall, in its absolute discretion, think fit and, if it does so rely, such evidence and/or information and/or certification shall, in the absence of manifest error, be conclusive and binding on all concerned.

(d)                              Transfers of interests in the Global Note:

Transfers of beneficial interests in the Global Note will be effected by Euroclear or Clearstream, Luxembourg, as the case may be, and, in turn, by other participants and, if appropriate, indirect participants in such Clearing Systems acting on behalf of beneficial transferors and transferees of such interests. A beneficial interest in the Global Note will, subject to compliance with all applicable legal and regulatory restrictions, be transferable for Notes in definitive form only in the authorised denominations set out in Condition 1(a) and only in accordance with the rules and operating procedures for the time being of Euroclear or Clearstream, Luxembourg, as the case may be, and in accordance with the terms and conditions specified in the Trust Deed and the Agency Agreement.

(e)                               Transfers of Notes in definitive form:

Subject as provided in Condition 1(d) (Transfers of interests in the Global Note), upon the terms and subject to the conditions set forth in the Trust Deed and the Agency Agreement, a Note in definitive form may be transferred in whole or in part (in the authorised denominations set out in Condition 1(a)). In order to effect any such transfer (a) the holder or holders must (i) surrender the Note for registration of the transfer of the Note (or the relevant part of the Note) at the specified office of the Registrar or the Transfer Agent, with the form of transfer thereon duly executed by the holder or holders thereof or his or their attorney or attorneys duly authorised in writing and (ii) complete and deposit such other certifications as may be required by the Registrar or, as the case may be, by the Transfer Agent and (b) the Registrar or the Transfer Agent must, after due and careful enquiry, be satisfied with the documents of title and the identity of the person making the request. Any such transfer will be subject to such reasonable regulations as the Issuer, the Trustee and the Registrar may from time to time prescribe (the initial such regulations being set out in Schedule 2 of the Agency Agreement). Subject as provided above, the Registrar or the Transfer Agent will, within five business days (being for this purpose a day on which banks are open for business in the city where the specified office of such Registrar or such Transfer Agent is located) of the request (or such longer period as may be required to comply with any applicable fiscal or other laws or regulations), authenticate and deliver, or procure the authentication and delivery of, at its specified office to the transferee or (at the risk of the transferee) send by uninsured mail to such address as the transferee may request, a new Note in definitive form of a like aggregate nominal amount to the Note (or the relevant part of the Note) transferred. In the case of the transfer of part only of a Note in definitive form, a new Note in definitive form in respect of the balance of the Note not transferred will be so authenticated and delivered or (at the risk of the transferor) sent to the transferor.

(f)                                Registration of transfer upon partial redemption:

In the event of a partial redemption of Notes under Condition 6 (Redemption, Purchase, Fees and Options), the Issuer shall not be required to register the transfer of any Note, or part of a Note, called for partial redemption.

(g)                              Regulations concerning the transfer of Notes:

All transfers of Notes and entries on the register are subject to the detailed regulations concerning the transfer of Notes scheduled to the Agency Agreement. The regulations may be changed by the Issuer with the prior written approval of the Principal Paying Agent, the Trustee and the Registrar. A copy of the current regulations will be mailed (free of charge) by the Registrar to any Noteholder who requests in writing a copy of such regulations.

(h)                              Cost of registration:

Noteholders will not be required to bear the costs and expenses of effecting any registration of transfer as provided above, except for any cost or expenses of delivery other than by regular uninsured mail and except that the Issuer may require payment of a sum sufficient to cover any stamp duty, tax or other governmental charge that may be imposed in relation to the registration.

2                                      Guarantees and Status

(a)                              Guarantee:

Each Guarantor has, pursuant to the granting of a Guarantee under the Notes Guarantee and Surety Agreement or the Standalone Notes Surety Agreement (as the case may be), jointly and severally, unconditionally and irrevocably guaranteed the moneys payable by the Issuer under the Trust Deed, the Notes and the Agency Agreement. Each Guarantee given by (i) a Ukranian Surety under the Notes Guarantee and Surety Agreement or the Standalone Notes Surety Agreement (as the case may be);or (ii) an Additional Guarantor incorporated or organised under the laws of Ukraine shall not constitute a guarantee obligation (in Ukrainian: garantiya) as that term is interpreted under Ukrainian law.

(b)                              Addition of Guarantors:

The Issuer shall give not less than five Business Days’ prior notice to the Noteholders in accordance with Condition 17 (Notices) of the addition of an Additional Guarantor and the execution and delivery to the Trustee by such Additional Guarantor of an Accession Deed (or (if applicable) any other suretyship agreement on substantially the same terms as the existing Standalone Notes Surety Agreement)_ in connection therewith. The addition of any Additional Guarantor(s) pursuant to this Condition 2(b) shall be conditional upon receipt by the Trustee of (x) an Opinion of Counsel as to the enforceability of the Additional Guarantor’s assumption of obligations under the Notes Guarantee and Surety Agreement, the Standalone Notes Surety Agreement or any other suretyship agreement on substantially the same terms as the existing Standalone Notes Surety Agreement, as applicable, and as to the due capacity and authority of any such Additional Guarantor thereunder and (y) such other documents or certificates as the Trustee may reasonably require, including in connection with its “know your customer” obligations or other identification checks or procedures necessary to comply with any applicable law. The Trustee shall be entitled to accept and rely on the Opinion of Counsel referred to in sub-paragraph (x) above without further enquiry or liability to any Person as sufficient evidence of the matters certified therein.

(c)                               Status of Notes and Guarantee:

The Notes constitute direct, unsubordinated and unconditional obligations of the Issuer and shall at all times rank pari passu and without any preference among themselves. Each Guarantee constitutes or will constitute a senior, unsubordinated obligation of the relevant Guarantor. The Notes and the Guarantees will be secured by the Collateral in the manner described in Condition 3(a). The Notes and the Guarantees are:

(i)                                  senior secured obligations of the Issuer and of the Guarantors, secured by the Collateral on a first priority basis, and pari passu in right of payment with the obligations under the Initial Senior Facility Agreement, subject to the ranking more particularly set out in the Intercreditor Agreement;

(ii)                               pari passu in right of payment with any existing or future unsecured and unsubordinated Indebtedness of the Issuer or the Guarantors with respect to any assets of the Issuer and/or the Guarantors that do not constitute the Collateral;

(iii)                          senior in right of payment to all existing and future subordinated Indebtedness and any other subordinated liabilities of the Issuer and/or the Guarantors;

(iv)                           effectively subordinated in right of payment to any existing and future Indebtedness of the Issuer and of the Guarantors that is secured by Liens over assets that do not secure the Notes, to the extent of the value of the assets securing such Indebtedness; and

(v)                              in the case of the Notes, structurally subordinated to any existing and future obligations of the Issuer’s Subsidiaries that are not Guarantors.

3                                      Security Arrangements

The following provisions in this Condition 3 are a summary of certain provisions relating to the Common Security that are set out in full in, and are in all respects subject to, the Intercreditor Agreement and the Security Documents. The Intercreditor Agreement and the Security Documents should be read in full.

(a)                              Collateral:

(i) The Collateral consists or will consist of the rights, property and assets securing the Notes and the Guarantees, as more particularly described in the Security Documents, and any rights, property or assets from time to time in (or over) which a Lien has been granted to secure the obligations of the Issuer and the Guarantors under the Notes, the Guarantees and the Trust Deed.

(ii) The due and punctual payment of the principal of, premium on, if any, interest and Additional Amounts, if any, on, the Notes and the Guarantees when and as the same shall be due and payable, whether on an Interest Payment Date, at maturity, by acceleration, repurchase, redemption or otherwise, and the performance of all other obligations of the Issuer and the Guarantors to the Noteholders, the Trustee and the Security Agents under the Notes Documents, in accordance with the terms thereof, shall be secured by Liens in favour of the Security Agents over the Collateral pursuant to the Security Documents, all of which is subject to the provisions of the Intercreditor Agreement.

(b)                              Amendments to Security Documents:

So long as any Note remains outstanding (as defined in the Trust Deed), the Issuer shall not (and must procure that none of its Subsidiaries which are party to any Security Document shall), except with the prior written consent of the Trustee or as approved by an Extraordinary Resolution (as defined in the Trust Deed) of the holders of the Notes or as expressly contemplated or permitted in any of the Security Documents, the Intercreditor Agreement and/or these Conditions (including in the circumstances set out in Conditions 3(c), 4(h) and 11), (x) permit any of the Security Documents to be amended, terminated, postponed or discharged, (y) consent to any variation of, or exercise of any powers of consent or waiver pursuant to any of the Security Documents or (z) permit any party to any of the Security Documents or any other person whose obligations form part of the Collateral to be released from such obligations.

(c)                               Release of Collateral:

The Trustee shall be deemed to give its consent without the need for any notice or other formalities to the release of Liens over the Collateral (or the relevant proportion thereof, as provided below) and the Security Agents will, subject to the Intercreditor Agreement, take any action required to effectuate any release of the Lien over Collateral, in each case, in the following circumstances:

(i)                                  where the Notes have been redeemed, or purchased and cancelled, in whole, but not in part, pursuant to Condition 6;

(ii)                               in the case of a Guarantor that is released from its Guarantee in accordance with Condition 4(q)(vii), the release of the property, assets and Capital Stock of such Guarantor;

(iii)                          pursuant to an Extraordinary Resolution of the Noteholders;

(iv)                           as provided in Condition 4(h);

(v)                              upon a release of the Lien that resulted in the creation of the Lien under Condition 4(a)(i);

(vi)                           in connection with any sale or other disposition of the Collateral, directly or indirectly, to any Person other than the Issuer or any Subsidiary of the Issuer, if the sale or other disposition, and the application of the Disposal Proceeds therefrom, does not violate Condition 4(e);

(vii)                        to the extent not covered in the Intercreditor Agreement, the transfer of Collateral (other than Capital Stock) from one Guarantor to another Guarantor only to the extent that the relevant assets become immediately subject to a substantially equivalent security interest in favour of the Security Agents for the benefit of the Trustee and the Noteholders, provided that such transfer would otherwise be permitted by the Trust Deed; or

(viii)                     to the extent otherwise permitted by the Intercreditor Agreement and the Security Documents,

in each case without recourse, representation or warranty.

The foregoing will not cause or permit, directly or indirectly, the Lien on the Capital Stock of the Issuer to be released, other than as expressly provided by Condition 3(c)(i) or (iii).

In connection with any such release of Collateral for any sale or other disposition (or any series of related sales or other dispositions) with a Fair Market Value that is greater than 10 per cent. of the Total Assets of the Group, additional security shall be provided for the benefit of the secured parties under the Intercreditor Agreement (including the Noteholders) as follows:

(i)                                  as promptly as reasonably practicable but in no event later than 180 days after receipt thereof, security over any non-cash consideration received in such asset sale, provided that the granting of additional security in relation to any such asset shall not be required if the granting of such security is not permitted under the terms of any existing encumbrance affecting such asset or if the granting of such security would result in (A) a violation of applicable law or regulation which cannot be avoided or otherwise prevented through measures reasonably available to the Issuer or the relevant Subsidiary of the Issuer (including, but not limited to ‘whitewash’ or similar procedures), (B) personal liability or criminal sanctions for the officers, directors or (except in the case of a Subsidiary that is a partnership) shareholders of such Subsidiary (or, in the case of a Subsidiary that is a partnership, the directors or shareholders of the partners of such partnership), (C) a breach or violation of general corporate or contractual restrictions applicable to the Issuer or such Subsidiary, after the Issuer has used its reasonable efforts (without requiring the Issuer to incur any significant cost, expense, liability or obligation (including with respect of any taxes) other than reasonable out-of-pocket expenses and other than reasonable expenses incurred in connection with any governmental or regulatory filings), to enable the Issuer or such Subsidiary to provide such security; or (D) an incurrence of costs the amount of which is disproportionate to the benefit that would be obtained by the Noteholders from such security as determined in good faith by a senior executive officer of the Issuer; and

(ii)                               as promptly as reasonably practicable but in no event later than 180 days after the application of Disposal Proceeds in accordance with Condition 4(e), security over assets with a Fair Market Value at least equal to any remaining Disposal Proceeds from such sale or other disposition, after deducting any Disposal Proceeds used to repay Senior Indebtedness (including to repay the Initial Senior Loan or redeem the Notes);

provided, in each case, that no pledge of assets pursuant to this paragraph will be required if, in relation to any specific sale or other disposition (including any series of related sales or other dispositions), the Fair Market Value of the relevant assets that would otherwise be required to be pledged under this paragraph is less than U.S.$5.0 million.

(d)                              Application:

Subject to the provisions of the Notes Documents, the Trustee shall, upon receipt of such moneys from the Common Security, apply all such moneys in respect of the liabilities under the Notes Documents as follows:

(i)                                  first, in payment or satisfaction of the fees, costs, charges, expenses, liabilities and all other amounts properly incurred by the Trustee or any receiver or appointee of the Trustee in preparing, executing and performing the trusts constituted by, and in carrying out or exercising their respective rights, powers, duties, discretions and authorities under, the Trust Deed and/or the other Notes Documents;

(ii)                               second, in or towards payment or discharge or satisfaction, pari passu of all amounts due and payable to the Paying Agents, the Transfer Agent and the Registrar under the Agency Agreement, including in any such case any properly incurred fees, costs, charges, expenses and liabilities then due and payable to any of them under the Agency Agreement;

(iii)                          third, in reimbursement, payment or satisfaction of the costs, charges, expenses and liabilities properly incurred in connection with the enforcement of the Noteholders’ rights under the Notes and the Collateral, by or on behalf of any one or several Noteholders, if any, that instructed the Trustee to direct or consent to the enforcement of the security interest(s) under the Security Documents or to declare the Notes to be immediately due and payable in accordance with Condition 10;

(iv)                           fourth, in or towards payment or discharge or satisfaction pari passu of all amounts due and payable to the holders of the Notes in respect of the Notes and pursuant to the Trust Deed; and

(v)                              fifth, in payment of any balance to the Issuer for itself, or, if any moneys were received from a Guarantor and to the extent of such moneys, such Guarantor.

4                                      Covenants

So long as any Notes remain outstanding:

(a)                              Limitation on Liens:

The Issuer will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, Incur, assume or suffer to exist any Lien, on any of its assets, now owned or hereafter acquired, or any income or profits therefrom, securing Indebtedness except:

(i)                                  in the case of property or assets that do not constitute the Collateral, (1) a Permitted Lien and (2) a Lien that is not a Permitted Lien is permitted, if, at the same time or prior to incurrence of any such Lien, the Notes and the Guarantees (a) are secured equally and rateably therewith or (b) have the benefit of other security or such other arrangement (in each case for so long as such other Indebtedness is so secured) as either (x) the Trustee shall deem not materially prejudicial to the interest of the Noteholders or (y) shall be approved by an Extraordinary Resolution of the Noteholders; and

(ii)                               in the case of the Collateral, Permitted Collateral Liens.

(b)                              Incurrence of Indebtedness:

(i)                                  The Issuer will not, and will not permit any of its Subsidiaries to, Incur, directly or indirectly, any Indebtedness except that if (i) no Potential Event of Default nor Event of Default shall have occurred and be continuing at the time, or would occur as a consequence, of the Incurrence of such Indebtedness and (ii) on the date of such Incurrence and after giving effect thereto on a pro forma basis, the Consolidated Leverage Ratio immediately preceding the date on which such additional Indebtedness is incurred would be 3.00 to 1.00 or lower:

(A)                               the Issuer and the Guarantors may Incur Indebtedness; and

(B)                               any Non-Guarantor Subsidiary may Incur Indebtedness provided that the aggregate principal amount of Indebtedness Incurred by all Non-Guarantor Subsidiaries under this paragraph (B) and Condition 4(b)(ii)(L) shall not exceed U.S.$10 million at any time outstanding.

(ii)                               Notwithstanding the foregoing Condition 4(b)(i), the Issuer (and/or, where applicable its Subsidiaries) will be entitled to Incur any or all of the following Indebtedness (collectively, “Permitted Debt”):

(A)                               Indebtedness of the Issuer and the Guarantors under working capital facilities or trade finance facilities (including recourse receivables financings, factoring facilities, forfaiting transactions, discounting transactions, letters of credit, documentary facilities or advanced payment bonds) in an aggregate principal amount at any one time outstanding under this clause (A) not to exceed U.S.$50 million;

(B)                               Indebtedness represented by the Notes (other than Additional Notes) and the related Guarantees (including any future Guarantees);

(C)                               Indebtedness of the Issuer or a Guarantor under (x) the Restructured Working Capital Loans and (y) Initial Senior Loan until repaid;

(D)                               Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to Condition 4(b)(i) or pursuant to paragraph (B) or (C) above, paragraph (F) below or this paragraph (D); provided that any Refinancing Indebtedness in respect of the Initial Senior Loan or any refinancing of such Refinancing Indebtedness

(including any subsequent refinancing), in each case prior to the Relaxation Date, shall include in the terms of such Indebtedness the financial covenants described in clauses 18.1 (Financial Definitions) to 18.4 (Financial Testing) of the Initial Senior Facility Agreement in a manner no less restrictive to the Issuer and its Subsidiaries; provided further that such provisions may alternatively be included by way of an amendment to the Notes (for purposes of such an amendment, the term “Borrowings” as defined in the Initial Senior Facility Agreement shall be deemed to be equivalent to the term “Indebtedness” as defined in these Conditions);

(E)                                Indebtedness of the Issuer or any of its Subsidiaries owed to and held by the Issuer or any of its Subsidiaries; provided, however, that (1) if the Issuer or any Guarantor is the obligor of such Indebtedness and the payee is not the Issuer or a Guarantor, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes, in the case of the Issuer, or the Guarantee, in the case of a Guarantor; and (2) any subsequent issuance or transfer of any Capital Stock which results in any Subsidiary to which such Indebtedness is owed ceasing to be a Subsidiary or any subsequent transfer of such Indebtedness (other than to the Issuer or another Subsidiary of the Issuer) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon;

(F)                                 Indebtedness of a Person Incurred and outstanding on or prior to the date on which such Person became a Subsidiary of the Issuer or was merged, consolidated, amalgamated or otherwise combined with the Issuer or a Subsidiary (other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilised to consummate, the transaction or series of related transactions pursuant to which such Person became a Subsidiary of the Issuer or was merged, consolidated, amalgamated or otherwise combined with the Issuer or a Subsidiary); provided, however, that on the date of such acquisition, merger, consolidation or amalgamation or combination and Incurrence of related Indebtedness and after giving pro forma effect thereto, (1) the Issuer would have been entitled to Incur at least U.S.$1.00 of additional Indebtedness pursuant to Condition 4(b)(i) or (2) the Consolidated Leverage Ratio of the Issuer would not be more than it was immediately prior to giving pro forma effect to the acquisition or other transaction and Incurrence of such Indebtedness pursuant to this paragraph (F);

(G)                               Hedging Obligations Incurred by the Issuer or any of its Subsidiaries, provided they are entered into in the ordinary course of business and not for speculative purposes, and provided further, that at the time of such Incurrence, the aggregate outstanding amount of Hedging Obligations Incurred under this paragraph (G) (after giving pro forma effect to such Hedging Obligations to be Incurred) does not exceed U.S.$25 million;

(H)                              obligations of the Issuer or any of its Subsidiaries in respect of performance, bid, completion, surety or appeal bonds or similar instruments, guarantees or obligations issued in the ordinary course of business of the Issuer or any Subsidiary of the Issuer and not in connection with the borrowing of money;

(I)                                   Indebtedness of the Issuer or any of its Subsidiaries arising from the honouring by a bank or other financial institution of a cheque, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of its Incurrence;

(J)                                   Indebtedness Incurred in respect of workers’ compensation claims, self-insurance obligations, reclamation bonds or similar obligations Incurred by the Issuer or a Subsidiary of the Issuer in the ordinary course of business;

(K)                               Indebtedness arising from agreements of the Issuer or a Subsidiary of the Issuer providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred or assumed in connection with the disposition of any business, assets or Capital Stock of a Subsidiary of the Issuer, provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Issuer or its Subsidiary in connection with such disposal, and any such indemnification, purchase price or other similar adjustments will be in an amount that is not determinable at the time of such disposal;

(L)                                on or after the Relaxation Date, Indebtedness of the Issuer or any of its Subsidiaries in an aggregate principal amount at any time outstanding not to exceed U.S.$20 million; provided that a Non-Guarantor Subsidiary may only Incur Indebtedness under this paragraph (L) if, after giving pro forma effect to such Incurrence, the aggregate principal amount of Indebtedness Incurred by Non-Guarantor Subsidiaries under this paragraph (L) and Condition 4(b)(i) and outstanding on such date, does not exceed U.S.$10 million;

(M)                            guarantees or suretyships by the Issuer or any Subsidiary of Indebtedness of the Issuer or any Subsidiary to the extent that the guaranteed Indebtedness was permitted to be Incurred under another paragraph of this Condition 4(b), provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes or a Guarantee, then in each case the guarantee or suretyship must be subordinated to or pari passu with, as applicable, to the same extent as the Indebtedness guaranteed; and

(N)                               obligations under Finance Leases of the Issuer or any of its Subsidiaries Incurred in the ordinary course of business in an aggregate amount at any time outstanding not to exceed U.S.$5 million.

(iii)                          For the purposes of determining compliance with this Condition 4(b), in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in paragraph (A) through (O) of Condition 4(b)(ii), or is entitled to be Incurred pursuant to Condition 4(b)(i), the Issuer, in its sole discretion, will be permitted to classify such item of Indebtedness on the date of its Incurrence and only be required to include the amount and type of such Indebtedness in one of such paragraphs and will be permitted on the date of such Incurrence to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in Condition 4(b)(i) and Condition 4(b)(ii), and from time to time to reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Condition 4(b); provided that Indebtedness

Incurred pursuant to Condition 4.1(b)(ii)(C) and any Refinancing Indebtedness in respect of such Indebtedness Incurred pursuant to Condition 4.1(b)(ii)(D) may not be reclassified.

(iv)                           Notwithstanding the provisions of Condition 4(b)(i) and Condition 4(b)(ii), the Issuer and its Subsidiaries shall not Incur any Indebtedness from any financial institution that is an Affiliate of the Issuer other than (1) Indebtedness Incurred pursuant to Condition 4(b)(i) or 4(b)(ii) from Credit Dnepr on arm’s length commercial terms not to exceed U.S.$20 million outstanding at any time and (2) Indebtedness Incurred pursuant to customary cash management services, including treasury, cash pooling, foreign exchange and other cash management arrangements, in each case in the ordinary course of business.

(v)                              Notwithstanding any other provision of this Condition 4(b), prior to the Relaxation Date, the Issuer will not, and will not permit any of its Subsidiaries to, Incur Indebtedness owed to any Affiliate other than (1) intercompany Indebtedness pursuant to Condition 4(b)(ii)(E) and (2) Indebtedness to Credit Dnepr pursuant to Condition 4(b)(iv).

(vi)                           For the purposes of determining compliance with any U.S. dollar denominated restriction on the Incurrence of Indebtedness where the Indebtedness Incurred is denominated in a different currency, the amount of such Indebtedness will be the U.S. Dollar Equivalent determined by the Issuer on the date of the Incurrence of such Indebtedness (or in the case of any revolving credit facility or letter of credit, the date such Indebtedness was first committed); provided, however, that if any such Indebtedness denominated in a different currency is subject to a Currency Agreement with respect to U.S. dollars covering all principal, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be as provided in such Currency Agreement. The principal amount of any Refinancing Indebtedness incurred in the same currency as the Indebtedness being Refinanced will be the U.S. Dollar Equivalent of the Indebtedness Refinanced, except to the extent that (1) such U.S. Dollar Equivalent was determined based on a Currency Agreement, in which case the Refinancing Indebtedness will be determined in accordance with the preceding sentence and (2) the principal amount of the Refinancing Indebtedness exceeds the principal amount of the Indebtedness being Refinanced, in which case the U.S. Dollar Equivalent of such excess will be determined on the date such Refinancing Indebtedness is Incurred. Notwithstanding any other provision of this Condition 4(b), the maximum amount that the Issuer or a Subsidiary of the Issuer may Incur pursuant to this Condition 4(b) shall not be deemed to be exceeded with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.

(vii)                        The amount of any Indebtedness outstanding as of any date will be:

(A)                               in the case of any Indebtedness issued with original issue discount, the amount of the liability in respect thereof determined in accordance with the Accounting Standards;

(B)                               the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(C)                               in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(1)                                 the Fair Market Value of such assets at the date of determination; and

(2)                                 the amount of the Indebtedness of the other Person.

(c)                               Limitation on Restricted Payments:

(i)                                  The Issuer will not make, and will not permit any of its Subsidiaries, directly or indirectly, to make, a Restricted Payment.

(ii)                               The preceding provisions will not prohibit any or all of the following (collectively, “Permitted Payments”):

(A)                               any Restricted Payment made out of the Net Cash Proceeds of (1) the substantially concurrent sale or issuance of, or made by exchange for, Capital Stock of the Issuer (other than (x) Disqualified Stock and (y) Capital Stock issued or sold to a Subsidiary of the Issuer or pursuant to an employee stock ownership plan or to a trust established by the Issuer or any of its Subsidiaries for the benefit of their employees), or (2) substantially concurrent financing by means of Subordinated Shareholder Funding or cash capital contribution received by the Issuer from its shareholders;

(B)                               any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of the Issuer or a Guarantor made by exchange for, or out of the proceeds of the substantially concurrent Incurrence of Indebtedness of such Person permitted to be Incurred pursuant to Condition 4(b), provided that such Indebtedness is subordinated to the Notes and the Guarantees to the same extent as such Subordinated Obligations;

(C)                               dividends paid within 60 days of the date of declaration (provided such declaration is on or after the Issue Date) thereof if at such date of declaration such dividend would have complied with this Condition 4(c); provided, however, that at the time of payment of such dividend, no other Potential Event of Default or Event of Default shall have occurred and be continuing (or result therefrom);

(D)                               the declaration and payments of dividends on Disqualified Stock issued pursuant to Condition 4(b); provided, however, that, at the time of payment of such dividend, no Potential Event of Default or Event of Default shall have occurred and be continuing (or result therefrom);

(E)                                repurchases of Capital Stock deemed to occur upon exercise of stock options if such Capital Stock represents a portion of the exercise price of such options;

(F)                                 cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Issuer; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of the covenant described under this subheading (as determined in good faith by the Board of Directors);

(G)                               any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Issuer or any Guarantor that is subordinated in right of payment to the Notes or to any Guarantee (other than any Indebtedness so subordinated and held by Affiliates of the Issuer) upon a Change of Control or Asset Sale to the extent required by the agreements governing such Indebtedness at a purchase price not greater than 100 per cent. of the principal amount of such Indebtedness, but only if the Issuer has complied with its obligations under Condition 6(c) and Condition 4(e), respectively, and the Issuer repurchased all Notes tendered pursuant to an offer made pursuant to such covenants prior to offering to purchase, purchasing or repaying such Indebtedness;

(H)                              payments of intercompany subordinated Indebtedness, the Incurrence of which was permitted under Condition 4(b)(ii)(E); provided, however, that no Potential Event of Default or Event of Default has occurred and is continuing or would otherwise result therefrom;

(I)                                   the declaration or payment of any dividends or other distributions made by a Subsidiary of the Issuer that is not a wholly-owned Subsidiary of the Issuer to holders of its Capital Stock (or owners of an equivalent interest in the case of a Subsidiary of the Issuer that is an entity other than a corporation) that are not Affiliates of the Issuer on no more than a pro rata basis;

(J)                                   so long as no Potential Event of Default or Event of Default has occurred and is continuing, Restricted Payments made to purchase (squeeze out) the Capital Stock of third party minority shareholders of Subsidiaries in an aggregate amount not to exceed U.S.$5 million; and

(K)                               so long as no Potential Event of Default or Event of Default has occurred and is continuing, other Restricted Payments (other than Restricted Payments to shareholders of the Issuer) in an aggregate amount not to exceed U.S.$5 million.

(d)                              Transactions with Affiliates:

The Issuer will not, and will not permit any Subsidiary of the Issuer to, enter into or permit to exist any transaction or a series of related transactions (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of the Issuer (an “Affiliate Transaction”) unless:

(i)                                  the terms of the Affiliate Transaction are no less favourable to the Issuer or such Subsidiary than those that could be obtained at the time of the Affiliate Transaction in arm’s length dealings with a Person who is not an Affiliate;

(ii)                               with respect to any Affiliate Transaction involving an aggregate value in excess of U.S.$10 million, the Issuer delivers to the Trustee an Officer’s Certificate confirming that such Affiliate Transaction complies with the preceding paragraph (i) and a copy of a resolution adopted by a majority of the Disinterested Directors (that are non-executive directors) of the Board of Directors of the Issuer (or, in the event that there is only one such Disinterested Director, adopted by such Disinterested Director), provided, however, that if there are no such Disinterested Directors of the relevant Board of Directors, the Issuer or the relevant Subsidiary of the Issuer shall instead be required to receive a written opinion from an Independent Financial Adviser on the terms mutatis mutandis of paragraph (iii) below; and

(iii)                          with respect to any Affiliate Transaction involving an aggregate value in excess of U.S.$20 million, the Board of Directors will have received a written opinion from an Independent Financial Adviser that such Affiliate Transaction is (x) fair from a financial point of view to the Issuer or such Subsidiary taking into account all relevant circumstances or (y) on terms not less favourable to the Issuer or such Subsidiary than might have been obtained in a comparable transaction at such time on an arm’s length basis from a Person who is not an Affiliate,

provided, however, that the requirements set out in paragraphs (i) – (iii) above shall not apply to:

(A)                               any Restricted Payment that does not violate Condition 4(c) and any Permitted Investments (other than Permitted Investments described in paragraphs (c), (h) and (j) of the definition thereof);

(B)                               any employment agreement, collective bargaining agreement or employee benefit arrangements with any employee, officer or director of the Issuer or any of its Subsidiaries, including under any stock option, stock incentive plans or similar plans, entered into in the ordinary course of business;

(C)                               payment of reasonable fees and compensation and reimbursements of expenses to employees, officers, directors, consultants or agents in the ordinary course of business;

(D)                               transactions between the Issuer and its Subsidiaries and between and among the Issuer’s Subsidiaries;

(E)                                transactions with suppliers of goods or services (including raw materials and energy, purchases of natural gas from Geo Alliance and sales of goods to Geo Alliance), in each case in the ordinary course of business and on arm’s length terms, or are on terms at least as favourable to the Issuer or the relevant Subsidiary of the Issuer as might reasonably be obtained at such time from an unrelated third party (in each case, taken as a whole) in the reasonable determination of the members of the Board of Directors of the Issuer or the relevant Subsidiary or the senior management thereof;

(F)                                 reimbursement of EastOne Costs in an aggregate amount not exceeding U.S.$3 million in any financial year;

(G)                               issuances or sales of, and any contribution to the capital of the Issuer in exchange for, Capital Stock (other than Disqualified Stock) of the Issuer;

(H)                              the Incurrence of any Subordinated Shareholder Funding (including any conversion or replacement of Capital Stock of the Issuer into Subordinated Shareholder Funding) or any amendment thereto in compliance with these Conditions;

(I)                                   Management Advances;

(J)                                   transactions in the ordinary course of business with a Person that is an Affiliate of the Issuer solely because a director of such Person is also a director of the Issuer or any direct or indirect parent of the Issuer; provided, however, that such director abstains from voting as a director of the Issuer or such direct or indirect parent, as the case may be, on any matter involving such other Person; and

(K)                               any transactions in respect of financial services (including any related security or guarantees) in the ordinary course of business and on arm’s length commercial terms between the Issuer and its Subsidiaries, on the one hand, and affiliated financial institutions on the other hand, including Indebtedness for money borrowed from Credit Dnepr in the amount not exceeding U.S.$20 million at any time outstanding to the extent the Incurrence of such Indebtedness is permitted by Condition 4(b).

(e)                               Asset Sales:

(i)                                  The Issuer will not, and will not permit any Subsidiary of the Issuer to, directly or indirectly, consummate any Asset Sale, unless:

(A)                               the consideration received by the Issuer or the relevant Subsidiary of the Issuer, as the case may be, is at least equal to the Fair Market Value of the assets subject to such Asset Sale;

(B)                               at least 75 per cent. of the consideration received in the Asset Sale by the Issuer or the relevant Subsidiary of the Issuer, as the case may be, is in the form of cash, Cash Equivalents or a combination thereof. For the purposes of this provision, each of the following shall be deemed to be cash:

(1)                                 the assumption by the transferee of any liabilities, as recorded on the balance sheet of any of the Issuer or any Subsidiary of the Issuer (other than contingent liabilities and other than liabilities that are by their terms subordinated in right of payment to the Notes or any Guarantee) and the release of the Issuer or such Subsidiary from all such liabilities in connection with such Asset Sale;

(2)                                 any securities, notes or other obligations received by the Issuer or any Subsidiary of the Issuer from such transferee that are within 180 days of the Asset Sale converted by the Issuer or such Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received in that conversion);

(3)                                 any Capital Stock or assets of the kind referred to in Condition 4(e)(ii)(A)(2);

(4)                                 any Designated Non-Cash Consideration received by the Issuer or any Subsidiary in such Asset Sales having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (4) that is at that time outstanding, not to exceed U.S.$30 million at the time of the receipt of such Designated Non-Cash Consideration (with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value);

(5)                                 Indebtedness of any Subsidiary of the Issuer that is no longer a Subsidiary as a result of such Asset Sale, to the extent that the Issuer and each other Subsidiary of the Issuer are released from any guarantee of such Indebtedness in connection with such Asset Sale;

(6)                                 consideration consisting of the Initial Senior Loan of the Issuer or any Guarantor received from Persons who are not the Issuer or any Subsidiary that is cancelled; and

(7)                                 provided that the fair market value of such Asset Sale is not greater than 10 per cent. of the Total Assets of the Group, consideration consisting of Senior Indebtedness of the Issuer or any Guarantor received from Persons who are not the Issuer or any Subsidiary that is cancelled.

(ii)                               Within 360 days after the receipt of any Disposal Proceeds from an Asset Sale, the Issuer (or any of its Subsidiaries) may:

(A)                               apply such Disposal Proceeds (at the option of the Issuer or Subsidiary):

(1)                                 to prepay, repay or purchase any Senior Indebtedness (but excluding, in each case, Indebtedness owed to the Issuer or an Affiliate of the Issuer), provided, however, that, in connection with any prepayment, repayment or purchase of Indebtedness pursuant to this paragraph (1), such Indebtedness will be retired and the Issuer will cause the related commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased;

(2)                                 to invest in Additional Assets; or

(3)                                 any combination of the foregoing; or

(B)                               enter into a binding commitment to apply the Disposal Proceeds pursuant to Condition 4(e)(ii)(A)(2) above; provided that such commitment shall be treated as a permitted application of the Disposal Proceeds from the date of such commitment until the earlier of (1) the date on which such acquisition or expenditure is consummated, and (2) the 180th day following the expiration of the aforementioned 360 day period.

(iii)                            Pending the final application of any Disposal Proceeds, the Issuer (or the applicable Subsidiary) may temporarily reduce Indebtedness or otherwise invest the Disposal Proceeds in any manner that is not prohibited by these Conditions.

(iv)                           Notwithstanding Condition 4(e)(ii) above, if such Disposal Proceeds relate to an Asset Sale with a Fair Market Value that is greater than 10 per cent. of the Total Assets of the Group, the Issuer shall, if permitted pursuant to the Intercreditor Agreement, promptly make an offer to repay Senior Indebtedness and the Notes, on a pro rata basis, by reference to the amount of such Indebtedness outstanding on the date of receipt of the Disposal Proceeds.

(v)                              Any Disposal Proceeds from Asset Sales that are not applied or invested as provided in Condition 4(e)(ii) will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds U.S.$10 million, within 10 Business Days thereof, or at any earlier time at the Issuer’s election, the Issuer will (subject to the Intercreditor Agreement)make an offer (an “Asset Sale Offer”) to all holders of Notes and, to the extent notified by the Issuer in such notice, make an offer to all holders of other Indebtedness that is pari passu with the Notes or any Guarantee to purchase, prepay or redeem with the proceeds of sales of assets, the maximum principal amount of Notes and such other pari passu Indebtedness (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be purchased, prepaid or redeemed out of the Excess Proceeds. The offer price for the Notes in any Asset Sale Offer will be equal to 100 per cent. of the principal amount and the offer price for any pari passu Indebtedness may be no greater than 100 per cent. of the principal amount, in each case, plus accrued and unpaid interest and Additional Amounts, if any, to the date of purchase, prepayment or redemption, subject to the rights of holders of Notes on the relevant record date to receive interest due on the relevant interest payment date, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Issuer and its Subsidiaries may use those Excess Proceeds for any purpose not otherwise prohibited by these Conditions. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered into (or to be prepaid or redeemed in connection with) such Asset Sale Offer exceeds the amount of Excess Proceeds, the Notes and such other pari passu Indebtedness will be selected on a pro rata basis and in accordance with the procedures in the Trust Deed or other agreements governing such other pari passu Indebtedness based on the amounts tendered or required to be prepaid or redeemed. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero. For the avoidance of doubt, the Issuer may make an Asset Sale Offer prior to the expiration of the 360-day period referred to above.

(vi)                           To the extent that any portion of Disposal Proceeds payable in respect of the Notes is denominated in a currency other than U.S. dollars, the amount thereof payable in respect of such Notes shall not exceed the net amount of funds in U.S. dollars that is actually received by the Issuer upon converting such portion of the Disposal Proceeds into U.S. dollars.

(vii)                        The Issuer will comply with the requirements of any applicable securities laws and regulations to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of these Conditions, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under these Conditions by virtue of such compliance.

(f)                                Limitations on Restrictions on Distributions from Subsidiaries:

(i)                                  The Issuer will not, and will not permit any Subsidiary of the Issuer to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Issuer to (x) pay dividends or make any other distributions on its Capital Stock to the Issuer or a Subsidiary of the Issuer or pay any Indebtedness owed to the Issuer or a Subsidiary of the Issuer, (y) make any loans or advances to the Issuer or a Subsidiary of the Issuer or (z) transfer any of its property or assets to the Issuer or a Subsidiary of the Issuer, provided that (a) the priority of any preferred stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock and (b) the subordination of (including the application of any standstill period to) loans or advances made to the Issuer or any Subsidiary to other Indebtedness Incurred by the Issuer or any Subsidiary, in each case, shall not be deemed to constitute such an encumbrance or restriction.

(ii)                               The preceding restrictions will not apply to encumbrances or restrictions arising under or by reason of:

(A)                               with respect to (x), (y) and (z) above:

(1)                                 any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date, including pursuant to the Notes Documents or the Initial Senior Facility Agreement or the Restructured Working Capital Loans;

(2)                                 any encumbrance or restriction with respect to a Subsidiary of the Issuer pursuant to an agreement relating to any Indebtedness Incurred by such Subsidiary on or prior to the date on which such Subsidiary was acquired by the Issuer (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilised to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Issuer) and outstanding on such date;

(3)                                 any encumbrance or restriction arising pursuant to an agreement or instrument relating to any Indebtedness permitted to be Incurred subsequent to the Issue Date pursuant to Condition 4(b) if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favourable to the Noteholders than (i) the encumbrances and restrictions contained in the Initial Senior Facility Agreement, the Intercreditor Agreement and these Conditions, in each case, as in effect on the Issue Date (as determined in good faith by the Issuer) or (ii) is customary in comparable financings where such encumbrances or restrictions will not adversely affect the Issuer’s ability to make principal or interest payments on the Notes (as determined in good faith by the Issuer);

(4)                                 any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in paragraph (1) to (3) above or this paragraph (4) or contained in any amendment to an agreement referred to in paragraph (1) to (3) above or this paragraph (4); provided, however, that the encumbrances and restrictions with respect to such Subsidiary contained in any such refinancing agreement or amendment are no less favourable to the Noteholders in any material respect than (i) encumbrances and restrictions with respect to such Subsidiary contained in such predecessor agreements or (ii) is customary in comparable financings where such encumbrances or restrictions will not adversely affect the Issuer’s ability to make principal or interest payments on the Notes (as determined in good faith by the Issuer);

(5)                                 any encumbrance or restriction with respect to a Subsidiary of the Issuer imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Subsidiary pending the closing of such sale or disposition;

(6)                                 restrictions on cash or other deposits or net worth imposed by leases or other agreements entered into in the ordinary course of business;

(7)                                 existing under or by reason of applicable law, rule, regulation, decree or order of any governmental, local or regulatory authority or the terms of any license, authorisation, concession or permit;

(8)                                 customary limitations on the distribution of assets or property in joint venture agreements entered into in the ordinary course of business and in good faith; provided that (x) the encumbrance or restriction is not materially more disadvantageous to Noteholders than is customary in comparable agreements; and (y) such encumbrance or restriction will not materially affect the ability of the Issuer or any Guarantor to make any anticipated principal or interest payments on the Notes and any other Indebtedness or borrowed money; and

(B)                               with respect to (z) above only:

(1)                                 any encumbrance or restriction consisting of customary non-assignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder; and

(2)                                 any encumbrance or restriction contained in security agreements or mortgages securing Indebtedness of a Subsidiary of the Issuer to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements or mortgages.

(g)                              Limitation on Layering:

The Issuer will not, and will not permit any of the Guarantors to, incur any Indebtedness that is or purports to be by its terms (or by the terms of any agreement governing such Indebtedness) subordinated in right of payment to any Senior Indebtedness, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness or the Intercreditor Agreement) made subordinated in right of payment and priority to the Notes and the Guarantees; provided that the foregoing limitation shall not apply to distinctions between categories of Senior Indebtedness that exist by reason of (x) any Liens or guarantees arising or created in respect of some but not all such Senior Indebtedness or (y) being secured on a junior priority basis or (z) being unsecured.

(h)                              Impairment of Security:

(i)                                  The Issuer shall not, and shall not permit any Subsidiary of the Issuer to, take any action that would have the result of materially impairing any Lien constituted by the Collateral (it being understood that the Incurrence of Permitted Collateral Liens shall under no circumstances be deemed to materially impair any Lien constituted by the Collateral) for the benefit of the Trustee and the holders of the Notes, and the Issuer shall not, and shall not permit any Subsidiary of the Issuer to, grant to any Person other than the Security Agents, for the benefit of the Trustee and the holders of the Notes and the other beneficiaries described in the Security Documents and the Intercreditor Agreement, any Lien over any of the Collateral that is prohibited by Condition 4(a); provided that the Issuer and any Subsidiary of the Issuer may Incur any Lien over any of the Collateral that is not prohibited by Condition 4(a), including Permitted Collateral Liens.

(ii)                               Notwithstanding the foregoing, nothing in this Condition 4(h) shall restrict the discharge and release of any Lien in accordance with the Trust Deed, Condition 3(c) or the Intercreditor Agreement. Subject to the foregoing, the Security Documents may be (subject to the Intercreditor Agreement) amended, extended, renewed, restated, supplemented or otherwise modified or released (followed by a substantially concurrent retaking of a Lien of at least equivalent ranking over the same assets) to (i) cure any ambiguity, omission, defect or inconsistency therein; (ii) provide for Permitted Collateral Liens; (iii) add to the Collateral; or (iv) make any other change thereto that does not adversely affect the holders of the Notes in any material respect as determined by the Trustee, acting reasonably and in good faith. Subject to the foregoing, except where permitted by the Trust Deed and the Intercreditor Agreement or to effect or facilitate the creation of Permitted Collateral Liens for the benefit of the Security Agents and holders of other Indebtedness Incurred in accordance with the Trust Deed, no Security Document may be amended, extended, renewed, restated, supplemented or otherwise modified or released (followed by a substantially concurrent retaking of a Lien of at least equivalent ranking over the same assets), unless contemporaneously with such amendment, extension, renewal, restatement, supplement or modification or release (followed by a substantially concurrent retaking of a Lien of at least equivalent ranking over the same assets), the Issuer delivers to the Security Agents and the Trustee (1) either (x) a solvency opinion, in form and substance reasonably satisfactory to the Trustee, from an Independent Financial Adviser which confirms the solvency of the Issuer and its Subsidiaries, taken as a whole, after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, modification or release (followed by a substantially concurrent retaking of a Lien of at least equivalent ranking over the same assets), or (y) a certificate from the principal financial or accounting officer of the Issuer or the Board of Directors which confirms the solvency of the Issuer and its Subsidiaries, taken as a whole, after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, modification or replacement, and (2) an Opinion of Counsel (subject to any qualifications customary for this type of Opinion of Counsel), in form and substance reasonably satisfactory to the Trustee, confirming that, after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, modification or release (followed by a substantially concurrent retaking of a Lien of at least equivalent ranking over the same assets), the Lien or Liens created under the Security Documents, so amended, extended, renewed, restated, supplemented, modified or released and replaced are valid and perfected Liens not otherwise subject to any limitation, imperfection or new hardening period, in equity or at law, that such Lien or Liens were not otherwise subject to immediately prior to such amendment, extension, renewal, restatement, supplement, modification or replacement and to which the new Indebtedness secured by the Permitted Collateral Lien, if applicable, is not subject.

(iii)                            If the Issuer and its Subsidiaries comply with the requirements of this Condition 4(h), the Trustee shall (subject to customary protections and indemnifications from the Issuer) consent to such actions without the need for instructions from the holders of the Notes.

(i)                                 Mergers and Similar Transactions:

(i)                                  The Issuer will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all its assets to, any Person, unless:

(A)                               either (x) the Issuer will be the continuing corporation or (y) the resulting, surviving or transferee Person, if not the Issuer (the “Successor Company”), shall be a Person organised in an Approved Jurisdiction and the Successor Company (if not the Issuer) shall expressly assume, by a trust deed supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Issuer under the Notes, the Trust Deed, the Intercreditor Agreement and the Security Documents;

(B)                               immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Potential Event of Default or Event of Default shall have occurred and be continuing;

(C)                               immediately after giving pro forma effect to such transaction, the Issuer or the Successor Company, as the case may be, would be able to Incur an additional U.S.$1.00 of Indebtedness pursuant to Condition 4(b)(i); and

(D)                               the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, lease or transfer and such supplemental trust deed (if any) comply with the provisions of this Condition 4(i)(i) and the Trust Deed and upon each of which the Trustee shall be entitled to rely without liability to any person.

provided, however, that (C) will not be applicable to (x) a Subsidiary of the Issuer consolidating with, merging into or transferring all or part of its properties and assets to the Issuer (so long as no Capital Stock of the Issuer is distributed to any Person) or (y) the Issuer merging with an Affiliate of the Issuer solely for the purpose and with the sole effect of reincorporating the Issuer in another jurisdiction.

The Successor Company will be the successor to the Issuer and shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer under the Trust Deed, and the predecessor Issuer, except in the case of a lease (in which case such predecessor Issuer shall become a Guarantor pursuant to Condition 2(b)), shall be released from the obligation to pay the principal of and interest on the Notes.

(ii)                               The Issuer will not permit any Guarantor (other than any Guarantor whose Guarantee is to be released in connection with such transaction in accordance with the terms of these Conditions) to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any Person unless:

(A)                               where the resulting, surviving or transferee Person is a Non-Guarantor Subsidiary, such Non-Guarantor Subsidiary shall be organised and existing under the laws of the jurisdiction under which such Guarantor was organised or under the laws of an Approved Jurisdiction, and such Non-Guarantor Subsidiary shall expressly assume, by executing and delivering to the Trustee an Accession Deed, all the obligations of a Guarantor, if any, under its Guarantee; and

(B)                               where the resulting, surviving or transferee Person is not a member of the Group, either: (x) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes, by executing and delivering to the Trustee an Accession Deed, all the obligations of a Guarantor, if any, under its Guarantee; or (y) the Disposal Proceeds of such sale or other disposition are applied in accordance with Condition 4(e); and

(C)                               immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Potential Event of Default or Event of Default shall have occurred and be continuing; and

(D)                               the Issuer delivers to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, lease or transfer and such Notes Guarantee and Surety Agreement or Standalone Notes Surety Agreement (as the case may be), if any, complies with the provisions of this Condition 4(i)(ii) and the Trust Deed and upon each of which the Trustee shall be entitled to rely without liability to any person.

This Condition 4(i)(ii) will not apply to any Guarantor consolidating with or merging with or into or conveying, transferring or leasing all or substantially all of its assets to the Issuer or another Guarantor.

(iii)                            For the purposes of this Condition 4(i), the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Issuer or a Guarantor, which properties and assets, if held by the Issuer or such Guarantor instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Issuer or such Guarantor on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Issuer or such Guarantor.

(j)                                 Ranking of Claims:

The Issuer shall ensure (and shall procure that each Guarantor shall ensure) that at all times the claims of the Noteholders and the Trustee against it under the Trust Deed and against the Guarantors under the Notes Guarantee and Surety Agreement and the Standalone Notes Surety Agreement rank at least as set out in Condition 2(c) with respect to the claims of all present and future creditors of the Issuer and the Guarantors, save for those claims that are preferred by any bankruptcy, insolvency, liquidation or similar laws of general application or any other mandatory provisions of applicable law.

(k)                              Maintenance of Authorisations:

(i)                                  The Issuer will, and will cause each Material Subsidiary to, take all necessary action to obtain and do or cause to be done all things necessary to ensure the continuance of its corporate existence, its business and intellectual property relating to its business; provided, however, that the Issuer shall not be required to take such action if the Board of Directors of the Issuer shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Issuer and the Material Subsidiaries as a whole and that the loss thereof will not have a material adverse effect on the ability of the Issuer to make principal and/or interest payments on the Notes; and

(ii)                               the Issuer will, and will cause each Material Subsidiary to, obtain or make, and procure the continuance or maintenance of, all registrations, recordings, filings, consents, licences, approvals and authorisations, which may at any time be required to be obtained or made in any relevant jurisdiction for the purposes of the execution, delivery or performance of the Notes Documents, provided that, in any case, if the Issuer or the relevant Material Subsidiary remedies any failure to comply with paragraphs (i) and (ii) above within 90 days of such failure, then this covenant shall be deemed not to have been breached.

(l)                                 Maintenance of Property:

The Issuer will, and will cause each Material Subsidiary to, cause all property used in the conduct of its or their business to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and shall cause to be made all necessary repairs, renewals, replacements and improvements thereof, all as may be reasonably necessary so that the business carried on in connection therewith may be properly conducted at all times; provided that if the Issuer or the relevant Material Subsidiary remedies any failure to comply with the above within 90 days of any non-compliance with the provisions of the preceding sentence or any failure relates to property with a book value not exceeding U.S.$25 million, this covenant shall be deemed not to have been breached.

(m)                          Payment of Taxes and Other Claims:

The Issuer will, and will cause each Material Subsidiary to, pay or discharge, or cause to be paid and discharged, before the same shall become overdue and without incurring penalties, (a) all Taxes levied or imposed upon, or upon the income, profits or property of, respectively, the Issuer or the Material Subsidiary and (b) all lawful claims for labour, materials and supplies which, if unpaid, might by law become a Lien (other than a Permitted Lien) upon the property of, respectively, the Issuer or the Material Subsidiary; provided that none of the Issuer or the Material Subsidiaries shall be required to pay or discharge or cause to be paid or discharged any such Tax or claim (i) whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with Accounting Standards as consistently applied or other appropriate provisions have been made or (ii) whose amount, together with all such other unpaid or undischarged taxes, assessments, charges and claims of the Issuer, not so contested and for which adequate reserves, if necessary, in accordance with Accounting Standards as consistently applied or other appropriate provisions have been or will be made does not in the aggregate exceed U.S.$10 million.

(n)                              Maintenance of Insurance:

The Issuer will, and will cause each Material Subsidiary to, obtain and maintain insurance with an insurer or insurers of sufficient standing (in the reasonable judgment of the Issuer or the relevant Material Subsidiary) against such losses and risks and in such amounts as are prudent and customary in the businesses in which it is engaged in the jurisdiction(s) where it operates; provided that if the Issuer or the relevant Material Subsidiary remedies any failure to comply with the above within 360 days of any non-compliance with the provisions of the preceding sentence or if such potential losses or risks (which may be assessed by reference to the actual risks and losses borne by the Issuer or the relevant Material Subsidiary over the preceding three years) do not exceed U.S.$25 million, this covenant shall be deemed not to have been breached.

(o)                              Environmental Compliance:

The Issuer will, and will cause each Material Subsidiary to, comply with all Environmental Laws and obtain and maintain any Environmental Licences and take all reasonable steps in anticipation of known or expected future changes to or obligations under the same, except where failure to do so does not and will not have a material adverse effect on the ability of the Issuer to make principal and/or interest payments on the Notes.

(p)                              Change of Business:

The Issuer shall not, and shall cause the Material Subsidiaries not to, make any material change to the Core or Related Business.

(q)                              Additional Guarantors and Limitations on Guarantees:

(i)                                  (A)                  The Issuer shall appoint any of its Subsidiaries as an Additional Guarantor if such Subsidiary is appointed as a guarantor of the Issuer’s obligations under the Initial Senior Facility Agreement.

(B)                               As soon as is practicable following (if applicable) the repeal or withdrawal of Russian sanctions that either prohibit the disposal of any assets situated in Russia that are owned, whether directly or indirectly or legally or beneficially, by Viktor Pinchuk or otherwise prevent Interpipe-M LLC from being appointed as an Additional Guarantor:

(1)                                 the Issuer shall appoint Interpipe-M LLC as an Additional Guarantor; and

(2)                                 the shareholder(s) in Interpipe-M LLC shall deliver to the Offshore Security Agent an executed original of a first-ranking Russian law share pledge agreement in favour of the Offshore Security Agent with respect to all of the shares in Interpipe-M LLC, such document to be in form and substance reasonably satisfactory to the Offshore Security Agent, provided that, if the relevant Russian sanctions are reinstated and such sanctions make it unlawful as a matter of Russian law for Interpipe-M LLC to comply with its obligations under the Notes Documents, such non-compliance shall not by itself constitute an Event of Default under Condition 10.

(C)                               If, as at the end of any fiscal quarter of the Issuer, the combined EBITDA or total assets of the Issuer and the Guarantors, taken as a whole, account for less than 75 per cent. of the Consolidated EBITDA or Total Assets, respectively, the Issuer shall appoint any one or more of its Subsidiaries as Additional Guarantors as is necessary to ensure that within 60 days after the date on which financial statements are delivered by the Issuer for such fiscal quarter in accordance with Condition 4(t), the combined EBITDA and total assets of the Issuer and the Guarantors, taken as a whole, account for not less than (1) 85 per cent. of the Consolidated EBITDA and (2) 85 per cent. of the Total Assets, respectively; provided that, in each case, such combined EBITDA and Consolidated EBITDA shall be determined for the 12-month period ending on the last day of the period covered in the relevant financial statements of the Issuer delivered in accordance with Condition 4(t) and such total assets and Total Assets shall be determined as of the end of the period covered in the relevant financial statements of the Issuer delivered in accordance with Condition 4(t) and such combined EBITDA and such total assets shall be determined on the same basis as such Consolidated EBITDA and Total Assets except for the Issuer and the Guarantors rather than the Issuer and its Subsidiaries).

(ii)                               The Issuer shall not permit any Non-Guarantor Subsidiary, directly or indirectly, to guarantee (or grant a suretyship in respect of) any other Indebtedness of the Issuer or any

Guarantor which such Non-Guarantor Subsidiary is not otherwise permitted to Incur under Condition 4(b), unless such Non-Guarantor Subsidiary is also appointed by the Issuer, and becomes, an Additional Guarantor, such Guarantee of such Additional Guarantor ranking equal with or senior to, its guarantee in respect of such other Indebtedness. If such other Indebtedness being guaranteed (or in respect of which a suretyship is granted) by such Subsidiary is a Subordinated Obligation, such guarantee of a Subordinated Obligation shall be subordinated in right of payment to the Guarantee of the Notes to at least the same extent that such Subordinated Obligation is subordinated to the Notes.

(iii)                            The Issuer will cause any Subsidiary which is required to become as an Additional Guarantor pursuant to paragraphs (i) or (ii) above to:

(A) either:

(a) execute and deliver to the Trustee an Accession Deed such that it will become a party to the Notes Guarantee and Surety Agreement vested with all the duties and obligations of a Guarantor; or

(b) where the relevant Subsidiary is incorporated or organised under the laws of Ukraine and:

(I)  is prevented, by any corporate governance provision of Ukrainian law, from acceding to the Notes Guarantee and Surety Agreement as per subparagraph (a) above but can accede to the existing Standalone Notes Surety Agreement, execute and deliver to the Trustee an Accession Deed such that it will become a party to the existing Standalone Notes Surety Agreement vested with all the duties and obligations of a Guarantor; or

(II) is prevented, by any corporate governance provision of Ukrainian law, from acceding either to the Notes Guarantee and Surety Agreement or to the existing Standalone Notes Surety Agreement, execute a separate standalone suretyship agreement on substantially the same terms as the existing Standalone Notes Surety Agreement (but provided that, in the case of this subparagraph II, the Issuer must also execute, and procure that the other Guarantors execute, such other side agreements and/or amendments to the Notes Documents (as that term is defined in the Intercreditor Agreement) as the Trustee reasonably requires to ensure that the obligations assumed by such additional member of the Group, both under the relevant standalone suretyship agreement and under any separate standalone intercreditor agreement pursuant to which it assumes obligations equivalent to those to which the Guarantors are subject under the Intercreditor Agreement, are aligned with the terms of all Notes Documents); and

(B) waive and not in any manner whatsoever claim or take the benefit or advantage of any rights of reimbursement, indemnity or subrogation or any other rights against the Issuer or another Subsidiary of the Issuer as a result of any payment by such Subsidiary under its Guarantee.

(iv)                           Notwithstanding paragraphs (i) – (iii) above, the Issuer shall not be required to cause any Subsidiary, and no Subsidiary shall be required, to grant a Guarantee in respect of the Notes to the extent that such Guarantee would reasonably be expected to give rise to or result in (A) any violation of applicable law or regulation which cannot be avoided or otherwise prevented through measures reasonably available to the Issuer or such Subsidiary of the Issuer (including, but not limited to ‘whitewash’ or similar procedures), (B) personal liability or criminal sanctions for the officers, directors or (except in the case of a Subsidiary that is a partnership) shareholders of such Subsidiary (or, in the case of a Subsidiary that is a partnership, the directors or shareholders of the partners of such partnership), (C) any significant cost, expense, liability or obligation (including with respect of any taxes) other than reasonable out-of-pocket expenses and other than reasonable expenses incurred in connection with any governmental or regulatory filings, (D) a breach or violation of general corporate or contractual restrictions applicable to such Subsidiary, after the Issuer has used its reasonable efforts (without requiring the Issuer to incur any significant cost, expense, liability or obligation (including with respect of any taxes) other than reasonable out-of-pocket expenses and other than reasonable expenses incurred in connection with any governmental or regulatory filings), to enable such Subsidiary to provide such Guarantee or (E) a breach of the Issuer’s or its Subsidiaries’ obligations under the Intercreditor Agreement.

(v)                              Condition 4(q)(ii) will not be applicable to any guarantees of any Subsidiary (a) of any obligation permitted by Condition 4(b)(ii)(H) or (b) given to a bank or financial institution (i) which has long-term unsecured and non-credit enhanced debt obligations with a rating, at the time such guarantee was given, of at least BBB- or the equivalent thereof by Fitch, BBB- or the equivalent thereof by Standard & Poor’s or at least Baa3 or the equivalent thereof by Moody’s (or if at the time none of them is issuing comparable ratings, then a comparable rating of another Nationally Recognised Statistical Rating Organisation) and is located in an Approved Jurisdiction (other than Ukraine), (ii) which has a rating, at the time such guarantee was given, that is equivalent to the highest rating obtainable for a private bank or financial institution located in Ukraine (or if at the time no internationally recognised rating is available for a bank or financial institution located in Ukraine, any bank or financial institution located in Ukraine) or (iii) which is a Pre-Approved Bank, in connection with the operation of cash management programmes established in the ordinary course of business for the benefit of the Issuer or any of its Subsidiaries.

(vi)                           Notwithstanding paragraphs (i) – (iii) above, each Guarantee may be limited as necessary to recognise certain defences generally available to guarantors (including those that relate to fraudulent conveyance or transfer, voidable preference, financial assistance, corporate purpose, capital maintenance or similar laws, regulations or defences affecting the rights of creditors generally) or other considerations under applicable law.

(vii)                        A Guarantor will be released and discharged from its Guarantee:

(A)                               upon any sale, exchange, transfer or other disposition of Capital Stock of such Guarantor or any holding company of such Guarantor to a Person that is not the Issuer or a Subsidiary (which sale, exchange, transfer or other disposition is not prohibited by these Conditions) and the Guarantor ceases to be a Subsidiary as a result of the sale, exchange, transfer or other disposition;

(B)                               upon any sale, exchange, transfer or other disposition of all or substantially all of the assets of such Guarantor (including by way of merger, consolidation, amalgamation or combination) to a Person that is not the Issuer or a Subsidiary

(which sale, exchange, transfer or other disposition is not prohibited by these Conditions);

(C)                               upon the reorganisation (whether by way of merger or accession and which is not prohibited by these Conditions) of the relevant Guarantor pursuant to which such Guarantor accedes to or is merged into the Issuer or another Guarantor;

(D)                               to the extent otherwise permitted by the Intercreditor Agreement and the Security Documents;

(E)                                where the Notes have been redeemed, or purchased and cancelled, in whole, but not in part, pursuant to Condition 6;

(F)                                 pursuant to an Extraordinary Resolution of the Noteholders;

(G)                               as a result of a transaction permitted by Condition 4(i); or

(H)                              with respect to the Guarantee of any Guarantor that was required to provide such Guarantee pursuant to Condition 4(q)(ii), upon such Guarantor being unconditionally released and discharged from its liability with respect to the Indebtedness giving rise to the requirement to provide such Guarantee so long as no Potential Event of Default or Event of Default would arise as a result and no other Indebtedness is at that time guaranteed by the relevant Guarantor that would result in the requirement that such Guarantor provide a Guarantee pursuant to Condition 4(q)(ii), provided that:

(I)                                   a resignation letter is delivered to the Trustee in accordance with the terms of the Notes Guarantee and Surety Agreement, the Standalone Notes Surety Agreement or any other suretyship agreement on substantially the same terms as the existing Standalone Notes Surety Agreement (as applicable); and

(II)                              no amount is owing by that relevant Guarantor under any Notes Document.

(viii)                     The Issuer will give written notice to the Trustee in accordance with the Trust Deed of any Guarantor becoming or ceasing to be a Guarantor (upon which the Trustee shall be entitled to rely without further enquiry or liability) and, so long as the Notes are listed on the Securities Official List of the Luxembourg Stock Exchange and/or any other stock exchange, shall comply with applicable rules of the Securities Official List of the Luxembourg Stock Exchange and/or such other exchange in relation to any Guarantor becoming or ceasing to be a Guarantor.

(ix)                           The Issuer shall maintain an updated list of Guarantors which shall be available for inspection by Noteholders at the registered office of the Trustee upon request during normal business hours.

(r)                               Payments for Consent:

The Issuer will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any of the Noteholders for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Trust

Deed or the Notes unless such consideration is offered to be paid and is paid to all Noteholders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.  Notwithstanding the foregoing, the Issuer and its Subsidiaries shall be permitted, in any offer or payment of consideration for, or as an inducement to, any consent, waiver or amendment of any of the terms or provisions of the Trust Deed, the Notes or the Guarantees to exclude Noteholders in any jurisdiction and/or of any categorisation where (i) the solicitation of such consent, waiver or amendment, including in connection with an offer to purchase for cash, or (ii) the payment of the consideration therefor would either (A) require the Issuer or any of its Subsidiaries to file a registration statement, prospectus or similar document under any applicable securities laws (including, but not limited to, the United States federal securities laws and the laws of the European Union or its member states), which the Issuer in its sole discretion determines (acting in good faith) would be materially burdensome (it being understood that it would not be materially burdensome to file the consent document(s) used in other jurisdictions, any substantially similar documents or any summary thereof with the securities or financial services authorities in such jurisdiction) or (B) be prohibited under any applicable law or regulation.

(s)                                Maintenance of Listing:

The Issuer shall use its best efforts to obtain, as soon as reasonably practicable and in any event not later than 30 days of the Issue Date, and thereafter maintain the listing of the Notes on the Securities Official List of the Luxembourg Stock Exchange for so long as such Notes are outstanding provided that if at any time the Issuer determines that it can no longer reasonably comply with the requirements for the listing of the Notes on the Securities Official List of the Luxembourg Stock Exchange or if maintenance of such listing becomes unduly onerous, then the Issuer shall obtain prior to the delisting of the Notes on the Luxembourg Stock Exchange, and thereafter use its best efforts to maintain, a listing or admission to trading and/or quotation of such Notes on such other internationally recognised stock exchange.

(t)                                 Financial Information:

(i)                                  The Issuer shall deliver to the Trustee as soon as the same become available, but in any event within 150 days after the end of each of its financial years, commencing with the financial year ending 31 December 2019, the Issuer’s consolidated financial statements for such financial year, with accompanying notes, audited by the Auditors and accompanied by a report thereon of the Auditors and prepared in accordance with Accounting Standards. Such financial statements shall be accompanied by a report prepared by the Issuer on such progress as has been made in completing the Strategic Investment Plan, and a description of any changes in the Strategic Investment Plan from the Strategic Investment Plan that existed on the Issue Date.

(ii)                               The Issuer shall deliver to the Trustee as soon as the same become available, but in any event within 90 days after the end of the first, second and third fiscal quarter in each fiscal year of the Issuer, commencing with the fiscal quarter ended 30 June 2019, the Issuer’s unaudited consolidated financial statements for such period. Such financial statements shall contain or be accompanied by a statement of the amount of expenditures incurred during such period under the Strategic Investment Plan.

(iii)                            The Issuer shall deliver to the Trustee:

(A)                               contemporaneously with the furnishing of the financial statements discussed in Conditions 4(t)(i) and 4(t)(ii) above, supplemental disclosure stating the Consolidated Leverage Ratio and the Consolidated Net Leverage Ratio for the 12-month period ending on the last day of the period covered by the relevant financial statements of the Issuer and the Consolidated Total Debt of the Issuer as at the end of the period covered by the relevant financial statements of the Issuer;

(B)                               contemporaneously with the furnishing of the financial statements discussed in Conditions 4(t)(i) and 4(t)(ii) above, supplemental disclosure of the Consolidated EBITDA for the 12-month period ending on the last day of the period covered by the relevant financial statements of the Issuer (including a reconciliation of such Consolidated EBITDA to the net income (loss) of the Issuer and its Subsidiaries (determined on a consolidated basis in accordance with Accounting Standards) for such period) and the Total Assets as at the end of the period covered by the relevant financial statements of the Issuer;

(C)                               contemporaneously with the furnishing of the financial statements discussed in Conditions 4(t)(i) and 4(t)(ii) above, supplemental disclosure of the combined EBITDA of the Issuer and the Guarantors for the 12-month period ending on the last day of the period covered by the relevant financial statements of the Issuer (including a reconciliation of such combined EBITDA to the net income (loss) of the Issuer and the Guarantors for such period) and the total assets of the Issuer and the Guarantors as at the end of the period covered by the relevant financial statements of the Issuer;

(D)                               contemporaneously with the furnishing of the financial statements discussed in Conditions 4(t)(i) and 4(t)(ii) above, supplemental disclosure confirming whether any Principal Shareholder or other direct shareholder in the Issuer is obliged to subscribe for additional equity of the Issuer, and (if so) how much additional equity, in accordance with clause 17.2 (Additional equity coverage) of the Intercreditor Agreement; and

(E)                                promptly after the occurrence of any material acquisition, disposition or restructuring of the Issuer and its Subsidiaries, taken as a whole, or any senior executive officer changes or director changes at the Issuer or change in auditors of the Issuer or any other material event that the Issuer announces publicly, a report containing a description of such event (provided that in the case of any such acquisition, disposition, restructuring, change or material event announced publicly, the requirement for delivery to the Trustee of a report thereof may be satisfied by delivery to the Trustee of a copy of such announcement).

(iv)                           Contemporaneously with the furnishing of each such report and supplemental disclosure discussed in paragraphs (i) – (iii) above, the Issuer will also make available copies of all such reports and supplemental disclosure on the Issuer’s website and, if and so long as the Notes are listed on the Securities Official List of the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require, in such manner required by the rules of the Luxembourg Stock Exchange.

(v)                              No later than 14 days after the date when the financial statements required pursuant to Conditions 4(t)(i) and 4(t)(ii) are published on the Issuer’s website, hold a conference call (with the time and date for such call to be published by the Issuer on its website at least seven calendar days prior to the date of such call) for investors, providing an overview of the Group’s financial performance for the applicable fiscal period and giving Noteholders a reasonable opportunity to ask questions and answering such questions in good faith, subject to any restrictions regarding insider dealing or market abuse under applicable law.

(vi)                           The Issuer shall deliver to the Trustee at the time of delivery of any financial statements pursuant to Conditions 4(t)(i) and 4(t)(ii) above and within 14 days of any request by the Trustee, an Officer’s Certificate (A) stating whether or not to the best of the knowledge of the signatory thereof an Event of Default or Potential Event of Default has occurred and is continuing, and, if so, specifying all such Events of Default or Potential Events of Default, the nature and status thereof of which the signatory may have knowledge and what action the Issuer is taking or proposes to take with respect thereto, (B) stating whether or not to the best of the knowledge of the signatory thereof a Change of Control has occurred and (C) certifying which Subsidiaries are Material Subsidiaries. The Trustee may rely on such Officer’s Certificate absolutely without liability to any person for so doing.

(vii)                        The Issuer undertakes to furnish to the Trustee (A) such additional information regarding the financial position or the business of the Issuer, the Guarantors and the Subsidiaries of the Issuer as the Trustee may request, acting reasonably, for the purposes of the discharge of the duties and discretions vested in it under the Trust Deed or by operation of law and (B) such information as the Luxembourg Stock Exchange (or any other or further stock exchange or stock exchanges or any relevant authority or authorities on which the Notes may, from time to time, be listed or admitted to trading) may require to be published in connection with the listing or admission to trading of the Notes (at the same time as such information is provided to the Luxembourg Stock Exchange or other exchange or authority, as the case may be).

(viii)                     The Issuer shall promptly provide to the Trustee a copy of any report or opinion of an Independent Financial Adviser evidencing compliance with the requirements of Condition 4(d) and, to the extent it is reasonably practicable to do so and permitted under the terms of engagement with the relevant Independent Financial Adviser, publish such report on its website.

(u)                              Maintenance of Maximum Value of Hedging Obligations:

The Issuer shall procure that if the aggregate amount of Indebtedness in respect of the then outstanding Hedging Obligations exceeds U.S.$35 million (or its U.S. Dollar Equivalent) at any time, the Issuer shall terminate or unwind Hedging Obligations, within 10 Business Days of the day on which such threshold is first exceeded, in an amount sufficient to reduce the outstanding aggregate amount of Indebtedness in respect of the remaining outstanding Hedging Obligations to U.S.$25 million (or its U.S. Dollar Equivalent) or less.

5                                      Interest

(a)                              Interest Rate:

The Notes bear interest on their outstanding principal amount from and including the Issue Date and for so long as any Notes remain outstanding at the rate of 10.25 per cent. per annum, payable in equal instalments semi-annually in arrears on 30 June and 31 December in each year (each, an “Interest Payment Date”), except that (A) the first payment of interest will be made on 31 December 2019 and will be in respect of the period from and including the Issue Date to but excluding 31 December 2019 and (B) the last payment of interest will be made on the Maturity Date and will be in respect of the period from and including 30 June 2024 to but excluding the Maturity Date. Each Note will cease to bear interest from and including the due date for redemption, unless, upon surrender of the Certificate representing such Note, payment of principal is improperly withheld or refused. In such event, it shall continue to bear interest at the rate of 10.25 per cent. per annum (both before and after judgment) until whichever is the earlier of (a) the day on which all sums due in respect of such Note up to that day are received by or on behalf of the relevant Noteholder and (b) the day seven days after the Trustee or the Principal Paying Agent has notified the Noteholders of receipt of all sums due in respect of all the Notes up to that seventh day (except to the extent that there is failure in the subsequent payment to the relevant holders under these Conditions).

(b)                              Calculation of Interest:

If interest is required to be calculated for a period of less than a complete interest period, the relevant day-count fraction will be determined on the basis of a 360-day year consisting of 12 months of 30 days each and, in the case of an incomplete month, the number of days elapsed.

6                                      Redemption, Purchase, Fees and Options

(a)                              Redemption on First Instalment Date and Final Redemption:

(i)                                  On the First Instalment Date, the Issuer shall mandatorily redeem, at a redemption price equal to 100 per cent. of the principal amount of the Notes to be redeemed, Notes in an aggregate amount of U.S.$150 million (or the aggregate principal amount of the Notes outstanding at such time, if less), plus accrued and unpaid interest, plus Additional Amounts, if any, to but not including the First Instalment Date.

(ii)                               Unless previously redeemed, purchased and cancelled as provided below, each Note shall be finally redeemed on the Maturity Date at its then outstanding principal amount.

(b)                              Redemption at the Option of the Issuer:

Subject to the limitations contained in the Intercreditor Agreement, the Issuer may at any time following the Issue Date, on giving not more than 60 nor less than 10 days’ notice to the Noteholders, redeem all or some only of the Notes then outstanding at their principal amount, together with interest accrued to (but excluding) the date fixed for redemption. Any redemption and notice of redemption may, in the Issuer’s discretion, be subject to a satisfaction of one or more conditions precedent.

In the case of a partial redemption of Notes pursuant to Condition 6(a) or this Condition 6(b), the Notes to be redeemed (“Redeemed Notes”) will (i) in the case of Redeemed Notes represented by Definitive Notes, be selected individually by lot, not more than 30 days prior to the date fixed for redemption and (ii) in the case of Redeemed Notes represented by the Global Note, be redeemed in accordance with the rules of Euroclear and/or Clearstream, Luxembourg (to be reflected in the records of Euroclear and Clearstream, Luxembourg as either a pool factor or a reduction in nominal amount, at their discretion). In the case of Redeemed Notes represented by Definitive Notes, a list of the serial numbers of such Redeemed Notes will be published in accordance with Condition 17 (Notices) not less than five days prior to the date fixed for redemption.

(c)                               Redemption at the Option of the Noteholders Upon a Change of Control:

(i)                                  Upon the occurrence of a Change of Control (as defined below), each Noteholder shall have the right to require that the Issuer repurchase all or any part of such Noteholder’s Notes at a purchase price in cash equal to 100 per cent. of the outstanding principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to (but excluding) the date of purchase.

“Change of Control” means that the Issuer ceases to be controlled (whether directly or indirectly) by any of the following:

(1)                    Mr Viktor Pinchuk;

(2)                    one or more Principal Shareholders; and

(3)                                         (as the case may be) a combination of Mr Viktor Pinchuk and one or more Principal Shareholders (whether acting individually or in concert),

where, for the purposes of this definition, control means:

(A)                               the ownership, (whether directly or indirectly), of at least 75 per cent. of the Capital Stock of the Issuer and the ownership and control of at least 75 per cent. of the voting rights attached to all the Capital Stock in the Issuer which confers the right to appoint the directors or equivalent officers of the Issuer; and

(B)                               the power (whether by way of ownership of shares, proxy, contract, agency or otherwise):

(I)                                   to remove all, or the majority, of the directors or other equivalent officers of the Issuer; and

(II)                              to give directions with respect to the operating and/or financial policies of the Issuer with which the directors or other equivalent officers of the Issuer are obliged to comply.

(ii)                               Within 30 days following any Change of Control, the Issuer will give notice in accordance with Condition 17 to each Noteholder with a copy to the Trustee (the “Change of Control Offer”) stating:

(A)                               that a Change of Control has occurred and that such Noteholder has the right to require the Issuer to purchase such Noteholder’s Notes at a purchase price in cash equal to 100 per cent. of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to (but excluding) the date of purchase;

(B)                               the circumstances and relevant facts regarding such Change of Control (including, if the Change of Control was affected by way of a merger or amalgamation involving the Issuer, information with respect to pro forma historical income, cash flow and capitalisation, in each case after giving effect to such Change of Control);

(C)                               that each Noteholder has 30 days to exercise its option to require the Issuer to redeem all or part of the Notes and the purchase date (which shall be 15 days after the end of such option period); and

(D)                               the instructions, as determined by the Issuer, consistent with the covenant described hereunder, that a Noteholder must follow in order to have its Notes purchased.

(iii)                            The Issuer will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set out in the Trust Deed applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

(iv)                           The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue of its compliance with such securities laws or regulations.

(d)                              Exit Fee

On the Final Discharge Date, the Issuer will pay for the account of each Noteholder, pro rata to the outstanding principal amount of Notes held by it immediately prior the Final Discharge Date, an exit fee in an amount equal to the Noteholder Proportion of U.S.$40 million, provided that no such exit fee shall be payable if the Final Discharge Date occurs prior to the fourth anniversary of the Issue Date.

(e)                               Special Payment

If any fee or other payment is paid to any lender under the Initial Senior Facility Agreement for the purpose of amending or waiving any of the Initial Senior Loan Cross Default Provisions in an amount in excess of U.S.$200,000 (or its equivalent in other currencies), for any such payment or related payments, the Issuer shall pay to each Noteholder by no later than 30 days after the date of such payment, its pro rata share of the Special Payment, where “Special Payment” means an amount in U.S. dollars equal to the aggregate of such fee paid, or other payment made, to the lenders under the Initial Senior Facility Agreement (converted into U.S dollars at the then prevailing rate) multiplied by the ratio equal to the outstanding principal amount of the Notes on the Issue Date, divided by the outstanding principal amount of the Initial Senior Loan on the Issue Date.

(f)                                Purchases:

Subject to the limitations contained in the Intercreditor Agreement, the Issuer, the Guarantors or any of their respective Subsidiaries may at any time purchase Notes (in any manner and at any price). The Notes so purchased, while held by or on behalf of any of them, shall not entitle them to vote at any meetings of the Noteholders and shall not be deemed to be outstanding for the purposes of calculating quorums at meetings of the Noteholders or for the purposes of Conditions 4, 10, 11 and 13.

(g)                              Cancellation:

All Notes purchased by or on behalf of or otherwise transferred to the Issuer, the Guarantors or any of their respective Subsidiaries will forthwith be surrendered for cancellation to the Principal Paying Agent by surrendering such Notes to the Registrar and, in each case shall, together with all

Notes redeemed by the Issuer, be cancelled forthwith. Any Notes so surrendered for cancellation may not be reissued or resold and the obligations of the Issuer and the Guarantors in respect of any such Notes shall be discharged.

7                                      Payments

(a)                              Method of Payment:

Payments of principal, premium, interest and fees shall be made by U.S. dollar cheque drawn on (or, upon application by a holder of a Note to the specified office of the Principal Paying Agent not later than the fifteenth day before the due date for any such payment, by transfer to a U.S. dollar account (or any account to which U.S. dollars may be credited or transferred) maintained by the payee with) a bank in New York City and, in the case of payments of principal and premium, if any, in respect of the Notes and accrued interest payable on a redemption of the Notes otherwise than on an Interest Payment Date, shall only be made upon surrender (or, in the case of part payment only, endorsement) of the relevant Note at the specified office of the Principal Paying Agent.

(b)                              Payments subject to laws:

All payments in respect of the Notes are subject in all cases to (i) any applicable fiscal or other laws and regulations in the place of payment, but without prejudice to the provisions of Condition 8 and (ii) any withholding or deduction required pursuant to an agreement described in Section 1471(b) of the U.S. Internal Revenue Code of 1986 (the “Code”) or otherwise imposed pursuant to Sections 1471 through 1474 of the Code, any regulations or agreements thereunder, any official interpretations thereof, or any law implementing an intergovernmental approach thereto. No commissions or expenses shall be charged to the Noteholders in respect of such payments.

(c)                               Payments on business days:

Where payment is to be made by transfer to a U.S. dollar account, payment instructions (for value the due date, or, if the due date is not a business day, for value the next succeeding business day) will be initiated and, where payment is to be made by U.S. dollar cheque, the cheque will be mailed (i) (in the case of payments of principal, premium, if any, and interest payable on redemption) on the later of the due date for payment and the day on which the relevant Note is surrendered (or, in the case of part payment only, endorsed) at the specified office of the Principal Paying Agent and (ii) (in the case of payments of interest payable other than on redemption) on the due date for payment. A holder of a Note shall not be entitled to any interest or other payment in respect of any delay in payment resulting from (A) the due date for a payment not being a business day or (B) a cheque mailed in accordance with this Condition 7 arriving after the due date for payment or being lost in the mail. In this paragraph, “business day” means any day on which banks are open for general business (including dealings in foreign currencies) in London and New York City and, in the case of surrender (or, in the case of part payment only, endorsement) of a Note, in the place in which the Note is surrendered (or, as the case may be, endorsed).

(d)                              Partial payments:

If a Paying Agent makes a partial payment in respect of any Note, the Issuer shall procure that the amount and date of such payment are noted on the Register and, in the case of partial payment upon presentation of a Note, that a statement indicating the amount and the date of such payment is endorsed on the schedule to the Global Note or the Definitive Note.

(e)                               Record date:

Save where the following paragraph applies, each payment in respect of a Note will be made to the Person shown as the holder in the Register at the close of business in the place of the Registrar’s specified office on the fifteenth day before the due date for such payment (the “Record Date”). Where payment in respect of a Note is to be made by cheque, the cheque will be mailed to the address shown as the address of the holder in the Register at the close of business on the relevant Record Date.

So long as the Global Note Certificate is held on behalf of Euroclear or Clearstream, Luxembourg, the Record Date shall instead be the close of business on the Clearing System Business Day before the due date for such payment, where “Clearing System Business Day” means a day on which each clearing system for which the Note is being held is open for business.

(f)                                Agents:

The initial Agents and their initial specified offices are listed below. The Issuer and the Guarantors reserve the right at any time with the approval of the Trustee to vary or terminate the appointment of any Agent and appoint additional or other Agents, provided that they will maintain (i) a Principal Paying Agent, (ii) a Registrar, (iii) a Paying Agent (which may be the Principal Paying Agent) and a Transfer Agent (which may be the Principal Paying Agent and/or the Registrar) having specified offices in at least one major European city and (iv) such other agents as may be required by the Luxembourg Stock Exchange or any other stock exchange on which the Notes may be listed (in the case of sub-paragraphs (iii) and (iv) above, as approved by the Trustee).

Notice of any change in the Agents or their specified offices will promptly be given to the Noteholders.

8                                      Taxation

All payments of the principal of, premium on, if any, and interest on the Notes or under the Guarantees shall be made free and clear of, and without withholding or deduction for, any taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or within Cyprus, in the case of the Issuer, and the Original Jurisdiction relating to such Guarantor, in the case of a Guarantor, or any political or governmental subdivision or authority thereof or therein having power to tax (“Taxes”), unless such withholding or deduction is required by law. In that event, the Issuer (or, as the case may be, the relevant Guarantor) shall pay such additional amounts as will result in receipt by the Noteholders of such amounts as would have been received by them had no such withholding or deduction been required (“Additional Amounts”), except that no such Additional Amounts shall be payable with respect to any Note:

(a)                              Other connection: to, or to a third party on behalf of, a holder who is liable to such taxes, duties, assessments or governmental charges in respect of such Note by reason of his having some connection with Cyprus, in the case of the Issuer, and the Original Jurisdiction relating to such Guarantor, in the case of a Guarantor, other than the mere holding of the Note; or

(b)                              Presentation more than 30 days after the Relevant Date: in respect of which the Certificate representing it is presented for payment more than 30 days after the Relevant Date, except to the extent that the holder of it would have been entitled to Additional Amounts on presenting such Certificate for payment on the thirtieth day.

Notwithstanding any other provision of these Conditions, any amounts to be paid to the Trustee (and, through it, the Noteholders) by the Issuer or any of the Guarantors hereunder will be paid net of any deduction or withholding imposed or required pursuant to an agreement described in section 1471(b) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or otherwise imposed pursuant to sections 1471 through 1474 of the Code (or any regulations thereunder or official interpretations thereof) or an intergovernmental agreement between the United States and another jurisdiction facilitating the implementation thereof (or any fiscal or regulatory legislation, rules or practices implementing such an intergovernmental agreement) (any such withholding or deduction, a “FATCA Withholding”). None of the Issuer, any of the Guarantors nor any other person will be required to pay any Additional Amounts in respect of a FATCA Withholding.

Any reference in these Conditions to principal, premium and/or interest shall be deemed to include, without duplication, any Additional Amounts in respect of principal, premium or interest (as the case may be) which may be payable under this Condition 8 or any undertaking given in addition to or substitution for it under the Trust Deed and any amounts paid pursuant to Condition 6(d) or (e).

9                                      Prescription

Claims in respect of principal, premium and interest will become void, unless presentation for payment is made as required by Condition 7 within a period of 10 years, in the case of principal and premium, and five years, in the case of interest, from the appropriate Relevant Date.

10                               Events of Default

(a)                              If any of the following events (“Events of Default”) occurs and is continuing, the Trustee at its discretion may, and, with respect to a Material Event of Default, if so requested by holders of at least 25 per cent. in aggregate principal amount of the Notes then outstanding or with respect to an Event of Default other than a Material Event of Default if so requested by holders of at least 50 per cent. in aggregate principal amount of the Notes then outstanding, shall (subject in all cases to being indemnified and/or secured and/or prefunded to its satisfaction) give notice to the Issuer that the Notes are, and they shall immediately become, due and payable at their outstanding principal amount together with accrued interest:

(i)                                  Non-Payment: the Issuer or the Guarantors fail to pay principal or interest on any of the Notes when due and such failure continues for a period of five Business Days; or

(ii)                               Breach of Liens Covenant or Merger Covenant or Underperformance Shareholder Contribution: (A) the Issuer or any of its Subsidiaries does not perform or comply with any obligation under Condition 4(a) or Condition 4(i) or (B) failure to comply with clause 17.2(c) or 17.2(d) (Additional equity coverage) of the Intercreditor Agreement; or

(iii)                            Breach of Other Obligations: the Issuer or any of its Subsidiaries does not perform or comply with any one or more of its other obligations under the Notes or the Notes Documents, which default is incapable of remedy or, if in the opinion of the Trustee capable of remedy, is not in the opinion of the Trustee remedied within 30 days after written notice of such default shall have been given to the Issuer or the relevant Subsidiary by either (1) the Trustee or (2) by Noteholders together holding no less than 25 per cent. of the outstanding aggregate principal amount of the Notes; or

(iv)                           Breach of Obligations by Shareholder: a Direct Shareholder fails to comply with any of its obligations under:

(A)                               any Shareholder Loan Subordination Agreements; or

(B)                               any Security Document to which it is party unless the non-compliance:

(I)                                   is capable of remedy; and

(II)                              is remedied within 15 Business Days of written notice given to the Issuer of the failure to comply by either (1) the Trustee or (2) Noteholders together holding no less than 25 per cent. of the outstanding aggregate principal amount of the Notes.

(v)                              Cross-Payment Default and Cross-Acceleration: with respect to present or future Indebtedness of the Issuer or any Guarantor or any of their respective Subsidiaries the then outstanding principal amount of which exceeds U.S.$20 million (or its equivalent in other currencies) or the Initial Senior Loan (A) any amount under such Indebtedness becomes due and payable prior to its Stated Maturity by reason of any actual or potential default or event of default, (B) any such Indebtedness is not paid when due or, as the case may be, within any originally applicable grace period, or (C) the Issuer or any Guarantor or any of their respective Subsidiaries fails to pay when due or, as the case may be, within any originally applicable grace period any amount payable by it under such Indebtedness; or

(vi)                           Enforcement Proceedings: a distress, attachment, execution, sequestration or other analogous legal process is levied, enforced or sued on or against in the opinion of the Trustee, any material part of the property, assets or revenues of the Issuer, or substantially all of the property, assets or revenues of any Guarantor or any Material Subsidiary, and in each case is not discharged or stayed within 60 days; or

(vii)                        Security Enforced: (A) any Lien with respect to the Initial Senior Loan is enforced and (B) an encumbrancer takes possession of or sells or otherwise enforces, or any expropriation or sequestration is levied against, in the opinion of the Trustee, any material part of the property, undertaking, revenues or assets of the Issuer, or substantially the whole of  the property, undertaking, revenues or assets of any Guarantor or any Material Subsidiary (such expropriation, an “Expropriation”); or

(viii)                     Judgment Default: any one or more final, non-appealable judgments or orders is made against the Issuer or any Guarantor or any of their respective Material Subsidiaries involving an aggregate liability not paid or fully covered by insurance in respect of a matter (or a series of related matters) greater than U.S.$20 million, unless all those judgments and orders are paid, vacated or discharged within 60 days of their being made (or, if later, prior to the end of the period of any deferral of enforcement granted for any such judgment or order); or

(ix)                           Insolvency:

(A)                               (1) the Issuer, any Guarantor or any Material Subsidiary seeking, consenting or acquiescing in the introduction of proceedings for its liquidation or bankruptcy or the appointment to it of a liquidation commission or a similar officer; (2) the commencement of any proceedings in respect of the Issuer, any Guarantor or any Material Subsidiary in any court, arbitration court or before any agency for its bankruptcy, insolvency, dissolution or liquidation which, in the case of any proceedings that are commenced pursuant to a petition presented or filed by a Person other than the Issuer, such Guarantor or such Material Subsidiary, as the case may be, is not dismissed within 60 days or, with respect to any Guarantor or Material Subsidiary, is otherwise being contested in good faith and any such court, arbitration court or agency has not issued an official order against the Guarantor or the relevant Material Subsidiary with respect to such proceeding; (3) the institution of supervision, external management or bankruptcy management to the Issuer, any Guarantor or any Material Subsidiary; (4) the convening by the Issuer, any Guarantor or any Material Subsidiary of a meeting of its creditors generally and for the purposes of considering an amicable settlement with its creditors generally; and/or (5) any extra-judicial liquidation or analogous act in respect of the Issuer, any Guarantor or any Material Subsidiary by any applicable governmental agency which is not being contested in good faith;

(B)                               the Issuer, any Guarantor or any Material Subsidiary: (1) is unable to pay its debts generally as they become due; (2) consents by answer or otherwise to the commencement against it of an involuntary case in bankruptcy or to the appointment of a custodian of it or of, in the opinion of the Trustee, a substantial part of its property; or

(x)                              Winding-up: (A) an order is made or an effective resolution passed for the winding-up or dissolution of the Issuer or any Guarantor or any Material Subsidiary; or (B) the Issuer or any of the Guarantors or any Material Subsidiary ceases or threatens to cease to carry on all or, in the opinion of the Trustee, substantially all of its business or operations, in each case except (A) for the purpose of and followed by a reconstruction, amalgamation, reorganisation, merger or consolidation (x) on terms approved by the Trustee or by an Extraordinary Resolution of the Noteholders, or (y) in the case of a Guarantor or Material Subsidiary, whereby the undertaking and assets of the relevant Guarantor or Material Subsidiary (as the case may be) are transferred to or otherwise vested in the Issuer, any Guarantors or any of their respective Subsidiaries and/or (B) in connection with the sale of any Guarantor or Material Subsidiary or its assets in the ordinary course of business on arms’ length terms, and which sale otherwise complies with these Conditions and the Notes Documents; or

(xi)                           Nationalisation: in the opinion of the Trustee, a substantial part of the assets of the Issuer or substantially all of the assets held by any Guarantor or Material Subsidiary are seized or nationalised by or on behalf of any governmental, regulatory or other authority recognised by the United Nations (such seizure or nationalisation, a “Nationalisation”) or Expropriated by any person; or

(xii)                        Illegality: it is or will become unlawful for the Issuer or any of the Guarantors to perform or comply with any one or more of its obligations under any of the Notes or the Notes Documents, as applicable; or

(xiii)                     Trust Deed, Notes and Guarantees: the Trust Deed, the Notes or any Guarantees are not (or are claimed by the Issuer or any Guarantor not to be) in full force and effect or unenforceable or are repudiated by any party thereto (except Guarantees released in accordance with Condition 4(q)(vii)); or

(xiv)                    Security Ceasing to be in Full Force and Effect: any security interest under the Security Documents on any Collateral having a Fair Market Value in excess of U.S.$5 million, at any time, ceases to be in full force and effect (other than in accordance with the terms of the relevant Notes Documents) for any reason other than the satisfaction in full of all obligations under the Trust Deed or the release or amendment of any such security interest in accordance with the terms of the Notes Documents, or the Issuer or any Subsidiary of the Issuer asserts in writing that any such security interest is invalid or unenforceable, provided that if a failure of the sort described in this Condition 10(a)(xiv) is susceptible of cure, no Event of Default shall arise under this Condition 10(a)(xiv) with respect thereto until 30 days after such a failure has occurred and is continuing; or

(xv)                       Analogous Events: any event occurs which under the laws of any relevant jurisdiction has an analogous effect to any of the events referred to in Condition 10(a)(ix) or Condition 10(a)(x); or

(xvi)                    Initial Senior Loan Cross-Default: until the Relaxation Date, any Event of Default arising under (A) clause 22.3 (Financial covenants) of the Initial Senior Facility Agreement as a result of a breach of or non-compliance with clause 18.2 (Financial condition) or 18.3 (Minimum Treasury Cash Balance) of the Initial Senior Facility Agreement or (B) clause 22.4(b) (Other obligations) of the Initial Senior Facility Agreement as a result of any failure to deliver a compliance certificate within the applicable grace period as required by clause 17.3 (Provision and contents of Compliance Certificate) of the Initial Senior Facility Agreement or (D) under the corresponding provisions in any agreement pursuant to which the Initial Senior Loan is refinanced (or any agreement that refinances such refinancing) (the “Initial Senior Loan Cross Default Provisions”).

(b)                              A “Material Event of Default” is an Event of Default specified in Condition 10(a)(i), Condition 10(a)(ii)(B), Condition 10(a)(v) and Condition 10(a)(ix). The holders of a majority in aggregate principal amount of the Notes then outstanding (a) may by notice to the Issuer and the Trustee in writing or by Extraordinary Resolution waive any existing Potential Event of Default or Event of Default and its consequences under the Trust Deed (other than a continuing Event of Default specified in Condition 10(a)(i), which may only be waived by an Extraordinary Resolution passed in accordance with Condition 11(a)(i) or Condition 11(a)(ii)) and (b) after any acceleration pursuant to Condition 10(a), but before a judgment or decree based on acceleration has been issued, may by notice to the Issuer and the Trustee in writing rescind and annul an Acceleration Notice (as defined in the Trust Deed) (or instruct the Trustee to do so) if all Events of Default, other than the non-payment of accelerated principal, interest and other amounts due, have been cured or waived. Upon the receipt of any such notice, the Issuer shall procure that notice thereof is given to Noteholders in accordance with Condition 17.

11                               Meetings of Noteholders, Modification, Waiver, Substitution and Noteholders’ Committee

(a)                              Meetings of Noteholders:

(i)                                  The Trust Deed contains provisions for convening meetings of Noteholders to consider any matter affecting their interests, including the sanctioning by Extraordinary Resolution of a modification of any of these Conditions or any provisions of the Trust Deed, the Intercreditor Agreement, any Security Document or other Notes Document. Such a meeting may be convened by the Issuer or the Trustee at any time and shall be convened by the Trustee if requested by Noteholders holding not less than 10 per cent. in aggregate principal amount of the Notes for the time being outstanding. The quorum for any meeting convened to consider an Extraordinary Resolution (other than an Extraordinary Resolution for a modification of a Core Term) shall be two or more Persons holding or representing a clear majority in principal amount of the Notes for the time being outstanding, or, if the quorum is not present, then the meeting may be adjourned for not less than 14 days and not more than 42 days (an “Adjourned Meeting”) and the quorum shall be one or more Persons being or representing Noteholders whatever the principal amount of the Notes held or represented. If the business of such meeting includes consideration of proposals, inter alia, (i) to amend the dates of maturity or redemption of the Notes or any date for payment of interest on the Notes, (ii) to modify the circumstances in which the Issuer or Noteholders are entitled to redeem the Notes pursuant to Condition 6 (other than the provisions in Condition 6(c)), (iii) to modify or cancel the Guarantees except in accordance with the Conditions, the Notes Guarantee and Surety Agreement, the Standalone Notes Surety Agreement and the Intercreditor Agreement, (iv) to reduce or cancel the principal amount of, or any premium payable on redemption of, or interest on, the Notes, (v) to reduce the rate or rates of interest in respect of the Notes or to vary the method or basis of calculating the rate or rates or amount of interest, (vi) to modify the provisions of, or the order of priority under, clause 14 of the Intercreditor Agreement, (vii) to release the Collateral unless such release is otherwise permitted without the consent of Noteholders in accordance with the Conditions, the Security Documents or the Intercreditor Agreement, (viii) to modify the order of priority of the application of the proceeds of realisation of the Collateral as set out in Condition 3(e), (ix) to change the currency or currencies of payment or denomination of the Notes, (x) to modify the provisions concerning the quorum required at any meeting of Noteholders or the majority required to pass an Extraordinary Resolution, the list of Core Terms or sign a resolution in writing, (xi) to modify the provisions relating to or to waive a Material Event of Default (each of (i) to (xi) above, a “Core Term”) or (xii) that are listed in Schedule 3 of the Trust Deed as being those to which the special quorum provisions apply, the necessary quorum shall be two or more Persons holding or representing not less than 75 per cent., or at any Adjourned Meeting not less than 25 per cent., in aggregate principal amount of the Notes for the time being outstanding. Any Extraordinary Resolution duly passed shall be binding on Noteholders (whether or not they were present at the meeting at which such resolution was passed).

(ii)                               The Trust Deed provides that a resolution in writing signed, or an approval given by way of electronic consents communicated through the electronic communications systems of the relevant clearing system(s), in each case, by or on behalf of holders of not less than 75 per cent. of the aggregate outstanding principal amount of Notes shall for all purposes be as valid and effective as an Extraordinary Resolution passed at a meeting of Noteholders duly convened and held. Such a resolution in writing may be contained in one document or several documents in the same form, each signed by or on behalf of one or more Noteholders.

(iii)                            Each Noteholder will be deemed to represent and warrant to the Trustee on each and every occasion it (a) requests the Trustee to take any action, or submits any instruction to the Trustee under the Trust Deed or these Conditions or (b) votes at a meeting of Noteholders convened in accordance with the Trust Deed or otherwise provides a consent or instructions in the form of a written resolution or electronic consent in accordance with the Trust Deed, that it is not the Issuer, a Guarantor, any Subsidiary of the Issuer or an Affiliate of any of the foregoing.  The Trust Deed provides that the Notes which are beneficially held by or on behalf of (i) the Issuer, the Guarantors or any of their respective Subsidiaries or (ii) an Affiliate of any of the Issuer, the Guarantors or any Subsidiary of the Issuer, and not cancelled shall (unless no longer so held) be deemed not to remain outstanding.

(b)                              Modification and Waiver:

(i)                                  Notwithstanding Condition 11(a), without the consent of the Noteholders, the Issuer and the Trustee may amend or supplement any Notes Document:

(A)                               to provide for the assumption of the Issuer’s or a Guarantor’s obligations under the Notes and the Guarantees in the case of a merger or consolidation or sale of all or substantially all of the Issuer’s or such Guarantor’s assets, as applicable;

(B)                               to make any change that would provide any additional rights or benefits to the Noteholders;

(C)                               to enter into additional or supplemental Security Documents to secure the Notes and the Guarantees;

(D)                               to release the Collateral in accordance with the terms of these Conditions, the Trust Deed, the Intercreditor Agreement and the Security Documents;

(E)                                to allow (1) any Subsidiary to execute and deliver to the Trustee an Accession Deed (and, thus, become a Guarantor) with respect to the Notes or (2) any Guarantor to be released from its Guarantees in accordance with the terms of these Conditions, the Trust Deed, the Notes Guarantee and Surety Agreement, the Standalone Notes Surety Agreement and the Intercreditor Agreement;

(F)                                 to evidence and provide for the acceptance and appointment under the Trust Deed of a successor trustee or under the Agency Agreement of a successor agent in any role; or

(G)                               to add additional parties to the Intercreditor Agreement, any Security Document or the Agency Agreement to the extent permitted by the Trust Deed.

(ii)                               The Trustee may agree, without the consent of the Noteholders, to (A) any modification of any of the provisions of the Notes Documents which is in its opinion of a formal, minor or technical nature or is made to correct a manifest error or an error which in the opinion of the Trustee is proven and (B) any other modification (except as mentioned in the Trust Deed), and, without prejudice to its rights in respect of any subsequent breach, from time to time and at any time, any waiver or authorisation of any breach or proposed breach, of any of the provisions of the Notes Documents or determine that an Event of Default or Potential Event of Default shall not be treated as such if, in the opinion of the Trustee, the interests of the Noteholders will not be materially prejudiced hereby, provided that the Trustee shall not do so in contravention of an express direction given by an Extraordinary Resolution or a request made pursuant to Condition 10. No such direction or request shall affect a previous waiver, authorisation or determination.

(iii)                            Any such modification, authorisation or waiver shall be binding on the Noteholders and, if the Trustee so requires, such modification shall be notified to the Noteholders by the Issuer as soon as practicable and in accordance with Condition 17. The power of the Trustee under paragraph (ii) above does not extend to any such modification, authorisation or waiver to the extent such modification, authorisation or waiver constitutes a Core Term.

(c)                               Substitution:

Subject to the terms of the Trust Deed, the Trustee may, without the consent of the Noteholders, agree to the substitution of the Issuer’s successor in business or any Subsidiary of the Issuer (or its successor in business) or any of the Guarantors (or its/their successor(s) in business) or any of the Subsidiaries of the Guarantors (or its/their successor(s) in business) in place of the Issuer (or of any previous substitute under this Condition 11(c)) as the principal debtor under the Trust Deed and the Notes and the Trustee may, without the consent of the Noteholders, agree to the substitution of any Guarantor’s successor in business or any Subsidiary of the Issuer or any Subsidiary of any Guarantor or any of their respective successors in business in place of such Guarantor (or any previous substitute under this Condition 11(c)) as a Guarantor under the Notes Documents to which it is a party and the Guarantees.

(d)                              Entitlement of the Trustee:

In connection with the exercise of its functions (including but not limited to those referred to in this Condition 11), the Trustee shall have regard to the interests of the Noteholders as a class and shall not have regard to the consequences of such exercise for individual Noteholders and the Trustee shall not be entitled to require, nor shall any Noteholder be entitled to claim, from the Issuer or the Guarantors any indemnification or payment in respect of any tax consequence of any such exercise upon individual Noteholders.

(e)                               Noteholders’ Committee:

(i)                                  Holders of at least 35 per cent. of the principal amount of the Notes then outstanding may, by notice in writing to the Issuer (with a copy to the Trustee and the Security Agents), appoint any person or persons as a committee to represent the interests of such holders (a “Noteholders’ Committee”) if an Event of Default has occurred and is occurring.

(ii)                               Upon receipt of a written notice that a Noteholders’ Committee has been appointed in accordance with Condition 11(e)(i), and a certificate delivered pursuant to Condition 11(e)(vi), the Issuer shall give notice of the appointment of such Noteholders’ Committee to all Noteholders in accordance with Condition 17 as soon as practicable after such written notice and such certificate are delivered to the Issuer.

(iii)                            Such Noteholders’ Committee in its discretion may, among other things:

(H)                              engage legal advisers and/or financial advisers to assist it in representing the interests of the Noteholders, provided that, to the extent the Noteholders’ Committee seeks reimbursement or payment by the Issuer of the fees and expenses of such counsel or advisers, arrangements as to any such reimbursement or payment and the identities of such counsel or advisers shall be subject to the prior approval of the Issuer, in its sole discretion;

(I)                                   adopt such rules as it considers appropriate regarding its proceedings;

(J)                                   enter into discussions with the Issuer, its Subsidiaries and/or, with the prior approval of the Issuer, other creditors of the Issuer or its Subsidiaries; and

(K)                               designate one or more members of the Noteholders’ Committee to act as the main point(s) of contact with the Issuer and provide all relevant contact details to the Issuer.

Except to the extent provided in this Condition 11(e) such Noteholders’ Committee shall not have the ability to exercise any powers or discretions which the Noteholders could themselves exercise.

(iv)                           The Issuer shall:

(L)                                subject to (v) below, engage with the Noteholders’ Committee in good faith;

(M)                            provide the Noteholders’ Committee with copies of any notices or information given or received by it in connection with any Extraordinary Resolution or resolution in writing under Condition 11(a); and

(N)                               (subject to the Intercreditor Agreement) pay any reasonable fees and expenses of any such Noteholders’ Committee in accordance with the arrangements agreed by the Issuer in advance in its sole discretion (including without limitation, the reasonable and documented fees and expenses of the Noteholders’ Committee’s legal and financial advisers, if any) following receipt of reasonably detailed invoices and supporting documentation.

(v)                              If more than one Noteholders’ Committee has been appointed by Noteholders in accordance with the provisions of (i) above, the Issuer shall not be obliged to engage with such Noteholders’ Committees separately. Such Noteholders’ Committees may appoint a single steering group (to be comprised of representatives from such Noteholders’ Committees), whereupon the Issuer shall engage with such steering group (which shall be treated as the sole Noteholders’ Committee for the purposes hereof (including payment of fees and reimbursement of costs)).

(vi)                           Upon the appointment of a Noteholders’ Committee, members of the Noteholders’ Committee will provide a certificate to the Issuer and to the Trustee signed by the authorised representatives of such members, and the Issuer and the Trustee may rely upon the terms of such certificate without liability to any person. The certificate shall certify:

(O)                               that the Noteholders’ Committee has been appointed;

(P)                                 the identity of the initial members of the Noteholders’ Committee and their aggregate holding of the outstanding principal amount of the Notes; and

(Q)                               that such appointment complies with the Conditions.

Promptly after any change in the identity of the members of the Noteholders’ Committee, a new certificate (on which each of the Issuer and the Trustee may rely conclusively) will be delivered to the Issuer and the Trustee identifying the new members. Each of the Issuer and the Trustee will be entitled to assume that the membership of the Noteholders’ Committee has not changed unless and until it has received a new certificate.

12                               Trustee Reliance

The Trustee shall be entitled to rely on any certificate delivered to it pursuant to Condition 4(t)(vii) and shall not be obliged to monitor independently compliance by the Issuer or the Guarantors with the covenants set forth in Condition 4, nor shall it be liable to any person for not so doing and the Trustee need not enquire further as regards to circumstances existing on the date of such certificate.

13                               Enforcement

At any time after the Notes become and remain due and payable, but subject always to the provisions of the Intercreditor Agreement, the Trustee may, at its discretion and without further notice, institute such steps, actions or proceedings against the Issuer and/or any of the Guarantors as it may think fit to enforce the terms of the Notes Documents and the Notes, but it need not take any such steps, actions or proceedings, unless (a) it shall have been so directed by an Extraordinary Resolution or so requested in writing by Noteholders holding at least 25 per cent. in aggregate principal amount of the Notes outstanding and (b) in all such cases, it shall have been indemnified and/or secured and/or prefunded to its satisfaction against all liabilities, proceedings, claims and demands to which it may thereby become liable and all costs, charges and expenses which may be incurred by it in connection therewith and provided that the Trustee shall not be held liable for the consequences of taking any such action without having regard to the effect of such action on individual Noteholders. The Trustee is not liable to any Noteholder or other person for its acts or omission under this Condition 13 except to the extent that the act or omission amounts to fraud, gross negligence or wilful misconduct. No Noteholder may proceed directly against the Issuer and/or any of the Guarantors unless the Trustee, having become bound so to proceed, fails to do so within a reasonable period of becoming so bound and such failure is continuing.

14                               Indemnification of the Trustee

The Trust Deed contains provisions for the indemnification of the Trustee and for its relief from responsibility. The Trustee is entitled to enter into business transactions with the Issuer, the Guarantors and any entity related to the Issuer or the Guarantors without accounting for any profit.

The Trustee may rely without liability to Noteholders on any report, confirmation or certificate or any advice of any accountants, financial advisers, financial institution or any other expert, whether or not addressed to the Trustee and whether or not liability in relation thereto is limited (by its terms or by any engagement letter relating thereto entered into by the Trustee or in any other manner) by reference to monetary cap, methodology or otherwise.

15                               Replacement of Notes

If any Note is lost, stolen, mutilated, defaced or destroyed, it may be replaced at the specified office of the Registrar, subject to all applicable laws and stock exchange requirements, upon payment by the claimant of the fees and costs incurred in connection therewith and on such terms as to evidence, security and indemnity and otherwise as the Issuer and the Registrar may require. Mutilated or defaced Notes must be surrendered before replacements will be issued.

16                               Further Issues

The Issuer may from time to time without the consent of the Noteholders, but subject always to compliance with the provisions of the Notes Documents, create and issue further securities either having the same terms and conditions as the Notes in all respects (or in all respects except for the first payment of interest on them) and so that such further issue shall be consolidated and form a single series with the outstanding securities of any series (including the Notes) or upon such terms as the Issuer may determine at the time of their issue. References in these Conditions to the Notes include (unless the context requires otherwise) any other securities issued pursuant to this Condition 16 and forming a single series with the Notes. Any further securities forming a single series with the outstanding securities of any series (including the Notes) constituted by the Trust Deed or any deed supplemental to it shall, and any other securities may (with the consent of the Trustee), be constituted by a deed supplemental to the Trust Deed.

17                               Notices

Notices required to be given to the Noteholders pursuant to these Conditions  will be sent to them by first-class mail (or its equivalent) or (if posted to an overseas address) by airmail at their respective addresses in the Register. Any such notice shall be deemed to have been given on the fourth weekday (being a day other than Saturday or Sunday) after the date of mailing. In addition, notices to Noteholders will (so long as the Notes are listed on the Securities Official List of the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require) be published on the website of the Luxembourg Stock Exchange. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once or on different dates, on the first date on which publication is made.

So long as the Notes are represented by the Global Note and the Global Note is held on behalf of Euroclear or Clearstream, Luxembourg, notices required to be given to Noteholders pursuant to these Conditions may be given by delivery of the relevant notice to Euroclear or Clearstream, Luxembourg for communication by it to entitled accountholders in substitution for mailing as required by the foregoing. Any such notice shall be deemed to have been given to the Noteholders on the day on which such notice is delivered to Euroclear and/or Clearstream, Luxembourg (as the case may be) as aforesaid.

So long as the Notes are represented by the Global Note and the Global Note is held on behalf of Euroclear or Clearstream, Luxembourg, notices to be given by Noteholders may be given by any such Noteholder to the Principal Paying Agent through Euroclear and/or Clearstream, Luxembourg, as the case may be, in such a manner as the Principal Paying Agent and Euroclear and/or Clearstream, Luxembourg, as the case may be, may approve for this purpose.

18                               Contracts (Rights of Third Parties) Act 1999

No Person shall have any right to enforce any term or condition of the Notes under the Contracts (Rights of Third Parties) Act 1999.

19                               Governing Law and Jurisdiction

The Trust Deed and the Notes, and any non-contractual obligations arising out of or in connection with them, are governed by, and shall be construed in accordance with, English law.

20                               Dispute Resolution

(a)                              Definitions.

For the purposes of this Condition 20:

“Credit Document” means:

(i)                                  the Intercreditor Agreement, and each Accession Agreement, each Obligor Accession Deed and each Obligor Resignation Request (as each of those other terms is defined in the Intercreditor Agreement);

(ii)                               the Standalone Intercreditor Agreement, and each Standalone ICA Accession Agreement, each Standalone ICA Surety Accession Deed and each Standalone ICA Resignation Request (as each of those other terms is defined in the Standalone Intercreditor Agreement);

(iii)                            the Trust Deed and the Conditions (being these Conditions);

(iv)                           the Notes Guarantee and Surety Agreement, and each Accession Deed and Resignation Letter (as each of those other terms is defined in the Notes Guarantee and Surety Agreement);

(v)                              the Standalone Notes Surety Agreement, and each Standalone Notes Surety Accession Deed and Standalone Notes Surety Resignation Request (as each of those other terms is defined in the Standalone Notes Surety Agreement);

(vi)                           the Initial Senior Facility Agreement, and each Accession Deed and Resignation Letter (as each of those other terms is defined in the Initial Senior Facility Agreement);

(vii)                        the Standalone Facility Surety Agreement, and each Standalone Facility Surety Accession Agreement and Standalone Facility Surety Resignation Letter (as each of those other terms is defined in the Standalone Facility Surety Agreement); and

(viii)                     the Shareholder Loan Subordination Agreement, and each Accession Agreement and Subordinated Debtor Resignation Request (as each of those other terms is defined in the Shareholder Loan Subordination Agreement); and

“Linked Agreement” means each Credit Document other than these Conditions.

The application of this Condition 20 to these Conditions or any Linked Agreement is subject to any provision in these Conditions or the relevant Linked Agreement (as applicable) that a dispute may or must be resolved by expert determination.

(b)                              Arbitration

(i)                                  Except for matters to be resolved by expert determination pursuant to these Conditions or any Linked Agreement, any dispute, claim, difference or controversy arising out of, relating to or having any connection with these Conditions or any Linked Agreement, including any dispute as to its or their existence, validity, interpretation, performance, breach or termination or the consequences of its or their nullity and any dispute relating to any non-contractual obligations arising out of or in connection with it or them (a “Dispute”) shall be referred to and finally resolved by arbitration under the LCIA Arbitration Rules as amended from time to time (for the purpose of this Condition, the “Rules”).

(ii)                               The Rules are incorporated by reference into this Condition and capitalised terms used in this Condition which are not otherwise defined in these Conditions have the meaning given to them in the Rules.

(iii)                            The number of arbitrators shall be three.  The Claimant (or Claimants jointly) shall nominate one arbitrator for appointment by the LCIA Court.  The Respondent (or Respondents jointly) shall nominate one arbitrator for appointment by the LCIA Court.  The third arbitrator, who will act as the presiding arbitrator, shall be nominated for appointment by the LCIA Court by the two appointed arbitrators within twenty five days of the appointment of the second arbitrator, failing which the third arbitrator shall be appointed by the LCIA Court, without regard to any subsequent nomination.

(iv)                           The Issuer and the Trustee each:

(A)                     expressly agrees and consents to this procedure for nominating and appointing the Arbitral Tribunal; and

(B)                     to the extent that it is not permitted to choose its own arbitrator pursuant to this Condition, irrevocably and unconditionally waives any right to choose its own arbitrator.

(v)                              The seat or legal place of arbitration shall be London, England.

(vi)                           The language used in the arbitral proceedings shall be English.  All documents submitted in connection with the proceedings shall be in the English language, or, if in another language, accompanied by an English translation.

(vii)                        Delivery of any Request made pursuant to this Condition shall be at the address given for the sending of notices under these Conditions at Condition 17 (Notices).

(viii)                     The jurisdiction of the English courts under sections 45 and 69 of the Arbitration Act 1996 is excluded.

(ix)                           Notwithstanding any provision to the contrary in the Rules, the Issuer and the Trustee agree that any arbitrator (including the presiding arbitrator) may have the same nationality as any party to the arbitration.

(x)                              The Emergency Arbitrator provisions in the Rules shall not apply.

(c)                               Joinder of Parties, Multiple Parties and Consolidation of Disputes

(i)                                  The arbitration agreement set out in this Condition 20 (Dispute Resolution) and the arbitration agreement contained in each Linked Agreement shall together be deemed to be a single arbitration agreement.

(ii)                               Any party to an arbitration commenced pursuant to this Condition 20 may, prior to the constitution of an Arbitral Tribunal in respect of that arbitration, join any party to these Conditions or any Linked Agreement to that arbitration by delivery of a notice to the party it seeks to join at the address given for the sending of notices under these Conditions or the relevant Linked Agreement (as applicable).

(iii)                            The Trustee, the Issuer or any party to a Linked Agreement may, subject to and in accordance with the Rules, be joined to any arbitration commenced under these Conditions or any Linked Agreement and the Trustee and the Issuer consent to such joinder for the purposes of the Rules.

(iv)                           The Issuer and the Trustee each agree to the consolidation of any two or more arbitrations commenced pursuant to this Condition 20 and/or the arbitration agreement contained in any Linked Agreement, subject to and in accordance with the Rules.

(v)                              For the avoidance of doubt, this Condition 20(c) is an agreement in writing by all parties to any arbitrations commenced under and in accordance with these Conditions and/or any Linked Agreement to be consolidated for the purposes of Article 22.1(ix) of the Rules.

(vi)                           The Issuer and the Trustee further agree that, if an Arbitral Tribunal has been constituted in more than one of the arbitrations in respect of which consolidation is sought pursuant to this Condition 20(c), the Arbitral Tribunal which shall have the power to order consolidation shall be the Arbitral Tribunal appointed first in time. If that Arbitral Tribunal so orders, the parties to each Dispute which is a subject of its order shall be treated as having consented to that Dispute being finally decided:

(A)                     by the Arbitral Tribunal that ordered the consolidation unless the LCIA Court decides that that Arbitral Tribunal would not be suitable or impartial; and

(B)                     in accordance with the procedure, at the seat and in the language specified in the relevant agreement under which the Arbitral Tribunal that ordered the consolidation was appointed, save as otherwise agreed by all parties to the consolidated proceedings or, in the absence of any such agreement, as ordered by the Arbitral Tribunal in the consolidated proceedings

(vii)                        This Condition 20(c) shall apply even where powers to consolidate proceedings exist under the Rules and, in such circumstances, the provisions of this Condition shall apply in addition to those powers.

(viii)                     In determining whether to order joinder or consolidation pursuant to this Condition 20(c) the Arbitral Tribunal must, in addition to and without prejudice to the consideration of all other relevant factors, take account of:

(A)                     in relation to joinder, whether the party which is the subject of the application is, in the opinion of the Arbitral Tribunal, an appropriate party to the arbitration in question;

(B)                     in relation to consolidation, whether the arbitrations subject to the application are sufficiently closely related so that it is expedient to determine them together;

(C)                     the likelihood and consequences of inconsistent decisions if joinder or consolidation (as appropriate) is not ordered;

(D)                     any failure on the part of the party seeking joinder or consolidation (as appropriate) to make a timely application;

(E)                      the likely consequences of joinder or consolidation (as appropriate) in terms of cost and time; and

(F)                       whether any award made by the Arbitral Tribunal following joinder or consolidation (as appropriate) will be enforceable in any relevant jurisdiction.

(ix)                           To the extent permitted by law, the Issuer and the Trustee waive any objection, on the basis that a Dispute has been resolved in a manner contemplated by this Condition 20(c), to the validity and/or enforcement of any arbitral award.

(x)                              For the avoidance of doubt, where an Arbitral Tribunal is appointed under these Conditions or any Linked Agreement, the whole of its award (including where such an award has been given following joinder or consolidation pursuant to this Condition 20(c)) is deemed for the purposes of the New York Convention 1958 to be contemplated by these Conditions and that Linked Agreement.

(d)                              Summary award

If, following the time specified under the Rules for service of written statements, it appears to the Arbitral Tribunal that there is or may be no real prospect of succeeding on any or all of the claims made in the written statements or of successfully defending any or all of the claims made in the written statements, the Arbitral Tribunal may determine such claim(s) by a summary procedure if it considers that it is in the interests of justice to do so.  For the purposes of this Condition 20(d), a “summary procedure” means that, the Arbitral Tribunal shall proceed to determine such claim(s)

as soon as reasonably practicable and the Arbitral Tribunal may call for further short written submissions in relation to such claim(s) and shall only hold an oral hearing to determine such claim(s) if it feels that it is necessary to do so.  The Arbitral Tribunal may decide to determine only certain claims advanced in the arbitration by the summary procedure.

(e)                               Agent for Service of Process

(i)                                  Each of the Issuer and the Guarantors has irrevocably appointed Law Debenture Corporate Services Limited of Fifth Floor, 100 Wood Street, London EC2V 7EX as its agent for service of process in the event that recourse is sought to the English courts in relation to any arbitral proceedings contemplated by this Condition 20.

(ii)                               If any person appointed as process agent under this Condition 20(e) is unable for any reason to so act, the Issuer (on behalf of itself and all the Guarantors) must immediately (and in any event within 14 days of the event taking place) appoint another agent on terms acceptable to the Trustee. Failing this, the Trustee may appoint another process agent for this purpose.

(iii)                            Each of the Issuer and the Guarantors agree that failure by a process agent to notify it of any process will not invalidate the relevant proceedings or render service of those proceedings ineffective.

(iv)                           This Condition 20(e) does not affect any other method of service allowed by law.

(f)                                Governing law

This Condition 20 shall be governed by and construed in accordance with English law.

21                               Definitions

In these Conditions, the following terms have the meanings given to them in this Condition 21.

“Accession Deed” means:

(a) a deed of accession to the Notes Guarantee and Surety Agreement, substantially in the form set out in Schedule 2 thereof; or

(b) (as the case may be) a deed of accession to the Standalone Notes Surety Agreement, substantially in the form set out in Schedule 1 thereof;

and, in each case, executed by the applicable Additional Guarantor.

“Accounting Standards” means IFRS or any other internationally recognised set of accounting standards deemed equivalent to IFRS by the Committee of European Securities Regulators from time to time; provided however, that where such term is used with respect to the financial statements of the Subsidiaries of the Issuer, it shall, where financial statements prepared in accordance with IFRS are not available, be deemed to include U.S. GAAP, Ukrainian GAAP or any other generally accepted accounting standards of the jurisdiction of incorporation of the relevant Subsidiary of the Issuer from time to time.

“Additional Amounts” has the meaning given to it in Condition 8.

“Additional Assets” means:

(a)                              all or substantially all of the assets of, or any Capital Stock of, another Person engaged in a Core or Related Business, if, after giving effect to any such acquisition of Capital Stock such Person is or becomes a Subsidiary;

(b)                              any capital expenditure; or

(c)                               other assets (other than Capital Stock) not classified as current assets under the Accounting Standards that are used or useful in the ordinary course of a Core or Related Business;

“Additional Guarantors” means Persons who become guarantors pursuant to Condition 4(q).

“Affiliate” of any specified Person means any other Person, directly or indirectly controlling, controlled by, or under direct or indirect common control with, such specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, provided that ownership of 10 per cent. or more of the voting securities of any Person shall be deemed to be control.

“Agency” means any agency, authority, central bank, department, committee, government, legislature, minister, ministry, official or public or statutory person (whether autonomous or not).

“Approved Jurisdiction” means any member state of the European Union as of 1 January 2004 (including Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal, Spain, Sweden and the United Kingdom), Norway, Switzerland, the United Kingdom, the United States of America, any state thereof, the District of Columbia, Russia and Ukraine.

“Asset Acquisition” means (i) an investment by the Issuer or any Subsidiary of the Issuer in any other Person pursuant to which such Person shall become a Subsidiary of the Issuer or shall be consolidated or merged with the Issuer or any Subsidiary of the Issuer or (ii) the acquisition by the Issuer or any Subsidiary of the Issuer of assets of any Person which constitute all or substantially all of the assets of such Person or which comprise a division or line of business of such Person.

“Asset Sale” means any direct or indirect lease, sale, sale and lease-back, transfer, issuance or other disposition either in one transaction or in a series of related transactions, by the Issuer or any of its Subsidiaries to a Person that is not the Issuer or a Subsidiary of the Issuer, including any disposition by means of a merger, consolidation or similar transaction, of any of its assets (including any shares of Capital Stock of a Subsidiary of the Issuer (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Issuer or a Subsidiary of the Issuer)) or properties other than:

(a)                              a disposition of all or substantially all the assets of the Issuer in accordance with Condition 4(i);

(b)                              the creation of a Lien (but not the sale or other disposition of the property subject to such Lien) in compliance with Condition 4(a);

(c)                               the licensing or sublicensing of rights to intellectual property or other intangibles in the ordinary course of business;

(d)                              the sale, lease or other disposition of obsolete, redundant, written-off (in accordance with Accounting Standards), worn out, negligible, surplus or outdated plant, equipment or machinery or raw materials, inventory or other assets, in each case which is no longer used or usable, in the ordinary course of business;

(e)                               the lease, assignment or sublease of any property in the ordinary course of business;

(f)                                sales or other dispositions of assets or property received by the Issuer or any Subsidiary of the Issuer upon the foreclosure on a Lien granted in favour of the Issuer or any Subsidiary of the

Issuer or any other transfer of title with respect to any ordinary course secured investment in default;

(g)                               the foreclosure, condemnation or any similar action with respect to any property or other assets or the surrender or waiver of contract rights or the settlement, release, or surrender of contract, tort or other claims, in the ordinary course of business;

(h)                              sales and other dispositions of trading stock, inventory, receivables and other current assets (which appear as current assets on a balance sheet prepared in accordance with Accounting Standards, and excluding any fixed assets which have been reclassified as current assets) in the ordinary course of business;

(i)                                  sales and dispositions of cash and Cash Equivalents in the ordinary course of business;

(j)                                 a sale or disposition in a single transaction or a series of related transactions of assets or properties having an aggregate Fair Market Value of less than U.S.$10 million;

(k)                              a Restricted Payment that does not violate Condition 4(c) or a Permitted Investment;

(l)                                  any sale, transfer or other disposition of receivables in any factoring or forfaiting transaction; and

(m)                          the disposition of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements.

“Auditors” means the auditors for the time being of the Issuer and the Guarantors, being as at the Issue Date Ernst & Young LLP.

“Base Case Model” has the meaning set out in the Intercreditor Agreement.

“Board of Directors” means, as to any Person, the board of directors, supervisory board or other equivalent executive body of such Person (including, without limitation, a general director) or any duly authorised committee thereof.

“Business Day” means a day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in London, New York City and Nicosia.

“Capital Expenditure” means the purchase of property, plant and equipment and intangible assets as shown in the financial statements of the Group prepared in accordance with the Accounting Standards.

“Capital Stock” means, with respect to any Person, any and all shares, interests (including partnership interests), rights to purchase, warrants, options, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s equity, including any Preferred Stock of such Person, whether now outstanding or issued after the Issue Date, including without limitation, all series and classes of such Capital Stock but excluding any debt securities convertible into or exchangeable for such Capital Stock.

“Cash Equivalents” means:

(a)                              (i) securities or marketable direct obligations issued by or directly and fully guaranteed or insured by the government of an Approved Jurisdiction other than Ukraine, or any agency or instrumentality of such government having an equivalent credit rating, having maturities of not more than 12 months from the date of acquisition or (ii) up to U.S.$10 million of securities or marketable direct obligations issued by or directly and fully guaranteed or insured by the government of Ukraine at any time outstanding, having maturities of not more than 12 months from the date of acquisition (excluding, for the purposes of this paragraph (ii) limit, securities described under paragraph (m) of “Permitted Investments”);

(b)                              certificates of deposit and time deposits with maturities of 12 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 12 months and overnight bank deposits, in each case, with any bank or financial institution (i) which has a rating for its long-term unsecured and non-credit-enhanced debt obligations of at least “BBB-” or the equivalent thereof by Standard & Poor’s, at least “Baa3” or the equivalent thereof by Moody’s or at least “BBB-” or the equivalent thereof by Fitch (or if at the time none of them is issuing comparable ratings, then a comparable rating of another Nationally Recognised Statistical Rating Organisation) and is located in an Approved Jurisdiction (other than Ukraine), (ii) in the case of performance deposits made in connection with tenders for customers in an Approved Jurisdiction (other than Ukraine) in the ordinary course of business, which is located in an Approved Jurisdiction (other than Ukraine), or (iii) which is a Pre-Approved Bank;

(c)                               certificates of deposit, time deposits and bankers’ acceptances (i) with maturities of 32 days or less, in each case, with any bank or financial institution located in Ukraine and (ii) with maturities greater than 32 days up to 12 months, in each case, with any bank or financial institution located in Ukraine with a rating that is equivalent to the highest rating obtainable for a private bank or financial institution in Ukraine (or if at the time no internationally recognised rating is available, any bank or financial institution located in Ukraine);

(d)                              repurchase obligations with a term of not more than 30 days for underlying securities of the types described in paragraphs (a), (b) and (c) above entered into with any financial institution meeting the qualifications specified in paragraph (b) or (c) above;

(e)                               commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by Standard & Poor’s, “P-2” or the equivalent thereof by Moody’s or “F-2” or the equivalent by Fitch, or carrying an equivalent rating by a Nationally Recognised Statistical Rating Organisation, if the above named rating agencies cease publishing ratings of investments or, if no rating is available in respect of the commercial paper, the issuer of which has an equivalent rating in respect of its long-term unsecured and non-credit enhanced debt, and in any case maturing within one year after the date of acquisition thereof;

(f)                                in the case of any Subsidiary located outside an Approved Jurisdiction, any substantially similar Investment to those described in paragraphs (b), (c), (d) and (e) of this definition obtained in the ordinary course of business and with the highest rating obtainable in the relevant jurisdiction for a private bank or financial institution; and/or

(g)                               interests in money market funds at least 95 per cent of the assets of which constitute Cash Equivalents of the type referred to in paragraphs (a) through (f) above.

“Change of Control” has the meaning set out in in Condition 6(c)(i).

“Change of Control Offer” has the meaning set out in in Condition 6(c)(ii).

“Clearstream, Luxembourg” has the meaning set out in Condition 1(a).

“Collateral” means the rights, property and assets securing the Notes and the Guarantees, as more particularly described in the Security Documents, and any rights, property or assets from time to time in (or over) which a Lien has been granted to secure the obligations of the Issuer and the Guarantors under the Notes, the Guarantees and the Trust Deed.

“Common Security” means the security created or expressed to be created under the Security Documents.

“Consolidated EBITDA” for any period means the consolidated operating profit of the Group for such period, before taxation (excluding the results from discontinued operations):

(a)                              before deducting (without duplication):

(i)             Net Finance Charges;

(ii)          any other costs (which are not Net Finance Charges) classified as finance costs under Accounting Standards;

(iii)       Restructuring Costs;

(iv)      (or adding back) the amount of any Pension Items recognised as an interest charge (or as income) under the Accounting Standards;

(b)                              not including any accrued interest owing or paid to any member of the Group;

(c)                               before taking into account any Exceptional Items;

(d)                              after deducting the amount of any profit of any Non-Group Entity to the extent that the amount of the profit included in the financial statements of the Group exceeds the amount actually received in cash by members of the Group through distributions by the Non-Group Entity;

(e)                               before taking into account any unrealised gains or losses on any financial instrument (other than any derivative instrument which is accounted for on a hedge accounting basis);

(f)                                before taking into account any realised or unrealised exchange gains or losses, including those arising on translation of currency debt or cash flow hedge items recognised as part of the consolidated operating profit under the Accounting Standards;

(g)                               before taking into account any gain or loss arising from an upward or downward revaluation of any other non-current asset;

(h)                              before taking into account gains (or losses) on the disposal of plant, property or equipment for that period; and

(i)                                  before taking into account any amortisation, depreciation or impairment of assets of members of the Group (and taking no account of the reversal of any previous impairment charge made in that period) other than amortisation or depreciation attributable to any Exempt IFRS 16 Lease), in each case, to the extent added, deducted or taken into account, as the case may be, for the purposes of determining operating profits of the Group before taxation.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (x) Consolidated Total Debt at such date to (y) the aggregate amount of Consolidated EBITDA for the period of the four most recent fiscal quarters ending prior to the date of such determination for which internal consolidated financial statements of the Issuer are available. In the event that the Issuer or any of its Subsidiaries Incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness subsequent to the commencement of the period for which the Consolidated Leverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Consolidated Leverage Ratio is made (the “Calculation Date”), then the Consolidated Leverage Ratio will be calculated giving pro forma effect to such Incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable reference period.

In addition, for purposes of calculating the Consolidated Leverage Ratio:

(a)                              acquisitions or Investments (each, a “Purchase”) that have been made by the Issuer or any of its Subsidiaries, including through mergers or consolidations, or by any Person or any of its Subsidiaries acquired by the Issuer or any of its Subsidiaries, and including all related financing transactions and including increases in ownership of Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect (as determined in good faith by a responsible accounting or financial officer of the Issuer), excluding any cost savings, expense reductions or cost synergies as if such Purchase had occurred on the first day of such period;

(b)                              the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with Accounting Standards, and operations, businesses or group of assets constituting a business or operating unit (and ownership interests therein) disposed of on or prior to the Calculation Date, will be excluded on a pro forma basis as if such disposition occurred on the first day of such period;

(c)                               the Net Finance Charges attributable to discontinued operations, as determined in accordance with Accounting Standards, and operations, businesses or group of assets constituting a business or operating unit (and ownership interests therein) disposed of on or prior to the Calculation Date, will be excluded on a pro forma basis as if such disposition occurred on the first day of such period, but only to the extent that the obligations giving rise to such Net Finance Charges will not be obligations of the Issuer or any of its Subsidiaries following the Calculation Date;

(d)                              any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such reference period;

(e)                               any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such reference period; and

(f)                                if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness), and if any Indebtedness is not denominated in the Issuer’s functional currency, that Indebtedness for purposes of the calculation of Consolidated Total Debt shall be treated in accordance with Accounting Standards.

“Consolidated Net Leverage Ratio” means, as of any date of determination, the ratio of (x) the Consolidated Total Net Debt at such date to (y) the aggregate amount of Consolidated EBITDA for the period of the four most recent fiscal quarters ending prior to the date of such determination for which internal consolidated financial statements of the Issuer are available, in each case calculated without giving effect to any  pro forma adjustments as set out in the pro forma provisions set forth in the definition of Consolidated Leverage Ratio.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing in any manner, whether directly or indirectly, any operating lease, dividend or other obligation that does not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”), including any obligation of such Person, whether or not contingent:

(a)                              to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(b)                              to advance or supply funds: (i) for the purchase or payment of any such primary obligation; or (ii) to maintain the working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(c)                               to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Consolidated Total Debt” means the sum of the aggregate outstanding Indebtedness of the Issuer and its Subsidiaries (excluding any such Indebtedness to any other member of the Group and excluding Hedging Obligations entered into for bona fide hedging purposes and not for speculative purposes (as determined in good faith by the Issuer)), as of the relevant date of calculation on a consolidated basis in accordance with Accounting Standards.

“Consolidated Total Net Debt” means the Consolidated Total Debt less cash and Cash Equivalents of the Issuer and its Subsidiaries, as of the relevant date of calculation on a consolidated basis on the basis of IFRS. In determining the Consolidated Net Leverage Ratio, no cash or Cash Equivalents shall be included in the calculation of Consolidated Total Net Debt to the extent that such cash or Cash Equivalents are the proceeds of Indebtedness Incurred on the date of determination in respect of which the calculation of the Consolidated Net Leverage Ratio is to be made.

“Core or Related Business” means any and all principal and ancillary activities of the Group in the steel pipes and wheels industry, including, but not limited to, all areas of business in which the Issuer and its Subsidiaries are engaged on the Issue Date and the following activities: (a) steel melting and production; (b) railway wheels production; (c) scrap metal collection and processing; (d) steel pipe production; and (e) any and all ancillary and support activities.

“Credit Dnepr” means JSC Bank Credit Dnepr.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement with respect to currency values.

“Designated Non-Cash Consideration” means the Fair Market Value of non-cash consideration received by the Issuer or one of its Subsidiaries in connection with an Asset Sale that is so designated as “Designated Non-Cash Consideration” pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-Cash Consideration.

“Direct Shareholder” means each entity which directly holds shares in the Issuer being at the date of the Trust Deed:

(a)                              Amara Global Limited (incorporated under the laws of The British Virgin Islands);

(b)                              Moonlight Global Limited (incorporated under the laws of The British Virgin Islands);

(c)                               Baylena Limited (incorporated under the laws of The British Virgin Islands);

(d)                              Marodima Limited (incorporated under the laws of The British Virgin Islands);

(e)                               Crestfield Limited (incorporated under the laws of Samoa);

(f)                                Pinecrest Properties Inc. (incorporated under the laws of The Bahamas); and

(g)                               Whitehouse Holdings Limited (incorporated under the laws of The Bahamas).

“Disinterested Director’’ means, with respect to any Affiliate Transaction, a member of the Board of Directors of the Issuer or the relevant Subsidiary having no material direct or indirect financial interest in or with respect to such Affiliate Transaction and who is not an officer or director of the Affiliate that is the counterparty to the Affiliate Transaction. For the avoidance of doubt, the members of the Board of Directors will not be deemed to have such a financial interest solely by virtue of having been appointed to such position by a Permitted Holder or by reason of such member’s holding Capital Stock of the Issuer or a Subsidiary of the Issuer or any options, warrants or other rights in respect of such Capital Stock.

“Disposal Proceeds” means the aggregate cash and Cash Equivalents received by the Issuer or any of its Subsidiaries in respect of any Asset Sale (including, without limitation, any cash and Cash Equivalents received upon the sale, conversion or other disposition of any Designated Non-Cash Consideration or other consideration received in form other than cash or Cash Equivalents substantially concurrently received in any Asset Sale), net of the direct costs relating to such Asset Sale and the sale of such Designated Non-Cash Consideration or other consideration received in form other than cash or Cash Equivalents, including, without limitation:

(a)                              brokerage commissions and other fees and expenses (including fees and expenses of accounting and/or legal advisers and/or investment bankers), title and recording tax expenses, commissions and other fees and expenses relating to such Asset Sale which are incurred by members of the Group other than to their Affiliates;

(b)                              provision for all taxes required to be paid or payable, or required to be accrued as a liability determined in conformity with Accounting Standards as a result of such Asset Sale;

(c)                               all distribution and other payments required to be made to minority interest holders in Subsidiaries of the Issuer as a result of such Asset Sale;

(d)                              any portion of the purchase price from an Asset Sale placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Sale or otherwise in connection with that Asset Sale; provided, however, that upon the termination of that escrow, Disposal Proceeds will be increased by any portion of funds in the escrow that are released to the Issuer or any Subsidiary of the Issuer; and

(e)                               appropriate amounts to be provided by the Issuer or any of its Subsidiaries as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligation associated with such Asset Sale, all as determined in conformity with Accounting Standards.

“Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

(a)                              matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

(b)                              is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

(c)                               is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to the first anniversary of the Stated Maturity of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the first anniversary of the Stated Maturity of the Notes shall not constitute Disqualified Stock if (i) the “change of control” provisions applicable to such Capital Stock are not more favourable to the holders of such Capital Stock than the terms applicable to the Notes and set out in Condition 6(c), (ii) the “asset sale” provisions are not inconsistent with the provisions of Condition 4(e) and (iii) any such requirement only becomes operative after compliance with such terms applicable to the Notes.

The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the Trust Deed; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

“EastOne” means EastOne Group Limited (registration number 06198819) a limited company registered in England, whose registered office is located at Third Floor, 95 The Promenade, Cheltenham, Gloucestershire, GL50 1HH, United Kingdom.

“EastOne Costs” means any services provided and costs incurred by EastOne on behalf of any member of the Group and payable or reimbursable to EastOne by Interpipe M.E FZE in accordance with the EastOne Management Agreement.

“EastOne Management Agreement” means the consulting services agreement between EastOne and Interpipe M.E FZE.

“Environment” means living organisms including the ecological systems of which they form part and the following media:

(a)                              air (including air within natural or man-made structures, whether above or below ground);

(b)                              water (including territorial, coastal and inland waters, water under or within land and water in drains and sewers); and/or

(c)                               land (including land under water).

“Environmental Laws” means all laws and regulations of any relevant jurisdiction which:

(a)                              have as a purpose or effect the protection of, and/or prevention of harm or damage to, the Environment;

(b)                              provide remedies or compensation for harm or damage to the Environment; and

(c)                               relate to hazardous substances or health or safety matters.

“Environmental Licences” means any authorisation, consent, approval, resolution, licence, exemption, filing or registration required at any time under Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by any member of the Group.

“Event of Default” has the meaning set out in Condition 10.

“Euroclear” has the meaning set out in Condition 1(a).

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exceptional Items” means any exceptional, one off, unusual, non-recurring or extraordinary items which represent gains or losses including those arising on:

(a)                              the restructuring of the activities of an entity and reversals of any provisions for the cost of restructuring;

(b)                              disposals, revaluations, write downs or impairment of non-current assets or any reversal of any write down or impairment; and

(c)                               disposals of assets associated with discontinued operations.

“Exempt IFRS 16 Lease” means a lease, or the obligations under a lease contract existing on the Issue Date and any extension, renewal or refinancing of any such obligation, which, in accordance with Accounting Standards:

(a)                              would have been treated as an operating lease prior to 1 January 2019; and

(b)                              is/are accounted for on a basis substantially equivalent to a Finance Lease under the Accounting Standards on and after 1 January 2019.

“Existing Working Capital Facility Agreement” means:

(a)                              a US$50,000,000 facility agreement №16-MB/12 dated 30 March 2012 originally made between Public Joint-Stock Company Alfa-Bank and Public Joint Stock Company Interpipe Nizhnedneprovsky Tube Rolling Plant;

(b)                              a US$21,500,000 facility agreement №04-B/12/14/ЮO dated 16 August 2012 originally made between Public Joint Stock Company Sberbank and Public Joint Stock Company Interpipe Novomoskovsk Pipe Production Plant;

(c)                               a US$11,000,000 facility agreement №05-B/12/14/ЮO dated 16 August 2012 originally made between Public Joint Stock Company Sberbank and Limited Liability Company Interpipe Niko Tube;

(d)                              a US$15,000,000 facility agreement №06-B/12/14/ЮO dated 16 August 2012 originally made between Public Joint Stock Company Sberbank and Public Joint Stock Company Interpipe Nizhnedneprovsky Tube Rolling Plant; and

(e)                               a US$8,801,000 facility agreement № CR 13-116/28-4 dated 16 April 2013 originally made between Joint-Stock Company OTP Bank and Limited Liability Company Interpipe Ukraine

“Existing Working Capital Loan” means each loan made under an Existing Working Capital Facility Agreement or the principal amount outstanding in respect of that loan immediately prior to their reduction and amendment and restatement in connection with the Restructuring.

“Exit Fee Agreement” shall have the meaning set out in the Intercreditor Agreement.

“Expropriation” has the meaning set out in Condition 10(a)(vii).

“Extraordinary Resolution” means a resolution passed (a) at a meeting duly convened and held in accordance with the Trust Deed by a majority of at least 66 ⅔ per cent. of the votes cast, (b) by a Written Resolution (as defined in the Trust Deed) or (c) by an Electronic Consent (as defined in the Trust Deed).

“Fair Market Value” means the price that would be paid in an arm’s length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the competent management body of the Issuer or the relevant Subsidiary of the Issuer.

“Final Discharge Date” means the first date on which the Issuer has repaid in full, and there are no amounts outstanding under or in respect of, the Initial Senior Loan and the Notes.

“Finance Lease” means a liability under any lease or hire purchase contract which would, in accordance with the Accounting Principles, be treated as a balance sheet liability.

“First Instalment Date” means 31 December 2023.

“Fitch” means Fitch Ratings Ltd. and any successor to its rating agency business.

“Geo Alliance” means Geo Alliance Oil-Gas Public Limited, a public company limited by shares established under the laws of Cyprus with registration number 197288, and any of its Subsidiaries.

“Global Note” has the meaning given to it in Condition 1(a).

“Group” means the Issuer and its Subsidiaries.

“Guarantees” means the suretyships or guarantees of the Guarantors under:

(i) the Notes Guarantee and Surety Agreement or any Accession Deed executed thereunder by an Additional Guarantor; and

(ii) the Standalone Notes Surety Agreement or any Accession Deed executed thereunder by an Additional Guarantor.

“Guarantors” means the Ukrainian Sureties and the Non-Ukrainian Guarantors, together with the Additional Guarantors, and “Guarantor” means any of them, but which expressions exclude any entity released for the time being from being a Guarantor pursuant to these Conditions.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement or any other derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (including but not limited to fluctuations with respect to any index or the price of any commodity), with the amount of obligations in respect of any such derivative transaction determined with reference to the marked to market value thereof (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount), without set off for any cash collateral in respect of such obligations.

“holder” has the meaning set out in Condition 1(b).

“IFRS” means International Financial Reporting Standards.

“Incur” means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (including by conversion or exchange, but for the avoidance of doubt, excluding extensions of maturity), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation of such Person (and “Incurrence”, “Incurred” and “Incurring” shall have meanings correlative to the preceding). Indebtedness of any acquired Person or any of its Subsidiaries existing at the time such acquired Person becomes a Subsidiary of the Issuer (or is merged into or consolidated with the Issuer or any Subsidiary of the Issuer), whether or not such Indebtedness was Incurred in connection with, as a result of, or in contemplation of, such acquired Person becoming a Subsidiary of the Issuer (or being merged into or consolidated with the Issuer or any Subsidiary of the Issuer), shall be deemed Incurred at the time any such acquired Person becomes a Subsidiary of the Issuer (or merges into or consolidates with the Issuer or any Subsidiary of the

Issuer) and Indebtedness outstanding on the Issue Date shall be deemed Incurred on the Issue Date. Notwithstanding the foregoing, the following will not be deemed to be an Incurrence:

(a)                              the accrual of interest or the accretion of original issue discount;

(b)                              the amortisation of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security;

(c)                               the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms; and

(d)                              the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of the notice of redemption or the making of a mandatory offer to purchase such Indebtedness.

“Indebtedness” means, with respect to any Person at any date of determination (without duplication):

(a)                              the principal of indebtedness of such Person for borrowed money;

(b)                              the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(c)                               all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit or other instruments plus the aggregate amount of drawings thereunder that have not been reimbursed) (except to the extent such reimbursement obligations relate to trade payables or other obligations not constituting Indebtedness and such obligations are satisfied within 180 days of Incurrence), in each case only to the extent that the underlying obligation in respect of which the instrument was issued would be treated as Indebtedness;

(d)                              any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind the entry into of the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (ii) the agreement is in respect of the supply of assets or services outside of the ordinary course of trade and payment is due more than 150 days after the earlier of the date of placing such assets in service or taking delivery of title to such assets or the completion of such services;

(e)                               any liability in respect of a Finance Lease (but excluding, for these purposes, any liability in respect of an Exempt IFRS 16 Lease);

(f)                                the principal component of all obligations, or liquidation preference, of such Person with respect to any Disqualified Stock or, with respect to any Subsidiary, any preferred stock (but excluding, in each case, any accrued dividends);

(g)                               the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (i) the fair market value of such asset at such date of determination (as determined in good faith by the Board of Directors of the Issuer) and (ii) the amount of such Indebtedness of such other Persons;

(h)                              Guarantees by such Person of the principal component of Indebtedness of other Persons to the extent guaranteed by such Person;

(i)                                  to the extent not otherwise included in this definition, Hedging Obligations or such Person; and

(j)                                 any amount raised under any other transaction (including any forward sale or purchase agreement, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing or otherwise required by Accounting Standards to be classified as a borrowing.

The amount of Indebtedness of any Person at any time in the case of a revolving credit or similar facility shall be the total amounts of funds borrowed and then outstanding. The amount of Indebtedness of any Person at any date shall be determined as set forth above or otherwise provided in the Trust Deed, and (other than with respect to letters of credit or Guarantees or Indebtedness specified in clause (g), (h) or (i)) shall equal the amount thereof that would appear on a balance sheet of such Person (excluding any notes thereto) prepared on the basis of IFRS. Indebtedness represented by loans, notes or other debt instruments shall not be included to the extent funded with the proceeds of Indebtedness which the Issuer or any Subsidiary has guaranteed or for which any of them is otherwise liable and which is otherwise included.

Notwithstanding the above provisions, the term “Indebtedness” shall not include:

(i)                                     Subordinated Shareholder Funding;

(ii)                                  prepayments or deposits received from clients or customers in the ordinary course of business;

(iii)                               Contingent Obligations Incurred in the ordinary course of business;

(iv)                              in connection with the purchase by the Issuer or any Subsidiary of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter;

(v)                                 any obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage taxes

(vi)                              any accrued expenses and trade payables (other than those included in clause (d) of the first paragraph of this definition); and

(vii)                           any obligations under or in respect of Condition 6(d), the Exit Fee Agreement, the Performance Fee Agreement and/or the Performance Securities.

“Independent Financial Adviser” means (i) any institution listed in Schedule 1, provided that such institution has, in the reasonable opinion of the Issuer, the expertise relevant to the transaction being considered, or (ii) any investment banking, accountancy, appraisal or financial advisory firm, in each case of international standing and headquartered in New York, London or a financial centre of another Approved Jurisdiction (other than Ukraine), appointed, at the expense of the Issuer, by the competent management body of the Issuer or the relevant Subsidiary of the Issuer, provided it is not an Affiliate of the Issuer or any Subsidiary of the Issuer; provided further that if the Issuer fails to make such appointment and such failure continues for a reasonable period (as determined by the Trustee in its sole discretion), such firm may be appointed by the Trustee (without liability for so doing), and notified to the Issuer.

“Initial Senior Facility Agreement” means the senior facility agreement dated on or about the date of the Trust Deed, between, amongst others, the Issuer, as borrower, and Global Loan Agency Services Limited, as facility agent, as amended, varied or supplemented from time to time.

“Initial Senior Loan” means Indebtedness under the Initial Senior Facility Agreement.

“Initial Senior Loan Cross Default Provisions” has the meaning provided in Condition 10(a)(xviii).

“Intercreditor Agreement” means the intercreditor agreement dated on or about the date of the Trust Deed between, amongst others, the Issuer, the Guarantors, the Security Agents, the Trustee and the facility agent under the Initial Senior Facility Agreement.

“Interest Period” has the meaning set out in Condition 5(b).

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement with respect to exposure to interest rates.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan or other extension of credit (excluding advances or extensions of credit to customers, suppliers, directors, officers or employees of any Person made in the ordinary course of business and rent deposits), or capital contribution to (including by means of any transfer of cash or other property to others, but excluding commission, travel and similar advances to officers and employees made in the ordinary course of business and further excluding any Capital Expenditure), or the incurrence of any guarantee of any obligation of, or any purchase or other acquisition of Capital Stock, Indebtedness or other securities issued by, such other Persons, together with all items that are or would be classified as investments on a balance sheet (excluding the footnotes) prepared in accordance with Accounting Standards. If the Issuer or any Subsidiary of the Issuer sells or otherwise disposes of any Capital Stock of any direct or indirect Subsidiary of the Issuer such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Issuer, the Issuer shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Issuer’s Investments in such Subsidiary that were not sold or disposed of. The acquisition by the Issuer or any Subsidiary of the Issuer of a Person that holds an Investment in a third Person shall be deemed to be an Investment by the Issuer or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investment held by the acquired Person in such third Person. The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced (at the Issuer’s option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment.

“Issue Date” means the Restructuring Effective Date (as defined in the Trust Deed).

“Issuer” means Interpipe Holdings Plc until a successor replaces it in accordance with Condition 4(i) and thereafter means such successor, provided that (1) for the purposes of these Conditions, for any financial period ended on or prior to 30 June 2019, any references to financial information or financial statements of the Issuer shall be construed to refer the corresponding financial information or financial statements of Interpipe Limited; and (2) determination of the Consolidated Leverage Ratio, Consolidated Net Leverage Ratio, or any constitutive term shall be made with reference to (x) Interpipe Limited and its consolidated subsidiaries for the corresponding financial period ended on or prior to 30 June 2019; and (y) the Issuer and its consolidated subsidiaries for any financial period after 30 June 2019.

“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller, or any agreement to give any security interest) securing any obligation of any Person.

“Lock-up Agreement” means the lock-up agreement dated 11 January 2019 between the Issue and the financial creditors named therein or which have acceded thereto.

“Management Advances” means loans or advances made to, or guarantees with respect to loans or advances made to, directors, officers, employees or consultants of the Issuer or any Subsidiary:

(a)                              in respect of travel, entertainment or moving-related expenses incurred in the ordinary course of business of the Issuer or any of its Subsidiaries;

(b)                              in respect of moving-related expenses incurred in connection with any closing or consolidation of any facility or office of the Issuer or any of its Subsidiaries;

(c)                               any other such loans, advances or guarantees provided that they are made in the ordinary course of business of the Issuer or any of its Subsidiaries and do not exceed U.S.$5 million in the aggregate outstanding at any time.

“Material Adverse Effect” means a material adverse effect on:

(a)                              the business, results of operations, property, assets, condition (financial or otherwise) or prospects of the Issuer or any of its Material Subsidiaries; or

(b)                              the Issuer’s ability to perform its obligations under the Trust Deed, the Intercreditor Agreement and/or the Security Documents to which the Issuer is party; or

(c)                               any Guarantor’s ability to perform its obligations under the Notes Guarantee and Surety Agreement, the Standalone Notes Surety Agreement, the Intercreditor Agreement and/or the Security Documents to which any such Guarantor is party; or

(d)                              the validity, legality or enforceability of the Trust Deed or the rights or remedies of the Noteholders or the Trustee under the Trust Deed or the validity, legality or enforceability of the Notes Guarantee and Surety Agreement or the Standalone Notes Surety Agreement or the rights or remedies of the Noteholders or the Trustee under the Notes Guarantee and Surety Agreement or the Standalone Notes Surety Agreement.

“Material Event Default” has the meaning provided in Condition 10(a).

“Material Subsidiary” means at any relevant time a Subsidiary of the Issuer:

(a)                              whose gross assets, profit or turnover represents 5 per cent. or more of the gross assets, profit or turnover of the Group as a whole provided that, for these purposes, none of Interpipe Kazakhstan LLC, LLC “Lugansk Vtormet Combine”, Society “Dishware Novomoskovsk” Limited, PJSC Interpipe NMPP and PJSC Interpipe Vtormet shall be classified as a Material Subsidiary even if it meets or satisfies any of the above conditions; or

(b)                              to which is transferred all or substantially all the assets and undertakings of a Subsidiary of the Issuer which immediately prior to such transfer is a Material Subsidiary, save that each Guarantor shall at all times be deemed to be a Material Subsidiary.

“Maturity Date” means 31 December 2024.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Nationalisation” has the meaning set out in Condition 10(a)(x).

“Nationally Recognised Statistical Rating Organisation” means a nationally recognised statistical rating organisation within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act.

“Net Cash Proceeds”, with respect to any issuance or sale of Capital Stock or Indebtedness, means the cash proceeds of such issuance or sale net of legal fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Net Finance Charges” means, for any period (in each case, determined in conformity with Accounting Standards), the aggregate amount of the accrued interest, commission, fees, discounts, prepayment fees, premiums or charges and other finance payments in respect of Indebtedness paid or payable by any member of the Group (calculated on a consolidated basis) in cash or capitalised in respect of that period, including:

(a)                              any upfront fees or costs;

(b)                              the interest (but not the capital) element of payments in respect of Finance Leases;

(c)                               any commission, fees, discounts and other finance payments payable associated with Hedging Obligations;

(d)                              if a Joint Venture is accounted for on a proportionate consolidation basis, and the results of the Joint Venture are included in the Consolidated EBITDA, the Group’s share of the finance costs or interest receivable of the Joint Venture, but excluding:

(e)                               capitalised, amortising, non-recurring and non-cash restructuring and debt issue costs;

(f)                                non-cash interest expense in respect of any Subordinated Shareholder Funding;

(g)                               any finance charges in respect of Exempt IFRS 16 Leases; and

(h)                              any charges in respect of Pension Items,

and after deducting:

(a)                              any commission, fees, discounts and other finance payments payable in such period to any member of the Group under any interest rate hedging agreement

(b)                              any interest payable in such period to any member of the Group (other than by another member of the Group) on any cash or Cash Equivalents; and

(c)                               any interest received by any member of the Group on any deposit or bank account provided that such interest amount is freely available to that member of the Group so that:

(I)                                its receipt is not contingent on the prior discharge of any indebtedness of any member of the  Group or any other person or on the satisfaction of any other condition; and

(II)                           the amount is not subject to any security interest other than the Collateral,

and so that no amount shall be added (or deducted) more than once.

“Non-Group Entity” means any investment or entity (which is not itself a member of the Group (including associates and Joint Ventures)) in which any member of the Group has an ownership interest.

“Non-Guarantor Subsidiary” means any Subsidiary of the Issuer that is not a Guarantor.

“Non-Ukrainian Guarantors” means Interpipe Limited, Interpipe Europe SA, KLW-Wheelco SA, Interpipe M.E FZE, North American Interpipe, Inc., Interpipe Central Trade GmbH, Steel One Limited, KLW Limited,

and “Non-Ukrainian Guarantor” means any of them, but which expressions exclude any entity released for the time being from being a Non-Ukrainian Guarantor pursuant to these Conditions.

“Noteholder” has the meaning set out in in Condition 1(b).

“Noteholders’ Committee” has the meaning set out in Condition 11(e).

“Noteholder Proportion” means the same proportion as that which the initial principal amount of the Notes bears to U.S.$355 million.

“Notes Documents” means the Trust Deed, the Notes Guarantee and Surety Agreement, the Standalone Notes Surety Agreement, any Accession Deed entered into after the Issue Date, the Agency Agreement, the Security Documents, the Shareholder Loan Subordination Agreement, Intercreditor Agreement and the Standalone Intercreditor Agreement.

“Notes Guarantee and Surety Agreement” means the guarantee and surety agreement dated on or about the date of the Trust Deed between the Non-Ukrainian Guarantors, the Ukrainian Sureties (except for PJSC “INTERPIPE NIZHNEDNEPROVSKY TUBE ROLLING PLANT”) and the Trustee, as amended, varied or supplemented from time to time.

“Officer’s Certificate” means a certificate signed by a director of the Issuer or such other representative of the Issuer who is authorised to represent it in relation to the subject matter thereof.

“Offshore Security Agent” means Madison Pacific Trust Limited, a trust company with company registration number 1619851 registered under section 78(1) of the Hong Kong Trustee Ordinance (Cap. 29) having its registered office at Suite 1720, 17/F, Tower 1, Admiralty Centre, 18 Harcourt Road Admiralty, Hong Kong, in its capacity as offshore security agent for the Secured Parties (as defined under the Intercreditor Agreement), unless and until a successor replaces it in accordance with the applicable provisions of the Intercreditor Agreement and thereafter means the successor thereof.

“Opinion of Counsel” means a written opinion from legal counsel of international standing acceptable to the Trustee.

“Original Jurisdiction” means, in relation to a Guarantor, the jurisdiction under whose laws that Guarantor is incorporated as at the Issue Date or, in the case of an Additional Guarantor, as at the date of the relevant Accession Deed).

“outstanding principal amount” means, in respect of each Note, its nominal amount as reduced from time to time pursuant to Condition 6.

“Pension Items” means any income or charge attributable to a post-employment benefit scheme (including a retirement benefit plan) whether recognised as:

(a)                              current service costs;

(b)                              past service costs;

(c)                               an amortisation of actuarial gains/losses; or

(d)                              interest cost or income,

in each case under Accounting Standards.

“Performance Fee Agreement” shall have the meaning set out in the Intercreditor Agreement.

“Performance Securities” shall have the meaning set out in the Intercreditor Agreement.

“Permitted Collateral Liens” means:

(a)                              Liens on the Collateral to secure Indebtedness permitted to be incurred under Condition 4(b)(ii)(B) and 4(b)(ii)(C)(y) (and any Refinancing Indebtedness in respect thereof (and Refinancing Indebtedness in respect of Refinancing Indebtedness)); provided that each of the parties thereto or their representatives will have entered into the Intercreditor Agreement;

(b)                              Liens on the Collateral that are Permitted Liens described in one or more of paragraphs (d), (h), (j), (l), (m) and (p) of the definition thereof; and

(c)                               Liens on the Collateral to secure any guarantee that is permitted by Condition 4(b)(ii)(M), to the extent such guarantee is in respect of Indebtedness otherwise permitted to be secured by Permitted Collateral Liens pursuant to this definition of Permitted Collateral Liens.

To the extent that Indebtedness relating to an instrument or agreement is permitted to be secured by a Permitted Collateral Lien, other associated obligations under such instrument or agreement not themselves constituting Indebtedness may also be secured by such Permitted Collateral Lien.

“Permitted Investments” means:

(a)                              any Investment in the Issuer or any Subsidiary of the Issuer;

(b)                              any Investment in (i) euros, U.S. dollars or Hryvnia, (ii) any other currency used or received by the Issuer or any Subsidiary of the Issuer in transactions entered in the ordinary course of business in a Core or Related Business and not for speculative purposes (for the avoidance of doubt, including such currencies held in any current account with any bank or financial institution) or (iii) Cash Equivalents; provided that no cash or Cash Equivalents may be held by Affiliates of the Issuer (other than its Subsidiaries), except that than an amount not to exceed U.S.$40.0 million may be deposited or invested in Credit Dnepr, with any excess amounts above U.S.$40.0 million permitted so long as any such deposit with, or investment in, Credit Dnepr is transferred to another financial institution that is not an Affiliate of the Issuer within than 10 Business Days;

(c)                               any Investment by the Issuer or a Subsidiary of the Issuer in a Person, if as a result of such Investment: (i) such Person becomes a Subsidiary of the Issuer; or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Issuer or a Subsidiary of the Issuer;

(d)                              any Investment made as a result of the receipt of non-cash consideration from a sale or other disposition of property or assets, including an Asset Sale, in each case, that was made pursuant to and in compliance with Condition 4(e);

(e)                               any Investment to the extent made using Capital Stock of the Issuer (other than Disqualified Stock) or Subordinated Shareholder Funding as consideration;

(f)                                any Investments received in compromise or resolution of (x) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Issuer or any Subsidiary of the Issuer, including pursuant to any plan of reorganisation or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (y) litigation, arbitration or other disputes;

(g)                               Investments in receivables owing to the Issuer or any Subsidiary of the Issuer if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms, provided, however, that such trade terms may include such concessionary terms as the Issuer or any such Subsidiary deems reasonable under the circumstances;

(h)                              (1) Investments in Joint Ventures in connection with the Strategic Investment Plan of the Issuer or any of its Subsidiaries having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), taken together with all other Investments made pursuant to this clause (h)(1) that are at the time outstanding not to exceed U.S.$66.0 million; and (2) Investments in Joint Ventures or other entities engaged in a Core or Related Business having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), taken together with all other Investments made pursuant to this clause (h)(2) that are at the time outstanding not to exceed U.S.$30.0 million, and after the Relaxation Date, not to exceed U.S.$60.0 million;

(i)                                  pledges or deposits (x) with respect to leases or utilities provided to third parties in the ordinary course of business or (y) otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under Condition 4(a);

(j)                                 guarantees of Indebtedness not prohibited by Condition 4(b) hereof and (other than with respect to Indebtedness) guarantees, keepwells and similar arrangements in the ordinary course of business;

(k)                              Investments represented by Hedging Obligations, which obligations are permitted by Condition 4(b)(ii)(G) and Condition 4(u);

(l)                                  (x) Investments in the Notes and (y) any Investments in any other Indebtedness (other than Subordinated Obligations) of the Issuer or any Subsidiary incurred under Condition 4(b)(ii)(L), provided that the purchase price paid for such Investments does not exceed par plus accrued interest and such Indebtedness has a final maturity date that is earlier than the final maturity date of the Notes;

(m)                          any Investment existing on, or made pursuant to legally binding commitments in existence on, the Issue Date and any extension, modification or renewal of any such Investment; provided that the amount of the Investment may be increased (i) as required by the terms of the Investment as in existence on the Issue Date or (ii) as otherwise permitted under the Trust Deed;

(n)                              Investments acquired after the Issue Date as a result of the acquisition by the Issuer or any Subsidiary of another Person, including by way of a merger, amalgamation or consolidation with or into the Issuer or any of its Subsidiaries in a transaction that is not prohibited by Condition 4(i), after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(o)                              Management Advances;

(p)                              loans to Persons that are not Affiliates of the Issuer in an aggregate amount not to exceed U.S.$30.0 million at any time outstanding and made on arm’s length terms;

(q)                              the endorsement of negotiable instruments in the ordinary course of business;

(r)                                 any performance, bid, completion, surety or appeal bonds or similar instruments, guarantees or obligations entered into in the ordinary course of business; and

(s)                                any guarantee given in respect of the netting or set-off arrangements permitted pursuant to paragraph (k) of the definition of “Permitted Liens”.

“Permitted Liens” means:

(a)                              subject to the Intercreditor Agreement, Liens granted by: (i) the Issuer or a Subsidiary of the Issuer (including any Guarantor) in favour of the Issuer or any Guarantor, or (ii) a Non-Guarantor Subsidiary in favour of the Issuer or another Subsidiary of the Issuer;

(b)                              any Lien existing on the Issue Date other than Liens securing Indebtedness for borrowed money;

(c)                               Liens securing Indebtedness permitted by Condition 4(b)(ii)(C)(x);

(d)                              Liens imposed by law or by agreement having the same effect, including but without limitation, Liens of landlords and carriers, warehousemen, mechanics, suppliers, material men, repairmen or other similar Liens arising in the ordinary course of business;

(e)                               Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary of or is merged or consolidated with or into the Issuer or any of its Subsidiaries; provided, however, that the Liens may not extend to any other property owned by the Issuer or any of its Subsidiaries (other than assets and property affixed or appurtenant thereto);

(f)                                Liens on property at the time the Issuer or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into the Issuer or such Subsidiary; provided, however, that the Liens may not extend to any other property owned by the Issuer or any of its Subsidiaries (other than assets and property affixed or appurtenant thereto);

(g)                               any Lien securing the Notes and any Guarantee;

(h)                              any Lien incurred, or pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security benefits and other obligations of like nature in the ordinary course of business;

(i)                                  Liens (including deposits) (i) to secure the performance of bids, trade contracts, government contracts, leases, statutory obligations, customs duties, guarantees, completion, surety and appeal bonds, performance or return-of-money bonds or liabilities to insurance carriers under insurance or self-insurance arrangements and other obligations of like nature, in each case so long as such Liens do not secure obligations constituting Indebtedness for money borrowed and are incurred in the ordinary course of business;

(j)                                 minor easements, rights of way, restrictions (including zoning restrictions), reservations, permits, servitudes, defects or irregularities in title and other similar charges and encumbrances, and Liens arising under leases or subleases granted to others, in each case not interfering in any material respect with the business of the Issuer or any of its Subsidiaries and existing, arising or incurred in the ordinary course of business incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not individually or in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(k)                              any Lien securing reimbursement obligations of the Issuer or any of its Subsidiaries with respect to letters of credit encumbering only documents and other property relating to such letters of credit and the products or proceeds thereof in the ordinary course of business; provided that such letters of credit do not constitute Indebtedness;

(l)                                  a right of set-off, right to combine accounts or any analogous right which any bank or other financial institution may have relating to any credit balance of any member of the Group; provided, however, that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Issuer or any of its Subsidiaries and (ii) such deposit account is not intended by the Issuer or any Subsidiary of the Issuer to provide collateral to the depository institution;

(m)                          any Lien for ad valorem, income or property taxes or assessments, customs charges and similar charges, including VAT, which either are not delinquent or are being contested in good faith by appropriate proceedings for which the Issuer or relevant Subsidiary of the Issuer has set aside in its accounts reserves to the extent required by Accounting Standards;

(n)                              other Liens incurred with respect to Indebtedness in an aggregate principal amount not exceeding U.S.$75 million (or its U.S. Dollar Equivalent) at any time outstanding or, following the Relaxation Date, not exceeding U.S.$100 million (or its U.S. Dollar Equivalent; provided, however, that the Fair Market Value of the assets subject to such Liens for any single financing, as at the time of the Incurrence of the relevant Indebtedness, does not exceed 150 per cent. of the principal amount of the Indebtedness in respect of the relevant financing;

(o)                              Liens to secure any Refinancing Indebtedness (excluding Liens to secure Refinancing Indebtedness initially secured pursuant to paragraph (m) of this definition) permitted to be Incurred under these Conditions; provided, however, that:

(vii)                        the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to such property or proceeds or distributions thereof); and

(viii)                     the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (A) the outstanding principal amount, or, if greater, committed amount, of the Indebtedness Refinanced with such Refinancing Indebtedness and (B) an amount necessary to pay any fees and expenses, including premiums, related to such Refinancing;

(p)                              any Liens arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to the Issuer or any of its Subsidiaries in the ordinary course of business and on the supplier’s standard or usual terms and not arising as a result of any default or omission by the Issuer or any of its Subsidiaries; and

(q)                              Liens to secure any guarantee that is permitted by Condition 4(b)(ii)(M), to the extent such guarantee is in respect of Indebtedness otherwise permitted to be secured by Permitted Liens pursuant to this definition of Permitted Liens.

“Person” means any individual, corporation, partnership, joint venture, bank, financial institution, trust, unincorporated organisation or government or any Agency or political subdivision thereof or other entity.

“Potential Event of Default” means any condition, event or act which, with the lapse of time and/or the issue, making or giving of any notice, certification, declaration, demand, determination and/or request and/or the taking of any similar action and/or the fulfilment of any similar condition, would constitute an Event of Default.

“Pre-Approved Bank” means (i) any bank or financial institution listed in Schedule 2(2), (ii) any bank or financial institution to which the Issuer or any of its Subsidiaries owes any obligations under any letters of credit, guarantees or other Indebtedness, where the aggregate amount of any certificates of deposit, time deposits, bankers’ acceptances and overnight bank deposits (each, as described in the definition of “Cash Equivalents”) held with such bank or financial institution by the Issuer or any of its Subsidiaries does not

(2)  Note to LL: Do we need limb (i)? If so, please provide a suggested list.

exceed the aggregate amount of such obligations owed by the Issuer or any of its Subsidiaries to such bank or financial institution and (iii) any Affiliate of such bank or financial institution described in the foregoing paragraph (ii), provided that such Affiliate is also a bank or financial institution.

“Preferred Stock”, as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Principal Shareholders” means any discretionary trust established for either:

(a)                              the sole benefit of Mr Viktor Pinchuk; or

(b)                              the benefit of Mr Viktor Pinchuk and his family members (provided that, in any such case:

(i)                                  instructions relating to the conduct of trust business may only be given by officers and directors of the trust in accordance with the terms of the instrument constituting the trust; and

(ii)                               Mr Viktor Pinchuk is the only named beneficiary),

which trust owns, at any time (whether directly or indirectly), any of the shares in the Issuer.

“Refinance” means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease, discharge or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness of the Issuer or any of its Subsidiaries that Refinances any Indebtedness of the Issuer or any Subsidiary of the Issuer existing on the Issue Date or Incurred in compliance with the Trust Deed, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:

(a)                              such Refinancing Indebtedness has a final maturity date that is either (i) no earlier than the final maturity date of the Indebtedness being Refinanced or (ii) after the final maturity date of the Notes;

(b)                              such Refinancing Indebtedness has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being Refinanced;

(c)                               such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding (plus accrued interest, fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced;

(d)                              if the Indebtedness being Refinanced is subordinated in right of payment to the Notes or any Guarantee, such Refinancing Indebtedness is subordinated in right of payment to the Notes and such Guarantee at least to the same extent as the Indebtedness being Refinanced; and

(e)                               if the Issuer or any Guarantor was the obligor on the Indebtedness being Refinanced, such Indebtedness is Incurred either by the Issuer or by a Guarantor.

“Register” has the meaning set out in Condition 1(b).

“Relaxation Date” means the first date on which either of the following sets of conditions have been met:

(a)                              prior to two years after the Issue Date:

(i)                                  the Initial Senior Loan has been discharged in full; and

(ii)                               both (A) the Consolidated Net Leverage Ratio is 2.5x or lower and (B) the Consolidated Total Debt is less than US$400 million; or

(b)                              two years or more after the Issue Date:

(i)                                  the Initial Senior Loan has been discharged in full; and

(ii)                               either (A) the Consolidated Net Leverage Ratio is 2.5x or lower or (B) the Consolidated Total Debt is less than US$400 million.

“Relevant Date” in respect of any Note means the date on which payment in respect of it first becomes due or (if any amount of the money payable is improperly withheld or refused) the date on which payment in full of the amount outstanding is made or (if earlier) the date seven days after that on which notice is duly given to the Noteholders that, upon further presentation of the Note, being made in accordance with the Conditions, such payment will be made, provided that payment is in fact made upon such presentation.

“Restricted Payment” with respect to any Person means:

(a)                              the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than (A) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to purchase such stock or in Subordinated Shareholder Funding and (B) dividends or distributions payable solely to the Issuer or a Subsidiary of the Issuer);

(b)                              the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Capital Stock of the Issuer held by any Person (other than by a Subsidiary of the Issuer), including in connection with any merger or consolidation and including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Issuer that is not Disqualified Stock);

(c)                               the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations of the Issuer or any Guarantor (other than (A) any intercompany Indebtedness between or among the Issuer and any Subsidiary of the Issuer or (B) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal instalment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement);

(d)                              the making of any payment (whether in respect of interest or principal), or the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Shareholder Funding (other than any payment of interest thereon in the form of additional Shareholder Funding); or

(e)                               the making of any Investment other than a Permitted Investment.

“Restructured Working Capital Loans” means the Existing Working Capital Loans as reduced and amended and restated in connection with the Restructuring.

“Restructuring” means the restructuring of the Group’s financial indebtedness in accordance with the Lock-up Agreement.

“Restructuring Costs” means one-off costs incurred by the Group in connection with the Restructuring during the financial year ended 31 December 2018 and the financial year ending 31 December 2019.

“Security Agents” means the Offshore Security Agent and the Ukrainian Security Agent.

“Security Documents” means the “Common Security Documents”, as defined under the Intercreditor Agreement and as amended, varied or supplemented from time to time, under which the Collateral is pledged to secure the Notes, the obligations under these Conditions and the Guarantees.

“Senior Indebtedness” means, whether outstanding on the Issue Date or thereafter incurred, all amounts payable by, under or in respect of all other Indebtedness of the Issuer or any Guarantor, including premiums and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganisation relating to the Issuer or such Guarantor at the rate specified in the documentation with respect thereto whether or not a claim for post filing interest is allowed in such proceeding) and fees relating thereto; provided, however, that Senior Indebtedness will not include:

(a)                              any obligation of the Issuer or any Guarantor to the Issuer or any Subsidiary of the Issuer;

(b)                              any liability for Taxes owed or owing by the Issuer or any Subsidiary of the Issuer;

(c)                               any Indebtedness of the Issuer or any Guarantor in respect of Subordinated Obligations or Disqualified Stock;

(d)                              any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities); and

(e)                               that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of these Conditions.

“Shareholder Funding” means, collectively, any funds provided to the Issuer by a direct shareholder in the Issuer which is party to the Shareholder Loan Subordination Agreement in exchange for or pursuant to any security, instrument or agreement other than Capital Stock, in each case, issued to and held by any of the foregoing Persons.

“Shareholder Loan Subordination Agreement” means a subordination agreement, dated on or about the date of the Trust Deed between, amongst others, the Direct Shareholders, the Issuer, the Guarantors and the Trustee.

“Standalone Facility Surety Agreement” means the surety agreement dated on or about the date of the Trust Deed between Global Loan Agency Services Limited and (initially) PJSC “INTERPIPE NIZHNEDNEPROVSKY TUBE ROLLING PLANT” under which:

(a)                              with effect from the Restructuring Effective Date (as defined in the Trust Deed), PJSC “INTERPIPE NIZHNEDNEPROVSKY TUBE ROLLING PLANT”; and

(b)                              with effect from the date of its accession thereto, each (if any) Additional Standalone Surety (as defined therein),

grants a suretyship for all of the Issuer’s obligations under and in connection with the Initial Senior Facility Agreement

Where the context requires, any reference in these Conditions to “the Standalone Facility Surety Agreement” shall include a reference to any additional standalone suretyship agreement that a member of the Group is required to enter into in accordance with Clause 25.2(e)(ii) (Additional Guarantors and Additional Sureties) of the Initial Senior Facility Agreement.

“Standalone Intercreditor Agreement” means the standalone intercreditor agreement dated on or about the date of the Trust Deed between, among others, the Trustee, Global Loan Agency Services Limited and (initially) PJSC “INTERPIPE NIZHNEDNEPROVSKY TUBE ROLLING PLANT” under which:

(a)                              with effect from the Restructuring Effective Date (as defined in the Trust Deed), PJSC “INTERPIPE NIZHNEDNEPROVSKY TUBE ROLLING PLANT”; and

(b)                              with effect from the date of its accession thereto, each (if any) Additional Standalone Surety (as defined therein),

agrees to be bound by the terms thereof.

Where the context requires, any reference in these Conditions to “the Standalone Intercreditor Agreement” shall include a reference to any additional standalone intercreditor agreement that a member of the Group is required to enter into in accordance with clause 20.11(a)(B)(2) (New Obligors) of the Intercreditor Agreement.

“Standalone Notes Surety Agreement” means the surety agreement dated on or about the date of the Trust Deed between the Trustee and (initially) PJSC “INTERPIPE NIZHNEDNEPROVSKY TUBE ROLLING PLANT” under which:

(a)                              with effect from the Restructuring Effective Date (as defined in the Trust Deed), PJSC “INTERPIPE NIZHNEDNEPROVSKY TUBE ROLLING PLANT”; and

(b)                              with effect from the date of its accession thereto, each (if any) Additional Standalone Surety (as defined therein),

grants a suretyship for all of the Issuer’s obligations under and in connection with the Notes.

Where the context requires, any reference in these Conditions to “the Standalone Notes Surety Agreement” shall include a reference to any additional standalone suretyship agreement that a member of the Group is required to enter into in accordance with clause 11.3(a)(i)(B)II (Additional Guarantors and Additional Sureties) of the Notes Guarantee and Surety Agreement.

“Standard & Poor’s” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Stated Maturity” means:

(a)                              with respect to any Indebtedness, the date specified in such Indebtedness as the fixed date on which the final instalment of principal of such Indebtedness is due and payable; and

(b)                              with respect to any scheduled instalment of principal of or interest on any Indebtedness, the date specified in such Indebtedness as the fixed date on which such instalment is due and payable.

“Strategic Investment Plan” means the long-term investment programme which aims to enable the Group to produce pipes products with improved technological specifications and quality with a view to increasing sales in markets where higher margins can be earned and competing in new markets.

“Subordinated Obligation” means, with respect to a Person, any Indebtedness of such Person (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes or a Guarantee, pursuant to a written agreement to that effect.

“Subordinated Shareholder Funding” means Shareholder Funding which:

(a)                              does not mature or require any amortisation, redemption or other repayment of principal or any sinking fund payment prior to the first anniversary of the Stated Maturity of the Notes (other than through conversion or exchange of such funding into Capital Stock (other than Disqualified Stock) of the Issuer or any funding meeting the requirements of this definition);

(b)                              does not require, prior to the first anniversary of the Stated Maturity of the Notes, payment of cash interest, cash withholding amounts or other cash gross-ups, or any similar cash amounts;

(c)                               contains no change of control or similar provisions and does not accelerate and has no right to declare a default or event of default or take any enforcement action or otherwise require any cash payment, in each case, prior to the first anniversary of the Stated Maturity of the Notes;

(d)                              does not provide for or require any security interest or encumbrance over any property or asset of the Issuer or any of its Subsidiaries; and

(e)                               is made to the Issuer (and not to any of its Subsidiaries) and pursuant to its terms is fully subordinated and junior in right of payment to the Notes pursuant to the Shareholder Loan Subordination Agreement.

“Subsidiary” of any Person means (a) any corporation more than 50 per cent. of the outstanding voting power of the Capital Stock of which is owned or controlled, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person, or by such Person and one or more other Subsidiaries thereof, (b) any limited partnership of which such Person or any Subsidiary of such Person is a general partner, (c) any other Person in which such Person, or one or more other Subsidiaries of such Person, or such Person and one or more other Subsidiaries, directly or indirectly, has more than 50 per cent. of the outstanding partnership or similar interests or has the power, by contract or otherwise, to direct or cause the direction of the policies, management and affairs thereof or (d) any Person whose financial statements are required by Accounting Standards to be consolidated into the consolidated financial statements of the relevant Person.

“Taxes” has the meaning set out in Condition 8.

“Total Assets” means the consolidated assets of the Group as shown on the latest available annual or quarterly consolidated balance sheet of the Group (as the case may be) prepared in accordance with Accounting Standards.

“Trust Deed” has the meaning given to it on the first page of these Conditions.

“Trustee” means Madison Pacific Trust Limited, in its capacity as trustee under the Trust Deed and any successor thereto as provided thereunder or such other trustee as may be appointed in accordance with the Trust Deed from time to time.

“UAH” means the Ukrainian Hryvnia.

“Ukrainian GAAP” means generally accepted accounting principles, standards and practices in Ukraine.

“Ukrainian Security Agent” means Madison Pacific Trust Limited, a trust company with company registration number 1619851 registered under section 78(1) of the Hong Kong Trustee Ordinance (Cap. 29) having its registered office at Suite 1720, 17/F, Tower 1, Admiralty Centre, 18 Harcourt Road Admiralty, Hong Kong, in its capacity as Ukrainian security agent for the Secured Parties (as defined under the Intercreditor Agreement), unless and until a successor replaces it in accordance with the applicable provisions of the Intercreditor Agreement and thereafter means the successor thereof.

“Ukrainian Sureties” means LLC “INTERPIPE UKRAINE”, PJSC “INTERPIPE NIZHNEDNEPROVSKY TUBE ROLLING PLANT”, “INTERPIPE NIKO TUBE” LLC, METALLURGICAL PLANT “DNEPROSTEEL” LLC, “KLW PRODUCTION” LLC and “DNEPROSTEEL — ENERGO” LLC and “Ukrainian Surety” means any of them, but which expressions exclude any entity released for the time being from being a Ukrainian Surety pursuant to these Conditions.

“U.S. Dollar Equivalent” means with respect to any amount denominated in a currency other than U.S. dollars, at any time for the determination thereof, the amount of U.S. dollars obtained by converting such other currency involved into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as quoted by Reuters at approximately 11:00 am (New York time) on the date not more than two Business Days prior to the date of determination.

“U.S. GAAP” means generally accepted accounting principles, standards and practices in the United States of America.

“VAT” means:

(f)                                any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(g)                               any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(a)                              the sum of the products obtained by multiplying:

(i)                                  the amount of each then remaining instalment, sinking fund, serial maturity or other required payment of principal or liquidation preference, as the case may be, including payment at final maturity, in respect thereof (provided that any payments of principal, the making of which is subject to any conditions, including availability of cash of an obligor, shall be not treated as “required” for the purposes of this clause), by

(ii)                               the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment, by

(b)                              the then outstanding aggregate principal amount or liquidation preference, as the case may be, of such Indebtedness.

Schedule  1
Independent Financial Advisers

BDO

Deloitte

Ernst & Young

Grant Thornton

KPMG

Lazard & Co Ltd

PJT Partners

PricewaterhouseCoopers

Rothschild & Co Ltd

Schedule  2
Pre-Approved Banks

1.                                               Ukreximbank

2.                                               Oschadbank

3.                                               Ukrsotsbank

4.                                               Alfa-Bank Ukraine

5.                                               OTP Bank Ukraine

6.                                               ING Ukraine

7.                                               Citibank Ukraine

8.                                               FUIB

9.                                               Credit Dnepr Bank

10.                                        PrivatBank

11.                                        Alfa-Bank  Russian Federation

12.                                        AMERICAN EXPRESS BANK

13.                                        CORNER BANCA S.A.

14.                                        Garantibank International N.V.

15.                                        PKO Bank Polski S.A.

16.                                        STATE BANK OF INDIA

17.                                        TEXAS CAPITAL BANK

18.                                        Raiffeisenbank Russian Federation

19.                                        PJSC Sberbank Russian Federation

20.                                        Otkritie Bank

21.                                        The State Treasury Service of Ukraine

22.                                        Banque de Commerce et de Placements

23.                                        Emirates NBD Bank PJSC

24.                                        ING BANK (EURASIA) JSC

25.                                        Ukrgasbank Ukraine

26.                                        Ukrsibbank

27.                                        Credit Agricole Ukraine

TAXATION

The following is a general description of certain Cyprus and Ukraine tax considerations relating to the Notes. It does not constitute tax advice, nor does it purport to be a complete analysis of all tax considerations relating to the Notes in Cyprus, Ukraine or elsewhere. Prospective investors of the Notes and Noteholders should consult their tax advisers as to which countries’ tax laws could be relevant to their acquiring, holding and disposing of the Notes and receiving payments of interest, principal and/or other amounts under the Notes and the consequences of such actions under the tax laws of those countries.

The information and analysis contained within this section are limited to taxation issues, and prospective investors should not apply any information or analysis set out below to other areas, including (but not limited to) the legality of transactions involving the Notes.

Republic of Cyprus

The following general summary of certain Cyprus tax consequences relevant to the purchase, ownership and disposal of the Notes and the payment of interest pursuant to the Notes is based upon the tax laws, regulations, rulings, income tax conventions (treaties), administrative practice and judicial decisions of Cyprus in effect on the date of this Information Memorandum and is subject to any change thereto that may come into effect after that date. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set out herein. Any such changes or interpretations could affect the tax consequences for Noteholders. This summary does not purport to be a legal opinion or to address all tax aspects that may be relevant to a Noteholder. Each prospective holder is urged to consult its own tax adviser as to the particular tax consequences for such holder of the ownership and disposition of the Notes including the applicability and effect of any other tax laws or tax treaties, of pending or proposed changes in applicable tax laws as at the date of this Information Memorandum and of any actual changes in applicable tax laws after such date.

Payments by the Issuer

The taxation of payments made by the Issuer will depend on the tax residency status of the Noteholders and the nature of the payment, specifically whether it is interest or principal on the Notes.

Tax residency and tax basis

Individuals

An individual is considered to be a tax resident of Cyprus if he or she is physically present in Cyprus for an aggregate period of more than 183 days in any calendar year.

As from 1 January 2017 an individual can also become a tax resident of Cyprus if he/she satisfies all of the following conditions within the same tax year (1 January – 31 December):

•                  does not spend more than 183 days in any other country;

•                  is not a tax resident of any other country;

•                  spends at least 60 days in Cyprus;

•                  maintains a permanent home in Cyprus that is either owned or rented; and

•                  carries on a business in Cyprus or is employed in Cyprus or holds an office in a person who is a tax resident of Cyprus at any time during the tax year.

A Cyprus tax resident individual, is subject to tax on a worldwide income basis. A non-Cyprus tax resident individual is liable to tax in Cyprus only on income earned from Cyprus sources.

Companies

A company is considered to be tax resident in Cyprus if its management is and control is exercised in Cyprus. There is no definition in the Cyprus income tax laws as to what constitutes “management and control”. In practice, the OECD model convention definition of “resident of a contracting state” is followed by the Cyprus tax authorities. “Resident of a contracting state” is defined as “any person who, under the laws of that state, is liable to tax therein by reason of his domicile, residence, place of management or any other criterion of a similar nature” and “where a person other than an individual is a resident of both contracting states, it shall be deemed to be a resident of that state in which its place of effective management is situated”. The OECD’s commentary regarding the model convention states: “The place of effective management is the place where key management and commercial decisions that are necessary for the conduct of the entity’s business are in substance made. The place of effective management will ordinarily be the place where the most senior person or group of persons (for example, a Board of Directors) makes its decisions, the place where the actions to be taken by the entity as a whole are determined and where the majority of such persons are residents; however, no definitive rule can be given and all relevant facts and circumstances must be examined to determine the place of effective management. An entity may have more than one place of management, but it can have only one place of effective management at any one time.” See “Risk Factors—Risks Related to the Group’s Structure, Indebtedness and the Notes—Changes in the application or interpretation of the Cypriot tax system could materially adversely affect Interpipe’s business”.

A company that is not tax-resident in Cyprus is regarded as having a “permanent establishment” in Cyprus if it has a fixed place of business in Cyprus through which the business of the company is wholly or partly carried on, including a place of management, a branch or an office.

Tax basis

All Cyprus tax residents are taxed on their worldwide income. Non-Cyprus tax residents are taxed on income derived from sources in Cyprus (in the case of individuals) or from a business activity which is carried out through a permanent establishment in Cyprus (in the case of companies). A relevant double tax treaty can establish rules different to those specified above for the determination of tax residency.

Cyprus withholding taxes on principal and interest payments

Repayment of principal

Repayment of principal upon redemption of the Notes will not be subject to any withholding taxes in Cyprus, irrespective of whether or not the Noteholder is a tax resident of Cyprus.

Interest payments to non-tax residents of Cyprus (individuals or companies)

Interest payments made to non-tax residents of Cyprus are not subject to any withholding taxes in Cyprus, whether the interest is paid to an individual or a company.

Interest payments to Cyprus tax residents/Cyprus permanent establishments

Interest payments made to Cyprus tax resident individuals may be subject to special defence contribution tax in Cyprus at a rate of 30 per cent.(3) on the total amount (without deducting expenses) if such interest does not arise in, and is not closely connected to, the ordinary course of the recipient’s business.

Interest payments made to Cyprus tax resident companies or Cyprus permanent establishments of companies that are not tax resident in Cyprus may be subject to special defence contribution tax in Cyprus at a rate of 30 per cent. on the total amount (without deducting expenses) if such interest does not arise in, and is not closely connected to, the ordinary course of the recipient’s business.

Cyprus tax-resident companies that are paying interest to such individuals or companies are obliged to withhold the special defence contribution tax at the applicable rate at source and to remit the tax to the Cypriot tax authorities.

No special defence contribution tax is withheld on interest income that arises in, or is closely connected to, the ordinary course of business of the recipients.

Taxation of Noteholders

Non-residents

Interest earned by non-tax residents of Cyprus is not subject to tax in Cyprus.

Resident individuals

Interest income received by or credited to a Cyprus tax-resident individual who is domiciled in Cyprus is subject to special defence contribution tax at the rate of 30 per cent(4)., unless it can be established that such interest income arises in, or is closely connected to, the ordinary course of the individual’s business, in which case it will be exempt from special defence contribution tax and be subject to the applicable personal income tax rate bands.

Resident companies/Cyprus permanent establishments

Any interest received by or credited to a company that is tax resident in Cyprus (or received by or credited to a Cyprus permanent establishment of a non-resident company) and that arises in, or is closely connected to, the ordinary course of the business of that company, is subject to income tax in Cyprus at the rate of 12,5% (after deduction of allowable expenses) and is exempt from special defence contribution tax.

Any interest received by or credited to such a company that does not arise in and is not closely connected to the ordinary course of the business of that company is subject to special defence contribution tax at the rate of 30 per cent. (without deducting expenses) and is exempt from income tax.

Other taxes

No corporate or income tax is payable in Cyprus upon the issuance of the Notes.

Profits realised from the sale of the Notes are exempt from taxation in Cyprus. Interest income is, however, subject to the treatment discussed directly above.

(3)         On 26 June 2019, the Special Contribution for the Defence of the Republic Amending Law No. 2 (Law N.87(I)/2019) (“the SDC Amending Law”) was enacted pursuant to which interest received by individuals on “corporate debt instruments” shall be subject to the reduced rate of 3 per cent. The term “corporate debt instruments” is not defined in the SDC Amending Law. It remains to be clarified / tested as to the whether the term “corporate debt instruments” shall encompass the Notes.

(4)         On 26 June 2019, the Special Contribution for the Defence of the Republic Amending Law No. 2 (Law N.87(I)/2019) (“the SDC Amending Law”) was enacted pursuant to which interest received by individuals on “corporate debt instruments” shall be subject to the reduced rate of 3 per cent. The term “corporate debt instruments” is not defined in the SDC Amending Law. It remains to be clarified / tested as to the whether the term “corporate debt instruments” shall encompass the Notes.

Ukraine

General

The following summary is included for general information only. Potential investors in the Notes and the Noteholders should consult their own tax adviser as to the tax consequences under the laws of Ukraine of the acquisition, ownership and disposition of the Notes. This summary is based upon the Ukrainian tax laws and regulations as in effect on the date of this Information Memorandum. Such laws and regulations are subject to change or varying interpretations, possibly with retroactive effect. As with other areas of Ukrainian legislation, tax law and practice in Ukraine is not as clearly established as that of more developed jurisdictions. It is possible, therefore, that the current interpretation of the law or understanding of the practice may change or that the law may be amended with retroactive effect. Accordingly, it is possible that payments to be made to the Noteholders could become subject to taxation or that rates currently in effect with respect to such payments could be increased in ways that cannot be anticipated as at the date of this Information Memorandum.

Tax residency and tax basis

Individuals

An individual is considered to be a tax resident of Ukraine if:

(a)                       It has a place of abode in Ukraine. Where an individual has a place of abode in another country as well, such individual is deemed to be a tax resident of Ukraine if it has a permanent place of abode (domicile) in Ukraine.

(b)                       If an individual has a domicile in another country as well, it is deemed to be a tax resident of Ukraine if it has a centre of vital interests in Ukraine. A sufficient, but not exclusive, ground for determining the country of an individual’s centre of vital interest is the place of permanent abode of the individual’s family members or the place of its registration as an individual entrepreneur.

(c)                        In the event that an individual’s centre of vital interests cannot be determined or the individual has no domicile in any country, it is deemed to be a tax resident of Ukraine if it stays in Ukraine at least 183 days during the tax year (calendar year).

(d)                       If residency status cannot be determined based on the above rules, an individual shall be deemed to be a tax resident of Ukraine if it is a citizen of Ukraine.

An individual may also elect voluntarily that its main place of abode (and therefore tax residence) is in Ukraine. The law does not define the procedure for how this election should be made. However, based on procedures established by the tax authorities, a foreign national may apply in writing to the local tax office where it has a place of abode asking to be considered a tax resident of Ukraine. Registration of an individual as a self-employed person is considered sufficient grounds for such person to be deemed a tax resident of Ukraine.

Non-residents for tax purposes are individuals who do not qualify as tax residents of Ukraine.

Companies

Legal entities and business entities not having the status of a legal entity (branches, representative offices, etc.) set up and operating in accordance with Ukrainian legislation are considered to be tax residents of Ukraine.

Non-resident companies may be subject to tax in Ukraine if they derive Ukrainian-sourced income or have a permanent establishment in Ukraine.

A non-resident company is regarded as having a “permanent establishment” in Ukraine if it has a permanent place of business through which the business activity of the company in Ukraine is wholly or partly carried out. A permanent establishment includes, inter alia, a place of management, branch, office, plant, etc. Where a resident of Ukraine, other than an independent agent, is acting on behalf of only one non-resident company and has authority to conclude contracts on behalf of such non-resident company, such non-resident company shall be deemed to have a permanent establishment in Ukraine.

Tax basis

Ukrainian tax residents are taxed on their worldwide income. Non-Ukrainian tax residents are taxed on income derived from sources in Ukraine or from a business activity that is carried out through a permanent establishment in Ukraine.

Payments under the Guarantee Agreements

If the Ukrainian Sureties make any payments in respect of interest on the Notes (or other amounts due in respect of the Notes), such payments (or a part thereof corresponding to the interest under the Notes) are likely to be viewed as a Ukrainian source income of the recipient of such payments (such as the Trustee or any Noteholder) and, therefore, may be subject to withholding tax at a rate of 15 per cent. (if payments are made to a non-resident legal entity) or 19.5 per cent. (if payments are made to a non-resident individual).

Ukrainian tax legislation does not specifically list payments made under the Guarantee Agreements as Ukrainian source income of the beneficiary of such payments. However, Article 141.4 of the Tax Code (the “Tax Code”) contains a catch-all clause, which considers “any other income” of a foreign resident received from carrying out business in Ukraine as Ukrainian source income. It remains uncertain whether the “Ukrainian source income” concept should be applied to the whole amount of payments under the Guarantee Agreements or only to that amount which corresponds to the unpaid interest under the Notes. The latter interpretation seems to be fair but has not been confirmed by the Ukrainian tax authorities.

If any payments under the Guarantee Agreements  are determined to be Ukrainian source income and, thereby, subject to withholding tax, the foreign recipient of such payments may, nevertheless, be exempt from, or enjoy a reduced rate of, withholding tax, provided the recipient of such income is (i) a tax resident of a jurisdiction which has a tax treaty with Ukraine, (ii) entitled to the benefits of such tax treaty, (iii) deemed not to carry on business in Ukraine through its permanent establishment and (iv) the beneficial owner of such income. In order to benefit from the tax treaty regime, confirmation of the current tax residency status of the foreign recipient must be available on or prior to the date of payment of Ukrainian source income.

Ukraine does not have an effective tax treaty with Hong Kong, which is the jurisdiction of the Trustee’s tax residency. Therefore, payments in respect of interest on the Notes (or other amounts due in respect of the Notes) made by the Ukrainian Sureties to the Trustee under the Guarantee Agreements would be subject to Ukrainian withholding tax.

The Noteholders may benefit from a reduced withholding tax rate or exemption from withholding tax if there is an effective double tax treaty between their residence jurisdiction and Ukraine and all conditions for the application of such treaty relief are met. In particular, in order to benefit from the provision of such double tax treaty, a Noteholder must (a) qualify as the beneficial owner of the relevant payment and (b) provide the Ukrainian Sureties with a tax residency certificate issued by the competent authorities of the state of their residency before the payment is made by the Ukrainian Sureties under the Guarantee Agreements. If the relevant Noteholder fails to qualify as the beneficial owner of the relevant payment or to provide the Ukrainian Sureties with the applicable residency certificate, no benefits of the double tax treaty will be available in the course of the payment and payment to such Noteholder may be subject to withholding tax in Ukraine. In addition, the Multilateral Convention to Implement Tax Treaty Related Measures to Prevent Base

Erosion and Profit Shifting (“MLI”) will introduce a principal purpose test for enjoying tax treaty benefits to all double tax treaties of Ukraine. The MLI will entitle the tax authorities to deny these benefits if one of the main purposes of establishing the structure is obtaining tax treaty benefits. Therefore, if the relevant Noteholder arranges its investment in the Notes in a manner that is mainly aimed to obtain benefits of a tax treaty, no benefits of the double tax treaty will be available in the course of the payment and payment to such Noteholder may be subject to withholding tax in Ukraine.

Gross-up provisions

If any payments (including payments of premium and interest) under the Guarantee Agreements  are subject to any withholding tax, the Ukrainian Sureties may, in certain circumstances specified in the Guarantee Agreements  and subject to certain exceptions, become obliged to pay such additional amounts as may be necessary so that the net payments received by the Noteholders or the Trustee, as the case may be, will not be less than the amount the Noteholders or the Trustee, as the case may be, would have received in the absence of such withholding. Notwithstanding the foregoing, the Ukrainian tax laws prohibit contractual provisions under which residents undertake to pay taxes for non-residents on their income received from sources in Ukraine. In May 2012, the State Tax Service of Ukraine issued a letter expressing the view that clauses in agreements between Ukrainian residents and their foreign counterparties providing for the payment of an amount compensating a foreign counterparty for the withholding of tax in Ukraine contradict certain provisions of Ukrainian legislation that prohibit a Ukrainian resident from assuming a foreign counterparty’s tax payment obligation. If interpreted broadly, such restriction would also apply to gross-up provisions of the Guarantee Agreements and obligations of the Ukrainian Sureties to pay additional amounts thereunder. As a result, the gross-up provisions could be found null and void and, therefore, unenforceable in Ukraine.

Taxation of interest under the Notes paid by the Issuer

Non-residents

Interest received by individuals and companies who are not tax residents of Ukraine and do not have a permanent establishment in Ukraine (in the case of companies) is not subject to taxes in Ukraine, provided that such interest income is derived from sources outside of Ukraine.

Resident individuals

Interest income derived from the Notes, which is received by individuals who are tax residents of Ukraine, is subject to 18 per cent. personal income tax and 1.5 per cent. military duty in Ukraine.

Resident companies/permanent establishments

Any interest income received by resident companies or permanent establishments of non-resident companies is subject to 18 per cent. corporate profit tax.

Transfers of the Notes by non-Ukrainian investors to Ukrainian investors

Ukrainian-sourced capital gains derived from trading securities are generally subject to Ukrainian withholding tax at 15 per cent. in the case of non-resident companies and personal income tax at the rate of 18 per cent. and military duty at the rate of 1.5 per cent., in the case of non-resident individuals.

Non-resident Noteholders are, therefore, likely to be subject to Ukrainian taxes on any capital gain on the disposal of the Notes where the proceeds of such disposal are received from a source within Ukraine that is when Ukrainian investors (residents of Ukraine or permanent establishments of non-residents in Ukraine) pay for the Notes from Ukraine. Non-resident Noteholders may be exempt from Ukrainian taxes on their capital gains from the sale of the Notes under an applicable tax treaty, provided that they comply with specific requirements set forth therein and the Tax Code.

Other Taxes and Duties

No Ukrainian stamp duty, transfer or any other similar tax will be payable by a Noteholder in respect of the subscription, issue, delivery or transfer of the Notes.

DESCRIPTION OF THE ISSUER AND THE COMPANY

Incorporation and Registered Office

The Issuer is a limited liability public company incorporated under the Companies Law of Cyprus on 4 April 2019 (with registered number: HE 396228). The address of the Issuer is Mykinon 8, 1065 Nicosia, Cyprus. The Issuer is a holding company and has no revenue generating operations of its own. The principal activity of the Issuer as the ultimate parent of the Group is holding ownership interests in its subsidiaries.

The Company is a limited liability private company incorporated under the Companies Law of Cyprus (with registered number: HE 170535). It was incorporated under the name of Ramelton Holdings Limited on 30 December 2005 and changed its name to Interpipe Limited on 15 May 2007. The registered office and the principal place of business of the Company is Mykinon 8, 1065 Nicosia, Cyprus. The Company is a wholly owned subsidiary of the Issuer.

The Company operates through a number of subsidiaries in various jurisdictions (the list of the subsidiaries is disclosed in Note 32 of the 2017 Financial Statements and has concentration of its business in Ukraine, where its production subsidiaries are located.

The principal activity of the Company is financing of its subsidiaries and their strategic management. The Group’s (including the Guarantors’) activities comprise design, manufacture and distribution of steel tubes, solid-rolled railway wheels and steel billets.

SHAREHOLDERS

As of the date of this Information Memorandum, the authorised share capital of the Issuer is EUR 30,000 divided into 30,000 ordinary shares of nominal value of EUR 1.00 each. The issued share capital of the Issuer is, as of the date of this Information Memorandum, EUR 25,650 divided into 25,650 ordinary shares of nominal value of EUR 1.00 each.

The table below sets forth certain information regarding ownership of the ordinary shares of the Issuer as of date of this Information Memorandum:

Shareholders	% ownership	Number of shares held in the Issuer

Crestfield Limited	24.5	6,284
Amara Global Limited	24.5	6,284
Moonlight Global Limited	24.5	6,284
Baylena Limited	0.1	26
Pinecrest Properties Inc	13.8	3,540
Whitehouse Holdings Limited	12.5	3,206
Marodima Limited	[•]	26

The shares in the Issuer are ultimately owned by discretionary trusts established for the benefit of Viktor Pinchuk and his family members.

Save as disclosed above, there are no other persons who could, directly or indirectly, exercise control over the Issuer.

SUMMARY OF PROVISIONS RELATING TO THE NOTES WHILE IN GLOBAL FORM

The Global Note contains provisions which apply to the Notes while they are in global form, some of which will modify the effect of the terms and conditions of the Notes. The following is a summary of certain of those provisions.

The Global Note Certificate

The Notes shall be represented by a permanent Global Note Certificate in fully registered form, without interest coupons, and shall be deposited with a depositary common to both Euroclear and Clearstream, Luxembourg. The Global Note Certificate shall be registered in the name of the depositary or its nominee.

Exchange for Definitive Certificates

The Global Note Certificate is exchangeable in whole but not in part for Definitive Certificates (free of charge to the holder) if either Euroclear or Clearstream, Luxembourg is closed for business for a continuous period of 14 days (other than by reason of holiday, statutory or otherwise) or announces an intention permanently to cease business or does in fact do so by the holder giving notice to the Registrar or any Transfer Agent.

In such circumstances, the Issuer will cause sufficient Definitive Certificates to be executed and delivered to the Registrar for completion, authentication and despatch to the relevant Noteholders. A person with an interest in the Notes in respect of which the Global Note Certificate is issued must provide the Registrar with a written order containing instructions and such other information as the Issuer and the Registrar may require to complete, execute and deliver such Definitive Certificates.

The Definitive Certificates, if issued, will be printed in accordance with the requirements of the stock exchange where the Notes are listed and will be substantially in the form set out in the Conditions.

Cancellation

Cancellation of any Notes required by the Conditions to be cancelled will be effected by the Registrar making a notation of such event in the register of the Noteholders, and by reduction in the principal amount of the Global Note Certificate.

Transfers

Transfers of interests in the Notes with respect to which the global note certificate is issued shall be made in accordance with the Agency Agreement.

Payments

Until the entire principal, premium and interest amounts of the Notes represented by the global note certificate have been extinguished, the Global Note Certificate shall (save as provided herein and in the Trust Deed) in all respects be entitled to the same benefits as the Definitive Certificates and shall be entitled to the benefit of and be bound by the Trust Deed. Payments of principal and interest in respect of Notes represented by the global note certificate will be made to the person who appears at the relevant time on the register of the Noteholders as holder of the Notes represented by the Global Note Certificate against presentation and, if no further payment falls to be made in respect of the relevant Notes, surrender of the global note certificate to the order of the Principal Paying Agent or such other Paying Agent as shall have been notified to the relevant Noteholders for such purpose.

All payments of any amounts payable and paid to the registered holder of the Notes represented by the global note certificate shall be valid and, to the extent of the sums so paid, effectual to satisfy and discharge the liability for the moneys payable hereon, on the relevant Definitive Certificates and on the Notes represented thereby.

Notices

For so long as the global note certificate is held on behalf of Euroclear and/or Clearstream, Luxembourg, notices to holders of Notes represented hereby may be given by delivery of the relevant notice to Euroclear and/or Clearstream, Luxembourg (as the case may be) for communication to the entitled accountholders, in substitution for mailing. Any such notice shall be deemed to have been given to the Noteholders on the day on which such notice is delivered to Euroclear and/or Clearstream, Luxembourg (as the case may be) as aforesaid.

Whilst any Notes held by a Noteholder are represented by the global note certificate, notices to be given by such Noteholder may be given by such Noteholder to the Principal Paying Agent through Euroclear and/or Clearstream, Luxembourg, as the case may be, in such a manner as the Principal Paying Agent and Euroclear and/or Clearstream, Luxembourg, as the case may be, may approve for this purpose.

Meetings

The holder of the global note certificate will be treated, in any meeting of Noteholders, (i) as two persons for the purposes of any quorum requirements of such meeting of Noteholders and (ii) as having one vote in respect of each U.S.$1.00 in principal amount of Notes for which the global note certificate is exchangeable.

Legends

Each Global Note Certificate shall bear the following legend:

THIS NOTE AND THE GUARANTEES IN RESPECT HEREOF HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933 (THE SECURITIES ACT), OR WITH ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE OR OTHER JURISDICTION OF THE UNITED STATES AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EXEMPTION FROM, OR TRANSACTION NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT AND IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES

GENERAL INFORMATION

Listing

Application has been made to the LuxSE for the Notes to be admitted to the LuxSE SOL. The listing of the Notes on the LuxSE SOL without admission to trading on one of the securities markets operated by the LuxSE is expected to become effective on [•] 2019.

No changes

Save as disclosed in this Information Memorandum, there has been no material adverse change in the prospects, and no significant change in the financial or trading position, of the Company since 31 December 2018.

There has been no material adverse change in the prospects, and no significant change in the financial or trading position, of the Issuer since the date of its incorporation.

Issuer’s Financial Situation

As at the date of this Information Memorandum, the Company and its consolidated subsidiaries comprise all of the assets of the Issuer. The Issuer’s debt consists of the Group’s existing debt prior to the Restructuring, including the Existing Notes, and, post-Restructuring, will consist of (1) the Loan, (2) the Restructured Working Capital Facilities, (3) the Notes; and (4) the Performance Securities (the initial lenders under the Loan will also have the benefit of the fees payable under the Performance Fee Agreement).

US transfer restrictions

The Notes and the Guarantees have not been, and will not be, registered under the Securities Act or the securities laws of any state of the United States or other jurisdiction and may not be offered or sold within the United States except in compliance with, or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and the applicable laws of other jurisdictions. Following issuance, the Notes or the Guarantees will not constitute “restricted securities” for purposes of Rule 144 under the Securities Act. Transfers of Notes by holders will not be subject to any distribution compliance period, as defined in, and pursuant to, Regulation S under the Securities Act.

Cyprus transfer and distribution restrictions

This Information Memorandum has not been approved by and will not be submitted for approval to the Cyprus Securities and Exchange Commission and consequently the Notes will not be offered, advertised, distributed, marketed or sold, whether directly or indirectly, to the public in Cyprus by way of an “offer to the public” as defined in (i) the Cyprus Public Offer and Prospectus Law, Law No. 114(I)/2005, as amended or replaced from time to time (the “Cyprus Prospectus Law”) or (ii)  the Prospectus Regulation that requires the publication of a prospectus under the Cyprus Prospectus Law or the Prospectus Regulation.

This Information Memorandum or any other material and any disclosure statements or information therein relating to the Notes will not be released, issued, published, communicated, advertised or disseminated to the general public in Cyprus.

This Information Memorandum does not constitute investment advice or a recommendation under Cyprus law, nor does it constitute an offer or advertisement of securities in Cyprus, it is not intended to be and must not be distributed to the general public in Cyprus via information distribution channels or otherwise.

This Information Memorandum may not be used for any invitation or solicitation purposes for or in connection with the sale, marketing, offering or acquisition of any securities in Cyprus in circumstances under which it is unlawful under Cyprus laws to make such an invitation or solicitation.

CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED 31 DECEMBER 2017 TOGETHER WITH INDEPENDENT AUDITOR’S REPORT

INTERPIPE LIMITED Consolidated Financial Statements Year ended 31 December 2017 together with Independent Auditor’s Report

INTERPIPE LIMITED

TABLE OF CONTENTS

MANAGEMENT`S REPORT ... 3
STATEMENT OF DIRECTORS' AND MANAGEMENT'S RESPONSIBILITIES ... 6

INDEPENDENT AUDITOR'S REPORT ... 7

CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED 31 December 2017
Consolidated statement of financial position ... 10
Consolidated statement of comprehensive income ... 11
Consolidated statement of changes in equity ... 12
Consolidated statement of cash flows ... 13

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. Corporate information ... 14
2. Operating environment and risks of the Group ... 14
3. Basis of preparation ... 15
4. Summary of significant accounting policies ... 17
5. Significant accounting judgements and estimates ... 26
6. Segment information ... 29
7. Fair value measurement ... 34
8. Property, plant and equipment ... 35
9. Intangible assets and goodwill ... 36
10. Investments in associates ... 37
11. Income tax ... 38
12. Inventories ... 41
13. Trade and other accounts receivable ... 41
14. Prepayments and other current assets ... 42
15. Taxes recoverable, other than income tax ... 42
16. Other financial assets ... 42
17. Cash and cash equivalents ... 42
18. Subordinated loan ... 42
19. Borrowings ... 43
20. Provisions ... 44
21. Trade and other accounts payable ... 47
22. Taxes payable, other than income tax ... 47
23. Advances and other current liabilities ... 47
24. Cost of sales ... 47
25. Selling and distribution expenses ... 48
26. General and administrative expenses ... 48
27. Other operating income and expenses ... 48
28. Operating and non-operating foreign exchange difference ... 49
29. Finance income ... 49
30. Finance costs ... 49
31. Equity ... 50
32. Principal subsidiaries ... 51
33. Related party transactions ... 52
34. Commitments, contingencies and operating risks ... 53
35. Financial risk management ... 54
36. Events after the reporting period ... 59

INTERPIPE LIMITED MANAGEMENT’S REPORT FOR THE YEAR ENDED 31 DECEMBER 2017 The directors present their Report together with the accompanying Consolidated Financial Statements (the “Consolidated Financial Statements”) of Interpipe Limited (referred to herein as the “Company”) and its subsidiaries (collectively referred to herein as the “Group”), which comprise the consolidated statement of financial position as at 31 December 2017, and the consolidated statements of comprehensive income, consolidated statement of changes in equity and consolidated statement of cash flows for the year then ended, and a summary of significant accounting policies and other explanatory notes. Principal Activity and Subsidiaries The Company was incorporated under the Companies Law of Cyprus under the name of Ramelton Holdings Limited as a limited liability company on 30 December 2005 and changed its name to Interpipe Limited on 15 May 2007. The registered office and the principal place of business of the Company is Mykinon 8, P.C. 1065 Nicosia, Cyprus. The Company operates through a number of subsidiaries in various jurisdictions (the list of the subsidiaries is disclosed in Note 32 to the accompanying Consolidated Financial Statements) and has concentration of its business in Ukraine, where its production subsidiaries are located. The principal activity of the Company is holding ownership interests in its subsidiaries, their financing and strategic management. The Group’s activities comprise design, manufacture and distribution of steel tubes, solid-rolled railway wheels and steel billets. Development and Performance of the Business The Group is the largest vertically integrated manufacturer of steel billets, steel pipes and railway wheels in Ukraine. The Group is a significant player in (i) the steel pipes international market supplying it’s products to customers in more than 70 countries globally, and (ii) in the railway wheels market being the number one wheels’ exporter in the world, with a presence in more than 20 cou ntries globally and significant market share in every important geographical region. The political and economic crisis in Ukraine, which broke in 2014, continued to have its negative effect on the Group's business in Ukraine in the reporting period. The crisis affected all economic activities in Ukraine and caused a significant general decline in demand for Interpipe products in the country. In addition to that, the collapse of oil prices in the fourth quarter of 2014 led to a massive contraction of demand for oil and gas tubular products globally, including those produced by the Group, during the whole 2015 and 2016. Furthermore, in 2016 and 2017, global steel markets were suffering from unprecedented price dumping initiated by the Chinese producers. This also made a significant adverse impact on the Group’s steel segment performance. In response to these negative trends, the management developed and implemented a set of measures in order to maintain the Group’s liquidity position and its operational sustainability. These included a reduction of capital expenditures, administrative cost, volume of operations (reduced utilization of certain production capacities, personnel layoffs, etc.), suspension of debt servicing and so on. In 2017, the Group generated revenue from sales of USD 805.6 million and net loss attributable to the equity holders of the Company amounted to USD 65.7 million. The pipes business segment accounted for 69 per cent of the revenue from sales, wheel business segment accounted for 26 per cent of the revenues and steel making segment accounted for 2 per cent of the revenues in 2017. Further segment information is disclosed in Note 6 to the accompanying Consolidated Financial Statements. Issued Capital and Capital Distributions Upon its incorporation on 30 December 2005, the Company issued to the subscribers of its Memorandum of Association 1,000 ordinary shares of CY£1 each at par. On 22 December 2006 the Company issued 4,000 additional ordinary shares of CY£1 each at a premium of CY£ 41,033 each for a total premium of CY£164,132 thousand, which is equivalent to USD 361,091 thousand translated at historic rate. During the period from March to June 2008 a set of amendments was made to the authorised share capital of the Company, including conversion of the authorised share capital into euro, a subdivision of existing shares, a merge of the Company’s shares and two additional issues of shares both before the merging and after it. In December 2011, the Company issued 1,950,000 additional ordinary shares of EUR 0.01 each (equivalent of USD 26 thousand) at a premium of EUR 25 each for a total premium of EUR 48,591 thousand, which is equivalent of USD 64,974 thousand translated at historic rate. As a result of the above mentioned transactions, as at 31 December 2016 and 2017, the number of shares equalled to 4,001,950 thousand ordinary shares of EUR 0.01 each and the authorised, issued and fully paid capital of the Company amounted to EUR 40,019 thousand (equivalent of USD 62,304 thousand). During the year ended 31 December 2017, the Company did not declare any dividends. Information relating to dividends payable by the subsidiaries is disclosed in Notes 21 and 31 to the accompanying Consolidated Financial Statements. 3

INTERPIPE LIMITED MANAGEMENT’S REPORT FOR THE YEAR ENDED 31 DECEMBER 2017 Principal Risks and Uncertainties The Group is largely exposed to the risks of operating environment in Ukraine. The country continues to experience the consequences of the political and economic turmoil, which broke in 2014. Bilateral relations with the Russian Federation remains damaged over the annexation of Crimea by the latter and its alleged role in the continuing support of separatists in certain parts of the Donetsk and Lugansk regions. Signing of the Association Agreement between Ukraine and the EU in 2014 caused Russian Federation to implement various trade barriers, including embargos, for key Ukrainian export products with the Group’s ones among them. All these events resulted in higher inflation in the country, devaluation of the national currency against major foreign currencies, illiquidity of the financial and capital markets, deterioration of public finances. All the earlier noted negative developments in Ukraine and on key commodity markets increased uncertainties of the Group’s business and affected the fair value and the recoverable amounts of its property plant and equipment. The ultimate outcome of the political and economic instability in Ukraine and its impact are difficult to predict, but it may have further negative implications on the Ukrainian economy and Group’s operations. The Ukrainian government attempts to pursue a comprehensive structural reform program aiming at the removal of the existing imbalances in the economy, public finance and governance, fighting corruption, reforming judiciary system, etc. with an ultimate goal to secure conditions for economic recovery in the country. The IMF continued to support the Ukrainian Government under the four-year Extended Fund Facility Programme, which was approved in March 2015. Further availability of the EFF Programme highly depends on the reforms sustaining momentum, and other political and economic factors. In 2014, the National Bank of Ukraine tightened currency exchange and international payment regulations in the country and mandated obligatory conversion of foreign currency sale proceeds into Ukrainian Hryvnia. Since that, certain restrictions had been loosen or withdrawn; however, foreign currency controls and volatility of the exchange rates in Ukraine remain the key factors materially influencing the Group’s operations. In late 2013, the Group breached certain financial covenants and missed scheduled principal repayments of USD 106 million under some of its debt facilities, which triggered further cross-defaults. As a result, the Group’s lenders became entitled to demand early repayment of all outstanding amounts. During the period of 2014-2017, USD 545 million of the scheduled principal repayments were also missed and as at 31 December 2017 the carrying amount of the borrowings in default amounted to USD 1,044,904 thousand (USD 1,021,380 thousand as at 31 December 2016). Accordingly, the liabilities due or claimable within 12 months from 31 December 2017 and 2016 exceeded the Group’s current assets as of that dates by USD 1,074,411 thousand and USD 1,040,601 thousand respectively. See Note 19 – Borrowings for further details. As at 31 December 2017 and 2016, the Group’s net equity deficit amounted to USD 857,357 thousand and USD 786,846 thousand respectively. The deficit was caused, to a material extent, by the significant foreign exchange losses incurred by the Group during 2014-2016. Further discussion on the operating environment and related risks of the Group as well as discussion of Group’s going concern are included in Note 2 to the Consolidated Financial Statements. Other principal operating and financial risks of the Group are discussed in Notes 34 and 35 to the accompanying Consolidated Financial Statements. Main Strategic Objectives The Group’s key strategic objectives are to diversify its geographical presence and product mix in order to enhance its position as a leading producer of pipes and wheels in the CIS region and to expand presence of its products in the global markets. The Group intends to pursue this strategy by increasing its seamless pipe and wheel production, enhancing its product mix, improving quality of its products and services, expanding its global presence and working more closely with its customers to deliver higher value-added products and services while improving profit margins. The Group has launched its investments and capacities modernization program which should enable our products to meet more challenging and demanding quality requirement in the new markets. The success of this initiative is viewed as the key success factor for the Group in penetrating new markets and diversifying the customer base to compensate for a significant reduction of demand in our traditional geographical segments, in particular in CIS. The directors believe that a mutually acceptable restructuring agreement with the lenders will ultimately be reached, contributing to the sustainability of Group’s capital structure, supporting our long-term business strategy and allowing the Group to focus on managing various other business risks in the current uncertain and volatile environment. For more information on operating environment and risks of the Group, refer to Note 2 to the accompanying Consolidated Financial Statements. Research and Development The Company did not carry out any material research and development activities in 2017. Events after the Reporting period Events after the reporting period date are disclosed in Note 36 to the accompanying Consolidated Financial Statements. 4

INTERPIPE LIMITED

MANAGEMENT'S REPORT
FOR THE YEAR ENDED 31 DECEMBER 2017

INTERPIPE

Board of Directors

As at 31 December 2017 composition and responsibilities of the Board of Directors was as follows:

Name	*Function*	*Date of appointment*
Andrii Dudnyk	Non-Executive Director	15 October 2007
Ganna Khomenko	Non-Executive Director	9 December 2009
Michael Tsarev	Non-Executive Director	11 May 2011
Yakiv Konstantynivs'ky	Non-Executive Director	20 July 2011
Iuliia Chebotarova	Non-Executive Director	10 October 2012
Ulrich Becker	Independent Non-Executive Director	1 June 2014
Philippe Bideau	Independent Non-Executive Director	15 June 2016
Fadi Khraybe	Chief Executive Officer of Interpipe Limited	1 November 2016

There being no requirement in the Company's Articles of Association for the retirement of the Directors by rotation, the respective Directors presently members of the Board continue in the office.

The following changes occurred in Board of Directors' constitution and responsibilities allocation during the year and up to the date of this report:

- In April 2017, Kirill Roubinski, Chairman of the Board of Directors of Interpipe Limited Board of Directors resigned;
- In May 2017, Jean Pierre Saltiel, Independent Non-Executive Director of Interpipe Limited Board of Directors resigned;
- In July 2017, Gennady Gazin, Non-Executive Director of Interpipe Limited Board of Directors resigned.

There were no changes in the assignment of responsibilities and remuneration of the Board of Directors during the year and up to the date of this report.

Independent Auditors

The independent auditors, Ernst & Young Cyprus Limited, have expressed their willingness to continue in office. A resolution proposing their reappointment and giving authority to the Board of Directors to fix their remuneration will be proposed at the Annual General Meeting.

Signed and authorised for issue on behalf of the Board of the Company:

Member of the Board, Chief Executive Officer — Fadi Khraybe

Member of the Board, Non-Executive Director — Andrii Dudnyk

28 September 2018

5

INTERPIPE LIMITED STATEMENT OF THE DIRECTORS' AND MANAGEMENT'S RESPONSIBILITIES FOR THE PREPARATION AND APPROVAL OF THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED 31 DECEMBER 2017 INTERPIPE The following statement is made with a view to specifying the respective responsibilities of the directors and management in relation to the Consolidated Financial Statements oflnterpipe Limited and its subsidiaries (collectively referred to herein as the "Group"). The directors and management are responsible for the preparation of the Consolidated Financial Statements that present fairly the consolidated financial position of the Group as at 31 December 2017 and the consolidated statements of comprehensive income, consolidated statement of changes in equity and consolidated statement of cash flows for the year then ended, in accordance with International Financial Reporting Standards as adopted by the EU (hereafter "I FRS") and the Cyprus Companies Law, Cap.ll3. In preparing the Consolidated Financial Statements, the Directors and management are responsible for: • • • selecting suitable accounting principles and applying them consistently; making judgments and estimates that are reasonable and prudent; stating whether I FRS have been followed, subject to any material departures disclosed and explained in the Consolidated Financial Statements; and preparation of the Consolidated Financial Statements on a going concern basis, unless it is inappropriate to presume that the Group will continue in business for the foreseeable future. • The Directors and management, within their competencies, are also responsible for: • • designing, implementing and maintaining an effective system of internal controls, throughout the Group; maintaining statutory accounting records in compli ce with local legislation and accounting standards in the respective jurisdictions of countries of incorporation; taking steps to safeguard the assets of the Group; and detecting and preventing fraud and other irregularities. • • The Consolidated Financial Statements for the year ended 31 December 2017 were authorised for issue on 28 September 2018. Member of the Board, Chief Executive Officer Fadi Khraybe Member of the Board, Non-Executive Director 28 September 2018 6

Ernst & Young Cyprus Ltd Jean Nouvel Tower 6 Stasinou Avenue P.O. Box 2 1656 1511 Nicosia, Cyprus Tel: +357 2220 9999 Fax: + 357 2220 9998 ey.com Building a better working world Independent Auditor's Report To the Members of Interpipe Limited Report on the Audit of the Consolidated Financial Statements Opinion We have audited the consolidated financial statements of Interpipe Limited (the "Company"), and its subsidiaries (the "Group"), which are presented in pages 10 to 59 and comprise the consolidated statement of financial position as at 31 December 2017, and the consolidated statements of comprehensive income, changes in equity and cash flows for the year then ended, and notes to the consolidated financial statements, including a summary of significant accounting policies. In our opinion, the accompanying consolidated financial statements give a true and fair view of the consolidated financial position of the Group as at 31 December 2017, and of its consolidated financial performance and its consolidated cash flows for the year then ended in accordance with International Financial Reporting Standards (IFRSs) as adopted by the European Union and the requirements of the Cyprus Companies Law, Cap. I 13. Basis for Opinion We conducted our audit in accordance with International Standards on Auditing (ISAs). Our responsibilities under those standards are further described in the Auditor's Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We remained independent of the Group throughout the period of our appointment in accordance with the International Ethics Standards Board for Accountants' Code of Ethics for Professional Accountants (IESBA Code) together with the ethical requirements that are relevant to our audit of the consolidated financial statements in Cyprus, and we have fulfilled our other ethical responsibilities in accordance with these requirements and the IESBA Code. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion. Material Uncertainty Rela ted to Going Concern We draw attention to Note 2 in the financial statements, which indicates that as at the date of approval of the consolidated financial statements, the Group has not completed its negotiations with the lenders on reaching a mutually acceptable restructuring agreement with respect to its borrowing facilities and other debt, which remain in defa ult since October 2013. The Group incurred a net loss ofUSD 67,094 thousand during the year ended 31 December 2017 and, as ofthat date, the Group's current liabilities exceeded its current assets by USD I ,074,411 thousand. As stated in Note 2, these events or conditions, along with other matters as set forth in Note 2, indicate that a material uncertainty exists that may cast significant doubt on the Group's ability to continue as a going concern. Our opinion is not modified in respect of this matter. Reporting on other information The Board of Directors is responsible for the other information. The other information comprises the information included in the Consolidated Management Report, but does not include the consolidated financial statements and our auditor's report thereon. 7 Erns& Young Cyprus ltd rs a member ftrrn o f [r nst & Younq G'ot1a! Ltc! Erns t & Younq Cyor us ltci rs i11rmrted lrabrlrty company rncorpor,l!Pr! rn Cyprus wrth IHJrs t r,Jlror: number HE 222520. A lrst of the {!irecrors' names rs a·;,lrlable at the corknmy's reqrstered offrcc, Jeun Nouvel ToH\'r. 6 Stasinou Avenue. 1060 Nicosi,1, Cyprus. Of'rces: Nicosra , Lrmassol

Building a better working world Our opinion on the consolidated financial statements does not cover the other information and we do not express any form of assurance conclusion thereon. In connection with our audit of the consolidated financial statements, our responsibility is to read the other information identified above and, in doing so, consider whether the other information is materially inconsistent with the consolidated financial statements or our knowledge obtained in the audit, or otherwise appears to be materially misstated. If, based on the work we have performed , we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report in this regard. Responsibilities of the Board of Directors and those charged with governance for the Consolidated Financial Statements The Board of Directors is responsible for the preparation of consolidated financial statements that give a true and fair view in accordance with International Financial Reporting Standards as adopted by the European Union and the requirements of the Cyprus Companies Law, Cap. 113, and for such internal control as the Board of Directors determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error. In preparing the consolidated financial statements, the Board of Directors is responsible for assessing the Group's ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless the Board of Directors either intends to liquidate the Group or to cease operations, or has no realistic alternative but to do so. Those charged with governance are responsible for overseeing the Group 's financial reporting process. Auditor's Responsibilities for the Audit of the Consolidated Financial Statements Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor's report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with ISAs will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements. As pati of an audit in accordance with ISAs, we exercise professional judgment and maintain professional scepticism throughout the audit. We also: • Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. • Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness ofthe Group's internal control. • Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by the Board of Directors. 8

Building a better working world • Conclude on the appropriateness of the Board of Directors' use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Group's ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor's report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor's report. However, future events or conditions may cause the Group to cease to continue as a going concern. • Evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves a true and fair view. • Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the Group to express an opinion on the consolidated financial statements. We are responsible for the direction, supervision and performance of the group audit. We remain solely responsible for our audit opinion. We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit. Report on Other Legal Requirements Pursuant to the additional requirements of the Auditors Law of2017, we report the following: • In our opinion, based on the work undertaken in the course of our audit, the consolidated management report has been prepared in accordance with the requirements of the Cyprus Companies Law, Cap. 113, and the information given is consistent with the consolidated financial statements. In light of the knowledge and understanding of the Group and its environment obtained in the course of the audit, we are required to report if we have identified material misstatements in the consolidated management report. We have nothing to report in this respect. • Other Matter This report, including the opinion, has been prepared for and only for the Company's members as a body in accordance with Section 69 of the Auditors Law of2017 and for no other purpose. We do not, in giving this opinion, accept or assume responsibility for any other purpose or to any other person to whose knowledge this repoti may come to. Gabriel Onisiforou Cetiified Public Accountant and Registered Auditor for and on behalf of Ernst & Young Cyprus Limited Certified Public Accountants and Registered Auditors Nicosia 28 September 2018 9

INTERPIPE LIMITED CONSOLIDATED STATEMENT OF FINANCIAL POSITION AS AT 31 DECEMBER 2017 (in US dollars and in thousands) INTER PIPE Notes 31 December2017 3 I December 2016 ASSETS Non-current assets Property, plant and equipment Intangible assets and goodwill Investments in associates Deferred tax assets Prepaid income tax Other non-current assets 8 9 10 II 284,646 1,872 918 2,689 2,853 168 316,281 1,517 851 2,080 3,246 210 293,146 324,185 Current assets Inventories Trade and other accounts receivable Prepayments and other current assets Prepaid current income tax Taxes recoverable, other than income tax Other financial assets Cash and cash equivalents 117,086 76,205 29,325 161 12,502 3,888 70 253 12 13 14 100,427 64,613 33,371 336 8,547 22.692 24,417 254,403 578,588 15 16 17 309,420 TOTAL ASSETS 602,566 EQUITY AND LIABILITIES Equity attributable to equity holders of the parent Issued capital Share premium Revaluation reserve Accumulated deficit Cash now hedge reserve Foreign currency translation reserve 62,304 426,065 269,381 (246,746) (248,852) (1,122.204) 62,304 426,065 294,313 (200,427) (296,829) (I ,076,485) (791,059) 4,213 (786,846) (860,046) 2.6 9 Non-controlling interests Total equity 31 (857,357) Non-current liabilities Subordinated loan Deferred tax liabilities Provisions Other non-current liabilities 18 II 20 40,000 13,174 22,914 4 40,000 13.463 16,956 II 70,430 76,092 Current liabilities Borrowings and interest payable Trade and othc:r accounts payable Advances and other current liabilities Current income tax payable Taxes payable, other than income tax Provisions 1,263,797 76,103 30,471 6,349 2,197 4,914 1,167,897 65,961 33,309 4,953 3,985 18.899 19 21 23 22 20 1,295,004 1,383,831 Total liabilities TOTAL EQliiTY AND LIABILITIES 1,459,923 1,365,434 602,566 578,588 Member ofthe Board, Chief Executive Officer Fadi Khraybe Member of the Board, Non-Executive Director 28 September 2018 The Notes presented on pages 13 59 form an integral part of the Consolidated Financial Statements 10

INTERPIPE LIMITED

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME FOR THE YEAR ENDED 31 DECEMBER 2017

(in US dollars and in thousands)

	Notes	2017	2016
Revenue	6	805,647	506,665
Cost of sales	24	(640,610)	(466,079)
Gross profit		**165,037**	**40,586**
Selling and distribution expenses	25	(108,397)	(86,412)
General and administrative expenses	26	(45,736)	(37,387)
Other operating income and expenses, net	27	(9,126)	(5,286)
Operating foreign exchange difference	28	38,036	27,445
Operating profit / (loss)		**39,814**	**(61,054)**
Finance income	29	1,337	1,000
Finance costs	30	(112,313)	(107,793)
Non-operating foreign exchange difference	28	21	(4,120)
Share of loss of associates	10	113	28
Loss before tax		**(71,028)**	**(171,939)**
Income tax benefit / (expenses)	11	3,934	(857)
Loss for the year		**(67,094)**	**(172,796)**
Loss attributable to:			
Equity holders of the parent		(65,670)	(168,023)
Non-controlling interests		(1,424)	(4,773)
		(67,094)	**(172,796)**
Other comprehensive income to be reclassified to profit or loss in subsequent periods:			
Net effect on cash flow hedge accounting	35	47,977	22,848
Exchange differences on translation of foreign operations, including net investments	35	(45,819)	(5,649)
Net other comprehensive income to be reclassified to profit or loss in subsequent periods:		**2,158**	**17,199**
Other comprehensive loss not to be reclassified to profit or loss in subsequent periods:			
Re-measurement loss on defined benefit plans	20	(6,799)	(3,835)
Income tax effect	11	1,224	675
		(5,575)	(3,160)
Net other comprehensive loss not to be reclassified to profit or loss in subsequent periods:		**(5,575)**	**(3,160)**
Other comprehensive (loss) / income for the year, net of tax:		**(3,417)**	**14,039**
Total comprehensive loss attributable to:			
Equity holders of the parent		(68,987)	(153,051)
Non-controlling interests		(1,524)	(5,706)
		(70,511)	**(158,757)**

The Notes presented on pages 13 – 59 form an integral part of the Consolidated Financial Statements

11

INTERPIPE LIMITED

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY
FOR THE YEAR ENDED 31 DECEMBER 2017
(in US dollars and in thousands)

INTERPIPE

	Attributable to equity holders of the parent								
	Issued capital	**Share premium**	**Revaluation reserve**	**Accumulated deficit**	**Cash flow hedge reserve**	**Foreign currency translation reserve**	**Total**	**Non-controlling interests**	**Total equity**
At 31 December 2015	**62,304**	**426,065**	**325,830**	**(60,761)**	**(319,677)**	**(1,071,769)**	**(638,008)**	**9,919**	**(628,089)**
Loss for the year	-	-	-	(168,023)	-	-	(168,023)	(4,773)	(172,796)
Other comprehensive (loss) / income (Note 20, 35)	-	-	-	(3,160)	22,848	(4,716)	14,972	(933)	14,039
Total comprehensive (loss) / income	-	-	-	**(171,183)**	**22,848**	**(4,716)**	**(153,051)**	**(5,706)**	**(158,757)**
Depreciation transfer	-	-	(31,517)	31,517	-	-	-	-	-
Acquisition of non-controlling interest	-	-	-	-	-	-	-	-	-
At 31 December 2016	**62,304**	**426,065**	**294,313**	**(200,427)**	**(296,829)**	**(1,076,485)**	**(791,059)**	**4,213**	**(786,846)**
Loss for the year	-	-	-	(65,670)	-	-	(65,670)	(1,424)	(67,094)
Other comprehensive (loss) / income (Note 20, 35)	-	-	-	(5,575)	47,977	(45,719)	(3,317)	(100)	(3,417)
Total comprehensive (loss) / income	-	-	-	**(71,245)**	**47,977**	(45,719)	**(68,987)**	**(1,524)**	**(70,511)**
Depreciation transfer	-	-	(24,926)	24,926	-	-	-	-	-
Acquisition of non-controlling interest	-	-	-	-	-	-	-	-	-
At 31 December 2017	**62,304**	**426,065**	**269,387**	**(246,746)**	**(248,852)**	**(1,122,204)**	**(860,046)**	**2,689**	**(857,357)**

Share premium is not available for distribution.

The Notes presented on pages 13 – 59 form an integral part of the Consolidated Financial Statements

12

INTERPIPE LIMITED

CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED 31 DECEMBER 2017
(in US dollars and in thousands)

INTERPIPE

	Notes	2017	2016
Loss before tax		**(71,028)**	**(171,939)**
Adjustments for:			
Depreciation and amortisation	24,25,26	51,827	63,369
Loss on disposal of property, plant and equipment and intangible assets	27	606	498
Reclassification of the foreign exchange loss to cost of sales	24	65,211	70,897
Finance costs	30	112,313	107,793
Finance income	29	(1,337)	(1,000)
Movement in provisions less interest cost		25,065	(22,440)
Share of profit of associates	10	(113)	(28)
Translation difference and foreign exchange difference		(38,015)	(24,594)
Operating cash flows before working capital changes		**144,529**	**22,556**
Increase in inventories		(39,074)	(3,872)
(Increase) / decrease in trade and other accounts receivable		(17,653)	20,927
Decrease in prepayments and other assets		6,927	21,261
(Increase) / decrease in taxes recoverable, other than income tax		(4,293)	2,826
Decrease / (increase) in trade and other accounts payable		1,807	(4,252)
Decrease / (increase) in taxes payable, other than income tax		1,318	(972)
Decrease in advances and other current liabilities		(2,276)	(4,413)
Cash generated from operations		**91,285**	**54,061**
Income tax paid		(1,565)	(3,694)
Interest and other finance costs paid		(7,265)	(5,624)
Net cash inflow from operating activities		**82,455**	**44,743**
Cash flow from investing activities			
Purchases of property, plant and equipment and intangible assets		(43,022)	(38,151)
Proceeds from sale of property, plant and equipment		42	10
Interest received		1,344	1,001
Net cash outflow from investing activities		**(41,636)**	**(37,140)**
Cash flows from financing activities			
Proceeds from borrowings		172	1,073
Repayments of borrowings		(211)	(24)
Release from restricted cash accounts		4,188	-
Net cash inflow / outflow from financing activities		**4,149**	**1,049**
Net increase in cash and cash equivalents		44,968	8,652
Net foreign exchange difference		868	(921)
Cash and cash equivalents at period beginning		**24,417**	**16,686**
Cash and cash equivalents at period end	17	**70,253**	**24,417**

The Notes presented on pages 13 – 59 form an integral part of the consolidated financial statement.

13

INTERPIPE LIMITED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED 31 DECEMBER 2017 (in US dollars and in thousands) 1. Corporate information These Consolidated Financial Statements include the financial statements of Interpipe Limited (referred to as the “Company”) and its subsidiaries (together referred to as the “Group”). The Company was incorporated as a limited liability company under the name of Ramelton Holdings Limited in accordance with the Companies Law of Cyprus on 30 December 2005. It was renamed to Interpipe Limited on 15 May 2007. The registered office and principal place of business of the Company is Mykinon 8, P.C. 1065 Nicosia, Cyprus . The Company holds ownership interests in a number of subsidiaries registered in various jurisdictions as detailed in Note 32 with a concentration of the Group’s business in Ukraine, where its production facilities are located. The principal business activities of the Group are described in more detail in Note 6. Average number of employees for the year 2017 and 2016 equaled to 9.9 thousand and 9.8 thousand, respectively. The Consolidated Financial Statements of the Group as at 31 December 2017 and for the year then ended were authorised for issue in accordance with a resolution of the Board of Directors on 28 September 2018. 2. Operating environment and risks of the Group These Consolidated Financial Statements have been prepared on a going concern basis that contemplates the realization of assets and satisfaction of liabilities and commitments in the normal course of business. The Group’s business is exposed to the risks of operating environment in Ukraine. Over the past years, Ukraine has been in a political and economic turmoil. The Ukrainian economy suffered a deep downturn in 2014-2016 due to political instability, the escalation of the conflict in Donetsk and Lugansk region, annexation of Crimea, deterioration of conflict with Russia and unfavourable global markets for key export oriented sectors. All these events resulted in higher inflation, devaluation of the national currency against major foreign currencies, decrease in GDP, illiquidity and volatility of financial markets. The Ukrainian government attempts to pursue a comprehensive structural reform program aiming at the removal of the existing imbalances in the economy, public finance and governance, fighting corruption, reforming judiciary system, etc., with an ultimate goal to secure conditions for economic recovery in the country. The IMF continued to support the Ukrainian government under the four-year Extended Fund Facility Programme, which was approved in March 2015. Further disbursements of the IMF tranches depend on the continued implementation of the reforms by the Ukrainian government as well as other economic, legal and political factors. The banking system and public finance remain fragile due to an insufficient level of capital and poor quality of assets caused by the deteriorated economic situation, currency depreciation and other factors. The Ukrainian economy indicates a certain recovery from the structural crisis of previous years that resulted in a growth of denominated GDP of around 2.5% and 2.4% in 2016 and 2017, respectively. In addition, there was a further progress in monetary policy, which led to the stabilisation of the national currency. The National Bank of Ukraine (“NBU”) conducts interest rate policy consistent with its inflation targets and keeps the national currency floating. As an element of currency regime liberalization, the NBU made some steps in 2016 and 2017 to eliminate certain currency control restrictions introduced in previous years. In particular, a proportion of foreign currency proceeds subject to mandatory sale was decreased from 75% to 50% and certain further relaxations with respect to a settlement period for export-import operations in foreign currency were introduced. Starting from June 2016, the NBU allowed Ukrainian companies to pay dividends to non-residents subject to a monthly limit of USD 5 million. Bilateral relations with the Russian Federation remain damaged and deteriorating over the annexation of Crimea and its alleged role in continuing armed conflict in Donetsk and Lugansk regions. In addition, through 2016 and 2017 the Association Agreement between the European Union and Ukraine came fully into force that will enhance liberalisation of trade, improvement of qualit y standards and further integration of Ukrainian economy into the European market. As a reaction to a signing of the Association Agreement between Ukraine and the EU in 2014, the Russian government implemented various trading barriers, which effectively resulted in a trading embargo for many key Ukrainian export products. In response, the Ukrainian government implemented similar measures against Russian products. In particular, in December 2015 the Russian Federation suspended the CIS Free Trade Agreement with respect to Ukraine and resulting custom duties of 7.5% and 5.0% are imposed on import of the steel pipes and railway wheels produced in Ukraine, respectively. At the same time, the Eurasian Economic Commission introduced 4.75% and 19% antidumping duty on import of the railway wheels and steel pipes produced in Ukraine. All these developments had a significant deteriorating effect on the Group’s operations, since earlier the Russian Federation market used to account for a significant share of the overall Group revenues. In order to decrease its dependence from the Russian market, the Group continued to implement a transformation plan, which aims to diversify its presence at the key markets and to further reduce the share of the Russian customers in its overall business portfolio. 14

INTERPIPE LIMITED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED 31 DECEMBER 2017 (in US dollars and in thousands) The Group’s current and target business model assumes an extensive geographical diversification of its sales and presence in different markets. The Group’s ability to operate in particular regions is highly dependent on specific trade regimes. Since 2014, the Group operates in the US market under the special agreement (“Suspension agreement”) suspending antidumping duty of 7.47% on import of OCTG pipes produced by Interpipe. The Suspension agreement was extended in June 2018 by the US Government for one year till July 2019. In addition to the antidumping duty, in March 2018 a safeguard tariff of 25% was imposed for all steel products from Ukraine including all of the Group’s pipe products supplied to the US market. In the European market Interpipe’s seamless pipe products are subject to 13.8% antidumping duty. Relevant review of the EU antidumping tariffs for Interpipe products will be performed in 2018 and the final decision regarding the Group’s trade regime in Europe is expected by the end of 2018. In March 2018, the Eurasian Economic Commission increased antidumping duty on import of the railway wheels produced in Ukraine to 34.44%, such duty is in force till January 2021. All recently introduced unfavourable changes in trading regimes in the US and Russia would likely adversely and materially affect Group’s gross margins and its overall financial performance in the future. Due to the significant deterioration of the financial position of the Group, a debt and capital restructuring process was initiated by the Group in 2014. Consequently, since 2014 the Group did not make the contractual principal payments and since 2015 stopped servicing its debt, triggering default and cross defaults under its bank borrowings, as well as the bonds. This decision resulted in a reclassification of all non-current loans and borrowings to current loans and borrowings. The amount of liability due to bondholders and different types of lenders is disclosed in Note 19. Since 2014, the Group is in the process of the overall restructuring negotiations with the Coordinating Committee formed by the lenders under the Override Agreement. As at 31 December 2017 and 2016, the Lenders had not indicated any intention to accelerate and had not accelerated any amounts owing to them and had not enforced their rights under any finance documents on the basis of the above events of default. As at the date of the issuance of these Consolidated Financial Statements, the Group is still in process of negotiations with the lenders on reaching a mutually acceptable restructuring agreement. As at 31 December 2017 and 2016, the Group’s net equity deficit amounted to USD 857,357 thousand and USD 786,846 thousand, respectively, resulting to a material extend from the significant accumulated historic foreign exchange losses. The Group incurred a net loss of USD 67,094 thousand during the year ended 31 December 2017 and, as of that date, the Group’s current liabilities exceeded its total assets by USD 1,074,411 thousand. The Group’s ability to operate as a going concern continues to be dependent on a successful completion of the capital restructuring negotiations as well as its success in entering new markets to replace reduced volume of business with its more traditional customers and on Group’s ability to further diversify its customers base. Further negative political and macroeconomic developments or further adverse changes of Group’s international trade regimes could materially affect the Group’s performance and its financial position in a manner not currently determinable. The directors and management of the Group have concluded that the combination of the above conditions and circumstances indicates the existence of a material uncertainty, which may potentially cast significant doubt about the Group's ability to continue as a going concern. Nevertheless, having assessed the situation, the directors and management believe that the mutually acceptable restructuring agreement with the lenders will be reached, which would also remove all material risks relating to any ongoing or potential litigations and disputes related to the restructuring process, and the Group will be able to manage various business risks in uncertain and volatile environment and will be able to continue its operations for the foreseeable future in the normal course of business. For these reasons, the Group continues to adopt the going concern basis of accounting in preparing its financial statements. 3. Basis of preparation Statement of Compliance The Group’s Consolidated Financial Statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as adopted by the European Union (EU) as well as in accordance with the requirements of the Cyprus Companies Law, Cap.113. The entities composing the Group maintain their accounting records in accordance with the accounting and reporting regulations of the countries of their incorporation. Local statutory accounting principles and procedures may differ from those generally accepted under IFRS. Accordingly, the Consolidated Financial Statements, which have been prepared from the Group entities’ local statutory accounting records, reflect adjustments necessary for such financial statements to be presented in accordance with IFRS. The Consolidated Financial Statements have been prepared on a historical cost basis except for property, plant and equipment and construction in progress, that are carried at a revalued amount, investment in associates accounted for using the equity method, post-employment benefits measured in accordance with the requirements of IAS 19 “Employee benefits” and certain financial instruments measured in accordance with the requirements of IAS 39 “Financial instruments: recognition and measurement”. The preparation of the Consolidated Financial Statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and reported amounts of revenues and expenses during the reporting period. 15

INTERPIPE LIMITED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED 31 DECEMBER 2017 (in US dollars and in thousands) Due to the inherent uncertainty in making those estimates, actual results reported in future periods could differ from such estimates. The areas involving higher degree of judgement or complexity, or areas where assumptions and estimates are significant to the Consolidated Financial Statements are disclosed in Note 5. These Consolidated Financial Statements are presented in US Dollars (“USD”) and all values are rounded to the nearest thousand except when otherwise indicated; all expenses are shown in brackets (unless otherwise indicated in notes). The Consolidated Financial Statements provide comparative information in respect of the previous period. New and amended standards and interpretations During the current year the Group adopted all the amendments International Financial Reporting Standards (IFRS) adopted by th e EU that are relevant to its operations and are effective for accounting periods beginning on 1 January 2017, as follows: Amendments to IAS 7: Disclosure Initiative; Amendments to IAS 12: Recognition of Deferred Tax Assets for Unrealised Losses; Annual Improvements IFRSs 2014-2016 Cycle. This adoption did not have a material effect on the accounting policies of the Group. Basis of consolidation The IFRS Consolidated Financial Statements comprise the financial statements of the Company and its subsidiaries at 31 December 2017 and for the year then ended. At each reporting date, the Company, regardless of the nature of its involvement with an entity (the investee), determines whether it is a parent by assessing whether it controls the investee. Control is achieved when the Group is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. Specifically, the Group controls an investee if, and only if, the Group has: Power over the investee (i.e., existing rights that give it the current ability to direct the relevant activities of the investee) Exposure, or rights, to variable returns from its involvement with the investee The ability to use its power over the investee to affect its returns Generally, there is a presumption that a majority of voting rights result in control. To support this presumption and when th e Group has less than a majority of the voting or similar rights of an investee, the Group considers all relevant facts and circumstances in assessing whether it has power over an investee, including: The contractual arrangement with the other vote holders of the investee Rights arising from other contractual arrangements The Group’s voting rights and potential voting rights The Group re-assesses whether or not it controls an investee if facts and circumstances indicate that there are changes to one or more of the three elements of control. Consolidation of a subsidiary begins when the Group obtains control over the subsidiary and ceases when the Group loses control of the subsidiary. Assets, liabilities, income and expenses of a subsidiary acquired or disposed of during the year are included in the Consolidated Financial Statements from the date the Group gains control until the date the Group ceases to control the subsidiary. Profit or loss and each component of other comprehensive income (OCI) are attributed to the equity holders of the parent of t he Group and to the non-controlling interests, even if this results in the non-controlling interests having a deficit balance. The financial statements of the subsidiaries are prepared for the same reporting period as the parent, using consistent accounting policies. When necessary, adjustments are made to the financial statements of subsidiaries to bring their accounting policies into line with the Group’s accounting policies. All intra-group assets and liabilities, equity, income, expenses and cash flows relating to transactions between members of the Group are eliminated in full on consolidation. Non-controlling interests represent the interest in subsidiaries not held by the Group. Non-controlling interests at the reporting date represent the non-controlling shareholders’ portion of the fair value of the identifiable assets and liabilities of the subsidiary at the acquisition date and the non-controlling shareholders’ portion of changes in net assets since the date of the combination. Non-controlling interests are presented within the shareholders’ equity, except for those interests, which meet definition of the financial liabilities as referred to below in Note 4 under Financial liabilities. A change in the ownership interest of a subsidiary, without a loss of control, is accounted for as an equity transaction. If the Group loses control over a subsidiary, it derecognises the related assets (including goodwill), liabilities, non-controlling interest and other components of equity while any resultant gain or loss is recognised in profit or loss. Any investment retained is recognised at fair value. 16

INTERPIPE LIMITED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED 31 DECEMBER 2017 (in US dollars and in thousands) 4. Summary of significant accounting policies Foreign currency translation The Consolidated Financial Statements are presented in the USD, which is the Company’s functional and presentation currency. Items in the financial statements of each entity included in the Consolidated Financial Statements are measured using the functional currency determined for that entity. Transactions in foreign currencies are initially recorded in the functional currency at the rate ruling at the date of transaction. Monetary assets and liabilities denominated in foreign currencies are retranslated at the functional currency rate of exchange ruling at the reporting date. All differences upon re-measurement are recognised in statement of comprehensive income. Non-monetary items that are measured at historical cost in a foreign currency are translated using the exchange rates as at the dates of the initial transactions. Ukrainian hryvnia is the functional currency of the subsidiaries domiciled in Ukraine. The functional currencies of the subsidiaries domiciled outside of Ukraine are as follows: the United States dollar for those registered in Switzerland, Germany, United Arab Emirates, Republic of Cyprus and the United States of America, Russian rouble for a subsidiary in Russia, and Kazakhstani ten ge for a subsidiary in Kazakhstan. As at the reporting date, the assets and liabilities of these companies are translated into the presentation currency of the Group at the rate of exchange at the reporting date. For the reporting year, the amounts presented in their statements of comprehensive income and cash flows are translated at the monthly weighted average exchange rates. All equity transactions and significant transactions relating to the statement of comprehensive income such as revaluation and impairment of property, plant and equipment and write down of inventories to net realisable value were translated using the exchange rate ruling at the date of transaction. The exchange differences arising on the translation are taken directly to a separate component of equity. On disposal of a foreign entity, the deferred cumulative amount recognised in equity relating to that particular foreign operation is recognised in the statement of comprehensive income. Net investments in foreign operations Intragroup net investments in foreign operations are accounted based on provisions of IAS 21 “The Effects of Changes in Foreign Exchange Rates”. Net investment is considered to be monetary item with the settlement which is neither planned nor likely to occur in the foreseeable future. Such monetary items consist of intercompany loans and may include long-term receivables and payables. In the Consolidated Financial Statements of the Group exchange differences arising on monetary items that are designated to form part of the intercompany net investments are recognised in other comprehensive income and taken to a separate component in equity during period of designation. Exchange differences recognized in other comprehensive income should be reclassified from equity to profit or loss only on disposal of the respective net investment in accordance with provisions of IAS 21 “The Effects of Changes in Foreign Exchange Rates”. Business combinations and goodwill Business combinations are accounted for using the acquisition method. The cost of an acquisition is measured as the fair value of the assets given, equity instruments issued and liabilities incurred or assumed at the date of exchange, plus costs directly attributable to the acquisition. Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured initially at fair values at the date of acquisition, irrespective of the extent of any non-controlling interest. Goodwill is initially measured at cost being the excess of the cost of the business combination over the Group’s share in the net fair value of the acquiree’s identifiable assets, liabilities and contingent liabilities. If the cost of acquisition is less than the fair value of the net assets of the subsidiary acquired, the difference is recognised directly in the statement of comprehensive income. After initial recognition, goodwill is measured at cost less any accumulated impairment losses. For the purpose of impairment testing, goodwill acquired in a business combination is, from the acquisition date, allocated to each of the Group’s cash generating units that are expected to benefit from the synergies of the combination, irrespective of whether other assets or liabilities of the acquiree are assigned to those units. Where goodwill forms part of a cash-generating unit and a part of the operation within that unit is disposed of, the goodwill associated with the operation disposed of is included in the carrying amount of the operation when determining the gain or loss on dispo sal of the operation. Goodwill disposed of in this circumstance is measured based on the relative values of the operation disposed of and the portion of the cash-generating unit retained. 17

INTERPIPE LIMITED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED 31 DECEMBER 2017 (in US dollars and in thousands) Property, plant and equipment The Group applies revaluation model for the groups of property, plant and equipment. The last revaluation was performed by independent appraiser as at 31 December 2015. Subsequently, property, plant and equipment are carried at revalued amounts, being their fair value at the date of the revaluation less any subsequent accumulated depreciation and subsequent accumulated impairment losses. When no market values are available, fair value of specific machinery and equipment is determined by using depreciated replacement cost approach. Fair values of other items of property, plant and equipment are determined by reference to market-based evidence, which are the amounts for which the assets could be exchanged between a knowledgeable willing buyer and a knowledgeable willing seller in an arm’s length transaction as at the valuation date. Prior to the revaluation property, plant and equipment were stated at cost or deemed cost at the date of transition to IFRS (hereinafter referred as “cost”), excluding the costs of day-to-day servicing, less accumulated depreciation and accumulated impairment in value. Such cost included the cost of replacing part of such plant and equipment, when that cost was incurred and if the recognition criteria were met. Revaluations of property, plant and equipment are performed with sufficient regularity such that the carrying amount does not differ materially from that which would be determined using fair values at the reporting date. Any accumulated depreciation at the date of revaluation is eliminated against the gross carrying amount of the asset, and the net amount is adjusted to the revalued amount of the asset. Increases in carrying amount arising on revaluation of property, plant and equipment are recorded in other comprehensive income and credited to revaluation reserve in equity. However, such increase is to be recognised in profit or loss to the extent that it reverses a revaluation decrease of the same asset previously recognised in profit or loss. If the asset’s carrying amount is decreased as a result of the revaluation, the decrease is recognised in profit or loss. However, the decrease is recognised in other comprehensive income to the extent of any credit balance existing in the revaluation reserve in respect of that asset. The decrease recognised in other comprehensive income reduces the amount accumulated in equity under the heading of revaluation reserve. As the asset is used by the Group, the difference between depreciation based on the revalued carrying amount of the asset and depreciation based on the asset's original cost is transferred to retained earnings. On the subsequent sale or retirement of a revalued property, the respective revaluation surplus carried in equity is transferred directly to retained earnings. Depreciable amount is the cost or revalued amount of the item of property, plant and equipment less estimated residual value at the end of the useful life. Depreciation is calculated on a straight-line basis over the estimated remaining useful life of the assets, determined at the date of revaluation, or estimated useful life of the assets, determined at the date the asset is available for use. The asset’s residual values, useful lives and methods are reviewed, and adjusted, if appropriate, at each financial year end. Depreciation is calculated over the estimated remaining useful life of the assets as follows: Buildings and structures Machinery and equipment Transport and motor vehicles Fixtures and office equipment 3-50 years 1-25 years 1-10 years 1-7 years Construction in progress comprises prepayments made and letters of credit issued for purchases of property, plant and equipment, as well as property, plant and equipment which have not yet been constructed. No depreciation is recorded on such assets until they are available for use. An item of property, plant and equipment is derecognised upon disposal or when no future economic benefits are expected to arise from the continued use of the asset. Any gain or loss arising on derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the item) is included in profit or loss in the year when the item is derecognised. The Group has the title to certain non-production and social assets, primarily buildings and social infrastructure facilities held by production subsidiaries in Ukraine, which do not meet the definition of an asset according to IFRS and are not included in these IFRS Consolidated Financial Statements. Construction and maintenance costs of social infrastructure facilities are expensed as incurred. Borrowing costs Borrowing costs directly attributable to the acquisition, construction or production of an asset that necessarily takes a sub stantial period of time to get ready for its intended use are capitalised as part of the cost of the respective assets. All other borrowing costs are expensed in the period they are incurred. Borrowing costs consist of interest and other costs that an entity incurs in co nnection with the borrowing of funds. 18

INTERPIPE LIMITED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED 31 DECEMBER 2017 (in US dollars and in thousands) Intangible assets Intangible assets include patents and trademarks, accounting and other software acquired separately from business combination and measured on initial recognition at cost. Following initial recognition, intangible assets are carried at cost less any accumulated amortisation and any accumulated impairment losses. Intangible assets with finite lives are amortised over the useful economic life and assessed for impairment whenever there is an indication that the intangible asset may be impaired. The amortisation period and the amortisation method for an intangible asset with a finite useful life are reviewed at least at each financial year-end. Changes in the expected useful life or the expected pattern of consumption of future economic benefits embodied in the asset is accounted for by changing the amortisation period or method, as appropriate, and treated as changes in accounting estimates. Intangible assets are amortised using straight line method over estimated useful lives from three to ten years. Investments in associates The Group’s investments in associates are accounted for under the equity method of accounting. An associate is an entity in which the Group has significant influence and which is neither a subsidiary nor a joint venture. Under the equity method, on initial recognition the investment in an associate is recognised at cost, and the carrying amount is increased or decreased to recognise the Group's share of the profit or loss of the investee after the date of acquisition. The Group’s share of the associates’ profit or loss is recognised in the Group's profit or loss. Distributions received from an associate reduce the carrying amount of the investment. Adjustments to the carrying amount may also be necessary for changes in the Group's proportionate interest in the associate arising from changes in the associate's other comprehensive income. Such changes include those arising from the revaluation of property, plant and equipment and from foreign exchange translation differences. The Group's share of those changes is recognised in the Group's other comprehensive income. After application of the equity method, the Group determines whether it is necessary to recognise an impairment loss on its investment in its associate. At each reporting date, the Group determines whether there is objective evidence that the investment in the associate is impaired. If there is such evidence, the Group calculates the amount of impairment as the difference between the recoverable amount of the associate and its carrying value, and then recognises the loss in profit or loss. Upon loss of significant influence over the associate, the Group measures and recognises any retained investment at its fair value. Any difference between the carrying amount of the associate upon loss of significant influence and the fair value of the retained investment and proceeds from disposal is recognised in profit or loss. The reporting dates of the associate and the Group are identical and the associates’ accounting policies conform to those used by the Group for the like transactions and events in similar circumstances. Impairment of non-financial assets At each reporting date, the Group assesses whether there is any indication that an asset may be impaired. If any such indicat ion exists, or when annual impairment testing for an asset is required, the Group makes an estimate of the asset’s recoverable amount. An asset’s recoverable amount is the higher of an asset’s or cash generating unit’s fair value less costs to sell and its value in use and is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets. Where the carrying amount of an asset exceeds its recoverable amount, the asset is considered impaired and is written down to its recoverable amount. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the future cash flow estimates have not been adjusted. Impairment losses on non-revalued assets are recognised in profit or loss. However, an impairment loss on a revalued asset is recognised directly against any revaluation surplus attributable to the asset to the extent that the impairment loss does not exceed the amount of the revaluation surplus for that same asset. An assessment is made at each reporting date as to whether there is any indication that previously recognised impairment losses may no longer exist or may have decreased. If such indication exists, the recoverable amount is estimated. A previously recognised impairment loss is reversed only if there has been a change in the estimates used to determine the asset’s recoverable amount since the last impairment loss was recognised. If that is the case, the carrying amount of the asset is increased to its recoverable amount. That increased amount cannot exceed the carrying amount that would have been determined, net of depreciation, had no impairment loss been recognised for the asset in the prior years in profit or loss. After such the reversal, the depreciation charge in future periods is adjusted to allocate the asset’s revised carrying amount, less any residual value, on a systematic basis over its remaining useful life. 19

INTERPIPE LIMITED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED 31 DECEMBER 2017 (in US dollars and in thousands) Financial assets Initial recognition Financial assets in the scope of IAS 39 are classified as either financial assets at fair value through profit or loss, loans and receivables, held-to-maturity investments, or available-for-sale financial assets, as appropriate. When financial assets are recognised initially, they are measured at their fair value, plus, in the case of investments not at fair value through profit or loss, directly attributable transaction costs. The Group determines the classification of its financial assets at their initial recognition and, where allowed and appropriate, re-evaluates this designation at each financial year end. All regular way purchases and sales of financial assets are recognised on the trade date, which is the date on which the Group commits to purchase or sell the asset. Regular way purchases or sales are purchases or sales of financial assets that require delivery of assets within the period generally established by regulation or convention in the marketplace. Subsequent measurement The subsequent measurement of financial assets depends on their classification as follows: Financial assets at fair value through profit or loss Financial assets at fair value through profit or loss include financial assets held for trading and financial assets designated upon their initial recognition at fair value through profit or loss. Financial assets are classified as held for trading, if they are acquired for the purpose of selling in the near term. Derivatives, including separated embedded derivatives are also classified as held for trading unless they are designated as effective hedging instruments. Financial assets at fair value through profit and loss are carried in the statement of financial position at fair value with gains or losses recognised as finance income or finance costs, respectively, in the consolidated statement of comprehensive income. The Group has not designated any financial asset at fair value through profit or loss. Loans and receivables Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. Such assets are carried at amortised cost using the effective interest method. Gains and losses are recognised as finance income or finance costs, respectively, in the consolidated statement of comprehensive income when the loans and receivables are derecognised or impaired, as well as through the amortisation process. Held-to-maturity and available for sale financial investments The Group did not have any financial asset held to maturity or available for sale during the years ended 31 December 2016 and 2015. Financial liabilities Initial recognition Financial liabilities within the scope of IAS 39 are classified as financial liabilities at fair value through profit or loss, loans and borrowings, or as derivatives designated as hedging instruments in an effective hedge, as appropriate. The Group determines the classification of its financial liabilities at initial recognition. Financial liabilities are recognised initially at fair value plus, in the case of loans and borrowings, directly attributable transaction costs. The Group’s financial liabilities include trade and other payables, bank overdrafts, loans and borrowings and financial guarantee contracts. Subsequent measurement The measurement of financial liabilities depends on their classification as follows: Financial liabilities at fair value through profit or loss Financial liabilities at fair value through profit or loss include financial liabilities held for trading and financial liabilities designated upon initial recognition at fair value through profit or loss. Financial liabilities are classified as held for trading, if they are acquired for the purpose of selling in the near term. Gains or losses on liabilities held for trading are recognised as finance income or finance costs, respectively, in the consolidated statement of comprehensive income. Trade and other payables Trade and other payables are initially recognised at cost being the fair value of the consideration received, net of transaction costs incurred. Subsequently, instruments with fixed maturity are re-measured at amortised cost using the effective interest method. Amortised cost is calculated by taking into account any transaction costs, and any discount or premium on settlement. 20

INTERPIPE LIMITED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED 31 DECEMBER 2017 (in US dollars and in thousands) Borrowings Borrowings are initially recognised at the fair value of the consideration received less directly attributable transaction costs, and any discount or premium on settlement. After initial recognition, such instruments are subsequently measured at amortised cost using the effective interest method. Gains and losses are recognised as finance income or finance costs, respectively, in the consolidated statement of comprehensive income when the liabilities are derecognised as well as through the amortisation process. Liability attributable to non-controlling participants Some non-controlling interests in the Group subsidiaries established in the form of a limited liability company do not satisfy the conditions of an equity instrument. Such non-controlling interests are treated as financial liability attributable to non-controlling participants and are reclassified from equity. At initial recognition and subsequently at each reporting date, liability attributable to non-controlling participants is measured at the present value of the amount payable at exercise, with any change in value reflect ed in the consolidated statement of comprehensive income as finance income or expense. Guarantees issued The guarantee contract is measured at the higher of the amount determined in accordance with the principles discussed in Provisions below and the amount initially recognised less cumulative amortisation at the reporting date. Fair value of financial instruments The fair value of financial instruments that are actively traded in organised financial markets is determined by reference to quoted market bid prices at the close of business day on the reporting date. For financial instruments where there is no active market, fair value is determined using valuation techniques. Such techniques may include using recent arm’s length market transactions; reference to the current fair value of another instrument that is substantially the same; discounted cash flow analysis or other valuation models. Amortised cost of financial instruments Amortised cost is computed using the effective interest method less any allowance for impairment and principal repayment or reduction. The calculation takes into account any premium or discount on acquisition and includes transaction costs and fees that are an integral part of the effective interest rate. Derecognition of financial assets and liabilities Financial assets A financial asset (or, where applicable a part of a financial asset or part of a group of similar financial assets) is derecognised where: the rights to receive cash flows from the asset have expired; the Group retains the right to receive cash flows from the asset, but has assumed an obligation to pay them in full without material delay to a third party under a “pass-through” arrangement; or the Group has transferred its rights to receive cash flows from the asset and either (a) has transferred substantially all the risks and rewards of the asset, or (b) has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset. Where the Group has transferred its rights to receive cash flows from an asset and has neither transferred nor retained substantially all the risks and rewards of the asset nor transferred control of the asset, the asset is recognised to the extent of the Group’s continuing involvement in the asset. Financial liabilities A financial liability is derecognised when the obligation under the liability is discharged or cancelled or expires. Where an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as a derecognition of the original liability and the recognition of a new liability, and the difference in the respective carrying amounts is recognised as finance income or finance costs in the consolidated statement of comprehensive income. 21

INTERPIPE LIMITED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED 31 DECEMBER 2017 (in US dollars and in thousands) Impairment of financial assets The Group assesses at each reporting date whether a financial asset or group of financial assets are impaired. Assets carried at amortised cost If there is objective evidence that an impairment loss on loans and receivables carried at amortised cost has been incurred, the amount of the loss is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows discounted at the financial asset’s original effective interest rate. The carrying amount of the asset is reduced either directly or through use of an allowance account. The amount of the loss is recognised as expenses in the consolidated statement of comprehensive income. The Group first assesses whether objective evidence of impairment exists individually for financial assets that are individually significant, and individually or collectively for financial assets that are not individually significant. If it is determined that no objective evidence of impairment exists for an individually assessed financial asset, whether significant or not, the asset is included in a group of financial assets with similar credit risk characteristics and that group of financial assets is collectively assessed for impairment. Assets that are individually assessed for impairment and for which an impairment loss is or continues to be recognised are not included in a collective assessment of impairment. If, in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognised, the previously recognised impairment loss is reversed. Any subsequent reversal of an impairment loss is recognised against the respective expenses in the consolidated statement of comprehensive income, to the extent that the carrying value of the asset does not exceed its amortised cost at the reversal date. For trade and other receivables, an allowance for impairment is made when there is an objective evidence (such as probability of insolvency or significant financial difficulties of the debtor) that the Group will not be able to collect all of the amounts due under the original terms of the invoice. When trade and other receivables are uncollectible, they are written off against the allowance account. Changes in the carrying amount of the allowance account and subsequent recoveries of amounts previously written off are recognised as expenses in the consolidated statement of comprehensive income. Offsetting of financial instruments Financial assets and financial liabilities are offset and the net amount is reported in the consolidated statement of financial position if there is a currently enforceable legal right to offset the recognised amounts and there is an intention to settle on a net basis, to realise the assets and settle the liabilities simultaneously. Hedge accounting Initial recognition and subsequent measurement At the inception of a hedge relationship, the Group formally designates and documents the hedge relationship to which the Group wishes to apply hedge accounting and the risk management objective and strategy for undertaking the hedge. The documentation includes identification of the hedging instrument, the hedged item or transaction, the nature of the risk being hedged and how the entity will assess the hedging instrument’s effectiveness in offsetting the exposure to changes in the hedged item’s fair value or cash flows attributable to the hedged risk. Such hedges are expected to be highly effective in achieving offsetting changes in fair value or cash flows and are assessed on an ongoing basis to determine that they actually have been highly effective throughout the financial reporting periods for which they were designated. For the purpose of hedge accounting, hedges are classified as: fair value hedges when hedging the exposure to changes in the fair value of a recognised asset or liability or an unrecognised firm commitment; or cash flow hedges when hedging exposure to variability in cash flows that is either attributable to a particular risk associated with a recognised asset or liability or a highly probable forecast transaction or the foreign currency risk in an unrecognised firm commitment; or hedges of a net investment in a foreign operation. 22

INTERPIPE LIMITED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED 31 DECEMBER 2017 (in US dollars and in thousands) Cash flow hedge Cash flow hedge is a hedge of the exposure to variability in cash flows that is attributable to a particular risk associated with a highly probable forecast transaction and could affect profit or loss. The hedging instrument is non-derivative financial liabilities of the Company on debts and loans denominated in foreign currencies. The hedged item is highly probable intercompany revenue denominated in foreign currencies. Hedged item will be received during risk management period in the amount equal to the amount of hedging instruments. If a cash flow hedge is effective during the period, the portion of the gain or loss on the hedging instrument is recognised in other comprehensive income and ineffective portion of the gain or loss on the hedging instrument is recognised in profit or loss. The associated gains or losses that were recognised in other comprehensive income are reclassified from equity to profit or loss as a reclassification adjustment in the same period or periods during which the hedged forecast cash flows affect profit or loss. Refer to Note 35 for more details. Inventories Inventories are recorded at the lower of cost and net realisable value. Cost of inventory is determined on the first-in, first-out (“FIFO”) basis, except for cost of work-in-process (comprising unfinished products and metal billets) which is determined on weighted average basis. The cost of finished goods and work in progress comprises raw material, direct labour, other direct costs and related production overheads (based on normal operating capacity) but excluding borrowing costs. Net realisable value is the estimated selling price in the ordinary course of business, less estimated costs of completion and the estimated costs necessary to make the sale. Cash and cash equivalents Cash and cash equivalents in the consolidated statement of financial position comprise cash in hand, cash at bank and highly liquid demand deposits (with original maturity date of less than 90 days) free from contractual encumbrances which are readily convertible to known amounts of cash and which are subject to insignificant risk of changes in value. For the purpose of the consolidated statement of cash flows, cash and cash equivalents consist of the cash and cash equivalents as defined above less outstanding bank overdrafts, if any. Provisions Provisions are recognised when the Group has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. Where the Group expects a provision to be reimbursed, for example, under an insurance contract, the reimbursement is recognised as a separate asset but only when the reimbursement is virtually certain. If the effect of the time value of money is material, provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and, where appropriate, the risks specific to the liability. Pension obligations In the normal course of business the Group contributes to the Ukrainian, Russian and Kazakhstani state pension schemes at the statutory rates in force during the year, based on gross salary payments; such expense is charged in the period the related salaries are earned. The Group has also agreed to provide certain defined contribution pension benefits in Switzerland and the USA. Th e Group has no legal or constructive obligations to pay further contributions in respect of those benefits. Its only obligation is to pay contributions as they fall due. These contributions are expensed as incurred. In addition, the Group’s Ukrainian production subsidiaries provide other post-employment benefits to their employees. There are two significant defined benefit post-employment plans in Ukraine, both of which are unfunded. These plans comprise: the Group’s legal contractual obligation to its employees to make one-off payment on retirement to employees with long service and other benefits according to the collective agreements, and the Group’s legal obligation to compensate the Ukrainian state pension fund for additional pensions paid to certain categories of the eligible employees of the Group. The cost of providing benefits under defined benefit plans is determined separately for each plan using the projected unit credit method in respect of those employees entitled to such payments. Management uses actuarial techniques in calculating the liability related to these retirement obligations at each reporting date. Actual results could vary from estimates made to the date. Remeasurements, comprising of actuarial gains and losses, the effect of the asset ceiling, excluding amounts included in net interest on the net defined benefit liability and the return on plan assets (excluding amounts included in net interest on the net defined benefit liability), are recognised immediately in the statement of financial position of the Group with a corresponding debit or credit to retained earnings through other comprehensive income in the period in which they occur. Remeasurements are not reclassified to profit or loss in subsequent periods. Past service cost resulting from introduction of pension benefits is recognised immediately in income. 23

INTERPIPE LIMITED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED 31 DECEMBER 2017 (in US dollars and in thousands) Contingent liabilities Contingent liabilities are recognised in the Consolidated Financial Statements if their fair value can be measured reliably and if it is a present obligation that arises from past events. They are disclosed unless the possibility of an outflow of resources embodying economic benefits is remote. Income tax Current tax Current tax assets and liabilities for the current and prior periods are measured at the amount expected to be recovered from or paid to the taxation authorities. Current tax expense is calculated by each entity on the pre-tax income determined in accordance with the tax law of a country in which the entity is incorporated, using tax rates enacted during the tax period when the respective transaction arises. Deferred tax Deferred income tax is recognised, using the balance sheet liability method, on all temporary differences at the reporting date between the tax bases of assets and liabilities and their carrying amounts in the Consolidated Financial Statements. Deferred income tax liabilities are recognised for all taxable temporary differences, except: where the deferred income tax liability arises from the initial recognition of goodwill or of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and in respect of taxable temporary differences associated with investments in subsidiaries and associates, where the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future. Deferred income tax assets are recognised for all deductible temporary differences, carry forward of unused tax credits and unused tax losses, to the extent that it is probable that taxable profit will be available against which the deductible temporary di fferences, and the carry forward of unused tax credits and unused tax losses can be utilised except: where the deferred income tax asset relating to the deductible temporary difference arises from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and in respect of deductible temporary differences associated with investments in subsidiaries and associates, deferred income tax assets are recognised only to the extent that it is probable that the temporary differences will reverse in the foreseeable future and taxable profit will be available against which the temporary differences can be utilised. The carrying amount of deferred tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilised. Unrecognised deferred income tax assets are reassessed at each reporting date and are recognised to the extent that it has become probable that future taxable profit will allow the deferred tax asset to be recovered. Deferred tax assets and liabilities are measured at the tax rates that are expected to apply to the period when the asset is realised or the liability is settled, based on tax rates and tax laws that have been enacted or substantively enacted by the reporting date. Deferred tax assets and liabilities are offset, if a legally enforceable right exists to set off current tax assets against current tax liabilities and the deferred taxes relate to the same taxable entity and the same taxation authority. Revenue recognition Revenue is recognised to the extent that it is probable that the economic benefits will flow to the Group and the revenue can be reliably measured, regardless of when the payment is received. Revenue is measured at the fair value of the consideration received or receivable, taking into account contractually defined terms of payment and excluding taxes or duty. The Group has concluded that it is the principal in all of its revenue arrangements since it is the primary obligor in all the revenue arrangements, has pricing latitude, and is also exposed to inventory and credit risks. Revenue from the sale of goods is recognised when the significant risks and rewards of ownership of the goods have passed to the buyer, usually on delivery of the goods. Revenue from the sale of goods is measured at the fair value of the consideration received or receivable, net of returns and allowances, trade discounts and volume rebates. Revenue from rendering of services is recognised when services are rendered. 24

INTERPIPE LIMITED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED 31 DECEMBER 2017 (in US dollars and in thousands) Cost of sales and other expenses recognition Cost of revenue that relates to the same transaction is recognised simultaneously with the respective revenue. Expenses also include warranties and other costs which are to be incurred after the shipment of the goods is made and which can be measured reliably. New standards and interpretations not yet adopted A number of new standards and amendments to standards and interpretations are effective for annual periods beginning after 1 January 2017, and have not been applied in preparing these Consolidated Financial Statements. This listing of standards and interpretations issued are those that the Group reasonably expects to have an impact on disclosures, financial position or performance when applied at a future date. The Group intends to adopt these standards when they become effective. IFRS 9 Financial Instruments In July 2014, the IASB issued the final version of IFRS 9 Financial Instruments that replaces IAS 39 Financial Instruments: Recognition and Measurement and all previous versions of IFRS 9. IFRS 9 brings together all three aspects of the accounting for financial instruments project: classification and measurement, impairment and hedge accounting. IFRS 9 is effective for annual periods beginning on or after 1 January 2018. Except for hedge accounting, retrospective application is required but providin g comparative information is not compulsory. For hedge accounting, the requirements are generally applied prospectively, with some limited exceptions. The Group adopted the new standard starting on 1 January 2018. The Group has performed an impact assessment of all three aspects of IFRS 9. This assessment is based on currently available information and may be subject to changes arising from additional information. Overall, the Group expects no significant impact on its statement of financial position and equity after applying of IFRS 9. (a) Classification and measurement The Group does not expect a significant impact on its consolidated statement of financial position or equity from application of new classification and measurement requirements of IFRS 9. The Group did not have financial assets measured at fair value through profit or loss at 31 December 2017, therefore, reclassification for these instruments is not required under IFRS 9. Trade accounts receivable are held to collect contractual cash flows and are expected to give rise to cash flows representing solely payments of principal and interest. The Group analysed the contractual cash flow characteristics of those instruments and concluded that they meet the criteria for amortised cost measurement under IFRS 9. Therefore, reclassification for these instruments is not required. (b) Impairment IFRS 9 requires the Group to record expected credit losses on all of its trade accounts receivable either on a 12-month or lifetime basis. The Group will apply the simplified approach and record lifetime expected losses. (c) Hedge accounting The Group does not expect any impact on its consolidated statement of financial position and equity after applying IFRS 9. IFRS 15 Revenue from Contracts with Customers IFRS 15 was issued in May 2014 and established a five-step model to account for revenue arising from contracts with customers. Under IFRS 15, revenue is recognised at an amount that reflects the consideration to which an entity expects to be entitled in exchange for transferring goods and services to a customer. The new revenue standard supersedes all current revenue recognition requirements under IFRS. Either a full retrospective application or a modified retrospective application is required for annual periods beginning on or after 1 January 2018. The Group adopted the modified retrospective application of the new standard on the required effective date. (a) Sale of goods For contracts with customers adoption of IFRS 15 is not expected to have any impact on the Group’s revenue and profit or loss. The Group expects the revenue recognition to occur at a point in time when control of the asset is transferred to the customer, generally on delivery of the goods. 25

INTERPIPE LIMITED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED 31 DECEMBER 2017 (in US dollars and in thousands) (b) Advances received from customers Generally, the Group receives only short-term advances from its customers. They are presented as part of advances and other current liabilities. Under IFRS 15, the Group must determine whether there is a significant financing component in its contracts. However, the Group decided to use the practical expedient provided in IFRS 15, and will not adjust the promised amount of the consideration for the effects of a significant financing components in the contracts, where the Group expects, at contract inception, that the period between the Group transfer of a promised good or service to a customer and when the customer pays for that good or service will be one year or less. Therefore, for short-term advances, the Group will not account for a financing component even if it is significant. (c) Other adjustments The Group analyzed its sales contracts with customers effective during 2017 and concluded that (1) the Group is always acting as principal and (2) the contracts did not contain option of return of the sold goods, (3) the Group does not use discounts, rebates or warranties. (d) Presentation and disclosure requirements The presentation and disclosure requirements in IFRS 15 are more detailed than under current IFRS. The Group`s management believes that disclosures presented within these consolidated financial statements will meet the requirements of IFRS 15 and no additional information should be disclosed. The Group continues to analyze presentation and disclosure requirements of IFRS 15 as well as relevant best practices in the industry. IFRS 16 Leases IFRS 16 is effective for annual periods beginning on or after 1 January 2019. Early application is permitted, but not before an entity applies IFRS 15. A lessee can choose to apply the standard using either a full retrospective or a modified retrospective approach. The standard’s transition provisions permit certain reliefs. In 2018, the Group will continue to assess the potential effect of IFRS 16 on its consolidated financial statements. There are no other IFRSs or IFRIC interpretations that are not yet effective but would be expected to have a material impact on the Group. 5. Significant accounting judgements and estimates Estimation of uncertainty The key assumptions concerning the future and other key sources of estimation uncertainty at the reporting date, that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are discussed below: Pension obligations under defined benefit plan The Group collects information relating to its employees in service and pensioners receiving pension benefits and uses the actuarial valuation method for measurement of the present value of post-employment benefit obligations and related current service cost. These calculations require the use of demographic assumptions about the future characteristics of current and former employees who are eligible for benefits (mortality, both during and after employment, rates of employee turnover, disability and early retirement, etc.) as well as financial assumptions (discount rate and future projected salary). More details are provided in Note 20. Valuation of property, plant and equipment As described in the Note 4, the Group applies the revaluation model to its property, plant and equipment. At each reporting date the Group carries out the review of the carrying value of these assets in order to determine whether it is materially different from the fair value. The majority of the Group’s property, plant and equipment represent specialised items used in production process. Accordingly, management primarily uses the expected future cash flow models applied to the respective cash generating unit (“CGU”) and considers such approach to be the most appropriate in the current operating environment of the Group. Useful life of property, plant and equipment and residual value The Group assesses the remaining useful lives of items of property, plant and equipment at least at each reporting date. If expectations differ from previous estimates, the changes are accounted for as a change in an accounting estimate in accordance with IAS 8 “Accounting Policies, Changes in Accounting Estimates and Errors”. These estimates may have a material impact on the amount of the carrying values of property, plant and equipment and on depreciation recognised in statement of comprehensive income. 26

INTERPIPE LIMITED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED 31 DECEMBER 2017 (in US dollars and in thousands) Impairment of property, plant and equipment The Group assesses at each reporting date whether there is any indication that an asset may be impaired. If any such indication exists, the Group estimates the recoverable amount of the asset. This requires an estimation of the value in use of CGU to which the item is allocated. Estimating the value in use requires the Group to make an estimate of the expected future cash flows from CGU and also to choose a suitable discount rate in order to calculate the present value of those cash flows. The Group also assesses at each reporting date whether there is any indication that an impairment loss recognised in prior periods for an asset other than goodwill may no longer exist or may have decreased. If any such indication exists, the Group estimates the recoverable amount of that asset. Impairment of goodwill For the purpose of impairment testing, goodwill acquired in a business combination is allocated to individual CGU. An impairment of goodwill exists when the carrying value of CGU exceeds its recoverable amount, which is the higher of its fair value less costs to sell and its value in use. The fair value less costs to sell calculation is based on available data from binding sales transactions in an arm’s length transaction of similar assets or observable market prices less incremental costs for disposing of the asset. The value in use calculation is based on a discounted cash flow model. The cash flows are derived from the budget for the next five years and do not include restructuring activities or significant future investments that will enhance the asset’s performance of the cash generating unit being tested. The recoverable amount is most sensitive to the discount rate used for the discounted cash flow model as well as the expected gross margins, raw materials price inflation and the growth rate used for extrapolation purposes. Allowance for doubtful accounts receivable The Group makes allowances for doubtful accounts receivable (Note 13). Significant judgment is used to determine the doubtful accounts. In determining the doubtful accounts and estimating impairment allowance such factors are considered as current overall economic conditions, industry-specific economic conditions, historical and anticipated customer performance. Changes in the economy, industry, or specific customer conditions may require adjustments to the allowance for doubtful accounts recorded in the financial statements. Net realisable value of inventories Inventory is carried at lower of cost and net realisable value. Estimates of net realisable value of raw materials, work in progress and finished goods are based on the most reliable evidence available at the time the estimates are made. These estimates take into consideration fluctuations of price or cost directly relating to events occurring subsequent to the reporting date to the extent that such events confirm conditions existing at the end of the period (Note 12). Taxes Uncertainties may exist with respect to the interpretation of complex tax regulations, changes in tax laws, and the amount and timing of future taxable income. Given the wide range of international business relationships and the long-term nature and complexity of existing contractual agreements, differences arising between the actual results and the assumptions made, or future changes to such assumptions, could necessitate future adjustments to tax income and expense already recorded. The Group establishes provisions or discloses contingent liability, based on reasonable estimates, for probable or, respectively, possible consequences of audits to be conducted by the tax authorities of the respective countries in which it operates. The amount of such provisions is based on various factors, such as experience of previous tax audits and different interpretations of the tax regulations by the taxable entity and the respective tax authority. Such differences in interpretations may arise relative to a wide variety of issues depending on the conditions prevailing in the respective Group company domicile. When the Group assesses the probability of litigation and subsequent cash outflow in respect to taxes as remote, no contingent liability has been recognised. Deferred tax assets are reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilised. The estimation of that probability includes judgments based on the expected future performance Further details on taxes are disclosed in Note 11 and Note 34. Value-added tax recoverable Value-added tax (“VAT”) recoverable is reviewed at each reporting date and reduced to the extent that it is no longer probable that a refund or VAT liabilities for netting will be available. The Group considers that the amount due from the state as at the reporting date will be either recovered in cash or reclaimed against the VAT liabilities related to sales. 27

INTERPIPE LIMITED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED 31 DECEMBER 2017 (in US dollars and in thousands) Judgements Litigations The Group exercises considerable judgment in measuring and recognising provisions and the exposure to contingent liabilities related to pending litigations or other outstanding claims subject to negotiated settlement, mediation or arbitration, as well as other contingent liabilities. Judgement is necessary in assessing the likelihood that a pending claim will succeed, or a liability will arise, as well as in determining a possible range of any final settlement. Because of the inherent uncertainties in evaluation process, actual losses may be different from the originally estimated provision. These estimates are subject to change as any new information becomes available, primarily with the support of, as appropriate, internal specialists or outside consultants, such as legal counsel. Revisions to the estimates may significantly affect future operating results (Notes 20 and 34). Designation of monetary items as part of net investment in foreign operations Throughout the Group there are various intercompany balances between subsidiaries, including loans that are used to finance mainly capital expenditure projects as well as working capital requirements. The majority of these balances are denominated in the USD and are translated into the respective local functional currencies in the subsidiaries’ local accounts. Balances for which settlement is neither planned nor likely to occur in the foreseeable future are, in substance, a part of the Group’s net investment in that foreign operation and exchange differences on these balances are recognised in other comprehensive income and only reclassified from the equity to profit or loss on disposal of the respective net investment. It is the Group management’s view that the total balance of the loans and other liabilities granted by the parent and subholding companies to its Ukrainian subsidiaries as from 1 January 2014 qualify as net investments in its foreign operations (Note 35). 28

INTERPIPE LIMITED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED 31 DECEMBER 2017 (in US dollars and in thousands) 6. Segment information A business segment is a distinguishable component of the Group that is engaged in providing an individual product or service or a group of related products or services and that is subject to risks and returns that are different from those of other business segments. For management purposes, the Group is organised into business units based on its products and services, and has four reportable operating segments as follows: 1. Pipes segment – production and distribution of: Seamless oil country tubular goods (“OCTG”), used for oil and gas exploration and production; Seamless transportation line pipes, used for oil and gas transportation in severe pressure and temperature conditions; Seamless industrial pipes, used in a large variety of infrastructure and industrial applications; Seamless special applications pipes, used in various applications by the machine-building, power and heat generation and petrochemical industries, among others; Industrial welded pipes, used mainly in the construction industry and in local water distribution networks; Transportation line welded pipes, used to transport water, crude oil and natural gas in moderate pressure and temperature conditions. Railway wheels segment - production and distribution of extensive range of forged wheels used for freight cars, passenger carriages, locomotives and underground trains as well as tyres for wheel sets used on locomotives, underground trains and trams. Steel making segment: Collection and processing of scrap for internal consumption in steel billets production. Scrap not usable for the Group’s production purposes is sold to external customers; Production and distribution of pipe steel billets – used both for internal production of the extensive range of seamless pipes and distribution to the external customers; Production and distribution of wheels steel billets – used for railway wheels production and distribution to the external customers. Other operations segment - production and sales of enamel ware and other by-products and services. 2. 3. 4. Inter-segment sales primarily consisted of steel billets sold by the “Metallurgical Plant Dneprosteel” LLC to the JSC “Interpipe Niznedneprovsky Tube Rolling Plant” and “Interpipe Niko Tube” LLC, the cost of which was included in the cost of pipes and wheels. Management monitors the operating results of its business units separately for the purpose of making decisions about resource allocation and performance assessment. The Group financing (including finance costs and finance revenue) and income taxes are managed on a group basis and are not allocated to operating segments. 29

INTERPIPE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED 31 DECEMBER 2017
(in US dollars and in thousands)

INTERPIPE

Segment revenues and results

Year ended 31 December 2017	*Pipes*	*Railway wheels*	*Steel making*	*Other operations*	*Total*
Revenue	557,644	212,213	382,849	18,176	1,170,882
Elimination of sales to other segments	-	-	(365,235)	-	(365,235)
Revenue - external	557,644	212,213	17,614	18,176	805,647
Operating (loss) / profit	**(36,831)**	**25,097**	**49,967**	**1,581**	**39,814**
Finance income					1,337
Finance costs					(112,313)
Non-operating foreign exchange difference					21
Share of profit of associates					113
Income tax expense					3,934
Loss for the year					**(67,094)**

For the year ended 31 December 2017, share of profit of associates was attributable to the pipes segment.

The Group measures the performance of its operating segments through a measure of earnings before interest, tax, depreciation and amortisation (EBITDA). EBITDA is calculated as operating profit or (loss) plus depreciation and amortisation charge, plus impairment of property, plant, equipment and intangible asset, plus loss / (gain) on disposal of property, plant and equipment, plus foreign exchange cash flow hedges effect, plus extraordinary losses / (gains) and plus operating foreign exchange gain/(loss).

EBITDA is not a measure of financial performance under IFRS. The calculation of EBITDA by the Group may be different from the calculations of similarly labelled measures used by other companies and it should therefore not be used to compare one company against another or as a substitute for analysis of the Group's operating results as reported under IFRS. EBITDA is not a direct measure of the Group's liquidity, nor is it an alternative to cash flows from operating activities as a measure of liquidity, and it needs to be considered in the context of the Group's financial commitments. EBITDA may not be indicative of the Group's historical operating results, nor is it meant to be predictive of the Group's potential future results. The Group believes that EBITDA provides useful information to the users of the Consolidated Financial Statements because it is an indicator of the strength and performance of the Group's ongoing business operations, including the Group's ability to fund discretionary spending such as capital expenditure, acquisitions and other investments and the Group's ability to incur and service debt.

EBITDA by segments

Year ended 31 December 2017	*Pipes*	*Railway wheels*	*Steel making*	*Other operations*	*Total*
Operating (loss) / profit	(36,831)	25,097	49,967	1,581	39,814
Depreciation and amortisation	28,088	8,357	15,362	20	51,827
Loss / (gain) on disposal of property, plant and equipment (Note 27)	451	155	-	-	606
Foreign exchange cash flow hedge (Note 35)	63,835	-	1,376	-	65,211
Extraordinary loss	-	-	143	-	143
Operating foreign exchange difference	(37,224)	(2,665)	1,752	101	(38,036)
EBITDA	**18,319**	**30,944**	**68,600**	**1,702**	**119,565**

Segment assets, liabilities and other information

Year ended 31 December 2017	*Pipes*	*Railway wheels*	*Steel making*	*Other operations*	*Total*
Segment assets	315,815	59,544	127,557	4,514	507,430
Segment liabilities	68,935	16,444	23,504	8,023	116,906
Investment in associates (Note 10)	918	-	-	-	918
Additions to property, plant and equipment (Note 8)	20,056	2,743	12,202	7	35,008
Movement in provisions	8,751	2,054	448	529	11,782
Other non-cash items	8,741	787	15,419	664	25,611

30

INTERPIPE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED 31 DECEMBER 2017
(in US dollars and in thousands)

INTERPIPE

Segment revenues and results

Year ended 31 December 2016	*Pipes*	*Railway wheels*	*Steel making*	*Other operations*	*Total*
Revenue	346,782	127,719	228,439	13,652	716,592
Elimination of sales to other segments	-	-	(209,927)	-	(209,927)
Revenue - external	**346,782**	**127,719**	**18,512**	**13,652**	**506,665**
Operating (loss) / profit	**(80,423)**	**14,100**	**4,154**	**1,115**	**(61,054)**
Finance income					1,000
Finance costs					(107,793)
Non-operating foreign exchange difference					(4,120)
Share of profit of associates					28
Income tax expense					(857)
Loss for the year					**(172,796)**

For the year ended 31 December 2016, share of profit of associates was attributable to pipes segment.

EBITDA by segments

Year ended 31 December 2016	*Pipes*	*Railway wheels*	*Steel making*	*Other operations*	*Total*
Operating (loss) / profit	(80,423)	14,100	4,154	1,115	(61,054)
Depreciation and amortisation	36,899	10,907	15,546	17	63,369
Loss / (gain) on disposal of property, plant and equipment (Note 27)	454	(3)	47	-	498
Foreign exchange cash flow hedge (Note 35)	68,111	-	2,782	4	70,897
Extraordinary loss	7	2	98	-	107
Operating foreign exchange difference	(23,829)	(2,952)	(666)	2	(27,445)
EBITDA	**1,219**	**22,054**	**21,961**	**1,138**	**46,372**

Segment assets, liabilities and other information

Year ended 31 December 2016	*Pipes*	*Railway wheels*	*Steel making*	*Other operations*	*Total*
Segment assets	345,812	68,279	94,969	5,842	514,902
Segment liabilities	80,467	17,485	32,092	4,111	134,155
Investment in associates (Note 10)	851	-	-	-	851
Additions to property, plant and equipment (Note 8)	18,975	6,767	8,083	3	33,828
Movement in provisions	7,657	1,927	253	636	10,473
Other non-cash items	(10,069)	(592)	(294)	(456)	(11,411)

31

INTERPIPE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED 31 DECEMBER 2017
(in US dollars and in thousands)

INTERPIPE

Reportable segments' assets are reconciled to total assets as follows:

	31 December 2017	*31 December 2016*
Segment assets for reportable segments	**503,834**	**509,911**
Other operations	**4,514**	**5,842**
Unallocated		
Intangible assets	1,872	1,517
Deferred tax assets	2,689	2,080
Prepaid income tax	2,853	3,246
Prepaid current income tax	161	336
Taxes recoverable, other than income tax	12,502	8,547
Other financial assets	3,888	22,692
Cash and cash equivalents	70,253	24,417
	94,218	**62,835**
Total assets	**602,566**	**578,588**

Reportable segments' liabilities are reconciled to total liabilities as follows:

	31 December 2017	*31 December 2016*
Segment liabilities for reportable segments	**108,883**	**130,044**
Other operations	**8,023**	**4,111**
Unallocated		
Deferred tax liabilities	13,174	13,463
Taxes payable, other than income tax	2,197	3,985
Current income tax liabilities	6,349	4,953
Borrowings	1,044,904	1,021,380
Subordinated loan	40,000	40,000
Interest payable	218,893	146,517
Dividends payable to non-controlling interest owners	206	213
Other liabilities	17,294	768
	1,343,017	**1,231,279**
Total liabilities	**1,459,923**	**1,365,434**

Geographical information

Revenues from external customers

	For the year ended 31 December 2017	*For the year ended 31 December 2016*
Ukraine	238,774	139,939
Russia	183,709	96,271
Europe	147,712	127,011
Americas	91,505	45,987
Middle East and Africa	74,098	58,839
Other CIS countries	62,514	32,998
Other countries	7,335	5,620
	805,647	**506,665**

Americas region includes the USA, Canada and Latin America countries. Other CIS countries region includes members of the Commonwealth of Independent States, except for Ukraine and Russia, both of which are presented as separate regions.

32

INTERPIPE LIMITED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED 31 DECEMBER 2017 (in US dollars and in thousands) Non-current assets Non-current assets comprising property, plant and equipment, intangible assets are presented in the table below. Non-current assets are allocated by foreign countries in which the Group holds assets. If non-current assets in an individual foreign country are material, those assets are disclosed separately. 31 December 2017 31 December 2016 Ukraine Europe Other countries 286,397 45 76 317,613 71 114 286,518 317,798 33

INTERPIPE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED 31 DECEMBER 2017
(in US dollars and in thousands)

INTERPIPE

7. Fair value measurement

The Group measures property, plant and equipment and certain financial instruments at fair value at each balance sheet date.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value measurement is based on the presumption that the transaction to sell the asset or transfer the liability takes place either:

- In the principal market for the asset or liability or
- In the absence of a principal market, in the most advantageous market for the asset or liability

All assets and liabilities for which fair value is measured or disclosed in the financial statements are categorised within the fair value hierarchy, described as follows, based on the lowest level input that is significant to the fair value measurement as a whole:

- Level 1 – Quoted (unadjusted) market prices in active markets for identical assets or liabilities
- Level 2 – Valuation techniques for which the lowest level input that is significant to the fair value measurement is directly or indirectly observable
- Level 3 – Valuation techniques for which the lowest level input that is significant to the fair value measurement is unobservable

For assets and liabilities that are recognised in the financial statements on a recurring basis, the Group determines whether transfers have occurred between levels in the hierarchy by re-assessing categorisation (based on the lowest level input that is significant to the fair value measurement as a whole) at the end of each reporting period.

The carrying amounts of financial instruments, consisting of short-term accounts receivable and payable, other financial assets, non-defaulted short-term loans and borrowings, derivative financial instruments approximate their fair values.

Fair value measurement hierarchy for assets and liabilities as at 31 December 2017:

		Fair value measurement using			
	Carrying amount	*Fair value*	*Quoted prices in active markets (Level 1)*	*Significant observable inputs (Level 2)*	*Significant unobservable inputs (Level 3)*
Fair value of assets:					
Property, plant and equipment	284,646	284,646	-	-	284,646
Trade and other accounts receivable	76,205	76,205	-	76,205	-
	360,851	**360,851**	-	**76,205**	**284,646**
Fair value of liabilities:					
Borrowings	1,044,904	307,387	-	307,387	-
Interest accrued and withholding tax	218,893	218,893	-	218,893	-
Trade and other accounts payable	76,103	76,103	-	76,103	-
	1,339,900	**602,383**	-	**602,383**	-

Fair value measurement hierarchy for assets and liabilities as at 31 December 2016:

		Fair value measurement using			
	Carrying amount	*Fair value*	*Quoted prices in active markets (Level 1)*	*Significant observable inputs (Level 2)*	*Significant unobservable inputs (Level 3)*
Fair value of assets:					
Property, plant and equipment	316,281	316,281	-	-	316,281
Trade and other accounts receivable	64,613	64,613	-	64,613	-
	380,894	**380,894**	-	**64,613**	**316,281**
Fair value of liabilities:					
Borrowings	1,021,380	308,148	-	308,148	-
Interest accrued and withholding tax	146,517	146,517	-	146,517	-
Trade and other accounts payable	65,961	65,961	-	65,961	-
	1,233,858	**520,626**	-	**520,626**	-

There have been no transfers between Level 1 and Level 2 during 2017 and 2016.

34

INTERPIPE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED 31 DECEMBER 2017
(in US dollars and in thousands)

INTERPIPE

8. Property, plant and equipment

Movement in property, plant and equipment and related accumulated depreciation for the years ended 31 December 2017 and 2016 was as follows:

	Buildings and structures	*Machinery and equipment*	*Transport and motor vehicles*	*Fixtures and office equipment*	*Construction-in-progress and uninstalled equipment*	*Total*
Cost or valuation:						
At 1 January 2016	**151,477**	**193,851**	**16,044**	**1,393**	**25,622**	**388,387**
Additions	-	-	-	-	33,828	33,828
Transfers	1,701	22,047	377	955	(25,080)	-
Disposals and write-offs	(223)	(1,676)	(46)	(39)	-	(1,984)
Translation difference	(17,870)	(23,206)	(1,902)	(225)	(2,037)	(45,240)
At 31 December 2016	**135,085**	**191,016**	**14,473**	**2,084**	**32,333**	**374,991**
Additions	-	-	-	-	35,008	35,008
Transfers	3,136	29,735	506	668	(34,045)	-
Disposals and write-offs	(671)	(7,898)	(154)	(34)	-	(8,757)
Translation difference	(4,401)	(7,021)	(425)	(81)	(7,836)	(19,764)
At 31 December 2017	**133,149**	**205,832**	**14,400**	**2,637**	**25,460**	**381,478**
Accumulated depreciation:						
At 1 January 2016	-	-	-	-	-	-
Depreciation for the year	17,509	41,518	2,649	573	-	62,249
Disposals and write-offs	(58)	(967)	(23)	(45)	-	(1,093)
Translation difference	(844)	(1,407)	(130)	(65)	-	(2,446)
At 31 December 2016	**16,607**	**39,144**	**2,496**	**463**	-	**58,710**
Depreciation for the year	11,955	34,838	1,688	547	-	49,028
Disposals and write-offs	(166)	(7,874)	(88)	(32)	-	(8,160)
Translation difference	(1,040)	(1,650)	(19)	(37)	-	(2,746)
At 31 December 2017	**27,356**	**64,458**	**4,077**	**941**	-	**96,832**
Net book value						
At 31 December 2016	**118,478**	**151,872**	**11,977**	**1,621**	**32,333**	**316,281**
At 31 December 2017	**105,793**	**141,374**	**10,323**	**1,696**	**25,460**	**284,646**

As at 31 December 2017 and 2016, property, plant and equipment with carrying value of USD 204,458 thousand and USD 231,967 thousand, respectively, were pledged as a security for the Group's borrowings (Note 19).

As at 31 December 2017 and 2016, the cost of fully depreciated items of property, plant and equipment, which remain in use, amounted to USD 3,819 thousand and USD 3,152 thousand, respectively.

If property, plant and equipment continued to be measured using cost model, their carrying amount would be as follows:

	Buildings and structures	*Machinery and equipment*	*Transport and motor vehicles*	*Fixtures and office equipment*	*Construction-in-progress and uninstalled equipment*	*Total*
31 December 2016	76,878	108,823	5,457	743	20,870	212,771
31 December 2017	70,503	105,925	5,230	738	25,241	207,637

35

INTERPIPE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED 31 DECEMBER 2017
(in US dollars and in thousands)

INTERPIPE

9. Intangible assets and goodwill

Movement in intangible assets and goodwill and related accumulated amortisation for the years ended 31 December 2017 and 2016 was as follows:

	Patents and trademark	*Accounting software*	*Other software*	*Intangible assets under development*	*Total*
Cost					
At 1 January 2016	**100**	**1,281**	**826**	**1,357**	**3,564**
Additions	**3**	-	**3**	**812**	**818**
Transfers	9	342	286	(637)	-
Disposals	-	-	(8)	(3)	(11)
Translation difference	(13)	(215)	(31)	(19)	(278)
At 31 December 2016	**99**	**1,408**	**1,076**	**1,510**	**4,093**
Additions	-	-	**3**	**716**	**719**
Transfers	9	486	728	(1,223)	-
Disposals	-	-	-	-	-
Translation difference	(7)	4	(125)	(14)	(142)
At 31 December 2017	**101**	**1,898**	**1,682**	**989**	**4,670**
Accumulated amortisation and impairment					
At 1 January 2016	**47**	**1,025**	**693**	**913**	**2,678**
Amortisation for the year	17	57	129	-	203
Disposals	-	-	-	-	-
Translation difference	(7)	(105)	(80)	(113)	(305)
At 31 December 2016	**57**	**977**	**742**	**800**	**2,576**
Amortisation for the year	22	-	287	-	309
Disposals	-	-	-	-	-
Translation difference	(2)	(29)	(31)	(25)	(87)
At 31 December 2016	**77**	**948**	**998**	**775**	**2,798**
Net book value					
At 31 December 2016	**42**	**431**	**334**	**710**	**1,517**
At 31 December 2017	**24**	**950**	**684**	**214**	**1,872**

Accounting and other software is determined to have finite lives ranging from three to seven years; patents and trademark are determined to have finite lives ranging from three to eight years. Amortisation of intangible assets is included in general and administrative expenses in the consolidated statement of comprehensive income.

For the years ended 31 December 2017 and 2016, there were no internally generated intangible assets included into additions of intangible assets under development.

36

INTERPIPE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED 31 DECEMBER 2017
(in US dollars and in thousands)

INTERPIPE

10. Investments in associates

The Group's investments in associates were as follows:

Entity	*Activity*	*% of the Group ownership*	*31 December 2017*	*31 December 2016*
PJSC "Nikopolsky Repairing Plant"	Repairs	25%	391	494
PJSC "Nikopolsky Tooling Plant"	Tooling for machines	25%	527	357
PJSC "Teplogeneratzia"	Utility services	30%	-	-
			918	**851**

PJSC "Teplogeneratzia", PJSC "Nikopolsky Tooling Plant" and PJSC "Nikopolsky Repairing Plant" are entities incorporated in Ukraine. They are private companies not listed on any public exchange.

During the year ended 31 December 2017, the Company did not change its ownership share in the share capital of its associates.

The following table illustrates summarised financial information of the Group's investments in associates:

	For the year ended 31 December 2017	*For the year ended 31 December 2016*
At period beginning	851	936
Share of profit / (loss)	113	28
Translation difference	(46)	(113)
At period end	**918**	**851**

The Group's share in net assets of its associates was as follows:

	PJSC "Teplo-generatzia"	*PJSC "Nikopolsky Tooling Plant"*	*PJSC "Nikopolsky Repairing Plant"*
At 31 December 2017			
Assets	-	1,074	712
Liabilities	-	(683)	(185)
Net assets – carrying amounts of investments	-	**391**	**527**

	PJSC "Teplo-generatzia"	*PJSC "Nikopolsky Tooling Plant"*	*PJSC "Nikopolsky Repairing Plant"*
At 31 December 2016			
Assets	-	929	706
Liabilities	-	(572)	(212)
Net assets – carrying amounts of investments	-	**357**	**494**

The following table illustrates the Group's share in revenues and profit or loss of associates:

	For the year ended 31 December 2017		*For the year ended 31 December 2016*	
	Revenue	*Profit / (Loss)*	*Revenue*	*(Loss) / Profit*
PJSC "Teplogeneratzia"	1,583	14	1,406	55
PJSC "Nikopolsky Repairing Plant"	1,904	52	1,585	(62)
PJSC "Nikopolsky Tooling Plant"	1,439	47	1,163	35

37

INTERPIPE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED 31 DECEMBER 2017
(in US dollars and in thousands)

INTERPIPE

11. Income tax

The components of income tax expense for the years ended 31 December 2017 and 2016 were as follows:

	For the year ended 31 December 2017	*For the year ended 31 December 2016*
Current income tax expense	(2,997)	(1,411)
Deferred income tax benefit	1,997	554
Adjustments of deferred tax assets and liabilities of previous years	4,934	-
	3,934	**(857)**

Income tax benefit / (expense) for the years ended 31 December 2017 and 2016 originated in the following tax jurisdictions:

	Domestic tax rates applicable to individual group entities as at			
	31 December 2017	*31 December 2016*	*For the year ended 31 December 2017*	*For the year ended 31 December 2016*
Ukraine	18%	18%	5,750	(523)
Russia	20%	20%	(1,354)	109
Switzerland	11%	11%	(301)	(647)
The USA	34%	34%	(279)	74
Cyprus	12.5%	12.5%	88	124
Kazakhstan	20%	20%	30	6
			3,934	**(857)**

Loss before tax for financial reporting purposes is reconciled to tax benefit / (expense) as follows:

	For the year ended 31 December 2017	*For the year ended 31 December 2016*
Accounting loss before tax	**(71,028)**	**(171,939)**
Tax benefit calculated at domestic rates applicable to individual Group entities	(14,582)	17,002
Tax effect of non-deductible expenses and non-taxable incomes	7,679	(2,472)
Change in unrecognised deferred tax assets	12,166	(12,701)
Other differences	(1,329)	(2,686)
	3,934	**(857)**

38

INTERPIPE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED 31 DECEMBER 2017
(in US dollars and in thousands)

INTERPIPE

Deferred tax assets and liabilities related to the following:

	31 December 2017	*Change recognised in profit or loss*	*Change recognised in other comprehensive income*	*Translation difference*	*31 December 2016*
Deferred tax liabilities:					
Taxable differences on intercompany settlements and investments	(10,346)	308	-	(5)	(10,649)
Revaluation of property, plant and equipment and difference in depreciation	(1,557)	(452)	-	154	(1,259)
	(11,903)	**(144)**	-	**149**	**(11,908)**
Deferred tax assets:					
Deferral of revenues and related costs	-	(711)	-	(24)	735
Deductible costs retained in inventories	246	(332)	-	41	537
Tax losses carried forward	92,721	(10,203)	-	(864)	103,788
Write-down of inventories	3,122	2,466	-	(146)	802
Deductible differences on intercompany settlements and investments	76	(1,907)	-	-	1,983
Accrued liabilities and provisions	5,777	1,387	1,224	(4)	3,170
Loans and interest payable	7,203	(666)	-	(719)	8,588
Allowance for doubtful accounts	1,877	(599)	-	220	2,256
Adjustment for unrealised profits in inventories	1,989	640	-	-	1,349
Deferral of deductible expenses	7,253	(267)	-	(356)	7,876
Other deferred tax assets	460	166	-	13	281
	120,724	**(10,026)**	**1,224**	**(1,839)**	**131,365**
Unrecognised deferred tax assets	(119,306)	12,166	-	(632)	(130,840)
Deferred income tax benefit from origination and reversal of temporary differences		1,997	1,224		
Reflected in the consolidated statement of financial position as follows:					
Deferred tax assets	**2,689**				**2,080**
Deferred tax liabilities	**(13,174)**				**(13,463)**

39

INTERPIPE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED 31 DECEMBER 2017
(in US dollars and in thousands)

INTERPIPE

	31 December 2016	*Change recognised in profit or loss*	*Change recognised in other comprehensive income*	*Translation difference*	*31 December 2015*
Deferred tax liabilities:					
Taxable differences on intercompany settlements and investments	(10,649)	(318)	-	5	(10,336)
Revaluation of property, plant and equipment and difference in depreciation	(1,259)	1,176	-	(1,421)	(1,014)
	(11,908)	**858**	-	**(1,416)**	**(11,350)**
Deferred tax assets:					
Deferral of revenues and related costs	735	(955)	-	(40)	1,730
Deductible costs retained in inventories	537	470	-	(43)	110
Tax losses carried forward	103,788	4,851	-	(7,368)	106,305
Write-down of inventories	802	50	-	(83)	835
Deductible differences on intercompany settlements and investments	1,983	(5,538)	-	(9)	7,530
Accrued liabilities and provisions	3,170	(916)	675	(456)	3,867
Loans and interest payable	8,588	4,819	-	(1,137)	4,906
Allowance for doubtful accounts	2,256	1,150	-	88	1,018
Adjustment for unrealised profits in inventories	1,349	735	-	-	614
Deferral of deductible expenses	7,876	7,627	-	(250)	499
Other deferred tax assets	281	104	-	(155)	332
	131,365	**12,397**	**675**	**(9,453)**	**127,746**
Unrecognised deferred tax assets	(130,840)	(12,701)	-	9,607	(127,746)
Deferred income tax benefit from origination and reversal of temporary differences		554	675		
Reflected in the consolidated statement of financial position as follows:					
Deferred tax assets	**2,080**				**2,072**
Deferred tax liabilities	**(13,463)**				**(13,422)**

The deferred tax effect on tax losses carried forward was as follows:

Country of origination	*For the year ended 31 December 2017*	*For the year ended 31 December 2016*
Ukraine	71,483	89,171
Cyprus	14,207	7,348
Switzerland	3,770	3,867
USA	2,983	2,984
Kazakhstan	278	223
Russia	-	195
	92,721	**103,788**

Tax losses carried forward are available for offset against future taxable profits of the companies in which the losses arose for 20 years in the USA, for 5 years in Cyprus and indefinitely in all other jurisdictions.

Deferred tax assets were identified but not recognised in full amount for Ukrainian entities, in respect of write-down of inventories and tax losses carried forward for the USA and in respect of tax losses carried forward for Cyprus entities as there are doubts on availability of sufficient taxable profits in future periods against which assets can be utilised.

As at 31 December 2017 and 2016, the Company has not recognised deferred tax liability in respect of temporary differences amounting to USD 37,219 thousand and USD 31,058 thousand, respectively, associated with investments in subsidiaries as the Company is able to control the timing of the reversal of those temporary differences and does not intend to reverse them in the foreseeable future.

40

INTERPIPE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED 31 DECEMBER 2017
(in US dollars and in thousands)

INTERPIPE

12. Inventories

Inventories consisted of the following:

	31 December 2017	*31 December 2016*
Raw materials	46,520	32,475
Work in process	19,137	15,020
Finished goods	51,429	52,932
	117,086	**100,427**

As at 31 December 2017 and 2016, write down of inventories to net realisable value amounted to USD 16,748 thousand and USD 6,305 thousand, respectively.

As at 31 December 2017 and 2016, the following balances of raw materials, work in process and finished goods, were pledged as a security for the Group's borrowings (Note 19):

	31 December 2017	*31 December 2016*
Raw materials	17,387	17,603
Work in process	12,281	9,088
Finished goods	25,301	29,084
	54,969	**55,775**

13. Trade and other accounts receivable

Trade and other accounts receivable consisted of the following:

	31 December 2017	*31 December 2016*
Trade accounts receivable	80,136	63,120
Less allowance for impairment	(5,476)	(6,152)
	74,660	56,968
Other receivables net of allowance for impairment	1,545	7,645
	76,205	**64,613**

As at 31 December 2017, trade receivables with carrying value of USD 41,136 thousand (2016: USD 33,719 thousand), were pledged as a security for the Group's borrowings (Note 19).

Movement in the allowance for impairment of trade accounts receivable was as follows:

	For the year ended 31 December 2017	*For the year ended 31 December 2016*
At period beginning	6,152	38,113
Charge for the year (Note 25)	904	1,066
Write-off	(1,418)	(32,227)
Translation difference	(162)	(800)
At period end	**5,476**	**6,152**

As at 31 December 2017 and 2016, allowance for impairment of other receivables amounted to USD 3,904 thousand and USD 718 thousand, respectively.

As at 31 December 2017 and 2016, the allowance for impairment of trade accounts receivable included USD 472 thousand and USD 459 thousand, respectively, of the allowance that was determined individually in respect of debtors with significant financial difficulties or with estimated high probability of their insolvency.

The ageing of trade and other accounts receivable is as follows:

			Past due, net of allowance for impairment			
	Total	*Neither past due nor impaired*	*< 30 days*	*30 – 60 days*	*60 – 90 days*	*>90 days*
31 December 2017	76,205	46,290	21,935	4,179	1,076	2,725
31 December 2016	64,613	35,045	16,812	2,808	1,421	8,527

Trade receivables are non-interest bearing and are generally collected within a three-month term. As at 31 December 2017 and 2016, 43% and 80% of trade accounts receivable, respectively, were due from twenty major customers.

41

INTERPIPE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED 31 DECEMBER 2017
(in US dollars and in thousands)

INTERPIPE

14. Prepayments and other current assets

Prepayments and other current assets consisted of the following:

	31 December 2017	*31 December 2016*
Prepayments to suppliers	21,432	30,803
Prepaid insurance expense	228	261
Other current assets	7,665	2,307
	29,325	**33,371**

15. Taxes recoverable, other than income tax

Taxes recoverable, other than income tax consisted of the following:

	31 December 2017	*31 December 2016*
Value-added tax recoverable	12,498	8,543
Other taxes recoverable	4	4
	12,502	**8,547**

VAT recoverable primarily originated in Ukraine (Note 5).

16. Other financial assets

Other financial assets consisted of the following:

	31 December 2017	*31 December 2016*
Guarantee deposits	3,239	5,236
Restricted bank deposit	585	4,773
Available reimbursement related to litigations	-	12,616
Other	64	67
	3,888	**22,692**

As at 31 December 2017 and 2016, restricted bank deposits with carrying value of USD 309 thousand and USD 307 thousand, respectively, were pledged as a security for the Group's borrowings (Note 19). Restricted bank deposit with carrying value of USD 4,000 thousand was placed as an appeal bond related to litigations as at 31 December 2016 and was released in 2017 following the successful resolution of the respective litigation.

As at 31 December 2017 and 2016, the guarantee deposits represented restricted bank deposits relating to the letters of credit issued by banks in favour of the Group's suppliers and guarantees issued by banks in favour of the Group's customers.

17. Cash and cash equivalents

Cash and cash equivalents consisted of the following:

	31 December 2017	*31 December 2016*
Current accounts and deposits on demand at banks	69,422	23,030
Time deposits at banks	802	1,358
Cash in hand	29	29
	70,253	**24,417**

As at 31 December 2017 and 2016, cash and cash equivalents with carrying value of USD 27,436 thousand and USD 6,419 thousand, respectively, were placed on the bank accounts subject to the security for the Group's borrowings (Note 19).

18. Subordinated loan

During 2014, the shareholders have provided the subordinated loan to the Group in the amount of USD 40.0 million to support its short-term liquidity position. The principal amount bears an interest at a rate of 10.5% per annum. The subordinated loan and accrued interest may be repaid only after 2011 Restructured facilities (Note 19) are settled in full.

42

INTERPIPE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED 31 DECEMBER 2017
(in US dollars and in thousands)

INTERPIPE

19. Borrowings and interest payable

Interest bearing borrowings are carried, net of unamortised portion of directly attributable loan origination costs consisted of the following:

	31 December 2017	31 December 2016
Current borrowings		
Interest bearing loans due to banks	843,853	819,101
Bonds issued	200,000	199,806
Other borrowings	1,051	2,473
	1,044,904	**1,021,380**
Interest accrued but not paid	215,970	144,853
Interest withholding tax payable	2,923	1,664
	218,893	**146,517**
	1,263,797	**1,167,897**

Applicable interest rate and currency split for borrowings were as follows:

	Applicable interest rates	*31 December 2017*	*31 December 2016*
2011 Restructured SACE facilities*			
USD			
Fixed rate	7.77% - 13.12%	82,760	81,053
Floating rate	LIBOR (3month) + 1.5% - 3.5%	100,806	98,724
Floating rate	LIBOR (3month) + 4.0% - 6.0%	18,069	17,671
		201,635	197,448
2011 Restructured facilities			
USD			
Floating rate	LIBOR (3month) + 4.0% - 6.0%	536,632	520,770
		536,632	520,770
Bonds			
USD			
Fixed rate	10.25%	200,000	199,806
		200,000	199,806
Other facilities			
EUR			
Fixed rate	7.00% - 13.25%	37,711	33,031
USD			
Fixed rate	7.00% – 15.75%	67,875	67,852
RUB			
Fixed rate	7.50% – 8.60%	1,051	2,473
		106,637	103,356
		1,044,904	**1,021,380**

** SACE - Italian export credit agency; SACE facilities - facilities backed by SACE.*

In 2011, the Group executed debt restructuring documentation with its lenders and bondholders. In order to give effect to the restructuring in a uniform manner, the lenders under various bilateral and syndicated facility agreements (the "2011 Restructured facilities"), the lenders under the EAF project finance facilities backed by SACE (the "2011 Restructured SACE facilities") and the Group have entered into one overriding agreement which contains provisions to amend and override certain clauses (including various rights and obligations of the parties) set out in each of the 2011 Restructured facilities and the 2011 Restructured SACE facilities (the "Override agreement") which has entered into full force and effect on 16 December 2011. The Override agreement acted as an umbrella amendment agreement applicable to each of the 2011 Restructured facilities and the 2011 Restructured SACE facilities.

As at 31 December 2017 and 2016, the Group was in breach of certain financial and non-financial covenants provided by 2011 Restructured SACE facilities, 2011 Restructured facilities, Other facilities agreements and bonds issue undertakings (Note 2). The non-compliance with the covenants provides the lenders with rights to demand accelerated or full immediate repayment of the

43

INTERPIPE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED 31 DECEMBER 2017
(in US dollars and in thousands)

INTERPIPE

borrowings. Loan portfolio restructuring process together with a process of revision of the existing covenants commenced in October 2013, was not completed as at 31 December 2017 and is continuing.

As at 31 December 2016, USD 215,574 of borrowings, which otherwise would be maturing in more than 12 months from the reporting date, were reclassified into current loans as a result of the above non-compliance as it is required by IAS 1.74. As at 31 December 2017, USD 1,043,853 of borrowings were current because loan portfolio restructuring process was not finished at that date.

As at 31 December 2017 and 2016, the nominal value of the Group's loans and borrowings was USD 1,044,904 thousand and USD 1,021,734 thousand, respectively.

Pledges of assets

A summary of the pledges to secure the Group's obligations is set out below:

	31 December 2017	*31 December 2016*
Carrying values of property, plant and equipment (Note 8)	204,458	231,967
Inventories (Note 12)	54,969	55,775
Trade receivables (Note 13)	41,136	33,719
Cash and cash equivalents placed on pledged bank accounts (Note 17)	27,436	6,419
Other financial assets (Note 16)	309	307
Rights/title/interest under property, plant and equipment purchase agreements	83	83

As at 31 December 2017 and 2016, shares and participatory interest of subsidiaries as detailed in Note 32, except for "META" LLC and "Interpipe Central Trade" GmbH, were pledged as collateral to secure Group's obligation under the Restructured facilities.

As at 31 December 2017 and 2016, the participatory interest in the "Metallurgical Plant Dneprosteel" LLC, Steel.One Limited and "Dneprosteel-Energo" LLC (Note 32) were pledged in favour of 2011 Restructured lenders on a second-tier basis vis-a-vis 2011 Restructured SACE facility lenders.

20. Provisions

Provisions included the following:

	31 December 2017	*31 December 2016*
Provision for customers' and other claims	2,056	16,757
Defined benefit state pension plan	24,319	18,057
Retirement benefit plan	1,453	1,041
	27,828	**35,855**
Provision – current portion	(4,914)	(18,899)
Provision – non-current portion	**22,914**	**16,956**

Non-current portion of the provisions relates to defined benefit state pension plan and retirement benefit plan.

Changes in the provisions:

	Provision for customers' and other claims	*Defined benefit state pension plan*	*Retirement benefit plan*	*Total provisions*
At 1 January 2016	**20,289**	**16,004**	**948**	**37,241**
Charge for the year	3,978	6,484	355	10,817
Payments and utilisation	(5,839)	(2,051)	(126)	(8,016)
Reversal	(344)	-	-	(344)
Translation difference	(1,327)	(2,380)	(136)	(3,843)
At 31 December 2016	**16,757**	**18,057**	**1,041**	**35,855**
Charge for the year	1,828	9,507	562	11,897
Payments and utilisation	(17,783)	(2,305)	(94)	(20,182)
Reversal	(115)	-	-	(115)
Translation difference	1,370	(940)	(57)	373
At 31 December 2017	**2,057**	**24,319**	**1,452**	**27,828**

For the years ended 31 December 2017 and 2016, interest costs attributable to the provisions and amounting to USD 3,191 thousand and USD 2,914 thousand, respectively, were included in finance costs in the consolidated statement of comprehensive income.

44

INTERPIPE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED 31 DECEMBER 2017
(in US dollars and in thousands)

INTERPIPE

Provision for customers' and other claims

Provision for customers' and other claims represents provision for probable losses relating to customers' quality claims and other litigations filed against the Group in the courts. Charge, net of reversal, for the year ended 31 December 2017 amounted to USD nil thousand (USD 1,856 thousand for the year ended 31 December 2016) is credited against respective insurance coverage recognized in other financial assets. Charge, net of reversal, for the year ended 31 December 2017 amounted to USD 1,713 thousand (USD 1,778 thousand for the year ended 31 December 2016) is included in customers` and other claims charges and other finance costs in profit or loss.

As at 31 December 2017 and 2016, insurance coverage and other reimbursements against probable losses amounting to USD nil thousand and USD 12,616 thousand, respectively, were recognised as an asset and included in other financial assets (Note 16) in the consolidated statement of financial position. For the year ended 31 December 2017, no change in insurance coverage was set off against provision for customers' and other claims to customers' in the consolidated statement of financial position (USD 2,200 thousand for the year ended 31 December 2016). Refer to Note 34 for further details on the provision relating to litigations.

Defined benefit state pension plan

Production subsidiaries of the Group domiciled in Ukraine have a legal obligation to compensate the Ukrainian State Pension Fund for additional pensions paid to certain categories of the former and existing employees of the Group. Under the plan the Group's employees who have qualifying working experience in health hazardous environment and thus eligible to early retirement are entitled to additional compensations financed by the Group and paid through the Ukrainian State Pension Fund. These obligations fall under definition of a defined benefit plan.

The following tables summarise the components of benefit expense recognised in the consolidated statement of comprehensive income and the amounts recognised in the consolidated statement of financial position with respect to the plan. Benefit expense, with the exception of interest cost, is included in payroll and related expenses within costs of sales (Note 24). Interest cost is included in finance costs (Note 30).

Benefit expense recognised in the consolidated income statement

	For the year ended 31 December 2017	*For the year ended 31 December 2016*
Interest cost (Note 30)	3,022	2,751
Current service cost	253	318
Past service cost	(251)	(279)
	3,024	**2,790**

Changes in the present value of the defined benefit state pension plan

	For the year ended 31 December 2017	*For the year ended 31 December 2016*
Present value at the beginning of the year	18,057	16,004
Current service cost	253	318
Past service cost	(250)	(279)
Interest cost (Note 30)	3,022	2,751
Payment	(2,305)	(2,051)
Re-measurement losses / (gains) on defined benefit plans:		
- changes in financial assumptions	5,010	4,972
- experience adjustments	1,473	(1,278)
Translation difference	(941)	(2,380)
Present value at the end of the year	**24,319**	**18,057**

The Group's best estimate of contributions expected to be paid to the plan during the year ending 31 December 2018 amounts to USD 2,554 thousand.

45

INTERPIPE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED 31 DECEMBER 2017
(in US dollars and in thousands)

INTERPIPE

Retirement benefit plan

Some production subsidiaries of the Group domiciled in Ukraine have contractual commitments to pay certain lump-sum payments to the retiring employees with a long service period as well as certain other post retirement and employment benefits according to the collective agreements. The following tables summarise the components of benefit expense recognised in the consolidated statement of comprehensive income and the amounts recognised in the statement of financial position with respect to the plan. Benefit expense, with the exception to interest cost, is included in payroll and related expenses within cost of sales and general and administrative expenses as appropriate. Interest cost is included in the finance costs (Note 30).

Benefit expense recognised in the consolidated income statement

	For the year ended 31 December 2017	*For the year ended 31 December 2016*
Interest cost (Note 30)	169	163
Current service cost	54	45
Past service cost	23	6
	246	**214**

Changes in the present value of retirement benefit plan

	For the year ended 31 December 2017	*For the year ended 31 December 2016*
Present value at the beginning of the year	1,041	948
Current service cost	54	45
Past service cost	23	6
Interest cost (Note 30)	169	163
Payment	(94)	(126)
Re-measurement losses / (gains) on defined benefit plans:		
- changes in financial assumptions	124	44
- experience adjustments	192	97
Translation difference	(57)	(136)
Present value at the end of the year	**1,452**	**1,041**

The Group's best estimate of contributions expected to be paid to the plan during the year ending 31 December 2018 amounts to USD 83 thousand.

Principal assumptions applicable to all plans

The principal assumptions used in determining defined benefit obligations for the Group's defined benefit plans are shown below:

	31 December 2017	*31 December 2016*
Annual discount rate	14.5%	16.0%
Annual salary increase rate	10.0% in 2018, 10.0% afterwards	10.0% in 2017, 10.0% afterwards
Annual pension increase rate	6.0% in 2018, 6.0% afterwards	6.0% in 2017, 6.0% afterwards

Sensitivity analysis

A quantitative sensitivity analysis for significant assumption as at 31 December 2017 is as shown below:

Assumptions	*Discount rate*		*Future salary increases*		*Staff turnover*	
Sensitivity Level	*1% increase*	*1% decrease*	*1% increase*	*1% decrease*	*25% increase*	*25% decrease*
Impact on the net defined benefit obligation	(65)	(1,951)	342	632	1,124	(30)

The sensitivity analyses above have been determined based on a method that extrapolates the impact on net defined benefit obligation as a result of reasonable changes in key assumptions occurring at the end of the reporting period.

46

INTERPIPE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED 31 DECEMBER 2017
(in US dollars and in thousands)

INTERPIPE

21. Trade and other accounts payable

Trade and other accounts payable consisted of the following:

	31 December 2017	*31 December 2016*
Trade accounts payable to suppliers	56,843	50,565
Dividends payable to non-controlling interest owners	206	213
Other accounts payable	19,054	15,183
	76,103	**65,961**

Trade accounts payable are non-interest bearing and are generally settled within a three-month term.

22. Taxes payable, other than income tax

Taxes payable, other than income tax consisted of the following:

	31 December 2017	*31 December 2016*
Accrued and withheld payroll taxes	1,369	1,065
Property tax payable	482	1,660
VAT payable	237	441
Other miscellaneous taxes payable	109	819
	2,197	**3,985**

23. Advances and other current liabilities

Advances and other current liabilities consisted of the following:

	31 December 2017	*31 December 2016*
Advances from customers	12,917	23,487
Short-term employee benefits	14,221	5,683
Other current liabilities	3,333	4,139
	30,471	**33,309**

24. Cost of sales

Cost of sales consisted of the following:

	For the year ended 31 December 2017	*For the year ended 31 December 2016*
Materials	(289,661)	(177,024)
Energy and utilities	(129,270)	(91,199)
Foreign exchange cash flow hedge (Note 35)	(65,211)	(70,897)
Depreciation	(49,041)	(60,672)
Payroll and related expenses	(39,732)	(27,081)
Write down of inventories	(17,834)	(4,828)
Repairs and maintenance	(12,736)	(6,804)
Rolling tools and instruments	(12,657)	(8,506)
Land tax and lease expenses	(8,499)	(8,089)
Other	(15,969)	(10,979)
	(640,610)	**(466,079)**

47

INTERPIPE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED 31 DECEMBER 2017
(in US dollars and in thousands)

INTERPIPE

25. Selling and distribution expenses

Selling and distribution expenses consisted of the following:

	For the year ended 31 December 2017	*For the year ended 31 December 2016*
Forwarding and transportation services	(52,308)	(32,721)
Custom services and duties	(20,917)	(12,820)
Payroll and related expenses	(12,379)	(12,272)
Sales agency fees	(7,528)	(8,649)
Storage and packaging expenses	(7,095)	(4,526)
Professional fees and other service fees	(3,511)	(10,150)
Depreciation	(1,124)	(1,124)
Accounts receivable impairment charge (Note 13)	(904)	(1,066)
Advertising and promotion	(831)	(1,292)
Insurance expense	(22)	(132)
Other	(1,778)	(1,660)
	(108,397)	**(86,412)**

26. General and administrative expenses

General and administrative expenses consisted of the following:

	For the year ended 31 December 2017	*For the year ended 31 December 2016*
Payroll and related expenses	(30,545)	(24,462)
Professional fees	(6,676)	(3,537)
Business trips and transportation	(1,919)	(2,397)
Depreciation and amortisation	(1,662)	(1,573)
Rent	(1,166)	(1,521)
Bank fees	(576)	(469)
Communication	(515)	(618)
Taxes, other than income tax	(473)	(877)
Insurance expense	(429)	(374)
Repairs and maintenance	(256)	(219)
Other	(1,519)	(1,340)
	(45,736)	**(37,387)**

Auditors' remuneration

Auditors' remuneration for the year ended 31 December 2017 is included in professional fees above and comprises statutory audit fee for the audit of the Consolidated Financial Statements of the Group and stand alone financial statements of certain Group entities of USD 490 thousand (2016: USD 460 thousand). There were no non-audit fees in 2017 (2016: USD 24 thousand).

27. Other operating income and expenses

Other operating income and expenses consisted of the following:

	For the year ended 31 December 2017	*For the year ended 31 December 2016*
Write-off of prepayments and other assets	(11,194)	19
Customers' and other claims charges, net of reversals (Note 20)	(1,341)	(1,104)
Maintenance of social assets	(1,216)	(1,256)
Impairment of other assets	(1,038)	(972)
(Loss) / gain on disposal of property, plant and equipment and intangible assets	(606)	(498)
Gain / (loss) on disposal of by-products	280	(471)
Other gain / (loss)	5,989	(1,004)
	(9,126)	**(5,286)**

48

INTERPIPE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED 31 DECEMBER 2017
(in US dollars and in thousands)

28. Operating and non-operating foreign exchange difference

Foreign currency translation differences on monetary assets and liabilities consisted of the following:

	For the year ended 31 December 2017	*For the year ended 31 December 2016*
Operating foreign exchange gains / (losses) originated on		
trade accounts receivable	11,488	12,371
settlements with suppliers	28,533	12,661
other operating exchange difference	(1,985)	2,413
	38,036	**27,445**
Non-operating foreign exchange gains / (losses) originated on		
loans payable other than those designated as hedging items	314	(3,991)
cash balances	(293)	(129)
	21	**(4,120)**

29. Finance income

Finance income consisted of the following:

	For the year ended 31 December 2017	*For the year ended 31 December 2016*
Interest income	671	721
Other finance income	666	279
	1,337	**1,000**

30. Finance costs

Finance costs consisted of the following:

	For the year ended 31 December 2017	*For the year ended 31 December 2016*
Interest expense relating to bank loans and bonds issued	(104,655)	(97,443)
Defined benefit state pension plan interest costs (Note 20)	(3,022)	(2,751)
Debt restructuring costs	(2,696)	(4,565)
Insurance expenses	(1,245)	(1,575)
Retirement benefit plan interest costs (Note 20)	(169)	(163)
Other finance costs	(526)	(1,296)
	(112,313)	**(107,793)**

49

INTERPIPE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED 31 DECEMBER 2017
(in US dollars and in thousands)

INTERPIPE

31. Equity

Issued capital and capital distribution

The Group was formed in April – September 2006 through a series of transactions that ultimately resulted in the Company obtaining controlling ownership interest in the subsidiaries from entities which were under common control at the time of the above reorganisation. As part of the reorganisation all the shares of the Company have been transferred to and, since 2006 are ultimately held by a number of discretionary trusts established to operate the Group as well as certain other investments. Mr. Viktor Pinchuk, a citizen of Ukraine, and his family members are beneficiaries of these discretionary trusts. The trustees engaged to manage the trusts are professional, experienced and reputable trust management companies.

Ordinary shares authorised and issued and fully paid were as follows:

	Shares	*USD thousand*
At 31 December 2016	4,001,950,000	62,304
At 31 December 2017	4,001,950,000	62,304

Upon its incorporation on 30 December 2005, the Company issued to the subscribers of its Memorandum of Association 1,000 ordinary shares of CY£1 each at par. On 22 December 2006 the Company issued 4,000 additional ordinary shares of CY£1 each at a premium of CY£ 41,033 each for a total premium of CY£164,132 thousand, which is equivalent to USD 361,091 thousand, translated at historic rate.

During the period from March to June 2008 a set of amendments was made to the authorised share capital of the Company, including conversion of the authorised share capital into euro, a subdivision of existing shares, a merge of the Company's shares and two additional issues of shares both before the merging and after it.

In December 2011, the Company issued 1,950,000 additional ordinary shares of EUR 0.01 each (equivalent of USD 26 thousand) at a premium of EUR 25 each for a total premium of EUR 48,591 thousand, which is equivalent of USD 64,974 thousand, translated at historic rate.

As a result of the above mentioned transactions, as at 31 December 2017 and 2016, the number of shares equalled to 4,001,950 thousand ordinary shares of EUR 0.01 each and the authorised, issued and fully paid capital of the Company amounted to EUR 40,019 thousand (equivalent of USD 62,304 thousand).

The shares of the Company are not listed.

There were no changes in the share capital of the Company during the years ended 31 December 2017 and 2016.

Revaluation reserve

Revaluation reserve is used to record increases in the fair value of property, plant and equipment as well as decreases to the extent that such decreases relate to any prior increase on the same asset previously recognised in equity. Revaluation reserve is limited in respect of dividends distribution.

Foreign currency translation reserve

The foreign currency translation reserve is used to record exchange differences arising from the translation of the financial statements of foreign subsidiaries denominated in their respective functional currencies into the Group reporting currency as well as monetary items that form part of the net investment in these subsidiaries.

Cash flow hedge reserve

Cash flow hedge reserve is used to record the effective portion of the gain or loss on the hedging instrument in other comprehensive income. Amounts recognised as other comprehensive income are transferred to profit or loss when the hedged transaction affects profit or loss, such as when a forecast sale occurs.

Dividends payable by the Company and its subsidiaries

There were no dividends declared by the Company or its subsidiaries that should be paid to the shareholders for the years ended 31 December 2017 and 2016.

50

INTERPIPE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED 31 DECEMBER 2017
(in US dollars and in thousands)

INTERPIPE

32. Principal subsidiaries

The Group included the following subsidiaries as at 31 December 2017 and 2016:

			Effective ownership	
Name of the company	*Country of incorporation*	*Business activities*	*31 December 2017*	*31 December 2016*
JSC "Interpipe Niznedneprovsky Tube Rolling Plant"	Ukraine	Production of seamless and welded pipes and railway wheels	93.93%	93.93%
JSC "Interpipe Novomoskovsk Pipe-Production Plant"	Ukraine	Production of welded pipes	89.24%	89.24%
"Interpipe Niko Tube" LLC	Ukraine	Production of seamless pipes	100.00%	100.00%
"Metallurgical Plant Dneprosteel" LLC	Ukraine	Production of steel billets	100.00%	100.00%
"Dneprosteel-Energo" LLC	Ukraine	Resale of electricity	100.00%	100.00%
"Transkom - Dnepr" LLC	Ukraine	Transportation services	100.00%	100.00%
"Limestone factory" LLC	Ukraine	Production of limestone	93.93%	93.93%
Society "Dishware Novomoskovsk" Ltd	Ukraine	Production of dishware	87.64%	87.64%
"Interpipe Dneprovtormet" PJSC	Ukraine	Scrap metal processing	98.67%	98.67%
"Luganskiy Kombinat Vtormet" LLC	Ukraine	Scrap metal processing	98.67%	98.67%
"META" LLC	Ukraine	Scrap metal processing	98.67%	98.67%
"Research and development center "Quality" LLC	Ukraine	Research and development	100.00%	100.00%
"Interpipe Ukraine" LLC	Ukraine	Trading	100.00%	100.00%
"Interpipe Management" LLC	Ukraine	Management services	100.00%	100.00%
"KLW Production" LLC	Ukraine	Production of railway wheels	100.00%	100.00%
"Interpipe-M" LLC	Russia	Trading	100.00%	100.00%
"Interpipe Kazakhstan" LLC	Kazakhstan	Trading	100.00%	100.00%
"Interpipe Europe" LLC	Switzerland	Trading	100.00%	100.00%
"Klw-Wheelco" LLC	Switzerland	Trading	100.00%	100.00%
"North American Interpipe, Inc"	The United States	Trading	100.00%	100.00%
"Interpipe Middle East" FZE with limited liability	The United Arab Emirates	Trading	100.00%	100.00%
"Interpipe Central Trade" GmbH	Germany	Trading	100.00%	100.00%
Steel.One Limited	Cyprus	Subholding	100.00%	100.00%
Saleks Investments Limited	Cyprus	Subholding	100.00%	100.00%

There were no acquisitions in 2017 and 2016.

51

INTERPIPE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED 31 DECEMBER 2017
(in US dollars and in thousands)

INTERPIPE

33. Related party transactions

The Group defines related parties in accordance with IAS 24 "Related Party Disclosures". IAS 24 focuses significantly on the concept of "control" (including common control) and "significant influence" as primary methods of related party identification.

During years ended 31 December 2017 and 2016, the Group's transactions with its related parties comprised those with its associates (Note 10), shareholders, key management personnel and other related parties.

Transactions with associates and other related parties

The transactions and outstanding balances of the Group with its related parties are presented below:

	2017			*2016*		
	Associates	*Other*	*Total*	*Associates*	*Other*	*Total*
Transactions:						
Sales	1,561	369	1,930	1,036	2,653	3,689
Purchases	11,566	5,031	16,597	6,763	8,251	15,014
General and administrative expenses	-	309	309	-	382	382
Finance income	-	169	169	-	627	627
Finance cost	-	-	-	-	484	484
Outstanding balances:						
Cash and cash equivalents	-	16,504	16,504	-	15,569	15,569
Amounts owed to the Group	6,251	32	6,283	6,327	589	6,916
Amounts owed by the Group	3,723	15,865	19,588	3,127	12,606	15,733

Terms and conditions of transactions with associates and other related parties

The sales to and purchases from the related parties are made at the terms equivalent to those that prevail in arm's length transactions. Outstanding balances at the year-end are unsecured, interest free and settlement occurs in cash. For the year ended 31 December 2017, the Group has not recorded an impairment charge relating to receivables from the related parties (2016: USD 85 thousand). This assessment is undertaken each financial year through examining the financial position of the related party and the market in which it operates.

As at 31 December 2017, cash and cash equivalents in the related party bank comprised USD 16,504 thousand (as at 31 December 2016 balance was USD 15,569 thousand). This amount consists of cash on current accounts and/or in transit and bank deposits including guaranty deposits. Finance income at amount USD 169 thousand (2016: USD 627 thousand) relates to interest paid by the related party bank to the Group for keeping cash on its accounts. During the year ended 31 December 2017, there were no finance expenses arising on short term loans granted by the related party bank to the Group (2016: USD 484 thousand). As at 31 December 2017 and 2016 there were no outstanding loan balances due to the related party bank.

Transactions with shareholders

Subordinated loan

During 2014 shareholders have provided unsecured subordinated loan to the Group in the amount of USD 40 million to support its short-term liquidity position. The principal amount bears an interest at a rate of 10.5% per annum. The subordinated loan and accrued interest may be repaid only after 2011 Restructured facilities (Note 19) are settled in full.

As at 31 December 2017 and 2016, interest payable under this subordinated loan included in other accounts payable, amounted to USD 15,738 thousand and USD 11,358 thousand. During the year 2017 and 2016, interest expenses related to this subordinated loan amounted to USD 4,200 thousand and USD 4,270 thousand, accordingly.

Accounts payable to shareholders

As at 31 December 2017, accounts payable to shareholders, included in other accounts payable, amounted to USD 251 thousand, (2016: USD 221 thousand) were interest free, unsecured and payable on demand.

52

INTERPIPE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED 31 DECEMBER 2017
(in US dollars and in thousands)

INTERPIPE

Compensation to key management personnel

Key management personnel of the Group as at 31 December 2017 comprised:

The members of the Board of Directors:

Name	Function
Andrii Dudnyk	Non-Executive Director
Ganna Khomenko	Non-Executive Director
Michael Tsarev	Non-Executive Director
Yakiv Konstantynivs'ky	Non-Executive Director
Iuliia Chebotarova	Non-Executive Director
Ulrich Becker	Independent Non-Executive Director
Philippe Bideau	Independent Non-Executive Director
Fadi Khraybe	Chief Executive Officer of Interpipe Limited

Senior Management of the Group as at 31 December 2017 and 2016 comprised fourteen and sixteen persons (including the CEO who is also a member of the Board of Directors) respectively.

For the year ended 31 December 2017, total compensation, comprising short-term employee benefits, to the members of the Board of Directors amounted to USD 1,388 thousand (2016: USD 2,660 thousand) and total compensation to the members of Senior Management of the Group amounted to USD 4,862 thousand (2016: USD 4,790 thousand). The compensation was included in general and administrative expenses in the consolidated statement of comprehensive income.

In addition to the above no other incentives were attributable to the key management personnel of the Group.

34. Commitments, contingencies and operating risks

Operating environment

The Group has significant operations in Ukraine as well as in Russia and some other CIS countries, whose economies while deemed to be of market status continue to display certain characteristics consistent with those of an economy in transition. These characteristics include, but are not limited to low levels of liquidity in the capital markets, relatively high inflation and the existence of currency controls which cause the national currencies to be illiquid outside of these countries. These countries continue economic reforms and development of their legal, tax and regulatory frameworks as required by a market economy. The future stability of the economies is largely dependent upon the success of these reforms and the effectiveness of economic, financial and monetary measures undertaken by their governments. As a result, operations in Ukraine, Russia and other CIS countries involve risks that are not typical for developed markets.

The all above factors, as disclosed in Note 2 "Operating environment and risks of the Group", had already affected and may have a further adverse effect on the Group's consolidated financial position and results of operations.

Taxation

Ukrainian as well as Russian and other CIS countries' legislations and regulations regarding taxation and other regulatory matters, including currency exchange control and custom regulations, continue to evolve. The legislations and regulations are not always clearly written and are subject to varying interpretations by local, regional and national authorities, and other governmental bodies. Instances of inconsistent interpretations continue to be not unusual.

The Ukrainian tax authorities have been seen to consistently increase their audit activity for transactions with non-resident entities, to which they seek to apply such relatively new requirements as "beneficial ownership", "substance over form", and other similar principles. They also have started to enforce more vigorous and stringent transfer pricing rules introduced in Ukraine in 2013. The transfer pricing legislation allows the tax authorities to make transfer pricing adjustments and impose additional tax liabilities in respect of controlled transactions (transactions with related parties and some types of transactions with unrelated parties), if the transaction price is not arm's length and not supported by relevant documentation.

Management has implemented internal controls to be in compliance with such regulatory and tax compliance matters in the countries where the Group operates, including new Ukrainian transfer pricing legislation and believes that its interpretation of the relevant legislations is appropriate and that the Group has complied with all regulations, and paid or accrued all taxes and withholdings that are applicable. Where the risk of outflow of resources is probable, the Group has accrued tax liabilities based on management's best estimate.

53

INTERPIPE LIMITED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED 31 DECEMBER 2017 (in US dollars and in thousands) Nevertheless, the uncertainty related to inconsistent enforcement and application of the tax legislation in the above countries creates a risk of substantial additional tax liabilities and penalties being claimed by the tax authorities, which cannot be reliably estimated, but, if sustained, could have a material effect on the Group’s financial position, results of operations and cash flows. Management believes that there are strong arguments to successfully defend any such challenge and does not believe that the risk is any more significant than those of similar enterprises operating in Ukraine, Russia or other CIS countries. When it is not considered probable that a material claim will arise, no provision has been established in these financial statements. Management further believes that ascertained risks of possible outflow of resources arising from tax and other regulatory compliance matters are immaterial as at 31 December 2017 and 2016. Litigation As at 31 December 2017 and 2016 North American Interpipe, PJSC Interpipe NTRP and LLC Interpipe Niko Tube were defendants in several litigations with a total potential claimed payments amounting to approximately USD 1,867 thousand and USD 14,367 thousand, respectively. Provision for probable adverse consequences of the above cases amounting to USD 1,867 thousand and USD 14,367 thousand was included in total provision for customers’ and other claims amounted to USD 1,981 thousand and USD 16,757 thousand in the consolidated statement of financial position as at 31 December 2017 and 2016, respectively (Note 20). In 2016, two lenders filed two lawsuits against the Group claiming repayment of the past due obligation in amount of USD 77,042 thousand. This amount comprises the loan principal and related interest payable in amount of USD 64,859 thousand (2016: USD 64,667 thousand) already recognised in the consolidated financial statements as at 31 December 2017 as well as fines and penalties of USD 12,183 thousand (2016: USD 12,575 thousand). Management believes that the ultimate liability for the fines and penalties, if any, arising from the lawsuits will not have a material adverse effect on the Group’s financial condition or the results of its future operations and is less than probable, accordingly, no corresponding accrual for the fines and penalties was made in these consolidated financial statements. In addition to the specific cases mentioned above, in the ordinary course of business the Group is subject to legal actions and complaints. As at 31 December 2017 and 2016, provisions have been made in respect of these cases amounting to USD 115 thousand and USD 120 thousand, respectively. Management believes that the ultimate liability arising from such actions or complaints will not have a material adverse effect on the consolidated financial position or the results of future operations of the Group. Lease of land The Group has the right to permanent use of the land plots on which its Ukrainian production facilities are located, and pays land tax as assessed annually by the state based on the total area and use for which the land is zoned. Contractual commitments for the acquisition of property, plant and equipment As at 31 December 2017 and 2016, the Group’s contractual commitments for acquisition and modernisation of production equipment amounted to USD 24,199 thousand and USD 21,442 thousand, respectively. The Group’s contractual commitments for acquisition of property, plant and equipment as at 31 December 2017 and 2016 included prepayments made for property, plant and equipment for USD 11,840 thousand recognized as construction-in-progress and uninstalled equipment in the consolidated statement of financial position. 35. Financial risk management The Group’s principal financial instruments comprise trade receivables and payables, interest bearing loans due to banks, bonds issued, cash and cash equivalents. The main purpose of these financial instruments is to provide funding for the Group’s operations. The Group has various other financial assets and liabilities such as other receivables and other payables, which arise directly from its operations. The Group may also from time to time enter into derivative transactions, primarily forward currency contracts. The purpose is to manage currency risks arising from Group’s operations and its sources of finance. The main risks arising from the Group’s financial instruments are foreign currency risk, liquidity risk, credit risk and interest rate risk. The policies for managing each of these risks are summarised below. 54

INTERPIPE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED 31 DECEMBER 2017
(in US dollars and in thousands)

INTERPIPE

Foreign currency risk

The Group performs its operations mainly in the following currencies: the Ukrainian hryvnia ("UAH"), the US dollar ("USD"), the Euro ("EUR"), the Russian rouble ("RUB") and the Kazakhstani tenge ("KZT").

The exchange rate of USD to UAH and related cross-rates to other currencies as set by the National Bank of Ukraine ("NBU") as at the dates stated were as follows:

	100 UAH	*1 EUR*	*100 RUB*	*1000 KZT*
As at 31 December 2017	3.563	1.1934	1.7352	3.0183
As at 31 December 2016	3.678	1.0453	1.6591	3.0005

The Group sells its products to Europe, Russia, Middle East and Africa, Americas and other regions; purchases materials from other countries; and attracts substantial amounts of foreign currency denominated short-term and long term borrowings, and is, thus, exposed to foreign exchange risk. Foreign currency denominated trade receivables and payables, and borrowings give rise to foreign exchange exposure.

The following tables demonstrate USD equivalents of the monetary assets and liabilities originally denominated in different currencies, as at 31 December 2017 and 2016:

As at 31 December 2017	*UAH*	*USD*	*EUR*	*RUB*	*Other*	***Total***
Other non-current assets	43	125	-	-	-	**168**
Trade and other accounts receivable	12,465	29,564	19,853	14,234	89	**76,205**
Other financial assets	64	2,062	1,328	-	434	**3,888**
Cash and bank deposits	7,553	50,173	7,327	5,001	199	**70,253**
	20,125	**81,924**	**28,508**	**19,235**	**722**	**150,514**
Subordinated loan	-	40,000	-	-	-	**40,000**
Other non-current liabilities	4	-	-	-	-	**4**
Borrowings and interest payable	-	1,225,035	37,711	1,051	-	**1,263,797**
Trade and other accounts payable	40,497	16,136	18,224	1,161	85	**76,103**
	40,501	**1,281,171**	**55,935**	**2,212**	**85**	**1,379,904**

As at 31 December 2016	*UAH*	*USD*	*EUR*	*RUB*	*Other*	***Total***
Other non-current assets	77	133	-	-	-	**210**
Trade and other accounts receivable	17,635	17,034	16,454	13,487	3	**64,613**
Other financial assets	-	20,325	1,978	-	389	**22,692**
Cash and bank deposits	6,205	7,123	9,173	1,830	86	**24,417**
	23,917	**44,615**	**27,605**	**15,317**	**478**	**111,932**
Subordinated loan	-	40,000	-	-	-	**40,000**
Other non-current liabilities	11	-	-	-	-	**11**
Borrowings and interest payable	-	1,132,393	33,031	2,473	-	**1,167,897**
Trade and other accounts payable	33,492	14,320	17,256	801	92	**65,961**
	33,503	**1,186,713**	**50,287**	**3,274**	**92**	**1,273,869**

55

INTERPIPE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED 31 DECEMBER 2017
(in US dollars and in thousands)

The following table demonstrates the sensitivity of the Group's profit before tax to a reasonably possible change in the foreign currency exchange rate, with all other variables held constant:

For the year ended 31 December 2017	*High / low limits of change in currency exchange rate, %*	*Effect on profit before tax*	*Effect on other comprehensive income*
USD/UAH	+7.66%	(2,211)	(65,566)
EUR/UAH	+9.94%	6,014	(3,784)
RUB/UAH	+5.53%	2,577	-
USD/KZT	+6.12%	3	-
EUR/USD	+3.48%	(2,423)	-
USD/UAH	-2.88%	831	24,640
EUR/UAH	-6.47%	(3,916)	2,464
RUB/UAH	-16.90%	(7,878)	-
USD/KZT	-9.79%	(5)	-
EUR/USD	-4.80%	3,343	-

For the year ended 31 December 2016	*High / low limits of change in currency exchange rate, %*	*Effect on profit before tax*	*Effect on other comprehensive income*
USD/UAH	+6.44%	4,903	(53,603)
EUR/UAH	+2.88%	1,598	(960)
RUB/UAH	+7.07%	829	-
USD/KZT	+13.00%	2	-
EUR/USD	+0.96%	(677)	-
USD/UAH	-10.33%	(7,865)	85,981
EUR/UAH	-10.64%	(5,905)	3,547
RUB/UAH	-5.55%	(651)	-
USD/KZT	-13.00%	(2)	-
EUR/USD	-7.08%	4,993	-

Cash flow hedging of the Group's future revenues

The Group, in particular its Ukrainian subsidiaries, are exposed to foreign currency risk related to their USD and EUR nominated export revenue, which is primarily intragroup. The subsidiaries attracted borrowings in the same currencies as the forecasted revenue streams to economically hedge the foreign currency risk exposure.

On 1 January 2014 a portion of future monthly intragroup export revenues expected to be received in USD and EUR over the period from January 2014 through December 2020 were designated as the hedged item. The USD and EUR nominated borrowings were designated as the hedging instruments. The nominal amounts of the hedged item and the hedging instruments are equal.

The cash flow hedge position was USD 459 million as of 1 January 2014. To the extent that a change in the foreign currency rate impacts the fair value of the hedging instrument, the effects are recognized in other comprehensive income or loss and reclassified to profit or loss in the same period in which the hedged item affects profit or loss.

56

INTERPIPE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED 31 DECEMBER 2017
(in US dollars and in thousands)

INTERPIPE

The impact on other comprehensive income is comprised of the following:

	For the year ended 31 December 2017	*For the year ended 31 December 2016*
Foreign exchange cash flow hedges total charge	(17,234)	(48,049)
Total foreign exchange loss recognised in OCI	(17,234)	(48,049)
Reclassification of the foreign exchange loss to cost of sales	65,211	32,608
Ineffective portion of cash flow hedge reclassified to cost of sales	-	38,289
Total reclassification of the foreign exchange loss to cost of sales (Note 24)	65,211	70,897
Net effect of cash flow hedge accounting	**47,977**	**22,848**

A schedule of the expected reclassification of the accumulated loss from the re-measurement of the hedging instruments recognized in other comprehensive income or loss to profit or loss as of 31 December 2017 is as follows:

	2018	*2019*	*2020*
Reclassification	(57,214)	(57,188)	(134,450)

Net investments in foreign operations

On 1 January 2014, the Company designated certain intragroup financial instruments which settlement was neither planned nor likely to occur in the foreseeable future, as net investments in a number of its Ukrainian subsidiaries in accordance with IAS 21 "The Effects of Changes in Foreign Exchange Rates". Such financial instruments comprised of intercompany loans and, in some cases, other long-term receivables and payables. Accordingly, foreign exchange differences arising on such financial instruments after the designation date had been recognised in other comprehensive income.

As at 31 December 2017 and 2016, the accumulated balance of exchange differences on net investment in foreign operations composed USD 746,497 thousand and USD 728,709 thousand, respectively.

The impact of exchange differences on other comprehensive income comprises:

	For the year ended 31 December 2017	*For the year ended 31 December 2016*
Exchange differences on translation of foreign operations (other than those designated as net investments)	(28,031)	54,611
Net foreign exchange loss from net investments in foreign operations	(17,788)	(60,260)
	(45,819)	**(5,649)**

Liquidity risk

The Group's objective is to maintain continuity and flexibility of funding through the use of credit terms provided by suppliers and borrowings.

The Group analyses the ageing of its assets and the maturity of its liabilities and plans its liquidity depending on expected repayment of various instruments. In the case of insufficient or excessive liquidity in individual entities, the Group relocates resources and funds among the Group entities to achieve optimal financing of business needs of each entity.

As a result of the covenants breach, the lenders became entitled to demand early repayment of any outstanding amounts. Accordingly, the liabilities due or claimable due within 12 months from 31 December 2017 exceeded the Group's current assets as of that date by USD 1,074,411 thousand (Note 2).

The table below summarises the maturity profile of the Group's financial liabilities based on contractual undiscounted payments. The borrowings are included in the Less than 3 months category as a result of the breach of covenants as at 31 December 2017 and 2016 (Notes 2 and 19).

57

INTERPIPE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED 31 DECEMBER 2017
(in US dollars and in thousands)

INTERPIPE

As at 31 December 2017	*Less than 3 months*	*3 to 12 months*	*1 to 5 years*	*More than 5 years*	*Total*
Borrowings and interest payable	1,263,797	-	-	-	1,263,797
Trade and other accounts payable	67,924	8,179	-	-	76,103
	1,331,721	**8,179**	-	-	**1,339,900**

As at 31 December 2016	*Less than 3 months*	*3 to 12 months*	*1 to 5 years*	*More than 5 years*	*Total*
Borrowings and interest payable	1,167,897	-	-	-	1,167,897
Trade and other accounts payable	55,859	10,102	-	-	65,961
	1,223,756	**10,102**	-	-	**1,233,858**

Credit risk

Financial instruments, which potentially subject the Group to significant concentrations of credit risk, consist principally of bank deposits (Notes 16, 17), trade and other accounts receivable (Note 13).

Cash is placed with financial institutions, which are considered to have minimal risk of default at the time of deposit.

Management has a credit policy in place and the exposure to credit risk is monitored on an ongoing basis. Credit evaluations are performed for all customers requiring credit over a certain amount. Most of the Group's sales are made to customers with an appropriate credit history or on a prepayment basis. The Group does not require collateral in respect of its financial assets. The credit risk exposure of the Group is monitored and analysed on a case-by-case basis. Based on historical collection statistics, the Group's management believes that there is no significant risk of loss to the Group beyond the impairment allowances already recognised against the assets. The maximum exposure to the credit risk is represented by the carrying amounts of the financial assets that are carried in the consolidated statement of financial position.

Interest rate risk

The Group's exposure to the risk of changes in market interest rates relates primarily to the Group's debt obligations with floating interest rates (Note 19). The Group's policy is to manage its interest rate risk by having a balanced portfolio of fixed and variable rate loans and borrowings. Floating rates are mostly linked to London Inter Bank Offering Rate ("LIBOR").

The following table demonstrates the annualised sensitivity of the Group's profit before tax to a reasonably possible change in interest rates, with all other variables held constant (through the impact on floating rate borrowings):

For the year ended 31 December 2017	*High / low limits of change in interest rate, basic points*	*Effect on profit before tax*
LIBOR (USD)	+8	(496)
LIBOR (USD)	+70	(4,340)

For the year ended 31 December 2016	*High / low limits of change in interest rate, basic points*	*Effect on profit before tax*
LIBOR (USD)	+8	(496)
LIBOR (USD)	+60	(3,721)

Capital risk management

The Group considers its debt and shareholders' equity as the primary capital sources. The Group's objectives when managing capital are to safeguard the Group's ability to continue as a going concern in order to provide returns to the shareholders and benefits to other stakeholders as well as to provide financing of its operating requirements, capital expenditures and the Group's development strategy. The Group's capital management objectives and policies are unchanged since the previous year.

The Group's capital management policies aim to ensure and maintain an optimal capital structure, to reduce the overall cost of capital and to provide flexibility relating to the Group's access to capital markets. Furthermore, the Group makes its investment decisions taking into consideration its capital structure.

Fair values of financial instruments

The fair value of the Groups' financial instruments disclosed in Note 7.

58

INTERPIPE LIMITED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED 31 DECEMBER 2017 (in US dollars and in thousands) 36. Events after the reporting period In April 2018, Interpipe entered into a production cooperation arrangement with Vallourec, a French limited liability company which is one of the world leaders in premium tubular solutions. The parties shall jointly invest into and launch the jointly owned pipe finishing facility in Ukraine aimed to finish certain types of non-OCTG seamless tubes produced by Interpipe. Such tubes shall include mechanical, line pipe and process applications, which will be further commercialized by Vallourec to various European customers. The operations of such jointly owned finishing facility are expected to start in early 2019. The developments after the balance sheet date, which are related to the operating environment and the debt restructuring are disclosed in the Note 2. 59

REGISTERED OFFICE OF THE ISSUER

Interpipe Holdings Plc

Mykinon 8

P.C. 1065,

Nicosia, Cyprus

REGISTERED OFFICES OF THE GUARANTORS

Interpipe Limited

8 Mykinon Street,

1065 Nicosia

Cyprus

North American Interpipe, Inc.

363 N Sam Houston Pkwy E.

Suite 850, Houston

Texas 77060

USA

Interpipe Europe SA

Via San Salvatore 13, CH-6900

Paradiso

Switzerland

PJSC “INTERPIPE NIZHNEDNEPROVSKY TUBE ROLLING PLANT”

21 Stolietova Str., Dnipro

Dnipropetrovska Oblast, 49081

Ukraine

METALLURGICAL PLANT “DNEPROSTEEL” LLC

4 Vynokurova Street

Dnipro (formerly Dnipropetrovsk)

Dnipropetrovska Oblast

49051, Ukraine

Steel.One Limited

Mykinon 8, P.C. 1065 Nicosia

Cyprus

LLC “KLW UKRAINE”

21 Stolietova Str.

Dnipro (formerly Dnipropetrovsk)

Dnipropetrovska Oblast

49081, Ukraine

“DNEPROSTEEL - ENERGO” LLC

21 Stolietova Street

Dnipro (formerly Dnipropetrovsk)

Dnipropetrovska Oblast, 49081

Ukraine

Interpipe M.E FZE

LB191008, P.O. Box 262810

Jebel Ali, Dubai

UAE

“INTERPIPE NIKO TUBE” LLC

56 Trubnykiv Av., Nikopol

Dnipropetrovska Oblast, 53201

Ukraine

KLW-Wheelco SA

Via San Salvatore 13

CH-6900 Paradiso

Switzerland

KLW Limited

Mykinon 8, P.C. 1065 Nicosia

Cyprus

Interpipe Central Trade GmbH

Corneliusstraße 34

60325 Frankfurt am Main

Germany

LLC “INTERPIPE UKRAINE”

1-a Pysarzhevskoho Street

Dnipro (formerly Dnipropetrovsk)

Dnipropetrovska Oblast

49005, Ukraine

TRUSTEE	PAYING and TRANSFER AND AGENT

Madison Pacific Trust Limited 1720, 17th Floor, Tower One Admiralty Centre 18 Harcourt Road Hong Kong	Citibank, N.A., London Branch Citigroup Centre Canada Square Canary Wharf London E14 5LB

REGISTRAR

Citigroup Global Markets Europe AG

Reuterweg 16

60323 Frankfurt

Germany

LEGAL ADVISERS

To the Issuer and Guarantors as to English law

Linklaters LLP

One Silk Street
London EC2Y 8HQ

To the Issuer and Guarantors as to Cyprus law

Mouaimis & Mouaimis LLC

16-18 Zinas Kanther Street

3035 Limassol

Cyprus

To the Issuer and Guarantors as to Ukrainian law

AVELLUM

38 Volodymyrska St., 4th floor

01030, Kyiv

Ukraine

AUDITORS TO THE COMPANY

Ernst & Young Cyprus Limited

6 Stasinou Avenue
P.O. Box 21656
1511 Nicosia
Cyprus